Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188713

PROSPECTUS

Revlon Consumer Products Corporation

Offer to exchange (the “Exchange Offer”) $500 million aggregate principal amount of 5.75% Senior Notes due 2021 (CUSIP Nos. 761519BC0 and U8000EAH2) (which we refer to as the “Old Notes”), and the guarantees thereupon, for $500 million aggregate principal amount of 5.75% Senior Notes due 2021 (CUSIP No. 761519BD8) (which we refer to as the “New Notes”), and the guarantees thereupon, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes are fully and unconditionally guaranteed on a senior, unsecured basis by each of the Company’s 100% owned subsidiaries listed on page ii of this prospectus on a joint and several basis, subject to certain release provisions described herein. When we use the term “notes” in this prospectus, the term includes the Old Notes and the New Notes.

The Exchange Offer will expire at 5:00 p.m., New York City time, on December 23, 2013 (the 31st day following the date of this prospectus), unless we extend the Exchange Offer.

Terms of the Exchange Offer:

•	We will exchange New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the Exchange Offer.

•

The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions and registration rights (including interest rate increases) relating to the Old Notes do not apply to the New Notes.

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The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

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We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the Exchange Offer to satisfy your registration rights, as a holder of the Old Notes.

We do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 210 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 19 for a discussion of risks you should consider prior to tendering your outstanding Old Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2013.

Unless otherwise indicated or the context requires otherwise, the terms “Products Corporation,” the “Company,” “we,” “our,” “ours” and “us” refer to Revlon Consumer Products Corporation and its subsidiaries. However, in the descriptions of the New Notes and related matters, these terms refer solely to Revlon Consumer Products Corporation and not to any of its subsidiaries. Unless otherwise indicated or the context requires otherwise, the term “Revlon” refers to Revlon, Inc., our parent company. Unless otherwise indicated or the context requires otherwise, all financial data presented herein is of Revlon Consumer Products Corporation and its subsidiaries.

i

GUARANTORS

Almay, Inc.

Bari Cosmetics, Ltd.

Charles Revson Inc.

North America Revsale Inc.

OPP Products, Inc.

PPI Two Corporation

Revlon Consumer Corp.

Revlon Development Corp.

Revlon Government Sales, Inc.

Revlon International Corporation

Revlon Real Estate Corporation

RIROS Corporation

RIROS Group Inc.

SinfulColors Inc.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging your Old Notes for New Notes. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors,” and the historical financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward-Looking Statements.”

Our Company

Our vision is glamour, excitement and innovation through high-quality products at affordable prices. We manufacture, market and sell an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirant deodorants, fragrances, skincare and other beauty care products globally and we are one of the world’s leading cosmetics companies in the mass retail channel. During the year ended December 31, 2012 and the nine months ended September 30, 2013, we generated net sales of $1,426.1 million and $1,021.4 million, respectively, and Adjusted EBITDA of $273.3 million (including $24.1 million of restructuring and related charges) and $205.6 million (including $2.2 million of restructuring and related charges), respectively. We believe that the global recognition of our brands, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. See “Recent Developments — Acquisitions of The Colomer Group.”

Our products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous, Revlon Age Defying, Revlon PhotoReady and Revlon ColorBurst franchises; Almay, including the Almay Intense i-Color and Almay Smart Shade franchises; SinfulColors and Pure Ice in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum in anti-perspirant deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare. Through the acquisition of The Colomer Group Participations, S.L. (“Colomer”), in October 2013 we acquired key professional brands such as Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful CND Shellac innovation and CND Vinylux; and American Crew men’s grooming range. Colomer also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand.

Our principal customers include large mass volume retailers, chain drug stores and food stores (collectively, the “mass retail channel”) in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. We also sell beauty products to U.S. military exchanges and commissaries and we have a licensing business pursuant to which we license certain of our key brand names to third parties for the manufacture and sale of complementary beauty-related products and accessories in exchange for royalties. See “Recent Developments — Acquisition of The Colomer Group.”

We were founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors more than 80 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color and beauty tools. We also have leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.

Our Business Strategy

The business strategies we employ to achieve our strategic goal to profitably grow our business include:

Building our strong brands.    We continue to build our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our customers.

Our portfolio of iconic, powerful brands includes Revlon, Revlon Beauty Tools, Revlon ColorSilk, Almay, SinfulColors, Pure Ice, Mitchum, Charlie, Gatineau and Ultima II. See “Recent Developments — Acquisition of The Colomer Group.”

In meeting the needs of consumers, our global portfolio planning process delivers new innovative products across our portfolio, while at the same time keeping our established franchises relevant and competitive. In addition to a number of existing franchise extensions, notable new products include:

•	Revlon PhotoReady BB Cream Skin Perfector — A lightweight, multi-benefit beauty balm that combines skincare, makeup and sunscreen in a single step.

•	Revlon ColorStay Ultimate Suede Lipstick — A one-step, ultra-comfortable lipstick that lasts all day and gives lips a velvety, suede look.

•	Revlon Just Bitten Kissable Balm — A balm fused with a lightweight stain that provides soft, smooth lips with a perfect flush of color.

•	Revlon Nail Art — A collection of nail shades and art trends offered in a unique dual-ended package containing everything needed to achieve the latest in nail design at home.

•	Almay Smart Shade CC Cream Complexion Corrector — A combination of lightweight foundation and clarity enhancing skin care.

•	Almay Color and Care Liquid Lip Balm — Combines the lip conditioning care of a balm with the shiny color of your favorite gloss.

•

Revlon Luxurious ColorSilk Buttercream — An extension of our Revlon ColorSilk® product line that is enriched with a revolutionary ammonia-free Triple Butter Complex for nourished, hydrated and ultra-conditioned hair.

•	Revlon File ‘N Peel 6-in-1 File — A nail file that contains six layers that peel cleanly away, each revealing a fresh filing surface.

Developing our organizational capability.    We continue to develop our organizational capability through retaining, attracting and rewarding highly capable people and through performance management, development planning, succession planning and training.

Driving our company to act globally.    We continue to drive common global processes which are designed to provide the most efficient and effective allocation of our resources.

Pursue growth opportunities.    We are focusing on pursuing growth opportunities with our existing brands as well as seeking to acquire brands to complement our core business.

SinfulColors Acquisition

In March 2011, we acquired certain assets, including trademarks and other intellectual property, inventory, certain receivables and manufacturing equipment, related primarily to SinfulColors color cosmetics, which products are sold principally in the U.S. mass retail channel (the “SinfulColors Acquisition”).

Pure Ice Acquisition

In July 2012, we acquired certain assets of Bari Cosmetics, Ltd., including trademarks and other intellectual property related to Pure Ice nail enamel and Bon Bons cosmetics brands (the “Pure Ice Acquisition”). The results of operations related to the Pure Ice Acquisition are included in our consolidated financial statements commencing on the date of acquisition.

Colomer Group Acquisition

In October 2013, we acquired Colomer, a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful CND

Shellac innovation and CND Vinylux; and American Crew men’s grooming range. Colomer also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand. See “Recent Developments — Acquisition of The Colomer Group.”

Improving our financial performance.    We continue to drive our collective business activities to deliver improved financial performance.

During the year ended December 31, 2012 and the nine months ended September 30, 2013, we achieved operating income of $208.0 million and $154.1 million, respectively, and sustained highly competitive operating income margins.

We improved our capital structure by refinancing our bank credit facilities during 2011 and securing an amendment to our term loan facility in February 2013 and our revolving credit facility in August 2013, each of which reduced our interest rates, as well as refinancing our 9.75% Senior Secured Notes due 2015 in February 2013 through the issuance of the Old Notes, which also lowered our cost of borrowing and extended maturities. In connection with these transactions, Moody’s Investors Service, Inc. upgraded our credit rating in April 2011 and February 2013, respectively. We also obtained an incremental $700 million term loan at the same favorable rates as secured in the February 2013 amendment, which incremental term loan we used to complete our acquisition of Colomer, and was drawn in full upon consummation of the Colomer Acquisition in October 2013. We believe that our current capital structure provides us with the flexibility to execute our business strategy.

Our Strengths

Broad Beauty Care Brand Portfolio with Leading Retail Share Positions.    We believe that the global recognition of our brands, product quality and marketing experience have enabled us to create one of the strongest consumer brand portfolio franchises in the world. Our portfolio consists of well-known brands, including Revlon, Revlon Beauty Tools, Almay, SinfulColors, Pure Ice, Revlon ColorSilk, Mitchum, Charlie, Gatineau and Ultima II, which we believe have significant brand equity with our consumers and our customers.

Strong and Diversified International Business.    Our products are sold in more than 100 countries across six continents, and we have a strong international business with leading market positions in several product categories in certain retail markets outside of the U.S., including Australia, Canada and South Africa. During the year ended December 31, 2012 and the nine months ended September 30, 2013, our international operations generated net sales of $626.3 million and $439.6 million, respectively, which represented approximately 44% and 43%, respectively, of our worldwide consolidated net sales for such periods. Based on our net sales for the year ended December 31, 2012 and the nine months ended September 30, 2013, Asia Pacific, in each period, represented approximately 38% of our international net sales; Europe, which is comprised of Europe, the Middle East and Africa, represented approximately 30% and 29%, respectively, of our international net sales; and Latin America and Canada, which is comprised of Mexico, Central America, South America and Canada, represented approximately 32% and 33%, respectively, of our international net sales.

Developing and Marketing Innovative Products.    We are focused on building and leveraging our strong brands and believe that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth. In meeting the needs of consumers seeking new, innovative products, we introduced a number of new products including those noted previously.

Well-Developed Relationships with Our Customers.    We have long-established and well-developed relationships with our customers around the world. We work closely with our customers to ensure that we have the appropriate product offering for our consumers. These relationships enhance our ability to successfully and profitably grow our business globally.

Strong Management Team.    Our Operating Committee consists of a dedicated and experienced management team:

•	Lorenzo Delpani, our President and Chief Executive Officer;

•	Lawrence Alletto, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

•	Javier Asarta, our Executive Vice President and Chief Marketing Officer — Revlon Pro Brands;

•	Chris Elshaw, our Executive Vice President and Chief Operating Officer;

•	Xavier Garijo, our Executive Vice President and Chief Supply Chain Officer;

•	Lauren Goldberg, our Executive Vice President and General Counsel;

•	Julia Goldin, our Executive Vice President and Chief Marketing Officer — Revlon Consumer Brands;

•	Robert Kretzman, our Executive Vice President and Special Advisor to the Chief Executive Officer; and

•	Alan Meyers, our Executive Vice President and Chief Science Officer.

We believe that under the leadership of our Operating Committee we have made significant progress in the execution of our business strategy, including the significant improvement in our operating profit margins and cash flows.

The February 2013 Refinancing Transactions

On February 8, 2013, we issued and sold $500.0 million in aggregate principal amount of the Old Notes in a private placement, which was priced at par (the “2013 Senior Notes Refinancing”).

During the first nine months of 2013, we used a portion of the $491.2 million of net proceeds from the offering of the Old Notes (net of underwriters’ fees) to repay and redeem all of the $330.0 million aggregate principal amount outstanding of our 9.75% Senior Secured Notes due 2015 (the “9.75% Senior Secured Notes”), plus an aggregate of $27.9 million for accrued interest, applicable redemption and tender premiums and related fees and expenses related to refinancing the 9.75% Senior Secured Notes.

On February 21, 2013, we consummated an amendment (the “February 2013 Term Loan Amendment”) to our third amended and restated term loan agreement dated as of May 19, 2011 (as amended, the “2011 Term Loan Agreement” or the “2011 Term Loan Facility”) for our 6.5-year term loan due November 19, 2017 (the “2011 Term Loan”), using a portion of the proceeds from the offering of the Old Notes, together with cash on hand, to reduce the total aggregate principal amount outstanding under the 2011 Term Loan from $788 million to $675 million. The February 2013 Term Loan Amendment also reduced the interest rates applicable to the 2011 Term Loan such that Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum, with the Eurodollar Rate not to be less than 1.00% (compared to 3.50% and 1.25%, respectively, prior to the February 2013 Term Loan Amendment), while Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00%, with the Alternate Base Rate not to be less than 2.00% (compared to 2.50% and 2.25%, respectively, prior to the February 2013 Term Loan Amendment) (and as each such term is defined in the agreement governing our 2011 Term Loan Facility (as amended, the “Amended Term Loan Agreement”)). Pursuant to the February 2013 Term Loan Amendment, under certain circumstances, we also have the right to request the 2011 Term Loan Facility be increased by up to the greater of (x) $300 million and (y) an amount such that our First Lien Secured Leverage Ratio (as defined in the Amended Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the February 2013 Term Loan Amendment), provided that the lenders are not committed to provide any such increase. Such increase could be in addition to the Acquisition Term Loans (defined below).

We used the remaining proceeds from the offering of the Old Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as the repayment to Revlon at maturity on October 8, 2013 of the $48.6 million contributed loan portion (the “Contributed Loan”) of the Amended and Restated Senior Subordinated Term Loan that MacAndrews & Forbes contributed to Revlon in connection with the October 2009 consummation of Revlon’s exchange offer.

As a result of these transactions, all of our outstanding 9.75% Senior Secured Notes have been purchased or redeemed and the total aggregate principal amount outstanding under our 2011 Term Loan was reduced to $675 million (the “February 2013 Refinancing Transactions”) (prior to giving effect to the additional $700 million of Acquisition Term Loans that we used to fund the consummation of the Colomer Acquisition in October 2013).

Recent Developments

CEO change. On October 1, 2013, Alan Ennis, President, Chief Executive Officer and Director of Revlon and of us, tendered his resignation, effective immediately, to pursue other interests. Mr. Ennis’ resignation was not the result of any disagreement or any issue or concern with Revlon’s or our accounting, financial reporting or internal control over financial reporting. Upon Mr. Ennis’ departure, David Kennedy, Vice Chairman of the Board of Directors of Revlon and of us, also became the Interim Chief Executive Officer of Revlon and of us until a successor was named. Mr. Kennedy served as a senior executive of Revlon and of us from 2002 to 2009, including as President and Chief Executive Officer of Revlon and of us from 2006 to 2009.

On October 30, 2013, the Board of Directors of Revlon elected Lorenzo Delpani as the Company’s President and Chief Executive Officer, effective November 1, 2013, replacing David Kennedy, who was serving as the Company’s Interim Chief Executive Officer. Mr. Kennedy continued to serve in his role as the Company’s Vice Chairman. Effective as of November 18, 2013, Mr. Kennedy’s title changed from executive Vice Chairman to non-executive Vice Chairman. Revlon’s Board of Directors also elected Mr. Delpani as a Director of Revlon, effective November 1, 2013. Mr. Delpani was also elected as a Director of the Company. With the election of Mr. Delpani, Revlon’s Board of Directors is comprised of 13 members, 8 of whom constitute independent Directors under NYSE and SEC standards.

Other Senior Management Changes. On June 18, 2013, Steven Berns, Executive Vice President & Chief Financial Officer for Revlon and for us, tendered his resignation, effective July 19, 2013, to accept the position of Executive Vice President, Chief Financial Officer of Tribune Company, a multimedia company. Mr. Berns’ resignation was not the result of any issue or concern with Revlon’s or our accounting, financial reporting or internal control over financial reporting. Upon Mr. Berns’ departure, Jessica Graziano, Revlon’s and our Senior Vice President, Corporate Controller and Chief Accounting Officer, became the interim Principal Financial Officer of Revlon and of us until such time as a successor was named. Ms. Graziano is a Certified Public Accountant. Until Mr. Berns’ departure in July 2013, Ms. Graziano and Mr. Berns worked together to ensure a smooth transition of Revlon’s and our financial functions.

Following Mr. Berns’ departure, on July 30, 2013 Revlon’s and our Boards of Directors elected Lawrence Alletto to serve as Executive Vice President, Chief Financial Officer and Chief Administrative Officer, a position he commenced on October 28, 2013. Mr. Alletto (48) had served since 1993 as Managing Director, JPMorgan Chase & Co. (and its predecessor firms), Investment Banking Department, and since 2009, as the Global Head of its Financial Sponsors Group. Upon Mr. Alletto’s commencing employment as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Bob Kretzman, the Company’s former Executive Vice President and Chief Administrative Officer, continued his employment as the Company’s Executive Vice President and will remain until the end of the year as Special Advisor to our Chief Executive Officer. Mr. Kretzman was also elected as a member of Revlon’s Board of Directors effective October 1, 2013.

Acquisition of The Colomer Group. On October 9, 2013, we completed the acquisition of Colomer, a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional Intercosmo, Orofluido, and UniqOne hair care, CND Shellac and CND Vinylux nail polishes and American Crew men’s hair care (the “Colomer Acquisition”), pursuant to a share sale and purchase agreement (the “Colomer Purchase Agreement”) which we entered into on August 3, 2013. We acquired Colomer for a cash purchase price of $664.5 million, which we financed with proceeds from the Acquisition Term Loans under the Amended Term Loan Facility (as defined below). The Colomer Acquisition provides us with broad brand, geographic and channel diversification and substantially expands our business, providing distribution into new channels and cost synergy opportunities. In addition, the

Colomer Acquisition offers opportunities for profitable growth by leveraging our combined enhanced innovation capability and know-how.

The consolidated financial statements of Colomer as of December 31, 2012 and 2011 and January 1, 2011, and for each of the years in the three-year period ended December 31, 2012, which have been prepared pursuant to International Financial Reporting Standards as adopted by the International Accounting Standards Board and audited by an independent auditor in accordance with U.S. generally accepted auditing standards, and the unaudited interim condensed consolidated financial statements of Colomer as of and for each of the six-month periods ended June 30, 2013 and 2012 are included elsewhere in this prospectus. For pro forma financial information of the Company reflecting the Colomer Acquisition for the year ended December 31, 2012 and the nine-month period ended September 30, 2013, see “Summary Historical Consolidated and Pro Forma Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Amended Credit Facilities. On August 19, 2013, in connection with the Colomer Acquisition, we consummated an amendment (the “August 2013 Term Loan Amendment”) to our 2011 Term Loan Agreement (as amended by the August 2013 Term Loan Amendment and the Incremental Amendment (as hereinafter defined), the “Amended Term Loan Agreement” or the “Amended Term Loan Facility”), which permitted, among other things: (i) our consummation of the Colomer Acquisition; and (ii) our incurring up to $700 million of additional term loans that we used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. On August 19, 2013, in connection with the Colomer Acquisition, we also entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, N.A. and Deutsche Bank AG New York Branch (collectively, the “Initial Acquisition Lenders”) and Citicorp USA, Inc. as administrative agent and collateral agent, pursuant to which the Initial Acquisition Lenders committed to provide up to $700 million of term loans under the Amended Term Loan Agreement, which we used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses (the “Acquisition Term Loans”).

On August 14, 2013, in connection with the Colomer Acquisition, we consummated an amendment (the “August 2013 Revolver Amendment”) to our $140.0 million asset-backed, multi-currency revolving credit facility (as amended by the August 2013 Revolver Amendment, the “Amended Revolving Credit Agreement” or the “Amended Revolving Credit Facility” and together with the Amended Term Loan Agreement, the “Amended Credit Agreements” or the “Amended Credit Facilities”) to permit, among other things: (i) our consummation of the Colomer Acquisition; and (ii) our incurring up to $700 million of the Acquisition Term Loans that we used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. Additionally, the August 2013 Revolver Amendment (1) reduced our interest rate spread over the LIBOR rate applicable to Eurodollar Loans under the facility from a range, based on availability, of 2.00% to 2.50%, to a range of 1.50% to 2.00%; (2) reduced the commitment fee on unused availability under the facility from 0.375% to 0.25%; and (3) extended the maturity of the facility, which was previously scheduled to mature in June 2016, to the earlier of (i) August 2018 or (ii) the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under our Amended Term Loan Facility, but not earlier than June 2016.

This description of the Amended Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which are filed as Exhibits to the Company’s Current Reports on Form 8-K filed on August 15, 2013 and August 19, 2013.

Additional Information

Our principal executive offices are located at 237 Park Avenue, New York, New York 10017. Our telephone number at such principal location is (212) 527-4000.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On February 8, 2013, Products Corporation completed the private placement of $500,000,000 aggregate principal amount of the Old Notes. As part of that offering, Products Corporation entered into a registration rights agreement with the initial purchasers of the Old Notes, dated as of February 8, 2013, in which it agreed, among other things, to use its reasonable best efforts to deliver this prospectus to you and to complete an exchange offer for the Old Notes. Below is a summary of the Exchange Offer.

Old Notes	$500.0 million aggregate principal amount of 5.75% Senior Notes due 2021.

New Notes	Up to $500.0 million aggregate principal amount of 5.75% Senior Notes due 2021, the issuance of which is being registered under the Securities Act. The form and terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights (including interest rate increases) relating to the Old Notes do not apply to the New Notes.

Exchange Offer	We are offering to issue up to $500.0 million aggregate principal amount of the New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Old Notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $1,000. We will issue the New Notes promptly after expiration of the Exchange Offer. See “The Exchange Offer — Terms of the Exchange; Period for Tendering Old Notes.”

Expiration Date; Tenders	The Exchange Offer will expire at 5:00 p.m., New York City time, on December 23, 2013 (the 31st day following the date of this prospectus), unless extended in our sole discretion. By tendering your Old Notes, you represent to us that:

•	any New Notes you receive in the Exchange Offer are being acquired by you in the ordinary course of your business;

•

neither you nor anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in a distribution of the Old Notes or the New Notes, as defined in the Securities Act;

•

you are not our “affiliate,” as defined in Rule 405 under the Securities Act or, if you are, you acknowledge that you must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the New Notes;

•	you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

•

if you are a broker-dealer, you will receive New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on December 23, 2013. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the Exchange Offer.

Procedures for Tendering the Old Notes	You must do the following on or prior to the expiration or termination of the Exchange Offer to participate in the Exchange Offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent”; or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the Exchange Offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC prior to the expiration or termination of the Exchange Offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the Exchange Offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the Exchange Offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Certain U.S. Federal Income Tax Considerations	The exchange of the Old Notes for New Notes in the Exchange Offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the Exchange Offer.

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the Exchange Offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to the third parties, we believe that the New Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the Exchange Offer in the ordinary course of your business;

•

you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes, you will receive in the Exchange Offer;

•	you are holding Old Notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•

you are a participating broker-dealer that received New Notes for its own account in the Exchange Offer in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its Old Notes directly from us:

•

may not rely on the applicable interpretations of the staff or the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991); or Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Registration Rights Agreement	When the Old Notes were issued, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

Because we did not cause a registration statement relating to the Exchange Offer to become effective within 210 days of the date of issuance of the Old Notes (i.e., by September 6, 2013) and did not complete the Exchange Offer within 270 days of the date of issuance of the Old Notes (i.e., by November 5, 2013), the interest rate borne by the Old Notes increased by 0.25% per annum beginning September 7, 2013 through and including December 5, 2013 and will increase by an additional 0.25% per annum (for a total maximum increase of 0.50%) effective December 6, 2013 (to the extent that such circumstances have not been cured). Such additional interest will cease to accrue on the date on which the Registration Statement has become effective and the Exchange Offer is completed.

Under some circumstances set forth in the registration rights agreement, holders of Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely sell New Notes received in the Exchange Offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement on Form S-4 of which this prospectus is a part. See “Description of the New Notes — Registration Rights and Additional Interest.”

CONSEQUENCES OF NOT EXCHANGING YOUR OLD NOTES

If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes — Registration Rights and Additional Interest.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and registration rights (including interest rate increases) relating to the Old Notes do not apply to the New Notes. When we use the term “notes” in this prospectus, the term includes the Old Notes and the New Notes. For a more detailed description of the New Notes, see “Description of the New Notes.”

Notes Offered	Up to $500.0 million aggregate principal amount of 5.75% Senior Notes due 2021.

Maturity Date	February 15, 2021.

Interest Payment Dates	February 15 and August 15 of each year, beginning August 15, 2013.

Guarantees	The New Notes will be fully and unconditionally guaranteed on a senior basis by our current 100% owned domestic subsidiaries (other than certain immaterial subsidiaries) that guarantee our obligations under the Amended Credit Agreements (as defined herein) and certain future domestic subsidiaries that may guarantee our obligations under our Amended Credit Agreements or other capital market debt securities on a joint and several basis, subject to certain release provisions described herein. See “Description of the New Notes — General — Guarantees.”

Ranking	As with the Old Notes, the New Notes will:

•	be our senior obligations;

•	rank senior in right of payment to any of our existing and future subordinated obligations, including our Amended and Restated Senior Subordinated Term Loan;

•	be pari passu in right of payment with all of our existing and future senior indebtedness;

•	be fully and unconditionally guaranteed by our subsidiary guarantors, jointly and severally, on a senior unsecured basis, subject to certain release provisions described herein;

•

be effectively subordinated to any and all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including $675.0 million aggregate principal amount outstanding (or $669.8 million, net of discounts) under our Amended Term Loan Facility as of September 30, 2013 and an additional $700.0 million aggregate principal amount outstanding under the Acquisition Term Loans, which were fully drawn in October 2013 and used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses, and any amounts that are borrowed under our Amended Revolving Credit Facility (which as of September 30, 2013 was nil, excluding $9.8 million of undrawn outstanding letters of credit); and

•	be structurally subordinated to any indebtedness or other liabilities, including trade payables, of our non-guarantor subsidiaries.

As with the guarantees related to the Old Notes, each guarantee of the New Notes by a guarantor will:

•	be a senior unsecured obligation of each guarantor, made on a joint and several basis with the other guarantors, and subject to certain release provisions described herein;

•	rank senior in right of payment to any future subordinated obligations of such guarantor;

•	be pari passu in right of payment with all existing and future senior indebtedness of such guarantor; and

•	be effectively subordinated to any existing and future secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness.

For the year ended December 31, 2012 and the nine months ended September 30, 2013, our non-guarantor subsidiaries represented, on a consolidated basis, approximately $576.1 million, or 40%, and approximately $390.6 million, or 38%, respectively, of our total net sales. For the year ended December 31, 2012, our non-guarantor subsidiaries generated a net loss of $1.2 million and, for the nine months ended September 30, 2013, generated net income of $22.8 million. In addition, as of September 30, 2013, our non-guarantor subsidiaries represented, on a consolidated basis, 51% of our total assets, or 19% of our total assets excluding intercompany assets, and approximately $142.7 million, or 8%, of our outstanding indebtedness and other liabilities (excluding intercompany liabilities), to which the New Notes and the guarantees would have been structurally subordinated. The value of these assets does not include the value of our internally developed intellectual property, including the Revlon brand.

Optional Redemption	On or after February 15, 2016, we will have the right to redeem all or some of the New Notes at the redemption prices described in this prospectus, plus accrued and unpaid interest, if any, to the applicable date of redemption.

At any time prior to February 15, 2016, we may on any one or more occasions redeem some or all of the New Notes, at a redemption price equal to 100% of the principal amount of the New Notes redeemed plus the applicable premium, plus accrued and unpaid interest, if any, on the New Notes redeemed, to the applicable date of redemption.

In addition, prior to February 15, 2016, we may redeem from time to time up to 35% of the aggregate principal amount of the New Notes at a redemption price equal to 105.75%, plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings. See “Description of the New Notes — Optional Redemption.”

Change of Control Offer	If a change of control occurs, the holders of the New Notes will have the right to require us to purchase their New Notes, in whole or in part, at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest, if any. See “Description of the New Notes — Change of Control.”

Certain Covenants

The indenture governing the New Notes contains covenants that, among other things, with certain exceptions, limit (i) our ability to issue additional debt and redeemable stock, (ii) our ability and the ability of our subsidiaries to incur certain liens, (iii) the ability of our subsidiaries to issue debt and preferred stock, (iv) our ability and the ability of our subsidiaries to pay dividends on capital stock and our ability to redeem capital stock, (v) our ability and the ability of our subsidiaries to make investments, (vi) our ability to sell assets and subsidiary stock, (vii) our ability and the ability of our subsidiaries to enter into transactions with affiliates, and (viii) our ability to engage in consolidations, mergers and transfers of all or substantially all of our assets. The indenture also prohibits certain restrictions on distributions from subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of the New Notes” section of this prospectus.

Trading	The New Notes generally will be freely tradable, but will also be a new issue of securities for which there is currently no established trading market. An active or liquid market may not develop for the New Notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the New Notes on any exchange or automated dealer quotation system.

Risk Factors	See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 19 and 60, respectively, of this prospectus.

For a discussion of significant risk factors applicable to the New Notes and the Exchange Offer, see “Risk Factors — Risks Relating to the Exchange Offer and Holding the Notes” beginning on page 19 of this prospectus. You should carefully consider the information under “Risk Factors” and all other information in this prospectus before tendering any Old Notes and participating in the Exchange Offer.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA

The historical consolidated statement of operations and other financial data for each of the years in the three-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by an independent registered public accounting firm. The historical consolidated statement of operations and other financial data for each of the nine-month periods ended September 30, 2012 and 2013 and the balance sheet data as of September 30, 2012 and 2013 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The summary pro forma financial information is derived from our unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 included elsewhere in this prospectus, reflecting the Colomer Acquisition as if such transaction had occurred on January 1, 2012, and our unaudited pro forma condensed combined balance sheet as of September 30, 2013 included elsewhere in this prospectus, reflecting the Colomer Acquisition as if such transaction had occurred on September 30, 2013. The historical financial data and pro forma financial data should be read in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus.

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended Sept. 30,		Year Ended Dec. 31, 2012	Nine Months Ended Sept. 30, 2013
	2010(a)	2011(b)	2012(c)	2012	2013(d)
	(In millions)
				(Unaudited)		(Unaudited)
Historical Statement Of Operations Data:
Net sales	$1,321.4	$1,381.4	$1,426.1	$1,034.8	$1,021.4	$1,941.3	$1,425.8
Gross profit	866.1	888.8	919.6	667.7	655.9	1,252.9	924.3
Selling, general and administrative expenses	659.3	678.1	690.9	524.4	500.0	978.3	722.2
Restructuring charges and other, net	(0.3)	—	20.7	21.0	1.8	28.2	2.4
Operating income	207.1	210.7	208.0	122.3	154.1	246.4	199.7
Interest expense	96.7	91.1	85.3	64.1	55.5	117.3	77.2
Amortization of debt issuance costs	4.5	3.7	3.4	2.6	2.2	6.3	4.0
Loss on early extinguishment of debt, net	9.7	11.2	—	—	28.1	—	28.1
Foreign currency losses (gains), net	6.3	4.4	2.7	2.0	2.9	1.4	0.7
Miscellaneous, net	1.2	1.5	1.0	0.4	0.5	(2.6)	(0.2)
(Benefit from) provision for income taxes	(235.3)	35.4	44.8	33.1	32.4	49.4	49.1
Income from continuing operations	324.0	63.4	70.8	20.1	32.5	74.6	40.8
Income from discontinued operations	0.3	0.6	0.4	0.4	0.3
Net income	324.3	64.0	71.2	20.5	32.8
Ratio of earnings to fixed charges(e)	1.8	2.0	2.2	1.8	2.0	2.0	2.1

	Historical					Pro Forma
	December 31,			September 30,		September 30,
	2010(a)	2011(b)	2012(c)	2012	2013(d)	2013
	(In millions)
				(Unaudited)		(Unaudited)
Balance Sheet Data:
Total current assets	$527.6	$581.9	$616.0	$561.7	$667.9	$878.2
Total non-current assets	592.8	624.2	681.7	679.1	668.4	1,340.6

Total assets	$1,120.4	$1,206.1	$1,297.7	$1,240.8	$1,336.3	$2,218.8

Total current liabilities	$312.4	$332.9	$441.6	$374.0	$383.4	$506.3
Total non-current liabilities	1,465.1	1,514.8	1,432.8	1,479.1	1,494.6	2,260.2

Total liabilities	$1,777.5	$1,847.7	$1,874.4	$1,853.1	$1,878.0	$2,766.5

Total indebtedness	$1,219.6	$1,227.9	$1,220.9	$1,225.7	$1,283.4	$1,984.5
Total stockholder’s deficiency	(657.1)	(641.6)	(576.7)	(612.3)	(541.7)	(547.7)

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2010(a)	2011(b)	2012(c)	2012	2013(d)
	(In millions)
				(Unaudited)
Other Data:
Adjusted EBITDA, RCPC(f)	$267.7	$273.4	$273.3	$171.0	$205.6
Capital expenditures	(15.2)	(13.9)	(20.9)	(14.8)	(17.9)
Net cash provided by operating activities	96.7	88.0	104.1	17.9	5.8
Net cash used in investing activities	(14.9)	(52.6)	(86.3)	(80.4)	(1.4)
Net cash (used in) provided by financing activities	(62.3)	(7.5)	(3.4)	5.7	22.7
Proceeds from the sale of certain assets, including non-core trademarks	0.3	0.3	0.8	0.6	3.4

(a)	Results for 2010 include: (1) an increase in net income driven by a non-cash benefit of $248.5 million related to the reduction of our deferred tax valuation allowance on our net U.S. deferred tax assets at December 31, 2010 as a result of us achieving three cumulative years, as well as our third consecutive year, of positive U.S. GAAP pre-tax income and taxable income in the U.S., and based upon our then current expectations as of December 31, 2010 for the realization of such deferred tax benefits in the U.S., which is reflected in the provision for income taxes; (2) a $9.7 million loss on the early extinguishment of debt in connection with the 2010 refinancing of the 2006 bank credit facilities; and (3) a $2.8 million one-time foreign currency loss related to the required re-measurement of the balance sheet of our subsidiary in Venezuela to reflect the impact of the devaluation of Venezuela’s local currency relative to the U.S. Dollar, as Venezuela was designated as a highly inflationary economy effective January 1, 2010.

(b)	Results for 2011 include: (1) an increase in net income driven by a non-cash benefit of $16.9 million related to the reduction of our deferred tax valuation allowance on our net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011 as a result of our improved earnings trends and cumulative taxable income in those jurisdictions, which is reflected in the provision for income taxes; and (2) an $11.2 million loss on the early extinguishment of debt in connection with the 2011 refinancing of our bank credit facilities.

(c)

Results for 2012 include: (1) $24.1 million in restructuring and related charges recorded as a result of the restructuring that the Company announced in September 2012 (the “September 2012 Program”), which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which was effective in the fourth quarter of 2012. Of the $24.1 million charge: (a) $20.7 million is recorded in restructuring charges; (b) $1.6 million is recorded as a reduction to net sales; (c) $1.2 million is recorded in cost of goods sold; and (d) $0.6 million is recorded in selling, general and administrative expenses (“SG&A expenses”) (See Note 3, “Restructuring Charges” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus); and (2) an increase in net income driven by a non-cash benefit of $15.8 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions in the U.S. at December 31, 2012, as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions, which is reflected in the provision for income taxes.

(d)	Results for the nine months ended September 30, 2013 include: (1) $28.1 million aggregate loss on early extinguishment of debt ($17.0 million after tax) due to the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment (See Note 6, “Long-Term Debt” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus); and (2) a $26.4 million gain in SG&A expenses related to the insurance settlement of the Company’s claims for the loss of inventory as well as business interruption and property losses from the 2011 fire in Venezuela, partially offset by an accrual of $4.5 million for estimated clean-up costs related to the destroyed facility in Venezuela.

(e)	Earnings used in computing the ratio of earnings to fixed charges consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). The excess of earnings to fixed charges was $88.7 million, $98.8 million and $115.6 million, as reported for the years ended December 31, 2010, 2011 and 2012, respectively; and $53.2 million and $64.9 million as reported for the nine months ended September 30, 2012 and 2013, respectively.

(f)

Adjusted EBITDA is an unaudited non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial table of this prospectus. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, we exclude the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because our management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of our operating performance. Our management utilizes Adjusted EBITDA, which is a non-GAAP financial measure, as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP. Our management uses Adjusted EBITDA as an integral part of our reporting and planning processes and as one of the primary measures to, among other things: (i) monitor and evaluate the performance of our business operations; (ii) facilitate management’s internal comparisons of our historical operating performance of our business operations; (iii) facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Our management believes that including Adjusted EBITDA in this prospectus may be useful to investors to provide them with disclosures of our operating results on the same basis as that used by our management. Additionally, our management believes that including Adjusted EBITDA in this prospectus provides useful information to investors about the performance of our overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to our underlying operating performance. Additionally, our management believes that because it has historically provided Adjusted EBITDA in previous disclosures, including such non-GAAP measure in this prospectus provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, we believe that the presentation of Adjusted EBITDA in this prospectus, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by our management as described above that can assist investors in assessing our financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for our Amended Credit Agreements and the indenture governing the notes, certain financial covenants in our borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this prospectus, should be read in conjunction with the Company’s Consolidated Financial Statements for the year ended December 31, 2012 and Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus and the footnotes contained in such documents.

The following table shows the reconciliation of our Adjusted EBITDA to net income.

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(In millions)
	(Unaudited)
Net Income to Adjusted EBITDA Reconciliation:
Net income	$324.3	$64.0	$71.2	$20.5	$32.8
Income from discontinued operations, net of taxes	0.3	0.6	0.4	0.4	0.3

Income from continuing operations, net of taxes	324.0	63.4	70.8	20.1	32.5
Interest expense	96.7	91.1	85.3	64.1	55.5
Amortization of debt issuance costs	4.5	3.7	3.4	2.6	2.2
Loss on early extinguishment of debt, net	9.7	11.2	—	—	28.1
Foreign currency losses, net	6.3	4.4	2.7	2.0	2.9
Miscellaneous, net	1.2	1.5	1.0	0.4	0.5
(Benefit from) provision for income taxes	(235.3)	35.4	44.8	33.1	32.4
Depreciation and amortization	60.6	62.7	65.3	48.7	51.5

Adjusted EBITDA, RCPC	$267.7	$273.4	$273.3	$171.0	$205.6

Restructuring and related charges, net	$(0.3)	$—	$24.1	$24.1	$2.2

Revlon, Inc. expenses not included in RCPC Adjusted EBITDA
Revlon, Inc. shareholder litigation expenses	$—	$—	$8.9	$8.9	$—
Revlon, Inc. general and administrative expenses	$7.3	$7.4	$10.4	$7.2	$5.9

RISK FACTORS

Before deciding to tender your Old Notes and participate in the Exchange Offer, you should carefully consider the risks described below, as well as all of the information contained elsewhere in this prospectus. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations and financial condition. We cannot assure you that any of the events discussed in the risk factors below and contained elsewhere in this prospectus will not occur. If they do, our business, financial condition and/or results of operations could be materially adversely affected. In such case, the trading price of the New Notes could decline, and you might lose all or part of your investment.

Risks Relating to the Exchange Offer and Holding the Notes

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for New Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. In addition, if a large number of Old Notes are exchanged for New Notes and there is only a small amount of Old Notes outstanding, there may not be an active market in the Old Notes, which may adversely affect the market price and liquidity of the Old Notes. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain U.S. Federal Income Tax Considerations.”

You must comply with the Exchange Offer procedures in order to receive freely tradable New Notes.

Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of the following:

•

certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time for the Old Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

You may not be able to resell New Notes you receive in the Exchange Offer without registering those New Notes or delivering a prospectus.

Based on interpretations by the staff of the SEC in no-action letters, we believe, with respect to New Notes issued in the Exchange Offer, that:

•	holders who are not our “affiliates,” within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their New Notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the New Notes,

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the staff of the SEC in no-action letters, and would have to register the New Notes they receive in the Exchange Offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding New Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the Exchange Offer in order not to be deemed an underwriter.

Our substantial indebtedness, including the additional Acquisition Term Loans which we used as a source of funds to consummate the Colomer Acquisition, could adversely affect our operations and flexibility and our ability to service our debt.

We have a substantial amount of outstanding indebtedness. In connection with closing the Colomer Acquisition, we incurred an additional $700.0 million of Acquisition Term Loans under the Amended Term Loan Agreement. Accordingly, immediately following the Colomer Acquisition, our total indebtedness was $1,940.0 million, primarily including $675.0 million aggregate principal amount already outstanding under the Amended Term Loan Facility, $500.0 million in aggregate principal face amount outstanding of the Old Notes, $58.4 million under the non-contributed loan portion of the Amended and Restated Senior Subordinated Term Loan (the “Non-Contributed Loan”) and $700.0 million of Acquisition Term Loans. Incurring the Acquisition Term Loans increased our leverage and the ratio of our net debt to earnings before interest, tax, depreciation and amortization. While we achieved net income of $71.2 million and $32.8 million for the year ended December 31, 2012 and the nine-month period ended September 30, 2013, respectively (which included non-cash benefits of $15.8 million related to reductions of our deferred tax valuation allowance at December 31, 2012), if we are unable to achieve sustained profitability and free cash flow in future periods, it could adversely affect our operations and our ability to service our debt and/or comply with the financial and/or operating covenants under our various debt instruments.

We are subject to the risks normally associated with substantial indebtedness, including the risk that our operating revenues will be insufficient to meet required payments of principal and interest, and the risk that we will be unable to refinance existing indebtedness when it becomes due or, if we are unable to comply with the financial or operating covenants under our debt instruments, to obtain any necessary consents, waivers or amendments or that the terms of any such refinancing and/or consents, waivers or amendments will be less favorable than the current terms of such indebtedness. Our substantial indebtedness could also have the effect of:

•

limiting our ability to fund (including by obtaining additional financing) the costs and expenses of the execution of our business strategy, future working capital, capital expenditures, advertising, promotional or marketing expenses, new product development costs, purchases and reconfigurations of wall displays, acquisitions, acquisition integration costs, investments, restructuring programs and other general corporate requirements;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for the execution of our business strategy and for other general corporate purposes;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	exposing us to potential events of default (if not cured or waived) under the financial and operating covenants contained in our debt instruments;

•	limiting our flexibility in responding to changes in our business and the industry in which we operate; and

•	making us more vulnerable in the event of adverse economic conditions or a downturn in our business.

Although agreements governing our indebtedness, including the Amended Credit Agreements, the indenture governing the Old Notes and the Amended and Restated Senior Subordinated Term Loan Agreement, limit our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, some of which, in certain circumstances and subject to certain limitations, could be secured indebtedness. To the extent that more debt is added to our current debt levels, the risks described above would increase further.

Our ability to pay the principal of the New Notes depends on many factors.

The $675.0 million of the 2011 Term Loan under the Amended Term Loan Facility matures in November 2017, the $700.0 million of Acquisition Term Loans under the Amended Term Loan Facility mature on the sixth anniversary of the closing of the Acquisition Term Loans (or October 8, 2019), the Amended Revolving Credit Facility matures on the earlier of August 14, 2018 and 90 days prior to the earliest maturity date of any term loans then outstanding under the Amended Term Loan Facility, but not earlier than June 16, 2016, the Non-Contributed Loan matures in October 2014, and the New Notes mature in February 2021. We currently anticipate that, in order to pay the principal amount of the New Notes upon the occurrence of any event of default, to repurchase such New Notes if a change of control occurs or in the event that our cash flows from operations are insufficient to allow us to pay the principal amount of the New Notes at maturity, we may be required to refinance our indebtedness, seek to sell assets or operations, seek to sell additional debt securities or seek additional capital contributions or loans from MacAndrews & Forbes, Revlon or from our other affiliates and/or third parties. We may be unable to take any of these actions, because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or a debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of the various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and/or related party transactions. Such actions, if ever taken, may not enable us to satisfy our cash requirements or enable us to comply with the financial covenants under the Amended Credit Agreements if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be.

None of our affiliates are required to make any capital contributions, loans or other payments to us regarding our obligations on the New Notes. We may not be able to pay the principal amount of the New Notes using any of the above actions because, under certain circumstances, the New Notes, or any of our other debt instruments (including the Amended Credit Agreements and the Amended and Restated Senior Subordinated Term Loan Agreement), or the debt instruments of our subsidiaries then in effect may not permit us to take such actions. (See “— Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply”).

The future state of the credit markets, including any volatility and/or tightening of the credit markets and reduction in credit availability, could adversely impact our ability to refinance or replace our outstanding indebtedness at or prior to their respective maturity dates, which may have a material adverse effect on our business, financial condition and/or results of operations.

Our existing and future secured indebtedness is effectively senior to the New Notes to the extent of the value of the collateral securing those obligations.

As of September 30, 2013, we had secured indebtedness of $675.0 million (or $669.8 million net of discounts) outstanding under our Amended Term Loan Facility. We also had $130.2 million in available borrowings under the Amended Revolving Credit Facility as of September 30, 2013, based upon the calculated borrowing base less $9.8 million of undrawn outstanding letters of credit, and nil then drawn under the Amended Revolving Credit Facility at such date. The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than our capital stock and that of our subsidiaries), real property, equipment, fixtures and certain intangible property (the “Revolving Credit First Lien Collateral”) secure the Amended Revolving Credit Facility on a first priority basis and the Amended Term Loan Facility on a second priority basis. The liens on our capital stock and that of our subsidiaries and intellectual property (“IP”) and certain other intangible property (the “Term Loan First Lien Collateral”) secure the Amended Term Loan Facility on a first priority basis and the Amended Revolving Credit Facility on a second priority basis. Such arrangements also provide that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by us, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

In addition, under the indenture, we and the guarantors may, from time to time, be permitted to incur additional indebtedness, including the Acquisition Term Loans (which were drawn in full in the aggregate principal amount of $700.0 million on October 8, 2013 in connection with consummating the Colomer Acquisition on October 9, 2013) and indebtedness that refinances our Amended Credit Agreements, which may be secured by liens on certain collateral. Holders of secured indebtedness under our Amended Credit Agreements and any other existing and future secured indebtedness will be entitled to realize proceeds from the realization of value of the collateral securing such indebtedness to repay such indebtedness in full before the holders of the New Notes, the guarantees and any other holders of senior unsecured indebtedness will be entitled to payment. As a result, the New Notes and the guarantees are effectively junior in right of payment to any secured indebtedness under the Amended Credit Agreements and any other secured indebtedness, to the extent that the realizable value of the collateral does not exceed the aggregate amount of such secured indebtedness.

The New Notes are structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

We conduct a significant portion of our operations through our non-guarantor subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, our subsidiaries to pay our obligations, including principal of and interest on our indebtedness. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our non-guarantor subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the New Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of the New Notes to participate in the distribution of the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the New Notes are structurally subordinated to the outstanding indebtedness, preferred stock, and other liabilities, including trade payables, of our non-guarantor subsidiaries. As of September 30, 2013, our non-guarantor subsidiaries had approximately $142.7 million of outstanding indebtedness and other liabilities (excluding intercompany payables and receivables and subsidiary guarantees of our Amended Credit Agreements), all of which would have been structurally senior to the New Notes.

Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

The indenture governing the notes and the agreements governing our other outstanding indebtedness, including the Amended Credit Agreements and the Amended and Restated Senior Subordinated Term Loan Agreement, contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability (subject in each case to limited exceptions) to, among other things:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets and use the proceeds from such sales;

•	enter into certain transactions with affiliates;

•	make certain investments;

•	prepay, redeem or repurchase specified indebtedness; and

•	permit restrictions on the payment of dividends by us or our subsidiaries to us.

In addition, the Amended Credit Agreements contain financial covenants limiting our first-lien senior secured debt-to-EBITDA ratio (in the case of the Amended Term Loan Agreement) and, under certain circumstances, requiring us to maintain a minimum consolidated fixed charge coverage ratio (in the case of the Amended Revolving Credit Agreement). These covenants affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to fund the costs of executing our business strategy and to grow our business, as well as to fund general corporate purposes.

A breach of the Amended Credit Agreements would permit our lenders to accelerate amounts outstanding under such agreements, which would in turn constitute an event of default under the Amended and Restated Senior Subordinated Term Loan Agreement and the indenture governing the notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from (i) the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan (provided that if Revlon or we held such majority, notice would be required from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan not held by Revlon or us at the time of any such decision) or (ii) the trustee or the holders of at least 30% of the outstanding principal amount of the outstanding notes under the indenture governing the notes. In addition, holders of the New Notes may require us to repurchase their respective New Notes in the event of a change of control under the indenture governing the notes. Upon a change of control, we would be required, after fulfilling our repayment obligations under the indenture governing the notes, to repay in full the Amended and Restated Senior Subordinated Term Loan. We may not have sufficient funds at the time of any such breach of any such covenant or change of control to repay in full the borrowings under the Amended Credit Agreements or the Amended and Restated Senior Subordinated Term Loan or to repurchase or redeem the New Notes.

Events beyond our control could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. Such events may include, decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in currency exchange rates and/or currency controls; decreased sales of our products as a result of increased competitive activities by our competitors; changes in consumer purchasing habits, including with respect to shopping channels; inventory management by our customers; space reconfigurations or reductions in display space by our customers; changes in pricing or promotional strategies by our customers; less than anticipated results from our existing or new products or from our advertising, promotional and/or marketing plans; or if our expenses, including, without limitation, for pension expense under our benefit plans, acquisition-related integration costs, advertising, promotional and/or marketing activities or for sales returns related to any reduction of space by our customers, product discontinuances or otherwise, exceed the anticipated level of expenses.

Under such circumstances, we may be unable to comply with the provisions of our debt instruments, including the financial covenants in the Amended Credit Agreements. If we are unable to satisfy such covenants or other provisions at any future time, we would need to seek an amendment or waiver of such financial covenants or other provisions. The respective lenders under the Amended Credit Agreements may not consent to any amendment or waiver requests that we may make in the future, and, if they do consent, they may only do so on terms which are unfavorable to us.

In the event that we were unable to obtain any such waiver or amendment, our inability to meet the financial covenants or other provisions of the Amended Credit Agreements would constitute an event of default under our Amended Credit Agreements, which would permit the bank lenders to accelerate the Amended Credit Agreements, which in turn would constitute an event of default under the Amended and Restated Senior Subordinated Term Loan Agreement, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from the requisite number of lenders under the Amended and Restated Senior Subordinated Term Loan and would constitute an event of default under the indenture governing the notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from (i) in the case of the Amended and Restated Senior Subordinated Term Loan Agreement, the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan (provided that if Revlon or us held such majority, notice would be required from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan not held by Revlon or us at the time of any such decision) or (ii) in the case of the indenture governing the notes, the trustee or the holders of at least 30% of the outstanding principal amount of such outstanding notes.

Our assets and/or cash flow and/or those of our subsidiaries may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default, and if we are required to repurchase the New Notes or repay the Amended and Restated Senior Subordinated Term Loan or repay the Amended Credit Agreements upon a change of control, we may be unable to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under the Amended Credit Agreements, the lenders, subject to certain conditions and limitations as set forth in the third amended and restated intercreditor agreement, could proceed against the collateral securing that indebtedness.

U.S. federal and state fraudulent transfer laws may permit a court to void the New Notes, the guarantees and subordinate claims in respect of the New Notes and the guarantees, and require holders to return payments received and, if that occurs, you may not receive any payments on the New Notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the New Notes, the incurrence of any guarantees of the New Notes entered into upon issuance of the New Notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture governing the New Notes. Under applicable U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes and any guarantee could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the New Notes or incurred its guarantee with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the New Notes or incurring its guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the New Notes or the incurrence of the guarantees;

•	the issuance of the New Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the New Notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the New Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or current or antecedent debt is secured or satisfied. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would not be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the New Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or such guarantee or subordinate the New Notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the New Notes to repay any amounts received with respect to such notes or guarantee. In the event of a finding that a fraudulent transfer or conveyance or a preference occurred, you may not receive any repayment on the New Notes.

Although each guarantee to be entered into will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

We may not have the ability to purchase the New Notes upon a change of control.

Upon the occurrence of specified change of control events, we are required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, unless all notes have been previously called for redemption. The occurrence of a change of control could constitute an event of default under agreements governing our other indebtedness, some of which rank effectively senior to the New Notes (including the Amended Credit Agreements), in which case our lenders may terminate their commitments under those agreements and accelerate all amounts outstanding under the relevant facilities. The holders of other debt securities that we may issue in the future, which may rank equally in right of payment with or effectively senior to the New Notes, may also have this right. Therefore, we may not have sufficient financial resources to purchase all of the notes or other indebtedness with such provisions as a result of a change of control.

You cannot be sure that an active trading market will develop for the New Notes.

There is no existing trading market for the New Notes. We have not applied for, nor do we intend to apply for, listing or quotation of the New Notes on any exchange or any automated dealer quotation system. We cannot assure you that a trading market for the New Notes will develop or exist. Therefore, we do not know how liquid the market for the New Notes might be, nor can we make any assurances regarding the ability of holders of the New Notes to sell their New Notes, the amount of New Notes to be outstanding following the Exchange Offer or the price at which the New Notes might be sold. As a result, the market price of the New Notes could be adversely affected. Historically, the market for non-investment grade debt, such as the New Notes, has been subject to disruptions that have caused volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the New Notes.

Risks Relating to the Company

Limits on our borrowing capacity under the Amended Revolving Credit Facility may affect our ability to finance our operations.

While the Amended Revolving Credit Facility currently provides for up to $140.0 million of commitments, our ability to borrow funds under such facility is limited by a borrowing base determined relative to the value, from time to time, of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S.

If the value of these eligible assets is not sufficient to support the full $140.0 million borrowing base, we will not have full access to the Amended Revolving Credit Facility, but rather could have access to a lesser amount determined by the borrowing base. As we continue to manage our working capital, this could reduce the borrowing base under the Amended Revolving Credit Facility. Further, if we borrow funds under such facility, subsequent changes in the value or eligibility of the assets within the borrowing base could cause us to be required to pay down the amounts outstanding under such facility so that there is no amount outstanding in excess of the then-existing borrowing base.

Our ability to borrow under the Amended Revolving Credit Facility is also conditioned upon our compliance with other covenants in the Amended Revolving Credit Agreement governing such facility, including a fixed charge coverage ratio that applies when the difference between (1) the borrowing base under such facility and (2) the amounts outstanding under such facility is less than $20.0 million. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under the Amended Revolving Credit Facility, which could have a material adverse effect on our business, financial condition and/or results of operations.

At September 30, 2013, we had $675.0 million aggregate principal amount outstanding under our Amended Term Loan Facility (or $669.8 million net of discounts), which amount increased by an additional $700.0 million aggregate principal amount of Acquisition Term Loans outstanding under the Amended Term Loan Facility on October 8, 2013 in connection with the consummation of the Colomer Acquisition on October 9, 2013, as well as a liquidity position of $262.6 million, consisting of cash and cash equivalents (net of any outstanding checks) of $132.4 million, as well as $130.2 million in available borrowings under the Amended Revolving Credit Facility, based upon the calculated borrowing base less $9.8 million of undrawn outstanding letters of credit and nil then drawn under the Amended Revolving Credit Facility at such date.

The Amended Revolving Credit Facility is syndicated to a group of banks and financial institutions. Each bank is responsible to lend its portion of the $140.0 million commitment if and when we seek to draw under the Amended Revolving Credit Facility. The lenders may assign their commitments to other banks and financial institutions in certain cases without prior notice to us. If a lender is unable to meet its lending commitment, then the other lenders under the Amended Revolving Credit Facility have the right, but not the obligation, to lend additional funds to make up for the defaulting lender’s commitment, if any. While we have never had any of our lenders under the Amended Revolving Credit Facility fail to fulfill their lending commitment, economic conditions from late 2008 through 2013 and the volatility in the financial markets during that time period have impacted the liquidity and financial condition of certain banks and financial institutions. Based on information available to us, we have no reason to believe that any of the lenders under our Amended Revolving Credit Facility would be unable to fulfill their commitments to lend under the Amended Revolving Credit Facility as of September 30, 2013. However, if one or more lenders under the Amended Revolving Credit Facility were unable to fulfill their commitment to lend, such inability would impact our liquidity and, depending upon the amount involved and our liquidity requirements, could have an adverse effect on our ability to fund our operations, which could have a material adverse effect on our business, financial condition and/or results of operations.

A substantial portion of our indebtedness is subject to floating interest rates.

A substantial portion of our indebtedness is subject to floating interest rates, which makes us more vulnerable in the event of adverse economic conditions, increases in prevailing interest rates or a downturn in our business. As of September 30, 2013, $740.0 million of our total indebtedness (or $734.8 million net of discounts), or approximately 57% of our total indebtedness, was subject to floating interest rates.

Under the Amended Term Loan Agreement, the $675.0 million in aggregate principal amount outstanding under the 2011 Term Loan and the additional $700.0 million in aggregate principal amount outstanding under the Acquisition Term Loans bear interest, at our option, at either the Eurodollar Rate (as defined in the Amended Term Loan Agreement) plus 3.00% per annum (provided that in no event shall the Eurodollar Rate (which is based upon LIBOR) be less than 1.00% per annum), or the Alternate Base Rate (as defined in the Amended Term Loan Agreement) plus 2.00% per annum, which Alternate Base Rate is based on the greater of Citibank, N.A.’s announced base rate and the U.S. federal funds rate plus 0.5% (provided that in no event shall the Alternative Base Rate be less than 2.00% per annum). At September 30, 2013, the Eurodollar Rate, LIBOR and the Alternate Base Rate were 1.0% (as a result of the Eurodollar Rate floor referred to above), 0.25% and 3.25%, respectively. Borrowings under the Amended Revolving Credit Facility (other than loans in foreign currencies) bear interest at a rate equal to, at our option, either (i) the Eurodollar Rate plus the applicable margin set forth in the grid below, or (ii) the Alternate Base Rate (as defined in the Amended Revolving Credit Agreement) plus the applicable margin set forth in the grid below:

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loans or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

Local Loans (as defined in the Amended Revolving Credit Agreement) bear interest, if mutually acceptable to us and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. Dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. Dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above.

Under the Amended and Restated Senior Subordinated Term Loan Agreement, the Non-Contributed Loan bears interest at a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor.

If any of LIBOR, the base rate, the U.S. federal funds rate or such equivalent local currency rate increases, our debt service costs will increase to the extent that we have elected such rates for our outstanding loans. Based on the amounts outstanding under the Amended Credit Agreements, the Non-Contributed Loan under the Amended and Restated Senior Subordinated Term Loan and other short-term borrowings (which, in the aggregate, are our only debt currently subject to floating interest rates) as of September 30, 2013, an increase in LIBOR of 1% would increase the Company’s annual interest expense by $7.5 million (assuming that the LIBOR Rate is above the respective floors for the Amended Term Loan Facility and the Non-Contributed Loan but without giving effect to any Acquisition Term Loans). Pro forma for the October 2013 draw on the Acquisition Term Loans, an increase in LIBOR of 1% would increase the Company’s annual interest expense by $14.6 million. Increased debt service costs would adversely affect our cash flow. While we may enter into interest hedging contracts, we may not be able to do so on a cost-effective basis, any hedging transactions we might enter into may not achieve their intended purpose and shifts in interest rates may have a material adverse effect on our business, financial condition and/or results of operations.

We depend on our Oxford, North Carolina facility for production of a substantial portion of our products. Disruptions at this facility, or at other third party facilities at which our products are manufactured, could affect our business, financial condition and/or results of operations.

We produce a substantial portion of our products at our Oxford, North Carolina facility. Significant unscheduled downtime at this facility, or at other third party facilities at which our products are manufactured, whether due to equipment breakdowns, power failures, natural disasters, weather conditions hampering delivery schedules or other disruptions, including those caused by transitioning manufacturing from other facilities to our Oxford, North Carolina facility, or any other cause could adversely affect our ability to provide products to our customers, which could affect our sales, business, financial condition and/or results of operations. Additionally, if product sales exceed forecasts or production, we could, from time to time, not have an adequate supply of products to meet customer demands, which could cause us to lose sales.

Our new product introductions may not be as successful as we anticipate, which could have a material adverse effect on our business, financial condition and/or results of operations.

We have a rigorous process for the continuous development and evaluation of new product concepts, led by executives in marketing, sales, research and development, product development, operations, law and finance. Each new product launch, including those resulting from this new product development process, carries risks, as well as the possibility of unexpected consequences, including:

•	the acceptance of the new product launches by, and sales of such new products to, our customers may not be as high as we anticipate;

•

our advertising, promotional and marketing strategies for our new products may be less effective than planned and may fail to effectively reach the targeted consumer base or engender the desired consumption;

•	the rate of purchases by our consumers may not be as high as we anticipate;

•	our wall displays to showcase the new products may fail to achieve their intended effects;

•

we may experience out-of-stocks and/or product returns exceeding our expectations as a result of our new product launches or space reconfigurations or reductions in retail display space by our customers or our net sales may be impacted by inventory management by our customers or changes in pricing or promotional strategies by our customers;

•

we may incur costs exceeding our expectations as a result of the continued development and launch of new products, including, for example, advertising, promotional and marketing expenses, sales return expenses or other costs related to launching new products;

•	we may experience a decrease in sales of certain of our existing products as a result of newly-launched products;

•	our product pricing strategies for new product launches may not be accepted by our customers and/ or our consumers, which may result in our sales being less than we anticipate; and

•

any delays or difficulties impacting our ability, or the ability of our suppliers, to timely manufacture, distribute and ship products, displays or display walls in connection with launching new products, such as due to inclement weather conditions or those delays or difficulties discussed under “— We depend on our Oxford, North Carolina facility for production of a substantial portion of our products. Disruptions at this facility, or at other third party facilities at which our products are manufactured, could affect our business, financial condition and/or results of operations,” could affect our ability to ship and deliver products to meet our customers’ reset deadlines.

Each of the risks referred to above could delay or impede our ability to achieve our sales objectives, which could have a material adverse effect on our business, financial condition and/or results of operations.

Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, we may be unable to meet our cash requirements or we may be unable to meet the requirements of the financial covenants under the Amended Credit Agreements, which could have a material adverse effect on our business, financial condition and/or results of operations.

We currently expect that operating revenues, cash on hand, and funds available for borrowing under the Amended Revolving Credit Agreement and other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2013, including cash requirements for the payment of expenses in connection with the execution of our business strategy, the Colomer Acquisition and related integration costs, purchases of permanent wall displays, capital expenditure requirements, debt service payments and costs, tax payments, pension and post-retirement plan contributions, payments in connection with our restructuring programs, severance not otherwise included in our restructuring programs and debt repurchases.

If our anticipated level of revenue is not achieved, however, because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in currency exchange rates and/or currency controls; decreased sales of our products as a result of increased competitive activities by our competitors; changes in consumer purchasing habits, including with respect to shopping channels; inventory management by our customers; space reconfigurations or reductions in display space by our customers; changes in pricing or promotional strategies by our customers; less than anticipated results from our existing or new products or from our advertising, promotional and/or marketing plans; or if our expenses, including, without limitation, for pension expense under our benefit plans, acquisition related integration costs, advertising, promotional or marketing activities or for sales returns related to any reduction of space by our customers, product discontinuances or otherwise, exceed the anticipated level of expenses, our current sources of funds may be insufficient to meet our cash requirements. In addition, such developments, if significant, could reduce our revenues and could adversely affect our ability to comply with certain financial covenants under our Amended Credit Agreements.

If operating revenues, cash on hand and funds available for borrowing are insufficient to cover our expenses or are insufficient to enable us to comply with the financial covenants under the Amended Credit Agreements, we could be required to adopt one or more of the alternatives listed below:

•	delaying the implementation of or revising certain aspects of our business strategy;

•	reducing or delaying purchases of wall displays or advertising, promotional or marketing expenses;

•	reducing or delaying capital spending;

•	implementing new restructuring programs;

•	refinancing our indebtedness;

•	selling assets or operations;

•	seeking additional capital contributions and/or loans from MacAndrews & Forbes, Revlon, our other affiliates and/or third parties;

•	selling additional debt securities; or

•	reducing other discretionary spending.

There can be no assurance that we would be able to take any of these actions, because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or a debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of our various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and/or related party transactions. If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and/or results of operations.

Such actions, if ever taken, may not enable us to satisfy our cash requirements or enable us to comply with the financial covenants under our Amended Credit Agreements if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be. (See “— Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply” which discusses, among other things, the consequences of noncompliance with our credit agreement covenants).

Economic conditions could have a material adverse effect on our business, financial condition and/or results of operations or on the financial condition of our customers and suppliers.

The economic conditions, both in the U.S. and in many other countries where we operate, have contributed and may continue to contribute to high unemployment levels, lower consumer spending and reduced credit availability, and have impacted business and consumer confidence. Such conditions could have an impact on consumer purchases and/or customer purchases of our products, which could result in a reduction of our net sales, operating income and/or cash flows. Additionally, disruptions in the credit and other financial markets and economic conditions could, among other things, impair the financial condition of one or more of our customers or suppliers, thereby increasing the risk of customer bad debts or non-performance by suppliers. These conditions could have a material adverse effect on our business, financial condition and/or results of operations.

We depend on a limited number of customers for a large portion of our net sales, and the loss of one or more of these customers could reduce our net sales and have a material adverse effect on our business, financial condition and/or results of operations.

Walmart and its affiliates worldwide accounted for approximately 22% of the Company’s worldwide net sales in the nine months ended September 30, 2013 and each of the years ended December 31, 2012, 2011 and 2010. The Company expects that for future periods, Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of our net sales. These customers have demanded, and may continue to demand, increased service and other accommodations. We may be affected by changes in the policies and demands of our customers relating to service levels, inventory de-stocking, pricing and promotional strategies or limitations on access to wall display space. As is customary in the consumer products industry, none of our customers is under an obligation to continue purchasing products from us in the future.

The loss of Walmart or one or more of our other customers that may account for a significant portion of our net sales, or any significant decrease in sales to these customers, including as a result of consolidation among our customers, inventory management by our customers, changes in pricing or promotional strategies by our customers or space reconfigurations by our customers or any significant decrease in our display space in any of these customers’ stores, could reduce our net sales and/or operating income and therefore could have a material adverse effect on our business, financial condition and/or results of operations.

Declines in the financial markets may result in increased pension expense and increased cash contributions to our pension plans.

Declines in the U.S. and global financial markets could result in significant declines in our pension plan assets and result in increased pension expense and cash contributions to our pension plans. Interest rate levels will affect the discount rate used to value our year-end pension benefit obligations. One or more of these factors, individually or taken together, could impact future required cash contributions to our pension plans and pension expense. Any one or more of these conditions could have a material adverse effect on our business, financial condition and/or results of operations.

We may be unable to maintain or increase our sales through our primary distribution channels, which could have a material adverse effect on our business, financial condition and/or results of operations.

A decrease in consumer demand in the U.S. for beauty care products, inventory management by our customers, changes in pricing or promotional strategies by our customers, a reduction in display space by our customers and/or a change in consumers’ purchasing habits, such as by buying more cosmetics and beauty care products in channels in which we do not currently compete (such as prestige and department stores, television shopping, door-to-door, specialty stores, the internet, perfumeries and other distribution outlets, which combine to account for a significant amount of beauty care sales), could impact the sales of our products, which could reduce our net sales and which could have a material adverse effect on our business, financial condition and/or results of operations.

Competition in the cosmetics and beauty care products business could have a material adverse effect on our business, financial condition and/or results of operations.

The cosmetics and beauty care products business is highly competitive. We compete primarily by:

•	developing quality products with innovative performance features, shades, finishes and packaging;

•	educating consumers about the benefits of our products;

•	anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions;

•	offering attractively priced products, relative to the product benefits provided;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our customers by providing relevant products and executing effective pricing, incentive and promotion programs;

•	ensuring product availability through effective planning and replenishment collaboration with our customers;

•	providing strong and effective advertising, promotion, marketing and merchandising support;

•	maintaining an effective sales force; and

•	obtaining and retaining sufficient display space, optimal in-store positioning and effective presentation of our products on-shelf.

An increase in or change in the current level of competition that we face could have a material adverse effect on our business, financial condition and/or results of operations.

In addition, we compete against a number of multi-national manufacturers, some of which are larger and have substantially greater resources than us, and which may therefore have the ability to spend more aggressively than us on advertising, promotions and marketing and have more flexibility than us to respond to changing business and economic conditions. Our products also compete with similar products sold through channels other than those in which we compete, including prestige and department stores, television shopping, door-to-door, specialty stores, the internet, perfumeries and other distribution outlets.

Additionally, our major customers periodically assess the allocation of retail display space among competitors and in the course of doing so could elect to reduce the display space allocated to our products, if, for example, our marketing strategies for our new and/or existing products are less effective than planned, fail to effectively reach the targeted consumer base or engender the desired consumption; and/or the rate of purchases by our consumers are not as high as we anticipate. Any significant loss of display space could have a material adverse effect on our business, financial condition and/or results of operations.

Our foreign operations are subject to a variety of social, political and economic risks and have been, and are expected to continue to be, affected by foreign currency fluctuations and/or currency controls, which could adversely affect the results of our business, financial condition and/or results of operations and the value of our foreign assets.

As of September 30, 2013, we had operations based in 14 foreign countries and our products were sold throughout the world. We are exposed to risks associated with social, political and economic conditions, including inflation, inherent in operating in foreign countries, including those in Asia, Eastern Europe, Latin America (including Venezuela) and South Africa, which could adversely affect our business, financial condition and/or results of operations. Such risks arise from laws and policies that govern foreign investment in countries where we have operations, hyperinflation, currency devaluation, currency controls, currency remittance restrictions, changes in consumer purchasing habits including as to shopping channels, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment.

These risks and limitations could affect the ability of our foreign subsidiaries to obtain sufficient capital to conduct their operations in the ordinary course of business. These limitations and the difficulties certain of our foreign subsidiaries may experience on the free flow of funds to our foreign subsidiaries could restrict our ability to respond timely to challenging market situations or changes in our operations, which could adversely affect our business, financial condition and/or results of operations.

Currency restrictions enacted by the Venezuelan government, which began in 2003, have impacted the ability of Revlon Venezuela to obtain U.S. Dollars in exchange for local currency at the official foreign exchange rates. Revlon Venezuela accounted for approximately 2%, 2% and 3% of our net sales for the years ended December 31, 2012, 2011 and 2010, respectively.

Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under U.S. GAAP and as a result of the hyperinflationary designation and devaluation of the local currency in Venezuela, our results of operations in 2010 were adversely impacted. As a result, during 2011 and 2012, we used alternative foreign currency markets with less favorable exchange rates to access U.S. Dollars, which adversely impacted our results of operations.

On February 8, 2013, the Venezuelan government announced the devaluation of Bolivars relative to the U.S. Dollar, effective beginning February 13, 2013, changing the official rate to 6.30 Bolivars per U.S. Dollar (the “Official Rate”). The Venezuelan government also announced that SITME, the currency market that we had been using through early February 2013, would be eliminated. During the second quarter of 2013, Revlon Venezuela received approval from the Venezuelan government to import certain products through CADIVI, subject to certain restrictions. The Company began importing certain products in the third quarter of 2013 utilizing the CADIVI market. The value of these imports was insignificant to the Company’s net sales in the third quarter of 2013. In addition, a new foreign currency exchange system, Sistema Complementario de Administración de Divisas (“SICAD”) has been developed in Venezuela to replace the SITME market. The Company has been unable to access U.S. Dollars in Venezuela using SICAD, but will consider participating in exchanging Bolivars for U.S. Dollars to the extent permitted should U.S. Dollars become available to the Company through SICAD in the future. If the rate of exchange in any new currency market is higher than the Official Rate, it may have a negative impact on the Company’s results of operations going forward. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — Impact of Foreign Currency Translation — Venezuela” for details).

Additionally, transfers of funds to our subsidiary in China, either as a shareholder loan or as an increase in registered capital, are subject to registration with or approval by the China’s governmental authorities, including the State Administration of Foreign Exchange, or SAFE, or the relevant examination and approval authority. Also, Company loans to finance our China subsidiary cannot exceed certain statutory limits.

Our net sales outside of the U.S. for the years ended December 31, 2012, 2011 and 2010 were approximately 44%, 45% and 45% of our total consolidated net sales, respectively. Fluctuations in foreign currency exchange rates have affected and may continue to affect our results of operations and the value of our foreign assets in 2012 and 2013, respectively, which in turn may adversely affect our reported net sales and earnings and the comparability of period-to-period results of operations.

We enter into foreign currency forward exchange contracts to hedge certain net cash flows denominated in foreign currencies. The foreign currency forward exchange contracts are entered into primarily for the purpose of hedging anticipated inventory purchases and certain intercompany payments denominated in foreign currencies and generally have maturities of less than one year. At September 30, 2013, the notional amount of our foreign currency forward exchange contracts was $46.2 million. The foreign currency forward exchange contracts that we enter into may not adequately protect against foreign currency fluctuations.

Terrorist attacks, acts of war or military actions may adversely affect the territories in which we operate and our business, financial condition and/or results of operations.

On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, as well as terrorist attacks such as those that have occurred in Benghazi, Libya, Madrid, Spain and London, England, attempted attacks, military responses to terrorist attacks and future developments, or other military actions, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could reduce net sales and therefore could have a material adverse effect on our business, financial condition and/or results of operations.

Our products are subject to federal, state and international regulations that could adversely affect our business, financial condition and/or results of operations.

We are subject to regulation by the Federal Trade Commission (the “FTC”) and the Food and Drug Administration (the “FDA”), in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including those in the European Union, or the EU, Canada and other countries in which we operate. Our Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and anti-perspirants. Regulations in the U.S., the EU, Canada and other countries in which we operate that are designed to protect consumers or the environment have an increasing influence on our product claims, ingredients and packaging. To the extent federal, state, local and/or foreign regulatory changes occur in the future, they could require us to reformulate or discontinue certain of our products or revise our product packaging or labeling, any of which could result in, among other things, increased costs to us, delays in product launches, product returns or recalls and lower net sales, and therefore could have a material adverse effect on our business, financial condition and/or results of operations.

The failure of our information technology systems could disrupt our business operations which could have a material adverse effect on our business, financial condition and/or results of operations.

The operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage, among other things, our business data, communications, supply chain, inventory management, customer order entry and order fulfillment, processing transactions, summarizing and reporting results of operations, human resources benefits and payroll management, compliance with regulatory, legal or tax requirements and other processes and data necessary to manage our business. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in, among other things, transaction errors, processing inefficiencies, loss of data and the loss of sales and customers, which could cause our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including, without limitation, fire, natural disasters, power outages, systems failure, system conversions, security breaches, cyber-attacks, viruses and/or human error. In any such event, we could be required to make a significant investment to fix or replace our information technology systems, and we could experience interruptions in our ability to service our customers. Any such damage or interruption could have a material adverse effect on our business, financial condition and/or results of operations.

Shares of Revlon Class A Common Stock and our capital stock are pledged to secure various of Revlon’s and/or other of our affiliates’ obligations and foreclosure upon these shares or dispositions of shares could result in the acceleration of debt under the Amended Credit Agreements, the Amended and Restated Senior Subordinated Term Loan Agreement and the indenture governing the notes and could have other consequences.

All of our shares of common stock are pledged to secure Revlon’s guarantee under the Amended Credit Agreements. MacAndrews & Forbes has advised us that it has pledged shares of Revlon’s Class A Common Stock to secure certain obligations of MacAndrews & Forbes. Additional shares of Revlon and shares of common stock of intermediate holding companies between Revlon and MacAndrews & Forbes may from time to time be pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Revlon’s Class A Common Stock, our common stock or stock of intermediate holding companies between Revlon and MacAndrews & Forbes.

A foreclosure upon any such shares of common stock or dispositions of shares of Revlon’s Class A Common Stock, our common stock or stock of intermediate holding companies between Revlon and MacAndrews & Forbes which are beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a “change of control” under the Amended Credit Agreements, the Amended and Restated Senior Subordinated Term Loan Agreement and the indenture governing the notes. A change of control constitutes an event of default under the Amended Credit Agreements which would permit our lenders to accelerate amounts outstanding under such facilities. In addition, holders of the New Notes may require us to repurchase their respective New Notes under those circumstances. Upon a change of control, we would also be required, after fulfilling our repayment obligations under the indenture governing the notes, to repay in full the Amended and Restated Senior Subordinated Term Loan.

We may not have sufficient funds at the time of any such change of control to repay in full the borrowings under the Amended Credit Facilities or to repurchase or redeem the New Notes and/or repay the Non-Contributed Loan. (See “— Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, we may be unable to meet our cash requirements or we may be unable to meet the requirements of the financial covenants under the Amended Credit Agreements which could have a material adverse effect on our business, financial condition and/or results of operations”).

MacAndrews & Forbes has the power to direct and control our business.

MacAndrews & Forbes is wholly-owned by Ronald O. Perelman. After giving effect to Revlon’s mandatory redemption of its Series A Preferred Stock on October 8, 2013, as well as to MacAndrews & Forbes’ voluntary conversion on October 4, 2013 of all of its 3,125,000 shares of Revlon Class B Common Stock, which had 10 votes per share, on a one-for-one basis to 3,125,000 shares of Revlon Class A Common Stock, Mr. Perelman, through MacAndrews & Forbes, beneficially owned approximately 78% of Revlon’s outstanding Class A Common Stock. As a result, MacAndrews & Forbes is able to control the election of the entire Board of Directors of Revlon and of our Board of Directors (as we are a wholly owned subsidiary of Revlon) and controls the vote on all matters submitted to a vote of Revlon’s and our stockholders, including the approval of mergers, consolidations, sales of some, all or substantially all of Revlon’s or our assets, issuances of capital stock and similar transactions.

We may not be able to integrate Colomer into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the Colomer Acquisition, or may disrupt our current operations, which could have an adverse effect on our business, financial position and/or results of operations.

We plan to integrate the operations of Colomer into our business and expect to achieve approximately $25 million of annualized cost synergies by the end of year two, at a cost of approximately $40 million over the two-year period following the acquisition’s October 9, 2013 closing. The process of integrating Colomer into our business involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing core business operations and involves a number of integration risks, including, but not limited to:

•	difficulties or complications in combining the companies’ operations;

•	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

•	the diversion of management’s attention from our ongoing core business operations;

•

difficulties or delays in consolidating Colomer’s information technology platforms, including implementing systems designed to continue to ensure that we maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable us to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

•	possible disruptions that could result from efforts to consolidate our combined manufacturing facilities or changes in our combined supply chain;

•	unanticipated costs and other assumed contingent liabilities; and/or

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the Colomer Acquisition, which could have an adverse effect on our business, financial condition and/or results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of our management. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

(i)  our future financial performance;

(ii)  the effect on sales of decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in currency exchange rates and/or currency controls; decreased sales of our products as a result of increased competitive activities by our competitors, changes in consumer purchasing habits, including with respect to shopping channels; inventory management by our customers; space reconfigurations or reductions in display space by our customers; changes in pricing or promotional strategies by our customers; less than anticipated results from our existing or new products or from its advertising, promotional and/or marketing plans; or if our expenses, including, without limitation, for pension expense under our benefit plans, acquisition-related integration costs, advertising, promotional and marketing activities or for sales returns related to any reduction of space by our customers, product discontinuances or otherwise, exceed the anticipated level of expenses;

(iii)  our belief that the continued execution of our business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands, further refining our approach to retail merchandising and/or taking further actions to optimize our manufacturing, sourcing and organizational size and structure, including optimizing the integration of the Colomer Acquisition (including our plans to integrate the operations of Colomer into our business and our expectations of achieving approximately $25 million of annualized cost synergies by the end of year two, at a cost of approximately $40 million over the two-year period following the acquisition’s October 9, 2013 closing), any of which, the intended purpose of which would be to create value through profitable growth, and could result in us making investments and/or recognizing charges related to executing against such opportunities, which activities may be funded with cash on hand, funds available under the Amended Revolving Credit Facility and/or other permitted additional sources of capital, which actions could increase our total debt;

(iv)  our expectations regarding our strategic goal to profitably grow our business and as to the business strategies employed to achieve this goal, which are: (a) continuing to build our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our customers; (b) continuing to develop our organizational capability through retaining, attracting and rewarding highly capable people and through performance management, development planning, succession planning and training; (c) continuing to drive common global processes which are designed to provide the most efficient and effective allocation of our resources; (d) focusing on pursuing growth opportunities with our existing brands as well as seeking to acquire brands to complement our core business; and (e) continuing to drive our collective business activities to deliver improved financial performance;

(v)  the effect of restructuring activities, restructuring costs and charges, the timing of restructuring payments and the benefits from such activities; including, without limitation, our expectation that approximately $7 million of cost reductions associated with the September 2012 Program are expected to benefit 2013 and annualized cost reductions thereafter are expected to be approximately $10 million; our expectation to recognize total charges of approximately $27 million related to the September 2012 Program; and our expectation that the total net cash paid related to the September 2012 Program will be approximately $24 million (which includes the cash proceeds of $2.7 million received in July 2013 related to the sale of the Company’s manufacturing facility in France), of which $3.8 million was paid in 2012,

$13.3 million was paid in the nine months ended September 30, 2013, $4 million is expected to be paid during the fourth quarter of 2013 and the remainder is expected to be paid in 2014;

(vi)  our expectation that operating revenues, cash on hand and funds available for borrowing under the Amended Revolving Credit Facility and other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2013, including the cash requirements referred to in item (viii) below;

(vii)  our expected principal sources of funds, including operating revenues, cash on hand and funds available for borrowing under the Amended Revolving Credit Facility and other permitted lines of credit, as well as the availability of funds from our taking certain measures, including, among other things, reducing discretionary spending;

(viii)  our expected principal uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the continued execution of our business strategy, the Colomer Acquisition and related integration costs, payments in connection with our purchases of permanent wall displays, capital expenditure requirements, debt service payments and costs, tax payments, pension and post-retirement benefit plan contributions, payments in connection with our restructuring programs, severance not otherwise included in our restructuring programs, debt repurchases (including, without limitation, that we may also, from time to time, seek to retire or purchase our outstanding debt obligations in open market purchases, in privately negotiated transactions or otherwise and may seek to refinance some or all of our indebtedness based upon market conditions and that any retirement or purchase of debt may be funded with operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material); and our estimates of the amount and timing of our operating expenses, the payment of costs related to the Colomer Acquisition and its related integration, debt service payments (including payments required under our debt instruments), cash contributions to our pension plans and our other post-retirement benefit plans, net periodic benefit costs/income for the pension and other post-retirement benefit plans, cash tax payments, purchases of permanent wall displays, capital expenditures, restructuring costs and payments, severance costs and payments and debt repurchases;

(ix)  matters concerning our market-risk sensitive instruments, as well as our expectations as to the counterparty’s performance, including that any loss arising from any non-performance by the counterparty would not be material;

(x)  our expectation to efficiently manage our working capital, including, among other things, initiatives intended to optimize inventory levels over time; centralized procurement to secure discounts and efficiencies; prudent management of accounts receivable and accounts payable; and controls on general and administrative spending; and our belief that in the ordinary course of business, our source or use of cash from operating activities may vary on a quarterly basis as a result of a number of factors, including the timing of working capital flows;

(xi)  our expectations regarding our future net periodic benefit cost for our U.S. and international defined benefit plans;

(xii)  our belief that we maintain comprehensive property insurance, as well as business interruption insurance;

(xiii)  our expectation that our tax provision and effective tax rate in any individual quarter will vary and may not be indicative of our tax provision and effective tax rate for the full year;

(xiv)  our expectation that as new currency markets are developed in Venezuela, we will consider participating in exchanging Bolivars for U.S. Dollars to the extent permitted and our belief that if the rate of exchange in any new currency market is higher than the Official Rate, it may have a negative impact on our results of operations going forward;

(xv) the Company’s belief that while the new structure of our long-term incentive plan does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively;

(xvi) the Company’s $4.5 million accrual for estimated clean-up costs related to the destroyed facility in Venezuela;

(xvii) the Company’s beliefs and expectations regarding certain benefits of the Colomer Acquisition, including that it (i) provides cost synergy opportunities and (ii) offers opportunities for profitable growth by leveraging the combined Company’s enhanced innovation capability and know-how; and

(xviii) the outcome of the Company’s review of its organizational structure.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “assumptions,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, including this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

(i)  unanticipated circumstances or results affecting our financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; changes in consumer preferences, such as reduced consumer demand for our color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to shopping channels; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, our existing or new products; higher than expected integration costs related to the Colomer Acquisition; higher than expected pension expense and/or cash contributions under our benefit plans, advertising, promotional and/or marketing expenses or lower than expected results from our advertising, promotional and/or marketing plans; higher than expected sales returns or decreased sales of our existing or new products; actions by our customers, such as inventory management by our customers and greater than anticipated space reconfigurations or reductions in display space by our customers and/or product discontinuances or a greater than expected impact from changes in pricing or promotional strategies by our customers; and changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors.

(ii)  in addition to the items discussed in (i) above, the effects of and changes in economic conditions (such as continued volatility in the financial markets, inflation, monetary conditions and foreign currency fluctuations and currency controls, as well as in trade, monetary, fiscal and tax policies in international markets) and political conditions (such as military actions and terrorist activities);

(iii)  unanticipated costs or difficulties or delays in completing projects associated with the continued execution of our business strategy or lower than expected revenues or the inability to create value through profitable growth as a result of such strategy, including lower than expected sales, or higher than expected costs, including as may arise from any additional repositioning, repackaging or reformulating of one or more brands or product lines, launching of new product lines, including higher than expected expenses, including for sales returns, for launching our new products, acquiring businesses or brands, further refining our approach to retail merchandising, and/or difficulties, delays or increased costs in connection with taking further actions to optimize our manufacturing, sourcing, supply chain or organizational size and structure, including optimizing the integration of the Colomer Acquisition (including difficulties or delays in and/or our inability to integrate the Colomer business which could result in less than expected cost synergies, more than expected costs to achieve the planned synergies or delays in achieving the expected synergies), as well as the unavailability of cash on hand and/or funds under the Amended Revolving Credit Facility or from other permitted additional sources of capital to fund such potential activities;

(iv)  difficulties, delays or unanticipated costs in achieving our strategic goal to profitably grow our business and as to the business strategies employed to achieve this goal, such as (a) difficulties, delays or our inability to build our strong brands, such as due to less than effective product development, less than expected acceptance of our new or existing products by consumers and/or our customers, less than expected acceptance of our advertising, promotional and/or marketing plans by our consumers and/or our customers, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, less than expected acceptance of our brand communication by consumers and/or our customers, less than expected levels of advertising, promotional and/or marketing activities for our new product launches and/or less than expected levels of execution with our customers or higher than expected costs and expenses; (b) difficulties, delays or the inability to develop our organizational capability; (c) difficulties, delays or unanticipated costs in connection with our plans to continue to drive common global processes which are designed to provide the most efficient and effective allocation of its resources, such as due to higher than anticipated levels of investment required to support and build our brands globally; (d) difficulties, delays or unanticipated costs in connection with our plans to pursue growth opportunities with our existing brands, such as due to those reasons set forth in clause (iv)(a) above and/or to acquire businesses or brands to complement our core business, such as difficulties, delays or unanticipated costs in consummating, or our inability to consummate, transactions to acquire new businesses or brands or higher than expected integration costs related to the Colomer Acquisition; and/or (e) difficulties, delays or unanticipated costs in continuing to drive our collective business activities to deliver improved financial performance;

(v)  difficulties, delays or unanticipated costs or charges or less than expected savings and other benefits resulting from our restructuring activities, such as greater than anticipated costs or charges or less than anticipated cost reductions or other benefits from the September 2012 Program and the risk that any of such programs may not satisfy our objectives;

(vi)  lower than expected operating revenues, cash on hand and/or funds available under the Amended Revolving Credit Facility and/or other permitted lines of credit or higher than anticipated operating expenses, such as referred to in clause (viii) below;

(vii)  the unavailability of funds under our Amended Revolving Credit Facility or other permitted lines of credit; or from difficulties, delays in or our inability to take other measures, such as reducing discretionary spending;

(viii)  higher than expected operating expenses, sales returns, working capital expenses, permanent wall display costs, capital expenditures, debt service payments, tax payments, cash pension plan contributions, post-retirement benefit plan contributions and/or net periodic benefit costs for the pension and other post-retirement benefit plans, integration costs related to the Colomer Acquisition, restructuring costs, severance not otherwise included in our restructuring programs and/or debt repurchases;

(ix)  interest rate or foreign exchange rate changes affecting us and our market-risk sensitive financial instruments and/or difficulties, delays or the inability of the counterparty to perform such transactions;

(x)  difficulties, delays or our inability to efficiently manage our cash and working capital;

(xi)  lower than expected returns on pension plan assets and/or lower discount rates, which could result in higher than expected cash contributions and/or net periodic benefit costs;

(xii)  unanticipated events or circumstances that could cause our property and/or business interruption insurance to provide less than adequate coverage;

(xiii)  unexpected significant variances in our tax provision and effective tax rate;

(xiv)  difficulties, delays in or our inability to exchange Bolivars for U.S. Dollars, whether due to the lack of a market developing for such exchange or otherwise and/or unanticipated adverse impacts to our results of operations such as due to higher than expected exchange rates; and difficulties or delays in our ability to import certain products through CADIVI;

(xv)  unanticipated consequences from our new long-term incentive plan, such as higher than anticipated expenses or changes in the periods when such expenses would be recognized;

(xvi) unanticipated costs incurred in connection with the activities related to the destroyed facility in Venezuela;

(xvii) difficulties or delays in realizing, or less than anticipated, benefits from the Colomer Acquisition, such as (i) less than expected cost synergies, more than expected costs to achieve the planned synergies or delays in achieving the expected synergies, such as due to difficulties or delays in and/or our inability to integrate the Colomer business, and/or (ii) less than expected growth from the Colomer brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative new professional products and/or difficulties or delays in and/or our inability to expand its distribution into new channels; and/or

(xviii) tax and regulatory considerations that may impact our review of our organizational structure.

Factors other than those listed above could also cause our results to differ materially from expected results.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. Any Old Notes that are properly tendered and exchanged pursuant to the Exchange Offer will be retired and cancelled. Accordingly, the issuance of the New Notes will not increase our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown.

For purposes of calculating these ratios: (a) earnings consist of income from continuing operations before income taxes of $36.9 million, $66.6 million, $88.7 million, $98.8 million and $115.6 million for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively, and $53.2 million and $64.9 million for the nine months ended September 30, 2012 and 2013, respectively, and (b) fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest, which totaled $130.3 million, $104.0 million, $106.8 million, $100.6 million and $94.2 million for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively, and $70.8 million and $61.9 million for the nine-month periods ended September 30, 2012 and 2013, respectively.

						Nine Months
	Year Ended December 31,					Ended September 30,
	2008	2009	2010	2011	2012	2012	2013
						(Unaudited)
Ratio of earnings to fixed charges	1.3	1.6	1.8	2.0	2.2	1.8	2.0

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated statement of operations and other financial data for each of the years in the three-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by an independent registered public accounting firm. The selected historical consolidated statement of operations and other financial data for each of the nine-month periods ended September 30, 2012 and 2013 and the consolidated balance sheet data as of September 30, 2012 and 2013 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2008(a)	2009(b)	2010(c)	2011(d)	2012(e)	2012	2013(f)
	(In millions, except per share amounts)					(Unaudited)
Historical Statement Of Operations Data:
Net sales	$1,346.8	$1,295.9	$1,321.4	$1,381.4	$1,426.1	$1,034.8	$1,021.4
Gross profit	855.9	821.2	866.1	888.8	919.6	667.7	655.9
Selling, general and administrative expenses	701.6	619.6	659.3	678.1	690.9	524.4	500.0
Restructuring charges and other, net	(8.4)	21.3	(0.3)	—	20.7	21.0	1.8
Operating income	162.7	180.3	207.1	210.7	208.0	122.3	154.1
Interest expense	119.7	93.0	96.7	91.1	85.3	64.1	55.5
Amortization of debt issuance costs	5.6	5.5	4.5	3.7	3.4	2.6	2.2
Loss on early extinguishment of debt, net	0.7	5.8	9.7	11.2	—	—	28.1
Foreign currency losses, net	0.1	8.9	6.3	4.4	2.7	2.0	2.9
Miscellaneous, net	(0.3)	0.5	1.2	1.5	1.0	0.4	0.5
Provision for (benefit from) income taxes	15.9	8.1	(235.3)	35.4	44.8	33.1	32.4
Income from continuing operations	21.0	58.5	324.0	63.4	70.8	20.1	32.5
Income from discontinued operations	44.8	0.3	0.3	0.6	0.4	0.4	0.3
Net income	65.8	58.8	324.3	64.0	71.2	20.5	32.8
Ratio of earnings to fixed charges(g)	1.3	1.6	1.8	2.0	2.2	1.8	2.0

	December 31,					September 30,
	2008(a)	2009(b)	2010(c)	2011(d)	2012(e)	2012	2013(f)
	(In millions)					(Unaudited)
Balance Sheet Data:
Total current assets	$457.4	$446.3	$527.6	$581.9	$616.0	$561.7	$667.9
Total non-current assets	384.9	384.2	592.8	624.2	681.7	679.1	668.4

Total assets	$842.3	$830.5	$1,120.4	$1,206.1	$1,297.7	$1,240.8	$1,336.3

Total current liabilities	$322.9	$305.2	$312.4	$332.9	$441.6	$374.0	$383.4
Total non-current liabilities	1,602.8	1,519.1	1,465.1	1,514.8	1,432.8	1,479.1	1,494.6

Total liabilities	$1,925.7	$1,824.3	$1,777.5	$1,847.7	$1,874.4	$1,853.1	$1,878.0

Total indebtedness	$1,329.6	$1,248.7	$1,219.6	$1,227.9	$1,220.9	$1,225.7	$1,283.4
Total stockholder’s deficiency	(1,083.4)	(993.8)	(657.1)	(641.6)	(576.7)	(612.3)	(541.7)

(a)	Results for 2008 include a $5.9 million gain from the sale of a non-core trademark during the first quarter of 2008, and a net $4.3 million gain related to the sale of the Mexico facility (which is comprised of a $7.0 million gain on the sale, partially offset by related restructuring charges of $1.1 million, $1.2 million of SG&A and cost of sales and $0.4 million of taxes). In addition, results for 2008 also include various other restructuring charges of approximately $3.8 million. The results of discontinued operations for 2008 included a one-time gain from the disposition of the non-core Bozzano business and certain other non-core brands, including Juvena and Aquamarine, which were sold in the Brazilian market, of $45.2 million.

(b)

Results for 2009 include: (1) a $20.8 million charge related to our worldwide organizational restructuring announced in May 2009, which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating the Company’s office facilities in New Jersey (the “May 2009 Program”); and (2) a $5.8 million net loss on early extinguishment of debt in 2009 primarily due to a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the refinancing of the 9 1/2% Senior Notes in November 2009, partially offset by a $7.7 million gain on repurchases of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes prior to their complete refinancing in November 2009 at an aggregate purchase price of $41.0 million, which is net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

(c)	Results for 2010 include: (1) an increase in net income driven by a non-cash benefit of $248.5 million related to the reduction of our deferred tax valuation allowance on our net U.S. deferred tax assets at December 31, 2010 as a result of us achieving three cumulative years, as well as our third consecutive year, of positive U.S. GAAP pre-tax income and taxable income in the U.S., and based upon our then current expectations as of December 31, 2010 for the realization of such deferred tax benefits in the U.S., which is reflected in the provision for income taxes; (2) a $9.7 million loss on the early extinguishment of debt in connection with the 2010 refinancing of the 2006 bank credit facilities; and (3) a $2.8 million one-time foreign currency loss related to the required re-measurement of the balance sheet of our subsidiary in Venezuela to reflect the impact of the devaluation of Venezuela’s local currency relative to the U.S. Dollar, as Venezuela was designated as a highly inflationary economy effective January 1, 2010.

(d)	Results for 2011 include: (1) an increase in net income driven by a non-cash benefit of $16.9 million related to the reduction of our deferred tax valuation allowance on our net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011 as a result of our improved earnings trends and cumulative taxable income in those jurisdictions, which is reflected in the provision for income taxes; and (2) an $11.2 million loss on the early extinguishment of debt in connection with the 2011 refinancing of our bank credit facilities.

(e)	Results for 2012 include: (1) $24.1 million in restructuring and related charges recorded as a result of the September 2012 Program, which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which was effective in the fourth quarter of 2012. Of the $24.1 million charge: (a) $20.7 million is recorded in restructuring charges; (b) $1.6 million is recorded as a reduction to net sales; (c) $1.2 million is recorded in cost of goods sold; and (d) $0.6 million is recorded in SG&A expenses (See Note 3, “Restructuring Charges” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus); and (2) an increase in net income driven by a non-cash benefit of $15.8 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions in the U.S. at December 31, 2012, as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions, which is reflected in the provision for income taxes.

(f)	Results for the nine months ended September 30, 2013 include: (1) $28.1 million aggregate loss on early extinguishment of debt ($17.0 million after tax) due to the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment (See Note 6, “Long-Term Debt” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus); and (2) a $26.4 million gain in SG&A expenses related to the insurance settlement of the Company’s claims for the loss of inventory as well as business interruption and property losses from the 2011 fire in Venezuela, partially offset by an accrual of $4.5 million for estimated clean-up costs related to the destroyed facility in Venezuela.

(g)	Earnings used in computing the ratio of earnings to fixed charges consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). The excess of earnings to fixed charges was $36.9 million, $66.6 million, $88.7 million, $98.8 million and $115.6 million, as reported for the years ended December 31, 2008, 2009, 2010, 2011 and 2012; and $53.2 million and $64.9 million as reported for the nine months ended September 30, 2012 and 2013.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and explanatory notes present how the consolidated financial statements of RCPC and Colomer may have appeared had the Colomer Acquisition been completed at earlier dates. The unaudited pro forma condensed combined financial statements show the impact of the Colomer Acquisition on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with RCPC treated as the acquirer of Colomer as if the Colomer Acquisition had been completed on January 1, 2012 for statements of operations purposes and on September 30, 2013 for balance sheet purposes.

Colomer’s historical consolidated financial statements have been prepared in accordance with IFRS as issued by IASB (“IFRS”). The unaudited pro forma condensed combined financial statements reflect certain adjustments to Colomer’s financial statements to align those financials with RCPC’s U.S. GAAP accounting policies. These adjustments reflect RCPC’s best estimates based upon the information currently available. Additionally, certain items have been reclassified from Colomer’s historical financial statements to align the presentation of those financials with RCPC’s financial statement presentation. These reclassifications were determined based upon the information currently available to RCPC and additional reclassifications may be necessary once the acquisition accounting is completed and additional information is available.

Colomer’s historical financial statements have been translated from Euros to U.S. Dollars using historical exchange rates. See Note 3, “IFRS to U.S. GAAP Reconciliation of Colomer’s Historical Financial Information” for the translation of Colomer’s historical financial statements.

The Colomer Acquisition will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values with any excess reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect RCPC’s best estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the business combination; or (2) the impact of non-recurring items directly related to the business combination.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Colomer Acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

•	the separate audited historical consolidated financial statements of RCPC for the year ended December 31, 2012 included elsewhere in this prospectus;

•

the separate audited historical consolidated financial statements of Colomer as of December 31, 2012 and 2011 and January 1, 2011, and for each of the three years in the period ended December 31, 2012 included elsewhere in this prospectus;

•	the separate unaudited historical consolidated financial statements of RCPC as of and for the nine months ended September 30, 2013 included elsewhere in this prospectus; and

•	the separate unaudited condensed historical consolidated financial statements of Colomer as of and for the six months ended June 30, 2013 included elsewhere in this prospectus.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(in millions)

	Historical
	RCPC	Colomer U.S. GAAP	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$1,426.1	$515.2	$—		$1,941.3
Cost of sales	506.5	181.9	—		688.4

Gross profit	919.6	333.3	—		1,252.9
Selling, general and administrative	690.9	270.5	16.9	Note 5(c)	978.3
Restructuring charges and other, net	20.7	7.5	—		28.2

Operating income (loss)	208.0	55.3	(16.9)		246.4

Other expenses, net:
Interest expense	85.3	9.9	22.1	Note 5(d)	117.3
Amortization of debt issuance costs	3.4	0.6	2.3	Note 5(d)	6.3
Loss on early extinguishment of debt	—	—	—		—
Foreign currency losses (gains), net	2.7	(1.3)	—		1.4
Miscellaneous, net	1.0	(3.6)	—		(2.6)

Other expenses, net	92.4	5.6	24.4		122.4

Income (loss) from continuing operations, before income taxes	115.6	49.7	(41.3)		124.0
(Provision for) benefit from income taxes	(44.8)	(19.8)	15.2	Note 5(e)	(49.4)

Income (loss) from continuing operations, net of taxes	$70.8	$29.9	$(26.1)		$74.6

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

(in million)

	Historical
	RCPC	Colomer U.S. GAAP	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$1,021.4	$404.4	$—		$1,425.8
Cost of sales	365.5	136.0	—		501.5

Gross profit	655.9	268.4	—		924.3
Selling, general and administrative	500.0	224.1	(1.9)	Note 5(c)	722.2
Restructuring charges and other, net	1.8	0.6	—		2.4

Operating income	154.1	43.7	1.9		199.7

Other expenses, net:
Interest expense	55.5	4.8	16.9	Note 5(d)	77.2
Amortization of debt issuance costs	2.2	—	1.8	Note 5(d)	4.0
Loss on early extinguishment of debt	28.1	—	—		28.1
Foreign currency losses (gains), net	2.9	(2.2)	—		0.7
Miscellaneous, net	0.5	(0.7)	—		(0.2)

Other expenses, net	89.2	1.9	18.7		109.8

Income (loss) from continuing operations, before income taxes	64.9	41.8	(16.8)		89.9
(Provision for) benefit from income taxes	(32.4)	(23.8)	7.1	Note 5(e)	(49.1)

Income (loss) from continuing operations, net of taxes	$32.5	$18.0	$(9.7)		$40.8

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(in millions, except share and par value amounts)

	Historical
	RCPC	Colomer U.S. GAAP	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$139.3	$36.2	$9.7	Note 5(d)	$185.2
Trade receivables, net	194.1	82.6	—		276.7
Inventories	142.2	61.4	—		203.6
Deferred income taxes-current	50.0	8.0	—		58.0
Receivable from Revlon, Inc.	91.0	—	—		91.0
Prepaid expenses and other	51.3	12.4	—		63.7

Total current assets	$667.9	$200.6	$9.7		$878.2

Property, plant and equipment, net	102.7	54.8	—		157.5
Deferred income taxes-noncurrent	181.2	46.3	—		227.5
Goodwill	217.9	173.3	(173.3)	Note 5(a)	485.4
			267.5	Note 5(a)
Intangible assets, net	64.7	3.9	(4.0)	Note 5(a)	350.8
			286.2	Note 5(a), 5(b)
Other assets	101.9	1.8	15.7	Note 5(d)	119.4

Total assets	$1,336.3	$480.7	$401.8		$2,218.8

Liabilities and stockholder’s deficiency
Current liabilities:
Short-term borrowings	$6.6	$2.8	$—		$9.4
Current portion of long-term debt	—	—	7.0	Note 5(d)	7.0
Current portion of long-term debt - affiliates	48.6	—	—		48.6
Accounts payable	103.4	52.6	—		156.0
Accrued expenses and other	224.8	64.4	8.5	Note 5(a), 5(b)	285.3
			(10.0)	Note 5(a)
			(2.4)	Note 5(d)

Total current liabilities	383.4	119.8	3.1		506.3
Long-term debt	1,228.2	122.6	691.3	Note 5(d)	1,919.5
			(122.6)	Note 5(a), 5(d)
Long-term pension and other post-retirement plan liabilities	210.1	4.6	—		214.7
Deferred income taxes-noncurrent	—	35.9	55.8	Note 5(a), 5(b)	57.7
			(34.0)	Note 5(a), 5(b)
Other long-term liabilities	56.3	12.0	—		68.3
Commitments and contingencies
Stockholder’s deficiency:
RCPC Preferred Stock, par value $1.00 per share; 1,000 shares authorized; 546 shares issued and outstanding as of September 30, 2013	54.6	—	—		54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized and 5,260 shares issued and outstanding as of September 30, 2013	—	0.8	(0.8)	Note 5(a), 5(f)	—
Additional paid-in-capital	946.3	29.4	(29.4)	Note 5(a), 5(f)	946.3
Accumulated deficit	(1,336.6)	174.6	(174.6)	Note 5(a), 5(f)	(1,342.6)
			(6.0)	Note 5(d)
Accumulated other comprehensive loss	(206.0)	(19.0)	19.0	Note 5(a), 5(f)	(206.0)

Total stockholder’s deficiency	(541.7)	185.8	(191.8)		(547.7)

Total liabilities and stockholder’s deficiency	$1,336.3	$480.7	$401.8		$2,218.8

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

Note 1. Description of the Transactions

Colomer Acquisition

On October 9, 2013, RCPC completed the acquisition of Colomer, a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care; CND Shellac and CND Vinylux nail polishes; and American Crew men’s hair care (the “Colomer Acquisition”), pursuant to a share sale and purchase agreement (the “Colomer Purchase Agreement”), which we entered into on August 3, 2013. We acquired Colomer for a cash purchase price of $664.5 million, which we financed with proceeds from the Acquisition Term Loans under the Amended Term Loan Facility (as defined below). The Colomer Acquisition provides us with broad brand, geographic and channel diversification and substantially expands our business, providing distribution into new channels and cost synergy opportunities. In addition, the Colomer Acquisition offers opportunities for profitable growth by leveraging our combined enhanced innovation capability and know-how.

Amended Credit Facilities

On August 19, 2013, in connection with the Colomer Acquisition, RCPC consummated an amendment (the “August 2013 Term Loan Amendment”) to our 2011 Term Loan Agreement (as amended by the August 2013 Term Loan Amendment and the Incremental Amendment (as hereinafter defined), the “Amended Term Loan Agreement” or the “Amended Term Loan Facility”), which permitted, among other things: (i) our consummation of the Colomer Acquisition; and (ii) our incurring up to $700 million of additional term loans that we used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. On August 19, 2013, in connection with the Colomer Acquisition, we also entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, N.A. and Deutsche Bank AG New York Branch (collectively, the “Initial Acquisition Lenders”) and Citicorp USA, Inc. as administrative agent and collateral agent, pursuant to which the Initial Acquisition Lenders committed to provide up to $700 million of term loans under the Amended Term Loan Agreement, which we used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses (the “Acquisition Term Loans”).

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Colomer Acquisition on the historical financial position and operating results of RCPC and Colomer. The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations of RCPC and Colomer, giving effect to the Colomer Acquisition as if it had been completed on January 1, 2012. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balances sheets of RCPC and Colomer, giving effect to the Colomer Acquisition as if it had occurred on September 30, 2013.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with RCPC treated as the acquirer, have been prepared in accordance with U.S. GAAP and should be read together with the separate financial statements of RCPC and Colomer.

Colomer’s historical financial statements have been prepared in accordance with IFRS as issued by IASB. The unaudited pro forma condensed combined financial statements reflect certain adjustments to Colomer’s financial statements to align with RCPC’s U.S. GAAP accounting policies. Certain reclassifications have been made to the historical financial statements of Colomer to conform to the presentation used by RCPC. RCPC expects there could be additional reclassifications in the year following the completion of the business combination. See Note 3, “IFRS to U.S. GAAP Reconciliation of Colomer’s Historical Financial Information” for the reconciliation of Colomer’s historical financials from IFRS to U.S. GAAP and the translation of Colomer’s historical financials from Euros to U.S. Dollars.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

The fair values of the net assets acquired are provisional based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Colomer as of the acquisition date will be reflected as goodwill. The fair values of net assets and resulting goodwill are subject to finalizing our analysis of the fair value of Colomer’s assets and liabilities as of the acquisition date and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Colomer Acquisition had been completed during the period or as of the dates for which the pro forma financial information is presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined company.

The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations do not include: (1) any revenue or cost saving synergies that may be achieved through the business combination; or (2) the impact of non-recurring items directly related to the business combination.

RCPC plans to integrate the operations of Colomer into its business and expects to achieve approximately $25 million of annualized cost synergies by the end of year two, at a cost of approximately $40 million over the two-year period following the acquisition’s October 9, 2013 closing. As stated above, such expected synergies and costs have not been reflected in the pro forma condensed combined financial statements.

Note 3. IFRS to U.S. GAAP Reconciliation of Colomer’s Historical Financial Information

Colomer’s historical financial statements have been prepared in accordance with IFRS as issued by IASB. Adjustments have been made to align Colomer’s historical financial statements with RCPC’s U.S. GAAP accounting policies. These adjustments reflect RCPC’s best estimates based upon the information available.

Colomer’s historical financial statements have been translated from Euros to U.S. Dollars using the following historical exchange rates:

Euro/U.S. Dollar
December 31, 2012 average twelve-month exchange rate	1.29
September 30, 2013 average nine-month exchange rate	1.32
September 30, 2013 period end spot rate	1.35

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

Colomer’s historical statement of operations for the year ended December 31, 2012 reconciled to U.S. GAAP and translated into U.S. Dollars:

	Colomer IFRS (in Euros)	U.S. GAAP Adjustments and Reclasses (in Euros)	Note	Colomer U.S. GAAP (in Euros)	Colomer U.S. GAAP (in USD)
Net sales	€402.0	€(2.6)	(b), (d)	€399.4	$515.2
Cost of sales	141.9	(0.9)	(d)	141.0	181.9

Gross profit	260.1	(1.7)		258.4	333.3
Selling, general and administrative	215.3	(5.6)	(b), (c), (d)	209.7	270.5
Restructuring charges and other, net	5.8	—		5.8	7.5

Operating income	39.0	3.9		42.9	55.3

Other expenses, net:
Interest expense	7.8	(0.1)	(d)	7.7	9.9
Amortization of debt issuance costs	0.5	—		0.5	0.6
Foreign currency losses (gains), net	(0.9)	(0.1)	(d)	(1.0)	(1.3)
Miscellaneous, net	(0.9)	(1.9)	(a)	(2.8)	(3.6)

Other expenses, net	6.5	(2.1)		4.4	5.6

Income from continuing operations, before income taxes	32.5	6.0		38.5	49.7
Provision for income taxes	(13.9)	(1.4)	(a), (c)	(15.3)	(19.8)

Income from continuing operations, net of taxes	18.6	4.6		23.2	29.9
Loss from discontinued operations, net of taxes	—	(3.3)	(d)	(3.3)	(4.2)

Net Income	€18.6	€1.3		€19.9	$25.7

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

Colomer’s historical statement of operations for the nine months ended September 30, 2013 reconciled to U.S. GAAP and translated into U.S. Dollars:

	Colomer IFRS (in Euros)	U.S. GAAP Adjustments and Reclasses (in Euros)	Note	Colomer U.S. GAAP (in Euros)	Colomer U.S. GAAP (in USD)
Net sales	€307.0	€(0.6)	(b)	€306.4	$404.4
Cost of sales	103.1	—		103.1	136.0

Gross profit	203.9	(0.6)		203.3	268.4
Selling, general and administrative	165.5	4.3	(b), (c), (d)	169.8	224.1
Restructuring charges and other, net	0.4	—		0.4	0.6

Operating (loss) income	38.0	(4.9)		33.1	43.7

Other expenses, net:
Interest expense	3.6	—		3.6	4.8
Foreign currency losses (gains), net	(1.7)	—		(1.7)	(2.2)
Miscellaneous, net	(0.3)	(0.2)	(a)	(0.5)	(0.7)

Other expenses, net	1.6	(0.2)		1.4	1.9

Income (loss) from continuing operations, before income taxes	36.4	(4.7)		31.7	41.8
Provision for income taxes	(17.5)	(0.6)	(a), (c)	(18.1)	(23.8)

Income (loss) from continuing operations, net of taxes	18.9	(5.3)		13.6	18.0
Income from discontinued operations, net of taxes	—	5.4	(d)	5.4	7.1

Net Income	€18.9	€0.1		€19.0	$25.1

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

Colomer’s historical balance sheet as of September 30, 2013 reconciled to U.S. GAAP and translated into U.S. Dollars:

	Colomer IFRS (in Euros)	U.S. GAAP Adjustments and Reclasses (in Euros)	Note	Colomer U.S. GAAP (in Euros)	Colomer U.S. GAAP (in USD)
Assets
Current assets:
Cash and cash equivalents	€26.8	€—		€26.8	$36.2
Trade receivables, net	61.2	—		61.2	82.6
Inventories	45.5	—		45.5	61.4
Deferred income taxes-current	—	5.9	(e)	5.9	8.0
Prepaid expenses and other	9.2	—		9.2	12.4

Total current assets	€142.7	€5.9		€148.6	$200.6

Property, plant and equipment, net	33.4	7.2	(f)	40.6	54.8
Deferred income taxes-noncurrent	34.3	—		34.3	46.3
Goodwill	128.4	—		128.4	173.3
Intangible assets, net	10.1	(7.2)	(f)	2.9	3.9
Other assets	1.3	—		1.3	1.8

Total assets	€350.2	€5.9		€356.1	$480.7

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	€2.10	€—		€2.1	$2.8
Accounts payable	39.0	—		39.0	52.6
Accrued expenses and other	47.6	0.1	(e)	47.7	64.4

Total current liabilities	88.7	0.1		88.8	119.8
Long-term debt	90.8	—		90.8	122.6
Long-term pension and other post-retirement plan liabilities	3.4	—		3.4	4.6
Deferred income taxes-noncurrent	20.8	5.8	(e)	26.6	35.9
Other long-term liabilities	8.9	—		8.9	12.0
Stockholders’ equity:
Common Stock	0.6	—		0.6	0.8
Additional paid-in-capital	21.8	—		21.8	29.4
Retained earnings	129.3	—		129.3	174.6
Accumulated other comprehensive loss	(14.1)	—		(14.1)	(19.0)

Total stockholders’ equity	137.6	—		137.6	185.8

Total liabilities and stockholders’ equity	€350.2	€5.9		€356.1	$480.7

(a)

On January 30, 2008, Colomer entered into a sale and leaseback transaction on its building in Barcelona, Spain. In accordance with IFRS, the €10.7 million gain on the sale of the building was recognized at the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

time of the sale. Under U.S. GAAP, in a sale and leaseback transaction in which the leaseback is an operating lease, typically some portion of the profit or loss is deferred and amortized in proportion to the rental expense over the lease term. We have determined that Colomer retained more than a minor portion but less than substantially all of the remaining use of the property and, therefore, only the portion of the gain in excess of the present value of minimum lease payments should be recognized on the date of sale and the remaining gain should be recognized over the term of the lease. Colomer’s historical statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 shown above include adjustments to recognize the deferred gain on the sale of €1.9 million and €0.2 million, respectively, within miscellaneous, net and a tax adjustment of €0.6 million and €0.1 million, respectively, to increase the provision for income taxes using the Spanish statutory tax rate of 30%.

(b)	In accordance with U.S. GAAP and RCPC’s accounting policies, Colomer’s historical statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 shown above include adjustments of €0.7 million and €0.6 million, respectively, to reclassify certain sales incentive costs from selling, general and administrative (“SG&A”) expenses to net sales.

(c)	In accordance with U.S. GAAP and RCPC’s accounting policies, Colomer’s historical statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 shown above include adjustments of €0.8 million and €0.5 million, respectively, to reclassify interest on tax contingencies and penalties from SG&A expenses to provision for income taxes.

(d)	In 2012 and 2013, Colomer disposed of several entities that did not represent a major line of business under IFRS and consequently were not classified as discontinued operations. Under U.S. GAAP, a component of an entity comprises operations and cash flows that can be clearly distinguished operationally and for financial reporting purposes from the rest of the entity. Colomer disposed of three subsidiaries in 2012 and one subsidiary in 2013 that met the definition of a component under U.S. GAAP and Colomer does not have significant continuing cash flows from the components or significant continuing involvement in the components. Therefore, these components qualify for discontinued operations reporting. Colomer’s historical statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 shown above include the following adjustments to reclassify the results of the disposed entities to discontinued operations:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
Net Sales	€(1.9)	€—
Cost of Sales	0.9	—
SG&A expenses	4.1	(5.4)
Interest expense	0.1	—
Foreign currency losses (gains), net	0.1	—
Income (loss) from discontinued operations, net of taxes	(3.3)	5.4

(e)

In accordance with U.S. GAAP and RCPC’s accounting policies, an entity must separate deferred tax liabilities and assets into current and non-current amounts. Deferred tax liabilities and assets must be classified as current or non-current based on the classification of the related asset or liability for financial reporting. Additionally, for a particular tax-paying component of an entity and within a particular tax jurisdiction, all current deferred tax liabilities and assets must be offset and presented as a single amount and all non-current deferred tax liabilities and assets shall be offset and presented as a single amount. An entity must not offset deferred tax liabilities and assets attributable to different tax-paying components of the entity or to different tax jurisdictions. Accordingly, the deferred tax assets and liabilities recognized by

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

Colomer must be presented net by entity and by jurisdiction after the classification between current and non-current. Colomer’s historical balance sheet as of September 30, 2013 shown above includes reclassification adjustments of €5.9 million to deferred income taxes-current within current assets, €0.1 million to accrued expenses and other and €5.8 million to deferred income taxes-noncurrent within long-term liabilities.

(f)	In accordance with U.S. GAAP and RCPC’s accounting policies, Colomer’s historical balance sheet as of September 30, 2013 shown above includes adjustments of €7.2 million to reclassify developed software from intangible assets, net to property, plant and equipment, net.

Note 4. Purchase Price

On October 9, 2013, RCPC completed the Colomer Acquisition for a cash purchase price of $664.5 million, which RCPC financed with proceeds from the Acquisition Term Loans under the Amended Term Loan Facility. The components of the $664.5 million purchase price are as follows:

As of October 9, 2013
Share purchase price(1)	$545.6
Leakages(2)	(3.8)
Shareholder loans(3)	122.7

Total purchase price	$664.5

(1)

All of Colomer’s 10,227 outstanding shares were purchased for $52,645 per share for a total of $538.4 million. In addition, interest on the share price from the locked box date of June 30, 2013 through the acquisition date totaled $7.2 million, for a total share purchase price of $545.6 million.

(2)	According to the Colomer Purchase Agreement, permitted leakages such as fees and other items born by Colomer were reductions to the purchase price.

(3)	The purchase price included the payment of Colomer’s shareholder loans for $122.7 million, which includes the principal and accrued interest owed as of the acquisition date.

Note 5. Pro Forma Adjustments

(a)	Purchase Price Allocation

For pro forma purposes, the fair values of the net assets acquired are provisional based on management’s preliminary estimate of the respective fair values. The preliminary estimate of the fair values of Colomer’s tangible assets has not been completed and, therefore, we have not allocated the purchase price to a step-up or a step-down in the fair value of the tangible assets. The final valuation of net assets may result in material adjustments to the respective fair values and resulting goodwill. The final valuation of net assets will be completed as soon as possible but no later than one year from the acquisition date.

As discussed in Note 4 above, the purchase price includes the payment of Colomer’s shareholder loans for $122.7 million. The balance of the shareholder loans outstanding as of September 30, 2013 was $122.6 million. Colomer’s historical balance sheet also included a contingent consideration payable to RCPC of $10.0 million under the March 2000 purchase agreement between RCPC and Colomer. As a result of the Colomer Acquisition, this contingent consideration is no longer payable to RCPC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

The following is a summary of management’s preliminary estimate of the fair values of net assets acquired and resulting goodwill in the Colomer Acquisition, as reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013:

Historical equity of Colomer		$185.8
Elimination of Colomer’s historical goodwill		(173.3)
Elimination of Colomer’s historical intangible assets		(4.0)
Elimination of Colomer’s deferred tax liability related to goodwill		34.0
Elimination of shareholder loans paid off at closing		122.6
Elimination of Colomer’s contingent consideration due to RCPC		10.0
Fair value of identifiable intangible assets:
Trade names, indefinite-lived	$102.6
Trade names, finite-lived	106.6
Customer relationships	52.6
License agreement	6.8
Internally developed IP	17.6

Total fair value of identifiable intangible assets		286.2
Deferred tax impact of purchase accounting adjustments		(64.3)
Residual goodwill resulting from business combination		267.5

Total purchase price		$664.5

In determining the fair values of net assets acquired and resulting goodwill, RCPC considered, among other factors, the analyses of historical financial performance and an estimate of the future performance of Colomer’s business.

The preliminary estimate of the fair values of Colomer’s indefinite-lived and finite-lived trade names and internally developed IP was determined using a risk-adjusted discounted cash flow model under the relief-from-royalty method. The relief from royalty method requires identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license the trade names and IP, and discounting them back to the valuation date. The royalty rate used was based on a consideration of market rates. The indefinite-lived trade names include Revlon Professional and American Crew. The finite-lived trade names include, among others, CND Shellac and The Colomer Group.

The preliminary estimate of the fair values of Colomer’s customer relationships was determined using a risk-adjusted discounted cash flow model, specifically, the excess earnings method which considers the use of other assets in the generation of the projected cash flows of a specific asset to isolate the economic benefit generated by the customer relationship asset. The contribution of other assets, such as fixed assets, working capital, workforce, and other intangible assets, to overall cash flows was estimated through contributory asset capital charges. Therefore, the value of the customer relationship asset is the present value of the attributed post-tax cash flows, net of the return on fair value attributed to tangible and other intangible assets.

There are significant judgments inherent in a discounted cash flow approach, including, the selection of appropriate discount rates, hypothetical royalty rates, contributory asset capital charges, estimating the amount and timing of estimated future cash flows and identification of appropriate terminal growth rate assumptions. The

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

discount rates used in the discounted cash flow analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

For pro forma purposes, the carrying value of all other assets and liabilities was deemed to approximate their estimated fair value.

(b)	Acquired Intangible Assets

The acquired intangible assets and related amortization expense based on the preliminary estimate of the fair values of Colomer’s identifiable intangible assets are as follows:

Acquired Intangible Assets:	Fair Value	Estimated Useful Life	Estimated Amortization Expense for Year Ended December 31, 2012	Estimated Amortization Expense for Nine Months Ended September 30, 2013
Trade names, indefinite-lived	$102.6	Indefinite
Trade names, finite-lived	106.6	5-20 years	$9.3	$7.0
Customer relationships	52.6	10 years	5.3	4.0
License agreement	6.8	10 years	0.7	0.5
Internally developed IP	17.6	2 years	8.8	6.6

Total acquired intangible assets	$286.2

Total amortization expense			$24.1	$18.1

Deferred Tax Liability

An $8.5 million current deferred tax liability (within accrued expenses and other) and a $55.8 million non-current deferred tax liability (for a total deferred tax liability of $64.3 million) has been set up against the $183.6 million increase in value of Colomer’s finite-lived intangible assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the finite-lived intangible assets ($183.6 million) and the tax basis ($0) of such assets. The estimated amount of $64.3 million was determined by multiplying the difference of $183.6 million by RCPC’s statutory federal income tax rate of 35.0%.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013 also includes a pro forma adjustment of $34.0 million to deferred income taxes-noncurrent within long-term liabilities to eliminate Colomer’s deferred tax liability on its historical goodwill.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

(c)	Selling, General and Administrative Expenses

Pro forma adjustments made to SG&A expense within the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 are comprised of the following:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
Reversal of Colomer’s amortization expense on historical intangible assets	$(1.1)	$(0.8)
Reversal of Colomer’s impairment charges on historical goodwill	(5.3)	(9.0)
Amortization expense for acquired intangible assets shown in (b) above	24.1	18.1
Reversal of acquisition related costs(1)	(0.8)	(6.7)
Reversal of Colomer’s debt facility fees(2)	—	(3.5)

Total pro forma adjustments to SG&A	$16.9	$(1.9)

(1)

RCPC and Colomer have incurred acquisition related costs, which primarily include legal and advisory fees. Colomer incurred and paid $0.8 million of acquisition related costs in the year ended December 31, 2012 and $0.4 million in the nine months ended September 30, 2013. RCPC incurred $6.3 million of acquisition related costs in the nine months ended September 30, 2013. These costs are reversed as they represent non-recurring charges directly related to the Colomer Acquisition.

(2)

Colomer held an undrawn debt facility that was closed on the acquisition date and therefore a pro forma adjustment to reverse the fees associated with this debt facility was included in the table above.

(d)	Debt Transaction

In connection with consummating the Colomer Acquisition, the Acquisition Term Loans of $700.0 million ($698.3 million net of discounts) were drawn in full at the acquisition date. To adjust debt obligations for the borrowing of the Acquisition Term Loans, $7.0 million was recorded to the current portion of long-term debt and $691.3 million was recorded to long-term debt as pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013.

Use of Proceeds

The use of proceeds from the Acquisition Term Loans that are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013 are as follows:

September 30, 2013
Acquisition Term Loans	$700.0
Debt discount(1)	(1.7)

Total proceeds from Acquisition Term Loans	698.3
Purchase price	(664.5)
Debt issuance costs, capitalized to other assets(2)	(15.7)
Acquisition related costs(3)	(8.4)

Total pro forma adjustment to cash and cash equivalents	$9.7

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

(1)	The debt discount will be amortized over the life of the Acquisition Term Loans. See “Interest Expense” below for the pro forma adjustment.

(2)

RCPC incurred debt issuance costs of $15.7 million on the acquisition date, which were capitalized to other assets as a pro forma adjustment in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013. The debt issuance costs will be amortized over the life of the Acquisition Term Loans. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 include pro forma adjustments of $2.3 million and $1.8 million, respectively, within amortization of debt issuance costs.

(3)

Of the $6.3 million of acquisition related costs incurred by RCPC during the nine months ended September 30, 2013, as discussed in Note 5(c) above, $2.4 million were unpaid and accrued as of September 30, 2013. In addition, approximately $6.0 million of additional acquisition and debt issuance costs were incurred on the acquisition date. The total acquisition related costs of $8.4 million that were unpaid as of September 30, 2013 are assumed to be paid for pro forma purposes and are included in the table above as a pro forma adjustment to cash and cash equivalents. The $6.0 million of acquisition related costs that were not incurred as of September 30, 2013 are included as a pro forma adjustment to accumulated deficit and the $2.4 million of acquisition related costs that were accrued are included as a pro forma adjustment to accrued expenses and other in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013.

Interest Expense

Pro forma interest expense resulting from the Acquisition Term Loans is as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
Average term loan borrowing	$698.7	$693.0
Interest rate (average 3 month EURO plus 3.0%)	4.0%	4.0%
360 day convention	1.017	0.758

Pro forma adjustment for new interest	$28.4	$21.0
Amortization of debt discount	0.3	0.2
Reversal of Colomer’s historical interest expense(1)	(6.6)	(4.3)

Total pro forma interest expense	$22.1	$16.9

(1)

As discussed in Note 5(a), the purchase price included the pay off of Colomer’s shareholder loans, which as of September 30, 2013, amounted to $122.6 million. Therefore, pro forma adjustments were made to remove the historical interest expense on these shareholder loans.

A 1.0% increase in the variable interest rate over the 1% LIBOR floor on the Acquisition Term Loans would result in additional pro forma interest expense of $7.1 million and $5.3 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all tabular amounts in millions)

(e)	Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using the Spanish statutory tax rate of 30% for adjustments related to Colomer and using the statutory federal income tax rate of 35.0% for adjustments related to RCPC, as detailed below:

Year Ended December 31, 2012:

Item	Jurisdiction	Adjustment	Tax Rate	Tax Benefit
SG&A expenses	Spain	$(7.2)	30.0%	$(2.2)
SG&A expenses	U.S	24.1	35.0%	8.5
Interest expense	Spain	(6.6)	30.0%	(2.0)
Interest expense	U.S	28.7	35.0%	10.1
Amortization of debt issuance costs	U.S	2.3	35.0%	0.8

Total		$41.3		$15.2

Nine Months Ended September 30, 2013:

Item	Jurisdiction	Adjustment	Tax Rate	Tax Benefit
SG&A expenses	Spain	$(20.0)	30.0%	$(6.0)
SG&A expenses	U.S	18.1	35.0%	6.3
Interest expense	Spain	(4.3)	30.0%	(1.3)
Interest expense	U.S	21.2	35.0%	7.4
Amortization of debt issuance costs	U.S	1.8	35.0%	0.7

Total		$16.8		$7.1

(f)	Equity

As shown in the purchase price allocation in Note 5(a) above, Colomer’s historical equity is eliminated as pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013. In addition, as discussed in Note 5(d) above, a pro forma adjustment of $6.0 million was made to accumulated deficit for acquisition related costs that had not been incurred as of September 30, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Historical Consolidated Financial Data,” “Business” and the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this prospectus. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. Our MD&A is presented as follows:

•	Overview;

•	Results of Operations;

•	Financial Condition, Liquidity and Capital Resources;

•	Disclosures about Contractual Obligations and Commercial Commitments;

•	Off-Balance Sheet Transactions (there are none);

•	Discussion of Critical Accounting Policies;

•	Recently Adopted Accounting Pronouncements;

•	Recently Issued Accounting Pronouncements; and

•	Inflation.

The Company (as defined below) is providing this overview in accordance with the SEC’s December 2003 interpretive guidance regarding MD&A.

Overview

Overview of the Business

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) is a wholly-owned operating subsidiary of Revlon, Inc., which is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and together with certain of its affiliates other than Revlon, Inc. and the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.

The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company is one of the world’s leading cosmetics companies in the mass retail channel (as hereinafter defined). The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world. See “Recent Developments — Acquisition of The Colomer Group.”

The Company’s products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous, Revlon Age Defying, Revlon PhotoReady and Revlon ColorBurst franchises; Almay, including the Almay Intense i-Color and Almay Smart Shade franchises; SinfulColors and Pure Ice in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum in anti-perspirant deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare. Through the acquisition of Colomer (as defined below), in October 2013 we acquired key professional brands such as Revlon

Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful CND Shellac innovation and CND Vinylux; and American Crew men’s grooming range. Colomer also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand.

The Company’s principal customers include large mass volume retailers and chain drug and food stores (collectively, the “mass retail channel”) in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business pursuant to which the Company licenses certain of its key brand names to third parties for complementary beauty-related products and accessories in exchange for royalties. See “Recent Developments — Acquisition of The Colomer Group.”

The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors more than 80 years ago. Today, the Company has leading market positions in a number of its principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color and beauty tools. The Company also has leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.

Effective beginning October 1, 2012, the Company is consolidating and reporting Latin America and Canada (previously reported separately) as the combined Latin America and Canada region. As a result, prior year amounts have been reclassified to conform to this presentation.

For additional information regarding our business, see “—Recent Events” and “Business.”

Overview of Net Sales and Earnings Results

Three and nine months ended September 30, 2013 compared with three and nine months ended September 30, 2012

Consolidated net sales in the third quarter of 2013 were $339.4 million, a decrease of $7.6 million, or 2.2%, compared to $347.0 million in the third quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations of $11.4 million, consolidated net sales increased $3.8 million, or 1.1%, in the third quarter of 2013, driven by higher net sales in the Company’s Europe, Middle East and Africa, Asia Pacific and Latin America and Canada regions, partially offset by lower net sales in the Company’s U.S. region.

Consolidated net sales in the first nine months of 2013 were $1,021.4 million, a decrease of $13.4 million, or 1.3%, compared to $1,034.8 million in the first nine months of 2012. Excluding the unfavorable impact of foreign currency fluctuations of $23.7 million, consolidated net sales increased $10.3 million, or 1.0%, in the first nine months of 2013, driven by higher net sales throughout the Company’s regions.

Consolidated net income in the third quarter of 2013 was $10.0 million, compared to the consolidated net loss of $10.0 million in the third quarter of 2012. The consolidated net income in the third quarter of 2013, compared to the consolidated net loss in the third quarter of 2012, was primarily due to:

•	$24.1 million of restructuring and related charges incurred in the third quarter of 2012 as a result of the September 2012 Program (as hereinafter defined); and

•

$3.6 million of lower interest expense primarily driven by lower weighted average borrowing rates as a result of the 2013 Senior Notes Refinancing (as hereinafter defined) and the February 2013 Term Loan Amendment (as hereinafter defined), partially offset by higher average debt;

with the foregoing partially offset by:

•	a $7.6 million decrease in consolidated net sales.

Consolidated net income in the first nine months of 2013 was $32.8 million, compared to $20.5 million in the first nine months of 2012. The increase in consolidated net income in the first nine months of 2013, compared to the first nine months of 2012 was primarily due to:

•

$24.4 million of lower selling general and administrative (“SG&A”) expenses primarily driven by a $26.4 million gain from insurance proceeds in the first nine months of 2013 due to the settlement of the Company’s claims for inventory, business interruption and property losses as a result of the fire at the Company’s Venezuela facility;

•	$24.1 million of restructuring and related charges incurred in the first nine months of 2012 as a result of the September 2012 Program; and

•

$8.6 million of lower interest expense primarily driven by lower weighted average borrowing rates as a result of the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment, partially offset by higher average debt;

with the foregoing partially offset by:

•	a $28.1 million aggregate loss on early extinguishment of debt recognized in the first nine months of 2013 due to the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment; and

•	a $13.4 million decrease in consolidated net sales.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Consolidated net sales in 2012 were $1,426.1 million, an increase of $44.7 million, or 3.2%, compared to $1,381.4 million in 2011. Excluding the unfavorable impact of foreign currency fluctuations of $21.2 million, consolidated net sales increased by $65.9 million, or 4.8% in 2012 compared to 2011, driven by higher net sales in the Company’s U.S., Latin America and Canada, and Asia Pacific regions, partially offset by lower net sales in the Company’s Europe, Middle East and Africa region.

Consolidated net income in 2012 was $71.2 million, compared to $64.0 million in 2011. The increase in consolidated net income in 2012, compared to 2011, was primarily due to:

•	$30.8 million of higher gross profit due to a $44.7 million increase in consolidated net sales, partially offset by a $13.9 million increase in cost of sales in 2012;

•	an $11.2 million loss on the early extinguishment of debt in 2011 as a result of the 2011 Refinancings (as hereinafter defined) that did not recur in 2012; and

•	a $5.8 million decrease in interest expense in 2012, primarily driven by lower weighted average borrowing rates as a result of the 2011 Term Loan Facility Refinancing (as hereinafter defined);

with the foregoing partially offset by:

•	$24.1 million of restructuring and related charges recognized in connection with the September 2012 Program (as hereinafter defined); and

•	$12.8 million of higher selling, general and administrative (“SG&A”) expense primarily driven by higher insurance expense.
These items are discussed in more detail below.

Recent Events

Acquisition of The Colomer Group

On October 9, 2013, Products Corporation completed the acquisition of Colomer, a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional® hair care, CND® and CND Shellac® nail polishes and American Crew® men’s hair care (the “Colomer Acquisition”), pursuant to a share sale and purchase agreement (the “Purchase Agreement”) which

Products Corporation entered into on August 3, 2013. The cash purchase price was $664.5 million, which Products Corporation financed with proceeds from the Acquisition Term Loans under the Amended Term Loan Facility (as hereinafter defined). The Company plans to integrate the operations of Colomer into the Company’s business and expects to achieve approximately $25 million of annualized cost synergies by the end of year two, at a cost of approximately $40 million over the two-year period following the acquisition’s October 9, 2013 closing. The results of operations related to the Colomer Acquisition will be included in the Company’s consolidated financial statements commencing on the date of the acquisition. The Company will account for the Colomer Acquisition as a business combination during the fourth quarter of 2013. See Note 14, “Subsequent Events — Colomer Acquisition” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus.

Repayment of the Contributed Loan

Products Corporation is party to the Amended and Restated Senior Subordinated Term Loan Agreement, consisting of (i) the $58.4 million principal amount of the $107.0 million aggregate principal amount of the Amended and Restated Senior Subordinated Term Loan (the “Non-Contributed Loan”), which at September 30, 2013, remained owing from Products Corporation to various third parties, and which matures on October 8, 2014, and (ii) the $48.6 million principal amount of the $107.0 million aggregate principal amount of the Amended and Restated Senior Subordinated Term Loan that MacAndrews & Forbes contributed to Revlon, Inc. in connection with the October 2009 consummation of Revlon, Inc.’s exchange offer (the “Contributed Loan”), which as of September 30, 2013, remained due from Products Corporation to Revlon, Inc. Products Corporation paid to Revlon, Inc. at maturity on October 8, 2013 the $48.6 million aggregate principal amount outstanding under the Contributed Loan.

2013 Debt Transactions

During the first nine months of 2013, the Company completed several debt transactions, including:

•

5.75% Senior Notes: On February 8, 2013, Products Corporation issued $500.0 million aggregate principal amount of 5.75% Senior Notes due February 15, 2021 (the “5.75% Senior Notes”) to investors at par. Products Corporation used $491.2 million of net proceeds (net of underwriters’ fees) from the issuance of the 5.75% Senior Notes to repay and redeem all of the $330.0 million outstanding aggregate principal amount of its 9.75% Senior Secured Notes due November 2015 (the “9.75% Senior Secured Notes”), as well as to pay an aggregate of $27.9 million for the applicable redemption and tender offer premiums, accrued interest and related fees and expenses. Products Corporation used a portion of the remaining proceeds, together with existing cash, to pay approximately $113.0 million of principal on its 2011 Term Loan Facility (as defined in the next paragraph) in conjunction with the consummation of the February 2013 Term Loan Amendment, as discussed below. Products Corporation used the remaining balance available from the issuance of the 5.75% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying to Revlon, Inc. at maturity on October 8, 2013 the Contributed Loan.

•

February 2013 Term Loan Amendment: In February 2013, Products Corporation consummated an amendment (the “February 2013 Term Loan Amendment”) to its third amended and restated term loan agreement, dated as of May 19, 2011 (as amended, the “2011 Term Loan Agreement” or the “2011 Term Loan Facility”), for its 6.5-year term loan facility due November 19, 2017 (the “2011 Term Loan”), to among other things: (i) reduce the total aggregate principal amount outstanding under the 2011 Term Loan from $788.0 million to $675.0 million; (ii) reduce the minimum Eurodollar Rate on Eurodollar Loans from 1.25% to 1.00%; and (iii) reduce the Applicable Margin on Eurodollar Loans from 3.50% to 3.00%.

•

August 2013 Term Loan Amendment: In August 2013, in connection with the Colomer Acquisition, Products Corporation consummated an amendment (the “August 2013 Term Loan Amendment”) to its 2011 Term Loan Agreement (as amended by the August 2013 Term Loan Amendment and the Incremental Amendment (as hereinafter defined), the “Amended Term Loan Agreement” or the

“Amended Term Loan Facility”) permitting, among other things: (i) Products Corporation’s consummation of the Colomer Acquisition; and (ii) Products Corporation’s incurring up to $700.0 million of term loans to use as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses.

•

Incremental Amendment: In August 2013, in connection with the Colomer Acquisition, Products Corporation entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, N.A. and Deutsche Bank AG New York Branch (collectively, the “Initial Acquisition Lenders”) and Citicorp USA, Inc. as administrative agent and collateral agent, pursuant to which the Initial Acquisition Lenders committed to provide up to $700 million of term loans under the Amended Term Loan Agreement which Products Corporation used as a source of funds to consummate the Colomer Acquisition (the “Acquisition Term Loans”) and pay related fees and expenses.

•

Amended Revolving Credit Facility: In August 2013, in connection with the Colomer Acquisition, Products Corporation consummated an amendment (the “August 2013 Revolver Amendment”) to its third amended and restated revolving credit agreement dated June 16, 2011 (as amended, the “Amended Revolving Credit Agreement”) to permit, among other things: (a) Products Corporation’s consummation of the Colomer Acquisition; and (b) Products Corporation’s incurring up to approximately $700.0 million of Acquisition Term Loans that Products Corporation used as a source of funds to consummate the Colomer Acquisition. Additionally, the August 2013 Revolver Amendment reduced Products Corporation’s interest rate spread, reduced the commitment fee on unused availability under the facility and extended the maturity of the facility.

Refer to “Financial Condition, Liquidity and Capital Resources — Long-Term Debt Instruments” for further discussion of the above transactions.

Other Events

September 2012 Program

During 2012, the Company recorded charges totaling $24.1 million related to the restructuring that the Company announced in September 2012 (the “September 2012 Program”), which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which became effective in the fourth quarter of 2012. Certain of the actions were subject to consultations with employees, works councils or unions, and government authorities, which have substantially been concluded as of December 31, 2012. Of the $24.1 million charge: (a) $20.7 million is recorded in restructuring charges; (b) $1.6 million is recorded as a reduction to net sales; (c) $1.2 million is recorded in cost of goods sold; and (d) $0.6 million is recorded in SG&A expenses. Included within the $20.7 million restructuring charges is a net non-cash pension curtailment gain of $1.5 million.

During the third quarter of 2013, the Company recorded a net benefit related to the September 2012 Program of $1.5 million primarily due to a $2.5 million gain related to the July 2013 sale of the Company’s manufacturing facility in France, partially offset by changes in estimates related to legal and other termination costs.

During the first nine months of 2013, the Company recorded net charges of $2.2 million related to the September 2012 Program primarily due to $4.7 million of additional charges as a result of changes in estimates related to severance and other termination benefits partially offset by a $2.5 million gain related to the July 2013 sale of the Company’s manufacturing facility in France. Of the $2.2 million net charge, $1.8 million is recorded in restructuring charges and other, net, $0.2 million is recorded in cost of sales and $0.2 million is recorded in SG&A expenses.

The Company has recognized cumulative charges of $26.3 million in 2012 and 2013 related to the September 2012 Program and expects the total cumulative charges to be approximately $27 million.

The Company expects net cash payments to total approximately $24 million related to the September 2012 Program, of which $3.8 million was paid in 2012, $13.3 million was paid during the nine months ended September 30, 2013, $4 million is expected to be paid during the fourth quarter of 2013 and the remainder is expected to be paid in 2014. The total expected net cash payments of approximately $24 million include the cash proceeds of $2.7 million received in the third quarter of 2013 related to the sale of the Company’s manufacturing facility in France.

The Company expects approximately $7 million of cost reductions to benefit 2013 and annualized cost reductions thereafter are expected to be approximately $10 million. For further discussion of the September 2012 Program, see Note 3, “Restructuring Charges and Other, Net,” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus.

Pure Ice Acquisition

On July 2, 2012, the Company acquired certain assets of Bari Cosmetics, Ltd., including trademarks and other intellectual property related to Pure Ice nail enamel and Bon Bons cosmetics brands (the “Pure Ice Acquisition”). The Company paid $66.2 million of total consideration for the Pure Ice Acquisition in cash, comprised of $45.0 million cash on hand and $21.2 million drawn under Products Corporation’s 5-year, $140.0 million asset-based, multi-currency revolving credit facility due June 16, 2016 (the “2011 Revolving Credit Facility”). The results of operations related to the Pure Ice Acquisition are included in the Company’s consolidated financial statements commencing on the date of acquisition. As of December 31, 2012, there were no outstanding borrowings under Products Corporation’s 2011 Revolving Credit Facility (excluding $10.4 million of undrawn outstanding letters of credit).

Fire at Revlon Venezuela Facility

On June 5, 2011, the Company’s facility in Venezuela was destroyed by fire. For the years ended December 31, 2012, 2011 and 2010, the Company’s subsidiary in Venezuela (“Revlon Venezuela”) had net sales of approximately 2%, 2% and 3%, respectively, of the Company’s consolidated net sales. At December 31, 2012, 2011 and 2010, total assets of Revlon Venezuela were approximately 2%, 2% and 3%, respectively, of the Company’s total assets. Prior to the fire, approximately 50% of Revlon Venezuela’s net sales were comprised of products imported from the Company’s Oxford, North Carolina facility and approximately 50% were comprised of products locally manufactured at the Revlon Venezuela facility. Revlon Venezuela did not have any net sales from the date of the fire until August 12, 2011. The Company’s net sales in Venezuela since August 12, 2011 have been primarily comprised of: (i) products imported from the Company’s Oxford, North Carolina facility; and (ii) commencing in the first quarter of 2012, certain products imported from third party manufacturers outside of Venezuela, which were locally manufactured at the Revlon Venezuela facility prior to the fire.

The Company maintains comprehensive property insurance, as well as business interruption insurance. Business interruption insurance is intended to reimburse for lost profits and other costs incurred, which are attributable to the loss, during the loss period, subject to the terms and conditions of the applicable policies.

For the years ended December 31, 2012 and 2011, the Company incurred business interruption losses of $2.8 million and $9.7 million, respectively, related to the fire. Additionally, in June 2011, the Company recorded a $4.9 million impairment loss related to Revlon Venezuela’s net book value of inventory, property, plant and equipment destroyed by the fire, for total losses of $14.6 million incurred for the year ended December 31, 2011. The business interruption losses incurred in the years ended December 31, 2012 and 2011 include estimated profits lost as a result of the interruption of Revlon Venezuela’s business and costs incurred directly related to the fire. The Company’s insurance coverage provides for business interruption losses to be reimbursed, subject to the terms and conditions of such policy, for a period of time, which period for the coverage related to the Venezuela fire ended on October 2, 2012. The business interruption losses incurred through December 31, 2012 are not indicative of future expected profits for Revlon Venezuela.

For the years ended December 31, 2012 and 2011, the Company received interim advances of $6.6 million and $19.7 million, respectively, from its insurance carrier in connection with the fire, for total cumulative receipts of $26.3 million received from the date of the fire through December 31, 2012. During the years ended December 31, 2012 and 2011, the Company recognized $2.8 million and $14.6 million, respectively, of income from insurance recoveries, which entirely offset the business interruption losses and 2011 impairment loss noted above. The income from insurance recoveries is included within SG&A expenses in the Company’s Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2012 and 2011 included elsewhere in this prospectus. The Company recorded deferred income related to the insurance proceeds received, but not yet recognized, of $8.9 million and $5.1 million as of December 31, 2012 and 2011, respectively, which is included in accrued expenses and other in the Company’s Consolidated Balance Sheet included elsewhere in this prospectus.

Venezuela Insurance Settlements: In January 2013, the Company received additional insurance proceeds of $3.4 million from its insurers in connection with the June 5, 2011 fire at the Company’s facility in Venezuela. These additional proceeds relate to the settlement of the Company’s claim for the loss of inventory. The $3.4 million of proceeds were in addition to $3.7 million of insurance proceeds received in 2012 and $4.7 million received in 2011, for a total settlement amount of $11.8 million for the loss of inventory, of which $3.5 million was previously recognized as income from insurance recoveries in 2011. As a result of the final settlement of the claim for the loss of inventory, the Company recognized a gain from insurance proceeds of $8.3 million in the first quarter of 2013.

In June 2013, the Company settled its business interruption and property insurance claim in the amount of $32.0 million. The Company received $2.9 million of insurance proceeds in 2012 and $15.0 million of insurance proceeds in 2011 for its business interruption and property claim, and the remaining $14.1 million was received in July 2013. The Company previously recognized $13.9 million as income from insurance recoveries in 2011 and 2012. As a result of the final settlement of the business interruption and property claim, the Company recognized a gain from insurance proceeds of $18.1 million in the second quarter of 2013.

Venezuela Facility: In the second quarter of 2013, we recorded a $4.5 million charge for estimated costs in connection with our portion of clean-up and related costs of the destroyed Venezuelan facility. The accrual is included within accrued expenses and other and SG&A expenses in the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus.

See Note 1, “Description of Business and Basis of Presentation — Other Events — Fire at Revlon Venezuela Facility,” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus, for additional details.

Results of Operations

Three and nine months ended September 30, 2013 compared with three and nine months ended September 30, 2012

In the tables, all dollar amounts are in millions and numbers in parentheses ( ) denote unfavorable variances.

Net sales:

Third quarter results:

Consolidated net sales in the third quarter of 2013 were $339.4 million, a decrease of $7.6 million, or 2.2%, compared to $347.0 million in the third quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations of $11.4 million, consolidated net sales increased $3.8 million, or 1.1%, in the third quarter of 2013, primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Revlon beauty tools, partially offset by lower net sales of Almay color cosmetics. Consolidated net sales in the third quarter of 2013 were unfavorably impacted by business conditions in Venezuela, see “Latin America and Canada” below for further discussion.

Year-to-date results:

Consolidated net sales in the first nine months of 2013 were $1,021.4 million, a decrease of $13.4 million, or 1.3%, compared to $1,034.8 million in the first nine months of 2012. Excluding the unfavorable impact of foreign currency fluctuations of $23.7 million, consolidated net sales increased $10.3 million, or 1.0%, in the first nine months of 2013, primarily driven by higher net sales of SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice color cosmetics which began upon its acquisition in July 2012. The increases in net sales were partially offset by lower net sales of Almay color cosmetics. Consolidated net sales in the first nine months of 2013 were unfavorably impacted by business conditions in Venezuela, see “Latin America and Canada” below for further discussion.

	Three Months Ended September 30,		Change		XFX Change(a)
	2013	2012	$	%	$	%
United States	$185.8	$192.0	$(6.2)	(3.2)%	$(6.2)	(3.2)%
Asia Pacific	58.9	60.9	(2.0)	(3.3)	2.9	4.8
Europe, Middle East and Africa	46.0	43.8	2.2	5.0	6.1	13.9
Latin America and Canada	48.7	50.3	(1.6)	(3.2)	1.0	2.0

Total Net Sales	$339.4	$347.0	$(7.6)	(2.2)%	$3.8	1.1%

	Nine Months Ended September 30,		Change		XFX Change(a)
	2013	2012	$	%	$	%
United States	$581.8	$580.6	$1.2	0.2%	$1.2	0.2%
Asia Pacific	166.8	172.8	(6.0)	(3.5)%	2.3	1.3%
Europe, Middle East and Africa	129.4	134.0	(4.6)	(3.4)%	5.8	4.3%
Latin America and Canada	143.4	147.4	(4.0)	(2.7)%	1.0	0.7%

Total Net Sales	$1,021.4	$1,034.8	$(13.4)	(1.3)%	$10.3	1.0%

(a)	XFX excludes the impact of foreign currency fluctuations.

United States

Third quarter results:

In the U.S., net sales in the third quarter of 2013 decreased $6.2 million, or 3.2%, to $185.8 million, compared to $192.0 million in the third quarter of 2012, primarily driven by lower net sales of Revlon color cosmetics and Almay color cosmetics, partially offset by higher net sales of Revlon ColorSilk hair color.

Year-to-date results:

In the U.S., net sales in the first nine months of 2013 increased $1.2 million, or 0.2%, to $581.8 million, compared to $580.6 million in the first nine months of 2012, primarily driven by higher net sales of SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice color cosmetics which began upon its acquisition in July 2012, partially offset by lower net sales of Almay color cosmetics and Revlon color cosmetics.

Asia Pacific

Third quarter results:

In Asia Pacific, net sales in the third quarter of 2013 decreased 3.3% to $58.9 million, compared to $60.9 million in the third quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.9 million, or 4.8%, primarily driven by higher net sales of Revlon color cosmetics, partially offset by lower net sales of other beauty care products. From a country perspective, net sales increased in Japan, Australia and New Zealand (which together contributed 6.8 percentage points to the increase in the region’s net sales in the third quarter of 2013, as compared to the third quarter of 2012), partially offset by a decrease in net sales in Hong Kong (which offset by 2.5 percentage points the increase in the region’s net sales in the third quarter of 2013, as compared to the third quarter of 2012).

Year-to-date results:

In Asia Pacific, net sales in the first nine months of 2013 decreased 3.5% to $166.8 million, compared to $172.8 million in the first nine months of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.3 million, or 1.3%, primarily driven by higher net sales of Revlon color cosmetics and SinfulColors color cosmetics, partially offset by lower net sales of other beauty care products. From a country perspective, net sales increased in Japan and Australia (which together contributed 5.9 percentage points to the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012), partially offset by a decrease in net sales in China and Hong Kong (which together offset by 4.1 percentage points the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012).

Europe, Middle East and Africa

Third quarter results:

In Europe, the Middle East and Africa, net sales in the third quarter of 2013 increased 5.0% to $46.0 million, compared to $43.8 million in the third quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $6.1 million, or 13.9%, primarily driven by higher net sales of Revlon color cosmetics and fragrances. The increase in net sales was also partially due to a $1.6 million returns accrual recorded in the third quarter of 2012 related to the September 2012 Program. From a country perspective, net sales increased throughout most of the region.

Year-to-date results:

In Europe, the Middle East and Africa, net sales in the first nine months of 2013 decreased 3.4% to $129.4 million, compared to $134.0 million in the first nine months of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $5.8 million, or 4.3%, primarily driven by higher net sales of Revlon color cosmetics, fragrances and SinfulColors color cosmetics, partially offset by lower net sales of other beauty care products. The increase in net sales was also partially due to a $1.6 million returns accrual recorded in the third quarter of 2012 related to the September 2012 Program. From a country perspective, net sales increased throughout most of the region (together contributing 7.1 percentage points the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012), with the exception of a decrease in the net sales in France (which offset by 2.8 percentage points the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012).

Latin America and Canada

Third quarter results:

In Latin America and Canada, net sales in the third quarter of 2013 decreased 3.2% to $48.7 million, compared to $50.3 million in the third quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $1.0 million, or 2.0%, primarily driven by higher net sales of Revlon beauty tools and other beauty care products, partially offset by lower net sales of Almay color cosmetics. From a country perspective, net sales increased in Argentina, certain distributor territories and Mexico (which together contributed 10.8 percentage points to the increase in the region’s net sales in the third quarter of 2013, as compared to the third quarter of 2012). Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation. The increase in the region’s net sales was partially offset by the negative impact of business conditions in Venezuela, including currency restrictions (which offset by $2.6 million, or 5.1 percentage points, the increase in the region’s net sales in the third quarter of 2013, as compared to the third quarter of 2012). In addition, net sales decreased in Canada (which offset by 3.9 percentage points the increase in the region’s net sales in the third quarter of 2013, as compared to the third quarter of 2012).

Year-to-date results:

In Latin America and Canada, net sales in the first nine months of 2013 decreased 2.7% to $143.4 million, compared to $147.4 million in the first nine months of 2012. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $1.0 million, or 0.7%, primarily driven by higher net sales of Revlon color cosmetics, Pure Ice color cosmetics and other beauty care products, partially offset by lower net sales of Almay color cosmetics and Revlon ColorSilk hair color. From a country perspective, net sales increased in Argentina and certain distributor territories (which together contributed 6.8 percentage points to the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012). Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation. The increase in the region’s net sales was mostly offset by the negative impact of business conditions in Venezuela, including currency restrictions (which offset by $8.8 million, or 6.0 percentage points, the increase in the region’s net sales in the first nine months of 2013, as compared to the first nine months of 2012).

Gross profit:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Gross profit	$215.6	$220.0	$(4.4)	$655.9	$667.7	$(11.8)
Percentage of net sales	63.5%	63.4%	0.1%	64.2%	64.5%	(0.3)%

Gross profit in the third quarter of 2013 decreased $4.4 million compared to the third quarter of 2012. As a percentage of net sales, gross profit increased 0.1 percentage points in the third quarter of 2013, compared to the third quarter of 2012. The drivers of gross profit in the third quarter of 2013, compared to the third quarter of 2012 primarily included:

•	unfavorable foreign currency fluctuations, which reduced gross profit by $9.3 million and reduced gross profit as a percentage of net sales by 0.6 percentage points; and

•	higher promotional allowances, which reduced gross profit by $3.0 million and reduced gross profit as a percentage of net sales by 0.4 percentage points;

with the foregoing partially offset by:

•	favorable volume, which increased gross profit by $5.7 million, with no impact on gross profit as a percentage of net sales;

•

lower manufacturing and freight costs, as a result of supply chain cost reduction initiatives and restructuring savings, which increased gross profit by $2.0 million and increased gross profit as a percentage of net sales by 0.6 percentage points; and

•

restructuring related charges recognized in the third quarter of 2012 that did not recur in the third quarter of 2013 related to the September 2012 Program, which increased gross profit by $1.2 million and increased gross profit as a percentage of net sales by 0.4 percentage points.

Gross profit in the first nine months of 2013 decreased $11.8 million compared to the first nine months of 2012. As a percentage of net sales, gross profit decreased 0.3 percentage points in the first nine months of 2013, compared to the first nine months of 2012. The drivers of gross profit in the first nine months of 2013, compared to the first nine months of 2012 primarily included:

•	unfavorable foreign currency fluctuations, which reduced gross profit by $18.7 million and reduced gross profit as a percentage of net sales by 0.3 percentage points;

•	higher sales returns and markdowns, which reduced gross profit by $11.5 million and reduced gross profit as a percentage of net sales by 0.4 percentage points; and

•	higher promotional allowances, which reduced gross profit by $3.6 million and reduced gross profit as a percentage of net sales by 0.1 percentage points;

with the foregoing partially offset by:

•	favorable volume, which increased gross profit by $17.1 million, with no impact on gross profit as a percentage of net sales; and

•

lower manufacturing and freight costs, as a result of supply chain cost reduction initiatives and restructuring savings, which increased gross profit by $3.9 million and increased gross profit as a percentage of net sales by 0.4 percentage points.

SG&A expenses:

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2013	2012		2013	2012
SG&A expenses	$174.4	$174.7	$0.3	$500.0	$524.4	$24.4

SG&A expenses decreased slightly in the third quarter of 2013, as compared to the third quarter of 2012, primarily driven by:

•	$4.6 million of favorable impact of foreign currency fluctuations;

with the foregoing partially offset by:

•

$3.4 million of higher general and administrative expenses primarily driven by $5.9 million of acquisition costs related to the Colomer Acquisition, partially offset by lower incentive compensation expenses.

SG&A expenses decreased $24.4 million in the first nine months of 2013, as compared to the first nine months of 2012, primarily driven by:

•	a net decrease of $19.1 million related to the fire that destroyed the Company’s facility in Venezuela in June 2011, comprised of:

•

a $26.4 million gain from insurance proceeds recognized in the first nine months of 2013 as a result of the settlement of the Company’s insurance claims for the loss of inventory, business interruption losses and property losses;

•

partially offset by: (i) an accrual of $4.5 million for estimated clean-up costs related to the destroyed facility in Venezuela, which was recognized in the second quarter of 2013; and (ii) $2.8 million of income from insurance proceeds recognized in the first nine months of 2012 related to business interruption losses incurred.

See Note 1, “Description of Business and Basis of Presentation — Other Events — Fire at Revlon Venezuela Facility,” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus;

•	$9.5 million of favorable impact of foreign currency fluctuations; and with the foregoing partially offset by:

•	$4.4 million of higher general and administrative expenses primarily due to $6.3 million of acquisition costs related to the Colomer Acquisition.

Included in SG&A expenses for the third quarter and first nine months of 2013 is higher incentive compensation expense of $0.9 million and $3.2 million, respectively, related to a modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014, as compared to 2012, by approximately $5 million and $3 million, respectively.

Restructuring charges and other, net:

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2013	2012		2013	2012
Restructuring charges and other, net	$(1.5)	$21.0	$22.5	$1.8	$21.0	$19.2

During the three and nine months ended September 30, 2012, the Company recorded charges totaling $24.1 million related to a worldwide restructuring (the “September 2012 Program”), which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which became effective in the fourth quarter of 2012.

Of the $24.1 million charge recorded during the three and nine months ended September 30, 2012, $21.0 million was recorded in restructuring charges and other, net; $1.6 million was recorded as a reduction to net sales; $1.1 million was recorded in cost of goods sold; and $0.4 million was recorded in SG&A expenses.

During the third quarter of 2013, the Company recorded a net benefit related to the September 2012 Program of $1.5 million primarily due to a $2.5 million gain related to the July 2013 sale of the Company’s manufacturing facility in France, partially offset by changes in estimates related to legal and other termination costs.

During the first nine months of 2013, the Company recorded net charges of $2.2 million related to the September 2012 Program primarily due to $4.7 million of additional charges as a result of changes in estimates related to severance and other termination benefits, partially offset by a $2.5 million gain related to the July 2013 sale of the Company’s manufacturing facility in France. Of the $2.2 million net charge, $1.8 million is recorded in restructuring charges and other, net, $0.2 million is recorded in cost of sales and $0.2 million is recorded in SG&A expenses.

The Company has recognized cumulative charges of $26.3 million in 2012 and 2013 related to the September 2012 Program and expects the total cumulative charges to be approximately $27 million.

The Company expects net cash payments to total approximately $24 million related to the September 2012 Program, of which $3.8 million was paid in 2012, $13.3 million was paid during the nine months ended September 30, 2013, $4 million is expected to be paid during the fourth quarter of 2013 and the remainder is expected to be paid in 2014. The total expected net cash payments of approximately $24 million include the cash proceeds of $2.7 million received in the third quarter of 2013 related to the sale of the Company’s manufacturing facility in France.

The Company expects approximately $7 million of cost reductions to benefit 2013 and annualized cost reductions thereafter are expected to be approximately $10 million. For further discussion of the September 2012 Program, see Note 3, “Restructuring Charges and Other, Net,” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus.

Interest expense:

	Three Months Ended September 30,		Change	Nine Months Ended September 30,
	2013	2012		2013	2012	Change
Interest expense	$17.8	$21.4	$3.6	$55.5	$64.1	$8.6

The $3.6 million and $8.6 million decrease in interest expense in the third quarter and first nine months of 2013, respectively, as compared to the prior year periods, was primarily due to lower weighted average borrowing rates as a result of the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment, partially offset by higher average debt. Refer to “— Financial Condition, Liquidity and Capital Resources — Long-Term Debt Instruments” for further discussion.

Loss on early extinguishment of debt:

	Three Months Ended September 30,		Change	Nine Months Ended September 30,
	2013	2012		2013	2012	Change
Loss on early extinguishment of debt	$0.2	$—	$(0.2)	$28.1	$—	$(28.1)

The Company recognized an aggregate loss on the early extinguishment of debt of $28.1 million during the first nine months of 2013, primarily due to $18.6 million of fees and expenses which were expensed as incurred in connection with the 2013 Senior Notes Refinancing and February 2013 Term Loan Amendment, as well as the write-off of $9.3 million of unamortized debt discount and deferred financing fees as a result of such transactions. Refer to “— Financial Condition, Liquidity and Capital Resources — Long-Term Debt Instruments” for further discussion.

Foreign currency losses (gains), net:

	Three Months Ended September 30,		Change	Nine Months Ended September 30,
	2013	2012		2013	2012	Change
Foreign currency losses (gains), net	$0.4	$(0.1)	$(0.5)	$2.9	$2.0	$(0.9)

Foreign currency losses, net, of $0.4 million during the third quarter of 2013, as compared to foreign currency gains, net, of $0.1 million during the third quarter of 2012, was primarily driven by the unfavorable impact of the revaluation of certain foreign currency denominated intercompany receivables and payables from the Company’s foreign subsidiaries during the third quarter of 2013 compared to the third quarter of 2012.

The increase in foreign currency losses, net, of $0.9 million during the first nine months of 2013, as compared to the first nine months of 2012, was primarily driven by:

•

the unfavorable impact of the revaluation of certain foreign currency denominated intercompany receivables and payables from the Company’s foreign subsidiaries during the first nine months of 2013 compared to the first nine months of 2012; and

•

a $0.6 million foreign currency loss related to the required re-measurement of the balance sheet of the Company’s subsidiary in Venezuela (Revlon Venezuela) during the first quarter of 2013 to reflect the impact of the devaluation of Venezuela’s local currency relative to the U.S. Dollar. See “— Financial Condition, Liquidity, and Capital Resources — Impact of Foreign Currency Translation — Venezuela” for further discussion. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings;

with the foregoing partially offset by:

•

a $1.3 million foreign currency gain for the first nine months of 2013 compared to a $2.0 million foreign currency loss for the first nine months of 2012 related to the Company’s foreign currency forward exchange contracts (“FX Contracts”).

Provision for income taxes:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Provision for income taxes	$13.0	$12.0	$(1.0)	$32.4	$33.1	$0.7

The $1.0 million increase in the provision for income taxes in the third quarter of 2013, as compared to the third quarter of 2012, was primarily attributable to certain favorable discrete items that benefited the third quarter of 2012 that did not recur in the third quarter of 2013, mostly offset by the favorable resolution of tax matters in a foreign jurisdiction in the third quarter of 2013.

The $0.7 million decrease in the provision for income taxes in the first nine months of 2013, as compared to the first nine months of 2012, was primarily attributable to the loss on early extinguishment of debt recognized in the first nine months of 2013 related to the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment and the favorable resolution of tax matters in a foreign jurisdiction in the first nine months of 2013, partially offset by increased pre-tax income and certain favorable discrete items that benefited the first nine months of 2012 that did not recur in the first nine months of 2013.

The Company’s effective tax rate for the three months ended September 30, 2013 was higher than the federal statutory rate of 35% due principally to non-deductible expenses, including certain non-deductible expenses related to the Colomer Acquisition, foreign dividends and earnings taxable in the U.S. and state and local taxes, net of U.S. federal income tax benefit, partially offset by foreign and U.S. tax effects attributable to operations outside the U.S.

The Company’s effective tax rate for the nine months ended September 30, 2013 was higher than the federal statutory rate of 35% due principally to foreign dividends and earnings taxable in the U.S. and non-deductible expenses, including certain non-deductible expenses related to the Colomer Acquisition.

The Company expects that its tax provision and effective tax rate in any individual quarter will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year.

Year ended December 31, 2012 compared with the year ended December 31, 2011

In the tables, all dollar amounts are in millions and numbers in parentheses ( ) denote unfavorable variances.

Net sales:

Consolidated net sales in 2012 were $1,426.1 million, an increase of $44.7 million, or 3.2%, compared to $1,381.4 million in 2011. Excluding the unfavorable impact of foreign currency fluctuations of $21.2 million, consolidated net sales increased by $65.9 million, or 4.8% in 2012, primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice color cosmetics beginning in July 2012. These increases were partially offset by lower net sales of fragrances and other beauty care products.

	Year Ended December 31,		Change		XFX Change(a)
	2012	2011	$	%	$	%
United States	$799.8	$757.4	$42.4	5.6%	$42.4	5.6%
Asia Pacific	238.9	233.4	5.5	2.4	4.4	1.9
Europe, Middle East and Africa	184.4	208.7	(24.3)	(11.6)	(8.9)	(4.3)
Latin America and Canada	203.0	181.9	21.1	11.6	28.0	15.4

Total Net Sales	$1,426.1	$1,381.4	$44.7	3.2%	$65.9	4.8%

(a)	XFX excludes the impact of foreign currency fluctuations.

United States

In the U.S., net sales in 2012 increased 5.6% to $799.8 million, compared to $757.4 million in 2011, primarily driven by the higher net sales of Revlon color cosmetics and SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice color cosmetics beginning in July 2012, partially offset by lower net sales of Almay color cosmetics. Excluding the results of the recently acquired Pure Ice color cosmetics, net sales in the U.S. increased in 2012.

Asia Pacific

In Asia Pacific, net sales in 2012 increased 2.4% to $238.9 million, compared to $233.4 million in 2011. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.4 million, or 1.9%, in 2012, primarily driven by higher net sales of Revlon color cosmetics. From a country perspective, net sales increased in Japan and certain distributor territories (which together contributed 4.1 percentage points to the increase in the region’s net sales in 2012, as compared to 2011), partially offset by a decrease in net sales in China (which offset by 2.1 percentage points the increase in the region’s net sales in 2012, as compared to 2011).

Europe, Middle East and Africa

In Europe, the Middle East and Africa, net sales in 2012 decreased 11.6% to $184.4 million, compared to $208.7 million in 2011. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $8.9 million, or 4.3%, in 2012, primarily driven by lower net sales of fragrances and a higher returns accrual of $1.6 million recorded in 2012 related to the September 2012 Program. From a country perspective, net sales decreased in Italy, France and certain distributor territories (which together contributed 5.9 percentage points to the decrease in the region’s net sales in 2012, as compared to 2011), partially offset by an increase in net sales in South Africa (which offset by 1.2 percentage points the decrease in the region’s net sales in 2012, as compared to 2011). The decrease in the net sales in France and Italy was partially driven by the $1.6 million higher returns accrual noted above.

Latin America and Canada

In Latin America and Canada, net sales in 2012 increased 11.6% to $203.0 million, compared to $181.9 million in 2011. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $28.0 million, or 15.4%, in 2012, primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Almay color cosmetics. From a country perspective, net sales increased throughout the region. Venezuela’s increase in net sales in 2012 was partially driven by the loss of sales during June through December 2011 as a result of the June 2011 fire which destroyed Revlon Venezuela’s facility. Net sales in Argentina and Venezuela also benefited from higher selling prices given market conditions and inflation, which accounted for approximately one-third of the $28.0 million increase in the region’s net sales.

Gross profit:

	Years ended December 31,
	2012	2011	Change
Gross profit	$919.6	$888.8	$30.8
Percentage of net sales	64.5%	64.3%	0.2%

The 0.2 percentage point increase in gross profit as a percentage of net sales for 2012, compared to 2011, was primarily due to:

•

lower manufacturing costs, including materials and freight costs, as a result of supply chain cost reduction initiatives, which increased gross profit as a percentage of net sales by 0.6 percentage points; and

•	lower sales returns and allowances which increased gross profit as a percentage of net sales by 0.4 percentage points;

with the foregoing partially offset by:

•	the impact of product mix, which reduced gross profit as a percentage of net sales by 0.5 percentage points;

•	higher costs related to inventory obsolescence, which reduced gross profit as a percentage of net sales by 0.3 percentage points; and

•	restructuring related charges recognized in connection with the September 2012 Program, which reduced gross profit as a percentage of net sales by 0.1 percentage points.

SG&A expenses:

	Years ended December 31,
	2012	2011	Change
SG&A expenses	$690.9	$678.1	$(12.8)

The $12.8 million increase in SG&A expenses for 2012, as compared to 2011, was driven primarily by:

•	$9.8 million of higher general and administrative expenses, principally due to higher insurance expense and higher compensation expense; and

•	$6.9 million lower benefit from insurance proceeds related to the Venezuela fire recognized in SG&A expenses in 2012, as compared to 2011;

with the foregoing partially offset by:

•	$8.7 million of favorable impact of foreign currency fluctuations.

Restructuring charges:

	Years ended December 31,
	2012	2011	Change
Restructuring charges	$20.7	$—	$(20.7)

During 2012, the Company recorded charges totaling $24.1 million related to the September 2012 Program, which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region. Of the $24.1 million charge: (a) $20.7 million is recorded in restructuring charges; (b) $1.6 million is recorded as a reduction to net sales; (c) $1.2 million is recorded in cost of goods sold; and (d) $0.6 million is recorded in SG&A expenses. See Note 3, “Restructuring Charges,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus for further discussion of the above.

Interest expense:

	Years ended December 31,
	2012	2011	Change
Interest expense	$85.3	$91.1	$5.8

The $5.8 million decrease in interest expense for 2012, as compared to 2011, was primarily due to lower weighted average borrowing rates as a result of the 2011 Term Loan Facility Refinancing. (See “— Financial Condition, Liquidity and Capital Resources — Long Term Debt Instruments” and Note,” 10, “Long-Term Debt” to Company’s the Consolidated Financial Statements included elsewhere in this prospectus).

Loss on early extinguishment of debt, net:

	Years ended December 31,
	2012	2011	Change
Loss on early extinguishment of debt, net	$—	$11.2	$11.2

As a result of the 2011 Refinancings, the Company recognized a loss on the early extinguishment of debt of $11.2 million during 2011, due to $1.7 million of fees which were expensed as incurred in connection with the 2011 Refinancings, as well as the write-off of $9.5 million of unamortized debt discount and deferred financing fees as a result of such refinancings.

Foreign currency losses, net:

	Years ended December 31,
	2012	2011	Change
Foreign currency losses, net	$2.7	$4.4	$1.7

The decrease in foreign currency losses, net of $1.7 million during 2012, as compared to 2011, was primarily driven by:

•

lower losses as a result of the revaluation of certain U.S. Dollar denominated intercompany payables and foreign currency denominated intercompany receivables from the Company’s foreign subsidiaries during 2012 as compared to 2011; and

•

a foreign currency loss of $1.7 million recorded in 2011 related to the re-measurement of Revlon Venezuela’s balance sheet that did not recur in 2012. See “— Financial Condition, Liquidity and Capital Resources — Impact of Foreign Currency Translation — Venezuela” for further discussion;

with the foregoing partially offset by:

•	$0.8 million of higher foreign currency losses related to the Company’s FX Contracts during 2012 compared to 2011.

Provision for income taxes:

	Years ended December 31,
	2012	2011	Change
Provision for income taxes	$44.8	$35.4	$(9.4)

The provision for income taxes in 2012 included a non-cash benefit of $15.8 million related to the reduction of the Company’s deferred tax valuation allowance on certain of its net deferred tax assets for certain jurisdictions within the U.S. at December 31, 2012 as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions. The provision for income taxes in 2011 included a non-cash benefit of $16.9 million recorded in 2011 related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011 as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions. Excluding these non-cash benefits, the provision for income taxes in 2012 was higher than 2011 primarily due to increased pre-tax income, partially offset by various discrete items, including the favorable resolution of tax matters in certain foreign jurisdictions.

The effective tax rate for 2012 is higher than the federal statutory rate of 35% due principally to: (a) foreign dividends and earnings taxable in the U.S.; and (b) the impact of certain expenses for which there is no tax benefit recognized, primarily related to the September 2012 Program (see Note 3, “Restructuring Charges” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus), partially offset by the effect of the $15.8 million reduction of the deferred tax valuation allowance described above.

In assessing the recoverability of its deferred tax assets, management regularly considers whether some portion or all of the deferred tax assets will not be realized based on the recognition threshold and measurement of a tax position. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Based on the level of historical losses for certain jurisdictions within the U.S., the Company had maintained a deferred tax valuation allowance against certain of its deferred tax assets. As of December 31, 2012, the Company had experienced improved earnings trends and had cumulative taxable income in such jurisdictions. As a result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets are recoverable, management concluded that it was more likely than not that the Company would realize the benefits of certain of its net deferred tax assets existing at December 31, 2012 in those jurisdictions. Therefore, at December 31, 2012, the Company realized a non-cash benefit of $15.8 million related to a reduction of the Company’s deferred tax valuation allowance on certain of its net deferred tax assets for certain jurisdictions within the U.S. The Company reflected this benefit in the tax provision and this non-cash benefit increased net income at December 31, 2012.

Based upon the level of historical taxable losses for certain jurisdictions outside the U.S., the Company had maintained a deferred tax valuation allowance against its deferred tax assets. As of December 31, 2011, the Company experienced improved earnings trends and had cumulative taxable income in such jurisdictions. As a result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets are recoverable, management concluded that it was more likely than not that the Company would realize the benefits of the net deferred tax assets existing at December 31, 2011 in those jurisdictions. Therefore, at December 31, 2011, the Company realized a non-cash benefit of $16.9 million related to a reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. The Company has reflected this benefit in the tax provision and this non-cash benefit increased the Company’s net income at December 31, 2011.

As a result of the reduction of the Company’s deferred tax valuation allowance in the U.S. during 2010, as discussed below in the “— Year ended December 31, 2011 compared with the year ended December 31, 2010 — Provision for (benefit from) income taxes,” the Company’s tax provision has reflected a higher effective tax rate beginning with the first quarter of 2011. However, the increase in the effective tax rate did not affect the Company’s cash taxes paid in 2011 and 2012 and will not affect the Company’s cash taxes paid thereafter until the Company has fully used its tax loss carryforwards and other tax attributes in the U.S.

See Note 13, “Income Taxes,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

Year ended December 31, 2011 compared with the year ended December 31, 2010

In the tables, all dollar amounts are in millions and numbers in parentheses ( ) denote unfavorable variances.

Net sales:

Consolidated net sales in 2011 were $1,381.4 million, an increase of $60.0 million, or 4.5%, compared to $1,321.4 million in 2010. Excluding the favorable impact of foreign currency fluctuations of $17.0 million, consolidated net sales increased by $43.0 million, or 3.3% in 2011, primarily driven by the inclusion of the net sales of SinfulColors color cosmetics beginning in March 2011, as well as higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color. These increases were partially offset by lower net sales of Revlon beauty tools and lower net sales of other beauty care products in Venezuela as a result of the June 2011 fire at Revlon Venezuela’s facility.

	Year Ended December 31,		Change		XFX Change(a)
	2011	2010	$	%	$	%
United States	$757.4	$729.1	$28.3	3.9%	$28.3	3.9%
Asia Pacific	233.4	209.9	23.5	11.2	8.4	4.0
Europe, Middle East and Africa	208.7	200.4	8.3	4.1	4.0	2.0
Latin America and Canada	181.9	182.0	(0.1)	(0.1)	2.3	1.3

Total Net Sales	$1,381.4	$1,321.4	$60.0	4.5%	$43.0	3.3%

(a)	XFX excludes the impact of foreign currency fluctuations.

United States

In the U.S., net sales in 2011 increased 3.9% to $757.4 million, compared to $729.1 million in 2010, primarily driven by the inclusion of the net sales of SinfulColors color cosmetics beginning in March 2011, as well as higher net sales of Almay color cosmetics and Revlon ColorSilk hair color, partially offset by lower net sales of Revlon beauty tools and Revlon color cosmetics. Excluding the results of SinfulColors color cosmetics, net sales in the U.S. increased in 2011.

Asia Pacific

In Asia Pacific, net sales in 2011 increased 11.2% to $233.4 million, compared to $209.9 million in 2010. Excluding the favorable impact of foreign currency fluctuations, net sales increased $8.4 million, or 4.0%, in 2011, primarily driven by higher net sales of Revlon color cosmetics. From a country perspective, net sales increased in China and certain distributor markets (which together contributed 6.2 percentage points to the increase in the region’s net sales in 2011, as compared to 2010), partially offset by a decrease in net sales in Japan and Australia (which together offset by 2.1 percentage points the increase in the region’s net sales in 2011, as compared to 2010).

Europe, Middle East and Africa

In Europe, the Middle East and Africa, net sales in 2011 increased 4.1% to $208.7 million, compared to $200.4 million in 2010. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.0 million, or 2.0%, in 2011, primarily driven by higher net sales of Revlon color cosmetics. From a country perspective, net sales increased in South Africa (which contributed 2.5 percentage points to the increase in the region’s net sales in 2011, as compared to 2010), partially offset by a decrease in net sales in Italy (which offset by 0.8 percentage points the increase in the region’s net sales in 2011, as compared to 2010).

Latin America and Canada

In Latin America and Canada, net sales in 2011 decreased 0.1% to $181.9 million, compared to $182.0 million in 2010. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.3 million, or 1.3%, in 2011, primarily driven by higher net sales of Revlon color cosmetics, partially offset by lower net sales of other beauty care products. From a country perspective, net sales increased in Argentina and Latin America Export (which together contributed 3.9 percentage points to the increase in the region’s net sales in 2011, as compared to 2010), partially offset by a decrease in net sales in Venezuela and Canada (which together offset by 3.1 percentage points the increase in the region’s net sales in 2011, as compared to 2010). Venezuela’s decline in net sales was due to the loss of a significant portion of sales from June through December 2011 as a result of the June 2011 fire which destroyed Revlon Venezuela’s facility. Revlon Venezuela resumed sales of imported goods on August 12, 2011; however, the Company had not recorded any sales of locally manufactured goods in Venezuela since the fire in June 2011.

Gross profit:

	Years ended December 31,		Change
	2011	2010
Gross profit	$888.8	$866.1	$22.7
Percentage of net sales	64.3%	65.5%	(1.2)%

The 1.2 percentage point decrease in gross profit as a percentage of net sales for 2011, compared to 2010, was primarily due to:

•	the impact of product mix, which reduced gross profit as a percentage of net sales by 1.3 percentage points; and

•	higher allowances, which reduced gross profit as a percentage of net sales by 0.9 percentage points;

with the foregoing partially offset by:

•	favorable foreign currency fluctuations, which increased gross profit as a percentage of net sales by 0.6 percentage points;

•	lower pension expenses within cost of goods, which increased gross profit as a percentage of net sales by 0.2 percentage points.

SG&A expenses:

	Years ended December 31,		Change
	2011	2010
SG&A expenses	$678.1	$659.3	$(18.8)

The $18.8 million increase in SG&A expenses for 2011, as compared to 2010, was driven primarily by:

•

$17.8 million of higher general and administrative expenses primarily due to (i) the inclusion of operating expenses of SinfulColors from the date of acquisition in March 2011, (ii) higher compensation expenses, (iii) higher professional fees and (iv) higher depreciation costs; and

•	$8.7 million of unfavorable impact of foreign currency fluctuations;

with the foregoing partially offset by:

•

$9.7 million, net, from insurance recoveries, which is comprised of $14.6 million of income from insurance recoveries related to the fire that destroyed Revlon Venezuela’s facility, partially offset by the $4.9 million impairment loss related to Revlon Venezuela’s net book value of inventory, property, plant and equipment destroyed by the fire. The $9.7 million, net, from insurance recoveries entirely offset the business interruption losses incurred from June 5, 2011 through December 31, 2011. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Fire at Revlon Venezuela’s Facility” for further discussion).

Interest expense:

	Years ended December 31,		Change
	2011	2010
Interest expense	$91.1	$96.7	$5.6

The $5.6 million decrease in interest expense for 2011, as compared to 2010, was primarily due to lower weighted average borrowing rates as a result of the 2011 Refinancings. (See “— Financial Condition, Liquidity and Capital Resources — 2011 Refinancings” and Note 10, “Long-Term Debt,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus).

Loss on early extinguishment of debt, net:

	Years ended December 31,		Change
	2011	2010
Loss on early extinguishment of debt, net	$11.2	$9.7	$(1.5)

As a result of the 2011 Refinancings, the Company recognized a loss on the early extinguishment of debt of $11.2 million during 2011, due to $1.7 million of fees which were expensed as incurred in connection with the 2011 Refinancings, as well as the write-off of $9.5 million of unamortized debt discount and deferred financing fees as a result of such refinancings.

During March 2010, Products Corporation consummated the refinancing of its 2006 bank term loan facility and its 2006 revolving credit facility (together referred to as the “2010 Refinancing”). As a result of the 2010 Refinancing, the Company recognized a loss on the early extinguishment of debt of $9.7 million during 2010, primarily due to $5.9 million of fees and expenses which were expensed as incurred in connection with the 2010 Refinancing, as well as the write-off of $3.8 million of unamortized deferred financing fees as a result of such refinancing.

Foreign currency losses:

	Years ended December 31,		Change
	2011	2010
Foreign currency losses	$4.4	$6.3	$1.9

The $1.9 million decrease in foreign currency losses during 2011, as compared to 2010, was primarily driven by:

•

a $1.1 million lower foreign currency loss in 2011 compared to 2010 related to the re-measurements of Revlon Venezuela’s balance sheet (see “— Financial Condition, Liquidity and Capital Resources — Impact of Foreign Currency Translation — Venezuela”); and

•	$2.0 million of lower foreign currency losses related to the Company’s FX Contracts during 2011 compared to 2010;

with the foregoing partially offset by:

•	the unfavorable impact of the revaluation of certain U.S. Dollar-denominated intercompany payables from the Company’s foreign subsidiaries compared to 2010.

Provision for (benefit from) income taxes:

	Years Ended December 31,		Change
	2011	2010
Provision for (benefit from) income taxes	$35.4	$(235.3)	$(270.7)

The provision for income taxes in 2011 included a non-cash benefit of $16.9 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011 as discussed above in “— Results of Operations — Provision for Income Taxes.” The benefit for income taxes in 2010 included a non-cash benefit of $248.5 million related to a reduction of the

Company’s deferred tax valuation allowance on its net U.S. deferred tax assets at December 31, 2010. Excluding these non-cash benefits, the provision for income taxes in 2011 was higher than 2010 primarily due to higher deferred tax expense for the U.S. in 2011 due to the reduction of the valuation allowance in the U.S. on December 31, 2010 and higher pre-tax income in the U.S. in 2011. In addition, the provision for income taxes in 2010 benefited from various discrete items, including the favorable resolution of tax matters in the U.S. and certain foreign jurisdictions, that did not recur in 2011.

The effective tax rate for 2011 is higher than the federal statutory rate of 35% due principally to: (i) foreign dividends and earnings taxable in the U.S.; and (ii) foreign and U.S. tax effects attributable to operations outside the U.S., including pre-tax losses in a number of jurisdictions outside the U.S. for which there is no tax benefit recognized in the period, partially offset by the effect of the reduction of the deferred tax valuation allowance described above.

Based upon the level of historical taxable losses for the U.S., the Company had maintained a deferred tax valuation allowance against its deferred tax assets in the U.S. As of December 31, 2010, the Company had experienced improved earnings trends and had cumulative taxable income. As a result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets were recoverable, management concluded that it was more likely than not that the Company would realize the benefits of the net deferred tax assets existing at December 31, 2010. Therefore, at December 31, 2010, the Company realized a non-cash benefit of $248.5 million related to a reduction of the Company’s deferred tax valuation allowance on its net U.S. deferred tax assets at December 31, 2010. The Company reflected this benefit in the tax provision and this non-cash benefit increased net income at December 31, 2010.

See Note 13, “Income Taxes,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus for further discussion of the above.

Financial Condition, Liquidity and Capital Resources

At September 30, 2013, the Company had a liquidity position of $262.6 million, consisting of cash and cash equivalents (net of any outstanding checks) of $132.4 million, as well as $130.2 million in available borrowings under the Amended Revolving Credit Facility based upon the borrowing base less $9.8 million of undrawn outstanding letters of credit and nil then drawn under the Amended Revolving Credit Facility at such date.

Cash Flows

Nine months ended September 30, 2013 and 2012

At September 30, 2013, the Company had cash and cash equivalents of $139.3 million, compared with $116.3 million at December 31, 2012. The following table summarizes the Company’s cash flows from operating, investing and financing activities for the nine months ended September 30, 2013 and September 30, 2012:

	Nine Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$5.8	$17.9
Net cash used in investing activities	(1.4)	(80.4)
Net cash provided by financing activities	22.7	5.7
Effect of exchange rate changes on cash and cash equivalents	(4.1)	0.3

Operating Activities

Net cash provided by operating activities was $5.8 million and $17.9 million for the first nine months of 2013 and 2012, respectively. As compared to the first nine months of 2012, cash provided by operating activities in the first nine months of 2013 was impacted by higher restructuring payments related to the September 2012 Program, higher incentive compensation payments and other unfavorable changes in working capital; partially offset by lower pension contributions and lower premium payments related to certain of the Company’s multi-year insurance programs.

Investing Activities

Net cash used in investing activities was $1.4 million and $80.4 million for the first nine months of 2013 and 2012, respectively. Net cash used in investing activities for the first nine months of 2013 included $17.9 million of cash used for capital expenditures, partially offset by $13.1 million of insurance proceeds received in July 2013 for the Company’s property claim related to the June 2011 fire at the Company’s facility in Venezuela. Net cash used in investing activities for the first nine months of 2012 included a cash payment of $66.2 million in July 2012 to acquire certain assets, including trademarks and other intellectual property related to the Pure Ice Acquisition and $14.8 million of cash used for capital expenditures; partially offset by proceeds of $0.4 million related to the sale of the freshMinerals brand.

Financing Activities

Net cash provided by financing activities was $22.7 million and $5.7 million for the first nine months of 2013 and 2012, respectively.

Net cash provided by financing activities for the first nine months of 2013 included:

•	Products Corporation’s issuance of the $500.0 million aggregate principal amount of the 5.75% Senior Notes at par;

with the foregoing partially offset by:

•	the repayment and redemption of all of the $330.0 million aggregate principal amount outstanding of the 9.75% Senior Secured Notes in connection with the 2013 Senior Notes Refinancing;

•	the repayment of $113.0 million in principal on the 2011 Term Loan Facility in connection with the consummation of the February 2013 Term Loan Amendment; and

•

the payment of $32.7 million of financing costs comprised of (i) $17.5 million of redemption and tender offer premiums, as well as fees and expenses related to the repayment and redemption of all of the $330.0 million aggregate principal amount outstanding of the 9.75% Senior Secured Notes, (ii) $10.1 million of underwriters’ fees and other fees in connection with the issuance of the 5.75% Senior Notes, (iii) $1.2 million of fees incurred in connection with the February 2013 Term Loan Amendment, (iv) $1.9 million of fees incurred in connection with the August 2013 Term Loan Amendment, (v) $1.6 million of fees incurred in connection with the Incremental Amendment and (vi) $0.4 million of fees incurred in connection with the August 2013 Revolver Amendment.

Net cash provided by financing activities for the first nine months of 2012 included:

•	a $12.5 million increase in short term borrowings and overdraft;

with the foregoing partially offset by:

•	an aggregate $6.0 million of scheduled amortization payments on the 2011 Term Loan Facility.

Years ended December 31, 2012, 2011 and 2010

At December 31, 2012, the Company had cash and cash equivalents of $116.3 million, compared with $101.7 million at December 31, 2011. The following table summarizes the Company’s cash flows from operating, investing and financing activities for 2012, 2011 and 2010 (all amounts are in millions):

	Year Ended December 31,
	2012	2011	2010
Net cash provided by operating activities	$104.1	$88.0	$96.7
Net cash used in investing activities	(86.3)	(52.6)	(14.9)
Net cash used in financing activities	(3.4)	(7.5)	(62.3)
Effect of exchange rate changes on cash and cash equivalents	0.2	(2.9)	2.7

Net cash provided by operating activities was $104.1 million, $88.0 million and $96.7 million for 2012, 2011 and 2010, respectively. As compared to 2011, cash provided by operating activities in 2012 was impacted by favorable changes in working capital and lower cash interest paid, partially offset by the renewal and partial pre-payment of certain of the Company’s multi-year insurance programs. As compared to 2010, cash provided by operating activities in 2011 was impacted by higher interest payments, increased permanent display spending and increased pension contributions.

Net cash used in investing activities was $86.3 million, $52.6 million and $14.9 million for 2012, 2011 and 2010, respectively.

Net cash used in investing activities for 2012 included:

•	$66.2 million for the Pure Ice Acquisition; and

•	$20.9 million used for capital expenditures.

Net cash used in investing activities for 2011 included:

•

$39.0 million for the SinfulColors Acquisition (as hereinafter defined). On March 17, 2011, the Company acquired certain assets, including trademarks and other intellectual property, inventory, certain receivables and manufacturing equipment, related to SinfulColors cosmetics, Wild and Crazy cosmetics, freshMinerals cosmetics and freshcover cosmetics, which products are sold principally in the U.S. mass retail channel (the “SinfulColors Acquisition”); and

•	$13.9 million used for capital expenditures.

Net cash used in investing activities in 2010 included $15.2 million of capital expenditures.

Net cash used in financing activities was $3.4 million, $7.5 million and $62.3 million for 2012, 2011 and 2010, respectively.

Net cash used in financing activities for 2012 included:

•	an aggregate $8.0 million of scheduled amortization payments on the 2011 Term Loan Facility in 2012;

with the foregoing partially offset by:

•	a $6.3 million increase in short term borrowings and overdraft.

Net cash used in financing activities for 2011 included:

•	payment of the $4.3 million of fees incurred in connection with the 2011 Refinancings; and

•	an aggregate $4.0 million of scheduled amortization payments on the 2011 Term Loan Facility in 2011;

with the foregoing partially offset by:

•

cash provided by Products Corporation’s issuance of the $800.0 million aggregate principal amount of the 2011 Term Loan Facility, or $796.0 million, net of discounts, partially offset by cash used for the repayment of $794.0 million remaining aggregate principal amount of Products Corporation’s 2010 Term Loan Facility.

Net cash used in financing activities for 2010 included:

•

cash used for repayment of $815.0 million remaining aggregate principal amount of Products Corporation’s 2006 bank term loan facility, partially offset by cash provided by Products Corporation’s issuance of the $800.0 million aggregate principal amount of the 2010 Term Loan Facility, or $786.0 million, net of discounts;

•	an aggregate $6.0 million of scheduled amortization payments on the 2010 Term Loan Facility in 2010; and

•

payment of financing costs of $17.0 million, which was comprised of (i) the payment of $15.3 million of fees incurred in connection with the 2010 refinancing of Products Corporation’s 2006 bank term loan facility and revolving credit facility and (ii) the payment of the remaining balance of $1.7 million of the $25.1 million of fees incurred in connection with the refinancing of Products Corporation’s 9.50% Senior Notes in November 2009 with the 9.75% Senior Secured Notes due November 2015.

Long-Term Debt Instruments

For further detail regarding the Company’s long-term debt instruments, see Note 10, “Long-Term Debt,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus. Please also see the section entitled “Overview — Recent Events — Amended Credit Facilities” for a description of the Acquisition Term Loans that Products Corporation secured on August 19, 2013, the funding of which was contingent on the closing of the Colomer Acquisition which closed on October 9, 2013, as described in the section entitled “Overview — Recent Events — Acquisition of The Colomer Group.”

2013 Amendments to the 2011 Credit Agreements

February 2013 Term Loan Amendment

On February 21, 2013, Products Corporation consummated the February 2013 Term Loan Amendment, among Products Corporation, as borrower, a syndicate of lenders and Citicorp, USA, Inc. (“CUSA”), as administrative agent and collateral agent.

Pursuant to the February 2013 Term Loan Amendment, Products Corporation reduced the total aggregate principal amount outstanding under the 2011 Term Loan from $788.0 million to $675.0 million, using a portion of the proceeds from Products Corporation’s issuance of its 5.75% Senior Notes (see “— 2013 Senior Notes Refinancing”), together with cash on hand. The February 2013 Term Loan Amendment also reduced the interest rates on the 2011 Term Loan such that Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum, with the Eurodollar Rate not to be less than 1.00% (compared to 3.50% and 1.25%, respectively, prior to the February 2013 Term Loan Amendment), while Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00%, with the Alternate Base Rate not to be less than 2.00% (compared to 2.50% and 2.25%, respectively, prior to the February 2013 Term Loan Amendment) (and as each such term is defined in the Amended Term Loan Agreement).

Products Corporation, under certain circumstances, also has the right to request the 2011 Term Loan be increased by up to the greater of (i) $300 million and (ii) an amount such that Products Corporation’s First Lien Secured Leverage Ratio (as defined in the Amended Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the February 2013 Term Loan Amendment), provided that the lenders are not committed to provide any such increase. Such increase would be in addition to the Acquisition Term Loans.

On August 14 and August 19, 2013, Products Corporation consummated the August 2013 Revolver Amendment and the August 2013 Term Loan Amendment, respectively, and entered into the Incremental Amendment providing for the Acquisition Term Loans, as described in the section entitled “Overview — Recent Events — Acquisition of The Colomer Group.”

For the nine months ended September 30, 2013, the Company incurred approximately $1.2 million of fees and expenses in connection with the February 2013 Term Loan Amendment, of which, $0.2 million was capitalized. The Company expensed the remaining $1.0 million of fees and expenses and wrote-off $1.5 million of unamortized debt discount and deferred financing costs. These amounts, totaling $2.5 million, were recognized within loss on early extinguishment of debt in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2013.

August 2013 Term Loan Amendment

On August 19, 2013, in connection with the Colomer Acquisition, Products Corporation consummated the August 2013 Term Loan Amendment to its 2011 Term Loan Agreement, which permits, among other things: (i) Products Corporation’s consummation of the Colomer Acquisition; and (ii) Products Corporation’s incurring up to $700 million of term loans which it used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. See Note 14, “Subsequent Events — Colomer Acquisition” to the Company’s Unaudited Consolidated Financial Statements for the nine months ended September 30, 2013 included elsewhere in this prospectus.

For the three and nine months ended September 30, 2013, the Company incurred approximately $1.9 million of fees and expenses in connection with the August 2013 Term Loan Amendment. The Company capitalized $1.7 million of fees and expenses, which are being amortized over the remaining life of the $675.0 million aggregate principal amount of the 2011 Term Loan using the effective interest method. The remaining $0.2 million of fees and expenses were expensed as incurred.

Incremental Amendment

On August 19, 2013, in connection with the Colomer Acquisition, Products Corporation entered into the Incremental Amendment with the Initial Acquisition Lenders and Citicorp USA, Inc., as administrative agent and collateral agent, pursuant to which the Initial Acquisition Lenders committed to provide up to $700 million of Acquisition Term Loans, which Products Corporation used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses.

For the three and nine months ended, September 30, 2013, the Company incurred approximately $1.7 million of fees and expenses in connection with the Acquisition Term Loans. Such fees were capitalized and will be amortized over the life of the Acquisition Term Loans using the effective interest method beginning on the closing date.

Amended Revolving Credit Facility

On August 14, 2013, in connection with the Colomer Acquisition, Products Corporation consummated the August 2013 Revolver Amendment to permit, among other things: (i) Products Corporation’s consummation of the Colomer Acquisition; and (ii) Products Corporation’s incurring up to $700 million of the Acquisition Term Loans that Products Corporation used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. Additionally, the August 2013 Revolver Amendment (1) reduced Products Corporation’s interest rate spread over the LIBOR rate applicable to Eurodollar Loans under the facility from a range, based on availability, of 2.00% to 2.50%, to a range of 1.50% to 2.00%; (2) reduced the commitment fee on unused availability under the facility from 0.375% to 0.25%; and (3) extended the maturity of the facility, which was previously scheduled to mature in June 2016, to the earlier of (i) August 2018 or (ii) the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under Products Corporation’s Amended Term Loan Facility, but not earlier than June 2016.

For the three and nine months ended September 30, 2013, the Company incurred approximately $0.4 million of fees and expenses in connection with the August 2013 Revolver Amendment, which were capitalized and are being amortized over the life of the Amended Revolving Credit Facility using the effective interest method.

Products Corporation was in compliance with all applicable covenants under the Amended Credit Agreements as of September 30, 2013 and as of December 31, 2012. At September 30, 2013, the aggregate principal amount outstanding under the 2011 Term Loan was $675.0 million (plus, upon the consummation of the Colomer Acquisition, an additional $700.0 million aggregate principal amount of Acquisition Term Loans outstanding under the Amended Term Loan Facility which it borrowed on October 8, 2013) and availability under the Amended Revolving Credit Facility, based upon the calculated borrowing base less $9.8 million of undrawn outstanding letters of credit and nil then drawn on the Amended Revolving Credit Facility was $130.2 million. During the years ended December 31, 2012 and 2011, the average borrowings outstanding under the Revolving Credit Facility were $4.1 million and $5.8 million, respectively. During the nine months ended September 30, 2013 and 2012, the average borrowings outstanding under the Amended Revolving Credit Facility were nil and $5.4 million, respectively.

2013 Senior Notes Refinancing

On February 8, 2013, Products Corporation completed its offering (the “2013 Senior Notes Refinancing”), pursuant to an exemption from registration under the Securities Act of 1933 (as amended, the “Securities Act”), of $500.0 million aggregate principal amount of 5.75% Senior Notes which are subject to the Exchange Offer being made pursuant to this prospectus. The 5.75% Senior Notes are unsecured and were issued to investors at par. The 5.75% Senior Notes mature on February 15, 2021. Interest on the 5.75% Senior Notes accrues at 5.75% per annum, paid every six months on February 15th and August 15th, with the first interest payment due on August 15, 2013 (subject to the payment of certain additional interest referred to below under “Registration Rights”).

The 5.75% Senior Notes were issued pursuant to an indenture, dated as of February 8, 2013 (the “Closing Date”), by and among Products Corporation, Products Corporation’s domestic subsidiaries (the “Guarantors”), which also currently guarantee Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, and U.S. Bank National Association, as trustee, as amended by a First Supplemental Indenture, dated as of July 23, 2013 by and among Products Corporation, the Guarantors and U.S. Bank National Association as trustee (as amended, the “5.75% Senior Notes Indenture”). The Guarantors issued guarantees (the “Guarantees”) of Products Corporation’s obligations under the 5.75% Senior Notes and the 5.75% Senior Notes Indenture on a joint and several, senior unsecured basis.

Products Corporation used a portion of the $491.2 million of net proceeds from the issuance of the 5.75% Senior Notes (net of underwriters’ fees), to repay and redeem all of the $330 million outstanding aggregate principal amount of its 9.75% Senior Secured Notes, as well as to pay $8.6 million of accrued interest. Products Corporation incurred an aggregate of $19.3 million of fees for the applicable redemption and tender offer premiums, related fees and expenses in connection with redemption and repayment of the 9.75% Senior Secured Notes and other fees and expenses in connection with the issuance of the 5.75% Senior Notes. Products Corporation used a portion of the remaining proceeds from the issuance of the 5.75% Senior Notes, together with existing cash, to pay approximately $113.0 million of principal on its Amended Term Loan Facility in conjunction with the February 2013 Term Loan Amendment. Products Corporation used the remaining balance available from the issuance of the 5.75% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying to Revlon, Inc. at maturity in October 2013 the Contributed Loan.

In connection with these refinancing transactions, the Company capitalized $10.5 million of fees and expenses incurred related to the issuance of the 5.75% Senior Notes, which is being amortized over the term of the 5.75% Senior Notes using the effective interest method. The Company also recognized a loss on the early extinguishment of debt of $25.4 million during the first nine months of 2013, comprised of $17.6 million of redemption and tender offer premiums, as well as fees and expenses which were expensed as incurred in connection with the redemption and repayment of the 9.75% Senior Secured Notes, as well as the write-off of $7.8 million of unamortized debt discount and deferred financing costs associated with the 9.75% Senior Secured Notes.

Ranking

The 5.75% Senior Notes are Products Corporation’s unsubordinated, unsecured obligations and rank senior in right of payment to any future subordinated obligations of Products Corporation and rank pari passu in right of payment with all existing and future senior debt of Products Corporation. Similarly, each Guarantee is the relevant Guarantor’s joint and several, unsubordinated and unsecured obligation and ranks senior in right of payment to any future subordinated obligations of such Guarantor and ranks pari passu in right of payment with all existing and future senior debt of such Guarantor. The Guarantees were issued on a joint and several basis.

The 5.75% Senior Notes and the Guarantees rank effectively junior to Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, which are secured, as well as indebtedness and preferred stock of Products Corporation’s foreign and immaterial subsidiaries (the “Non-Guarantor Subsidiaries”), none of which guarantee the 5.75% Senior Notes.

Optional Redemption

On and after February 15, 2016, the 5.75% Senior Notes may be redeemed at Products Corporation’s option, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on February 15th of the years indicated below:

Year	Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Products Corporation may redeem the 5.75% Senior Notes at its option at any time or from time to time prior to February 15, 2016, as a whole or in part, at a redemption price per 5.75% Senior Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the applicable premium based on the applicable treasury rate plus 75 basis points.

Prior to February 15, 2016, Products Corporation may, from time to time, redeem up to 35% of the aggregate principal amount of the 5.75% Senior Notes and any additional notes with, and to the extent Products Corporation actually receives, the net proceeds of one or more equity offerings from time to time, at 105.75% of the principal amount thereof, plus accrued interest to the date of redemption.

Change of Control

Upon the occurrence of specified change of control events, Products Corporation is required to make an offer to purchase all of the 5.75% Senior Notes at a purchase price of 101% of the outstanding principal amount of the 5.75% Senior Notes as of the date of any such repurchase, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants

The 5.75% Senior Notes Indenture limits Products Corporation’s and the Guarantors’ ability, and the ability of certain other subsidiaries, to:

•	incur or guarantee additional indebtedness (“Limitation on Debt”);

•	pay dividends, make repayments on indebtedness that is subordinated in right of payment to the 5.75% Senior Notes and make other “restricted payments” (“Limitation on Restricted Payments”);

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company (“Successor Company”);

•	transfer and sell assets (“Limitation on Asset Sales”); and

•	permit restrictions on the payment of dividends by Products Corporation’s subsidiaries (“Limitation on Dividends from Subsidiaries”).

These covenants are subject to important qualifications and exceptions. The 5.75% Senior Notes Indenture also contains customary affirmative covenants and events of default.

In addition, if during any period of time the 5.75% Senior Notes receive investment grade ratings from both Standard & Poor’s and Moody’s Investors Services, Inc. and no default or event of default has occurred and is continuing under the 5.75% Senior Notes Indenture, Products Corporation and its subsidiaries will not be subject to the covenants on Limitation on Debt, Limitation on Restricted Payments, Limitation on Asset Sales, Limitation on Dividends from Subsidiaries and certain provisions of the Successor Company covenant.

Registration Rights

On the Closing Date, Products Corporation, the Guarantors and the representatives of the initial purchasers of the 5.75% Senior Notes entered into a Registration Rights Agreement, pursuant to which the Exchange Offer described in this prospectus is being made. Pursuant to the Registration Rights Agreement, Products Corporation and the Guarantors agreed with the representatives of the initial purchasers, for the benefit of the holders of the 5.75% Senior Notes, that Products Corporation will, at its cost, among other things: (i) file a registration statement with respect to the 5.75% Senior Notes within 150 days after the Closing Date to be used in connection with the exchange of the 5.75% Senior Notes and related guarantees for publicly registered notes and related guarantees with substantially identical terms in all material respects (except for the transfer restrictions relating to the 5.75% Senior Notes and interest rate increases as described below); (ii) use its reasonable best efforts to cause the applicable registration statement to become effective under the Securities Act within 210 days after the Closing Date; and (iii) use its reasonable best efforts to effect an exchange offer of the 5.75% Senior Notes and the related guarantees for registered notes and related guarantees within 270 days after the Closing Date. In addition, under certain circumstances, Products Corporation may be required to file a shelf registration statement to cover resales of the 5.75% Senior Notes. If Products Corporation fails to satisfy such obligations, it will be obligated to pay additional interest to each holder of the 5.75% Senior Notes that are subject to transfer restrictions, with respect to the first 90-day period immediately following any such failure, at a rate of 0.25% per annum on the principal amount of the 5.75% Senior Notes that are subject to transfer restrictions held by such holder. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration requirements have been satisfied, up to a maximum amount of additional interest of 0.50% per annum on the principal amount of the 5.75% Senior Notes that are subject to transfer restrictions. Pursuant to the Registration Agreement, in May 2013 Products Corporation filed a registration statement, and filed amended registration statements in June and July 2013, with the SEC that, when such statement becomes effective, will permit holders of the 5.75% Senior Notes to exchange such notes for new notes that will have substantially identical terms to the 5.75% Senior Notes, except that (1) the new notes and the related guarantees will be registered with the SEC under the Securities Act, and (2) the transfer restrictions and registration rights currently applicable to the 5.75% Senior Notes would no longer apply to the new notes.

The registration statement for the 5.75% Senior Notes has not been declared effective by the SEC due to the requirements to include certain financial information regarding Colomer, on a historical and pro forma basis, in the registration statement. Such financial information was not available for inclusion in the registration statement within the time frame required under the Registration Rights Agreement for the registration statement to be declared effective, thereby requiring the payment of additional interest on the 5.75% Senior Notes as described above. Accordingly, the Company has accrued $0.3 million of additional interest as of September 30, 2013 with respect to and including the first 90-day period pursuant to the provisions of the Registration Rights Agreement described above, which period began on September 6, 2013.

Products Corporation was in compliance with all applicable covenants under its 5.75% Senior Notes Indenture as of September 30, 2013 and its 9.75% Senior Secured Notes Indenture as of December 31, 2012.

2012 Debt Transaction

Products Corporation was party to the Senior Subordinated Term Loan Agreement, consisting of (i) the $58.4 million Non-Contributed Loan which, at December 31, 2011, remained owing from Products Corporation to MacAndrews & Forbes, and which matures on October 8, 2014, and (ii) the $48.6 million Contributed Loan, which as of September 30, 2013 remained due from Products Corporation to Revlon, Inc. Products Corporation paid to Revlon, Inc. at maturity on October 8, 2013 the $48.6 million aggregate principal amount outstanding under the Contributed Loan. On April 30, 2012, MacAndrews & Forbes exercised its right to assign its interest in the Non-Contributed Loan to various third parties. In connection with such assignment, Products Corporation entered into an Amended and Restated Senior Subordinated Term Loan Agreement with MacAndrews & Forbes (the “Amended and Restated Senior Subordinated Term Loan Agreement”) to: (1) modify the interest rate on the Non-Contributed Loan from its prior 12% fixed rate to a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, resulting in an interest rate of approximately 8.5% per annum (or a 3.5% reduction per annum) upon the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement; (2) insert certain prepayment premiums; and (3) designate Citibank, N.A. as the administrative agent for the Non-Contributed Loan. Refer to “Amended and Restated Senior Subordinated Term Loan Agreement” below for further discussion of the above.

2011 Refinancings

In the second quarter of 2011, Products Corporation consummated a refinancing of its 2010 Term Loan Facility with the 2011 Term Loan Facility and Products Corporation’s 2010 Revolving Credit Facility with the 2011 Revolving Credit Facility (together referred to as the “2011 Refinancings”), reducing interest rates and extending maturities.

In May 2011, Products Corporation consummated a refinancing of the 2010 Term Loan Facility (the “2011 Term Loan Facility Refinancing”), which included replacing Products Corporation’s 2010 bank term loan facility, which was scheduled to mature on March 11, 2015 and had $794.0 million aggregate principal amount outstanding at December 31, 2010 (the “2010 Term Loan Facility”), with the 2011 Term Loan Facility. Products Corporation used $796 million of proceeds from the 2011 Term Loan Facility, which was drawn in full on the May 19, 2011 closing date and issued to lenders at 99.5% of par, to refinance in full the $792.0 million of then outstanding indebtedness under its 2010 Term Loan Facility and to pay approximately $2 million of accrued interest. Products Corporation incurred $3.6 million of fees in connection with consummating the 2011 Term Loan Facility Refinancing, of which $1.9 million was capitalized.

In June 2011, Products Corporation consummated a refinancing of the 2010 Revolving Credit Facility, which was scheduled to mature on March 11, 2014 and had nil outstanding borrowings at December 31, 2010, with a 5-year, $140.0 million asset-based, multi-currency revolving credit facility due June 16, 2016. Products Corporation incurred $0.7 million of fees in connection with consummating the 2011 Revolving Credit Facility Refinancing, all of which were capitalized.

The following is a summary description of the 2011 Term Loan Facility and 2011 Revolving Credit Facility, as amended by the February 2013 Term Loan Amendment and the August 2013 Amendment. Investors should refer to the principal refinancing agreements (copies of which are incorporated by reference as exhibits to the registration statement on Form S-4 of which this prospectus forms a part) for complete terms and conditions. Unless otherwise indicated, capitalized terms have the meanings given to them in the Amended Term Loan Agreement and/or the Amended Revolving Credit Agreement, as applicable.

Amended Term Loan Facility

Under the Amended Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum (with the Eurodollar Rate not to be less than 1.00%) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00% (with the Alternate Base Rate not to be less than 2.00%). For other prepayment terms (including, without limitation, the requirement to pre-pay the Amended 2011 Term Loan Facility with 50% of Products Corporation’s “excess cash flow,” commencing with excess cash flow for the 2013 fiscal year payable in the first 100 days of 2014, see Note 10, “Long-Term Debt,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

The Amended Term Loan Facility contains a financial covenant limiting Products Corporation’s first lien senior secured leverage ratio (the ratio of Products Corporation’s Senior Secured Debt that has a lien on the collateral which secures the Amended Term Loan Facility that is not junior or subordinated to the liens securing the Amended Term Loan Facility (excluding debt outstanding under the Amended Revolving Credit Facility) to EBITDA), to no more than 4.25 to 1.0 (pursuant to the August 2013 Term Loan Amendment) for each period of four consecutive fiscal quarters during the period from June 30, 2011 to such facility’s maturity date.

Products Corporation, under certain circumstances, also has the right to request the Term Loan be increased by up to the greater of (i) $300 million and (ii) an amount such that Products Corporation’s First Lien Secured Leverage Ratio (as defined in the Amended Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the February 2013 Term Loan Amendment), provided that the lenders are not committed to provide any such increase. Such increase is in addition to the Acquisition Term Loans.

The outstanding $675.0 million 2011 Term Loan matures on November 19, 2017.

The Acquisition Term Loans under the Amended Term Loan Facility have the same terms as the 2011 Term Loans, except that: (i) they mature on the sixth anniversary of the closing of the Acquisition Term Loans (or October 8, 2019); (ii) they are subject to a 1% premium in connection with any repayment or amendment that results in a repricing of the Acquisition Term Loans occurring prior to the date six months after the closing of the Acquisition Term Loans (or prior to April 8, 2014); and (iii) they amortize on March 31, June 30, September 30 and December 31 of each year, beginning with the last day of the first full fiscal quarter after the closing of the Acquisition Term Loans (or commencing March 31, 2014), in an amount equal to 0.25% of the aggregate principal amount of such Acquisition Term Loans.

Amended Revolving Credit Facility

Availability under the Amended Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In each case subject to borrowing base availability, the Amended Revolving Credit Facility is available to:

(i)	Products Corporation in revolving credit loans denominated in U.S. Dollars;

(ii)	Products Corporation in swing line loans denominated in U.S. Dollars up to $30.0 million;

(iii)	Products Corporation in standby and commercial letters of credit denominated in U.S. Dollars and other currencies up to $60.0 million; and

(iv)	Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. Dollars and other currencies.

If the value of the eligible assets is not sufficient to support the $140.0 million borrowing base under the Amended Revolving Credit Facility, Products Corporation will not have full access to the Amended Revolving Credit Facility. Products Corporation’s ability to borrow under the Amended Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the Amended Revolving Credit Agreement.

As a result of the August 2013 Revolver Amendment, under the Amended Revolving Credit Facility, borrowings (other than loans in foreign currencies) bear interest, if made as Eurodollar Loans, at the Eurodollar Rate, plus the applicable margin set forth in the grid below and, if made as Alternate Base Rate Loans, at the Alternate Base Rate, plus the applicable margin set forth in the grid below:

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loans or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

Local Loans bear interest, if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. Dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. Dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above. For other fees payable to the lenders under Amended Revolving Credit Facility (including, without limitation, as a result of the August 2013 Revolver Amendment, a commitment fee of 0.25% of the average daily unused portion of the Amended Revolving Credit Facility), see Note 10, “Long-Term Debt and,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

For prepayment terms under the Amended Revolving Credit Facility, see Note 10, “Long-Term Debt,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

As a result of the August 2013 Revolver Amendment, under certain circumstances, Products Corporation has the right to request that the Amended Revolving Credit Facility be increased by up to $100.0 million (compared to $60.0 million under the 2011 Revolving Credit Facility), provided that the lenders are not committed to provide any such increase.

Under certain circumstances if and when the difference between (i) the borrowing base under the Amended Revolving Credit Facility and (ii) the amounts outstanding under the Amended Revolving Credit Facility is less than $20.0 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20.0 million for a period of 30 consecutive business days, the Amended Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period) of a minimum of 1.0 to 1.0.

As a result of the August 2013 Revolver Amendment, the Amended Revolving Credit Facility matures on the earlier of August 14, 2018 and the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under the Amended Term Loan Facility, but not earlier than June 16, 2016.

Covenants and Defaults Applicable to the Amended Credit Facilities

The Amended Credit Facilities contain various restrictive covenants prohibiting Products Corporation and its subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to affiliates of Products Corporation in an amount up to $10 million per year (plus $10 million for each calendar year commencing with 2011), other restricted payments in an aggregate amount not to exceed $35 million and certain other restricted payments, including without limitation, those based upon certain financial tests.

(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with affiliates of Products Corporation involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to Products Corporation or its subsidiaries as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of the independent directors of Products Corporation, subject to certain exceptions.

The events of default under the Amended Credit Facilities include customary events of default for such types of agreements. For a description of the events of defaults, see Note 10, “Long-Term Debt,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus although pursuant to the August 2013 Term Loan Amendment and the August 2013 Revolver Amendment the cross default threshold was increased from $25.0 million to $50.0 million. If Products Corporation is in default under the senior secured leverage ratio under the Amended Term Loan Facility or the consolidated fixed charge coverage ratio under the Amended Revolving Credit Agreement, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. Products Corporation may exercise this cure right two times in any four-quarter period.

9.75% Senior Secured Notes due 2015

In November 2009, Products Corporation issued and sold $330.0 million in aggregate principal amount of the 9.75% Senior Secured Notes due November 15, 2015 in a private placement which was priced at 98.9% of par, receiving net proceeds (net of original issue discount and underwriters’ fees) of $319.8 million. In February 2013, Products Corporation consummated a tender offer for $192.4 million aggregate principal amount of its outstanding 9.75% Senior Secured Notes. In March 2013, Products Corporation redeemed the remaining outstanding 9.75% Senior Secured Notes.

See “— 2013 Senior Notes Refinancing” above for a discussion of the February 2013 refinancing of the 9.75% Senior Secured Notes.

Amended and Restated Senior Subordinated Term Loan

In October 2009, Revlon, Inc. consummated a voluntary exchange offer transaction (the “2009 Exchange Offer”), in which MacAndrews & Forbes contributed to Revlon, Inc. $48.6 million of the $107.0 million aggregate outstanding principal amount of the Senior Subordinated Term Loan (the “Contributed Loan”), representing $5.21 of outstanding principal amount for each of the 9,336,905 shares of Revlon, Inc.’s Class A Common Stock exchanged in the 2009 Exchange Offer, and Revlon, Inc. issued to MacAndrews & Forbes 9,336,905 shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each $5.21 of outstanding principal amount of the Senior Subordinated Term Loan contributed to Revlon. Also upon consummation of the 2009 Exchange Offer, the terms of the Senior Subordinated Term Loan Agreement were amended to extend the maturity date of the Contributed Loan which remains owing from Products Corporation to Revlon, Inc. from August 2010 to October 8, 2013, to change the annual interest rate on the Contributed Loan from 11% to 12.75%, to extend the maturity date of the $58.4 million principal amount of the Senior Subordinated Term Loan which, at December 31, 2011, remained owing from Products Corporation to MacAndrews & Forbes (the “Non-Contributed Loan”) from August 2010 to October 8, 2014 and to change the annual interest rate on the Non-Contributed Loan from 11% to 12%.

On April 30, 2012, MacAndrews & Forbes exercised its right to assign its interest in the Non-Contributed Loan. In connection with such assignment, Products Corporation entered into the Amended and Restated Senior Subordinated Term Loan Agreement with MacAndrews & Forbes and a related Administrative Letter was entered into with Citibank, N.A. and MacAndrews & Forbes, to among other things:

•

modify the interest rate on the Non-Contributed Loan from its prior 12% fixed rate to a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, resulting in an interest rate of approximately 8.5% per annum

(or a 3.5% reduction per annum) upon the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement. Interest under the Amended and Restated Senior Subordinated Term Loan Agreement is payable quarterly in arrears in cash;

•

insert prepayment premiums such that Products Corporation may optionally prepay the Non-Contributed Loan (i) through October 31, 2013 with a prepayment premium based on a formula designed to provide the assignees of the Non-Contributed Loan with the present value, using a discount rate of 75 basis points over U.S. Treasuries, of the principal, premium and interest that would have accrued on the Non-Contributed Loan from any such prepayment date through October 31, 2013 (provided that, pursuant to the loan’s terms (both before and after giving effect to these amendments), no portion of the principal amount of the Non-Contributed Loan may be repaid prior to its October 8, 2014 maturity date unless and until all shares of Revlon, Inc.’s Preferred Stock have been or are being concurrently redeemed and all payments due thereon are paid in full or are concurrently being paid in full, which Preferred Stock was fully paid and redeemed on October 8, 2013), (ii) from November 1, 2013 through April 30, 2014 with a 2% prepayment premium on the aggregate principal amount of the Non-Contributed Loan being prepaid, and (iii) from May 1, 2014 through maturity on October 8, 2014 with no prepayment premium; and

•	designate Citibank, N.A. as the administrative agent for the Non-Contributed Loan.

Concurrently with the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement, MacAndrews & Forbes assigned its entire interest in the Non-Contributed Loan to several third parties.

On October 8, 2013, we paid to Revlon, Inc. at maturity, the $48.6 million aggregate principal amount outstanding under the Contributed Loan.

Impact of Foreign Currency Translation — Venezuela

For the years ended December 31, 2012, 2011 and 2010 and the first nine months of 2013 and 2012, Revlon Venezuela had net sales of approximately 2%, 2%, 3%, 1% and 2%, respectively, of the Company’s consolidated net sales. At September 30, 2013 and December 31, 2012 and 2011, total assets of Revlon Venezuela were approximately 2% of the Company’s total assets.

Highly-Inflationary Economy:    Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. Dollar is the functional currency for Revlon Venezuela. Through December 31, 2009, prior to Venezuela being designated as highly inflationary, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in stockholder’s deficiency as part of other comprehensive income; however, subsequent to January 1, 2010, such adjustments are reflected in earnings.

Currency Devaluation and Restrictions:

On January 8, 2010, the Venezuelan government announced the devaluation of its local currency, Venezuelan Bolivars (“Bolivars”), relative to the U.S. Dollar and the official exchange rate for non-essential goods changed from 2.15 to 4.30. Throughout 2010, the Company used Venezuela’s official rate to translate Revlon Venezuela’s financial statements. In 2010, the devaluation had the impact of reducing the Company’s reported net sales and operating income by $33.4 million and $8.4 million, respectively. Additionally, to reflect the impact of the currency devaluation, the Company recorded a one-time foreign currency loss of $2.8 million in January 2010 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings in the first quarter of 2010.

Currency restrictions enacted by the Venezuelan government in 2003 have become more restrictive and have impacted Revlon Venezuela’s ability to obtain U.S. Dollars in exchange for Bolivars at the official foreign exchange rates from the Venezuelan government and its foreign exchange commission, the Comisión de Administracion de Divisas (“CADIVI”). In May 2010, the Venezuelan government took control over the previously freely-traded foreign currency exchange market and in June 2010, replaced it with a new foreign currency exchange system, the Sistema de Transacciones en Moneda Extranjera (“SITME”) (until it was eliminated in February 2013 as discussed below). SITME provided a mechanism to exchange Bolivars into U.S. Dollars. However, U.S. Dollars accessed through SITME could only be used for product purchases and related services, such as freight, and were not available for other transactions, such as the payment of dividends. Also, SITME could only be used for amounts of up to $50,000 per day, subject to a monthly maximum of $350,000 per legal entity, and was generally only available to the extent the applicant had not exchanged and received U.S. Dollars from CADIVI within the previous 90 days. In the second quarter of 2011, the Company began using a SITME rate of 5.5 Bolivars per U.S. Dollar to translate Revlon Venezuela’s financial statements, as this was the rate at which the Company accessed U.S. Dollars in the SITME market during the second quarter of 2011 (the “SITME Rate”). The Company had previously utilized Venezuela’s official exchange rate of 4.3 Bolivars per U.S. Dollar to translate Revlon Venezuela’s financial statements from January 1, 2010 through March 31, 2011. Through December 31, 2012, the Company continued using the SITME Rate to translate Revlon Venezuela’s financial statements.

To reflect the impact of the change in exchange rates from Venezuela’s official exchange rate to the SITME Rate, a foreign currency loss of $1.7 million was recorded in the second quarter of 2011. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, the Company reflected this foreign currency loss in earnings for the year ended December 31, 2011. For the year ended December 31, 2011, the change in the exchange rates in Venezuela unfavorably impacted the Company’s consolidated net sales by $4.6 million.

On February 8, 2013, the Venezuelan government announced the devaluation of its local currency (“Bolivars”) relative to the U.S. Dollar, effective beginning February 13, 2013. The devaluation changed the official exchange rate to 6.30 Bolivars per U.S. Dollar (the “Official Rate”). The Venezuelan government also announced that SITME would be eliminated. Revlon Venezuela was using the U.S. Dollars obtained in the SITME market to import finished products and sell them in the local market. The Company was also using the SITME rate to translate the financial statements of Revlon Venezuela beginning in April 2011.

As a result of the elimination of the SITME market, the Company began using the Official Rate of 6.30 Bolivars per U.S. Dollar to translate Revlon Venezuela’s financial statements beginning in the first quarter of 2013. For the nine months ended September 30, 2013, the devaluation of the local currency had the impact of reducing reported net sales by $1.5 million and reducing reported operating income by $0.5 million. Additionally, to reflect the impact of the currency devaluation, a one-time foreign currency loss of $0.6 million was recorded in the first quarter of 2013 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, the Company reflected this foreign currency loss in earnings.

During the second quarter of 2013, Revlon Venezuela received approval from the Venezuelan government to import certain products through CADIVI, subject to certain restrictions. The Company began importing certain products in the third quarter of 2013 utilizing the CADIVI market. The value of these imports was insignificant to the Company’s net sales in the third quarter of 2013. In addition, a new foreign currency exchange system, Sistema Complementario de Administración de Divisas (“SICAD”) has been developed in Venezuela to replace the SITME market. The Company has been unable to access U.S. Dollars in Venezuela using SICAD, but will consider participating in exchanging Bolivars for U.S. Dollars to the extent permitted should U.S. Dollars become available to the Company through SICAD in the future. If the rate of exchange in any new currency market is higher than the Official Rate, it may have a negative impact on the Company’s results of operations going forward.

Sources and Uses

The Company’s principal sources of funds are expected to be operating revenues, cash on hand and funds available for borrowing under the Amended Revolving Credit Facility and other permitted lines of credit. The Amended Credit Agreements, the 5.75% Senior Notes Indenture and the Amended and Restated Senior Subordinated Term Loan Agreement contain certain provisions that by their terms limit Products Corporation and its subsidiaries’ ability to, among other things, incur additional debt.

The Company’s principal uses of funds are expected to be the payment of operating expenses, including expenses in connection with the continued execution of the Company’s business strategy, the Colomer

Acquisition and related integration costs, purchases of permanent wall displays, capital expenditure requirements, debt service payments and costs, tax payments, pension and post-retirement benefit plan contributions, payments in connection with the Company’s restructuring programs, severance not otherwise included in the Company’s restructuring programs and debt repurchases. The Company’s cash contributions to its pension and post-retirement benefit plans in 2012 and for the first nine months of 2013 were $29.8 million and $16.0 million, respectively. The Company expects cash contributions to its pension and post-retirement benefit plans to be approximately $20 million in the aggregate for the full year 2013. The Company’s cash taxes paid in 2012 and for the first nine months of 2013 were $17.8 million and $10.6 million, respectively. The Company expects to pay cash taxes of approximately $15 million in the aggregate for the full year 2013. In 2012 and for the first nine months of 2013, the Company’s purchases of permanent wall displays were $43.2 million and $30.1 million, respectively, and capital expenditures were $20.9 million and $17.9 million, respectively. The Company expects purchases of permanent wall displays and capital expenditures in the aggregate for the full year 2013 to be approximately $50 million and $25 million, respectively.

The Company has undertaken, and continues to assess, refine and implement a number of programs to efficiently manage its working capital, including, among other things, initiatives intended to optimize inventory levels over time; centralized procurement to secure discounts and efficiencies; prudent management of accounts receivable and accounts payable; and controls on general and administrative spending. In the ordinary course of business, the Company’s source or use of cash from operating activities may vary on a quarterly basis as a result of a number of factors, including the timing of working capital flows.

Continuing to execute the Company’s business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands, further refining the Company’s approach to retail merchandising and/or taking further actions to optimize its manufacturing, sourcing and organizational size and structure, including optimizing the integration of the Colomer Acquisition. The Company plans to integrate the operations of Colomer into the Company’s business and expects to achieve approximately $25 million of annualized cost synergies by the end of year two, at a cost of approximately $40 million over the two-year period following the acquisition’s October 9, 2013 closing. Any of these actions, the intended purpose of which would be to create value through profitable growth, could result in the Company making investments and/or recognizing charges related to executing against such opportunities. Any such activities may be funded with cash on hand, funds available under the Amended Revolving Credit Facility and/or other permitted additional sources of capital, which actions could increase the Company’s total debt.

The Company may also, from time to time, seek to retire or purchase its outstanding debt obligations in open market purchases, in privately negotiated transactions or otherwise and may seek to refinance some or all of its indebtedness based upon market conditions. Any retirement or purchase of debt may be funded with operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material.

The Company expects that operating revenues, cash on hand and funds available for borrowing under the Amended Revolving Credit Facility and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2013, including cash requirements in connection with the payment of operating expenses, including expenses in connection with the execution of the Company’s business strategy, the Colomer Acquisition and related integration costs, purchases of permanent wall displays, capital expenditure requirements, debt service payments and costs, tax payments, pension and post-retirement plan contributions, payments in connection with the Company’s restructuring programs, severance not otherwise included in the Company’s restructuring programs and debt repurchases.

There can be no assurance that available funds will be sufficient to meet the Company’s cash requirements on a consolidated basis. If the Company’s anticipated level of revenues is not achieved because of, among other things, decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in currency exchange rates and/or currency controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; inventory management by the Company’s customers; space reconfigurations or reductions in display space by the Company’s customers;

changes in pricing or promotional strategies by the Company’s customers; or less than anticipated results from the Company’s existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for pension expense under its benefit plans, acquisition-related integration costs, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise, exceed the anticipated level of expenses, the Company’s current sources of funds may be insufficient to meet the Company’s cash requirements.

Any such developments, if significant, could reduce the Company’s revenues and operating income and could adversely affect Products Corporation’s ability to comply with certain financial covenants under the Amended Credit Agreements and in such event the Company could be required to take measures, including, among other things, reducing discretionary spending. (See “Risk Factors — Risks Relating to the Company — Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, we may be unable to meet our cash requirements or we may be unable to meet the requirements of the financial covenants under the Amended Credit Agreements, which could have a material adverse effect on our business, financial condition and/or results of operations” and certain other risk factors discussing certain risks associated with the Company’s business and indebtedness).

Products Corporation enters into FX Contracts and option contracts from time to time to hedge certain net cash flows denominated in currencies other than the local currencies of the Company’s foreign and domestic operations. The FX Contracts are entered into primarily for the purpose of hedging anticipated inventory purchases and certain intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year. At December 31, 2012 and September 30, 2013, the U.S. Dollar notional amount of FX Contracts outstanding was $43.9 million and $46.2 million, respectively, and the fair value of FX Contracts outstanding was $(0.3) million and $0.1 million, respectively.

Disclosures about Contractual Obligations and Commercial Commitments

The following table aggregates all contractual obligations and commercial commitments that affect the Company’s financial condition and liquidity position as of December 31, 2012. “Long-term debt, including current portion” and “Interest on long-term debt” have been updated as of September 30, 2013 to reflect the impact of the February 2013 Term Loan Amendment and the 2013 Senior Notes Refinancing on the Company’s principal and interest obligations related to its long-term debt, and does not reflect the $700.0 million aggregate principal amount of Acquisition Term Loans which were fully drawn in October 2013 and used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses (see “Overview — Recent Events — Acquisition of The Colomer Group” and “— Financial Condition, Liquidity and Capital Resources — Long-Term Debt Instruments”):

	Payments Due by Period (dollars in millions)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Current portion of long-term debt — affiliates(a)	$48.6	$48.6	—	—	—
Long-term debt, including current portion(b)	1,233.4	—	$58.4	$675.0	500.0
Interest on long-term debt(c)	337.5	10.8	117.0	109.1	100.6
Interest on current portion of long-term debt—affiliates(d)	6.2	6.2	—	—	—
Capital lease obligations	5.6	2.5	2.8	0.3	—
Operating leases	62.8	18.1	20.1	9.3	15.3
Purchase obligations(e)	73.1	73.1	—	—	—
Other long-term obligations(f)	67.7	48.2	13.4	6.1	—

Total contractual obligations	$1,834.9	$207.5	$211.7	$799.8	$615.9

(a)	Represents the $48.6 million aggregate principal amount outstanding of the Contributed Loan (the portion of the Amended and Restated Senior Subordinated Term Loan that remained owing from Products Corporation to Revlon, Inc.), as of September 30, 2013 and which Products Corporation paid to Revlon, Inc. at maturity on October 8, 2013.

(b)	Amount includes (i) the $675.0 million aggregate principal amount outstanding under the 2011 Term Loan as of September 30, 2013; (ii) the $500.0 million aggregate principal amount outstanding under the 5.75% Senior Notes as of September 30, 2013; and (iii) the $58.4 million aggregate principal amount outstanding of the Non-Contributed Loan (the portion of the Amended and Restated Senior Subordinated Term Loan that remains owing from Products Corporation to various third parties) as of September 30, 2013, which loan matures on October 8, 2014 and bears interest at a floating rate of LIBOR plus 7% with a 1.5% LIBOR floor. Amount does not reflect the $700.0 million aggregate principal amount of the Acquisition Term Loans which were fully drawn in October 2013 and used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses.

(c)	Consists of interest through the respective maturity dates on (i) the $675.0 million in aggregate principal amount outstanding under the Term Loan Facility based upon assumptions regarding the amount of debt outstanding under the Amended Term Loan Agreement; (ii) the $500.0 million in aggregate principal amount of the 5.75% Senior Notes; and (iii) the $58.4 million aggregate principal amount outstanding of the Non-Contributed Loan; based on interest rates under such debt agreements as of September 30, 2013.

(d)	Consists of the 12.75% interest on the aggregate principal amount outstanding under the Contributed Loan as of September 30, 2013, which was repaid at maturity on October 8, 2013.

(e)	Consists of purchase commitments for finished goods, raw materials, components and services pursuant to enforceable and legally binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.

(f)	Consists primarily of media and advertising contracts, pension funding obligations (amount due within one year only, as subsequent pension funding obligation amounts cannot be reasonably estimated since the return on pension assets in future periods, as well as future pension assumptions, are not known), software licensing agreements and obligations related to third-party warehousing services. Such amounts exclude employment agreements, severance and other immaterial contractual commitments, which severance and other contractual commitments related to restructuring activities are discussed under “— Recent Events — September 2012 Program.”

Off-Balance Sheet Transactions

The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Discussion of Critical Accounting Policies

In the ordinary course of its business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Actual results could differ significantly from those estimates and assumptions. The Company believes that the following discussion addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Doubtful Accounts:

The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. The allowance for doubtful accounts is recorded against accounts receivable balances when they are deemed uncollectible. Recoveries of accounts receivable previously reserved are recorded in the consolidated statements of income and comprehensive income when received.

Sales Returns:

The Company allows customers to return their unsold products when they meet certain company-established criteria as outlined in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, the Company’s estimates of sales returns based primarily upon historical returns experience, planned product discontinuances and promotional sales, which would permit customers to return items based upon the Company’s trade terms. The Company records estimated sales returns as a reduction to sales and cost of sales, and an increase in accrued liabilities and inventories.

Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors the Company considers in estimating realizable value. Cost of sales includes the cost of refurbishment of returned products. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company’s estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company’s estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company’s estimates and expectations.

Trade Support Costs:

In order to support the retail trade, the Company has various performance-based arrangements with our customers to reimburse them for all or a portion of their promotional activities related to the Company’s products. The Company regularly reviews and revises, when deemed necessary, estimates of costs to the Company for these promotions based on estimates of what has been incurred by our customers. Actual costs incurred by the Company may differ significantly if factors such as the level and success of our customers’ programs, as well as our customers’ participation levels, differ from the Company’s estimates and expectations.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories, as well as planned discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, return levels or competitive conditions differ from the Company’s estimates and expectations.

Pension Benefits:

The Company sponsors both funded and unfunded pension and other retirement plans in various forms covering employees who meet the applicable eligibility requirements. The Company uses several statistical and other factors in an attempt to estimate future events in calculating the liability and net periodic benefit cost related to these plans. These factors include assumptions about the discount rate, expected long-term return on plan assets and rate of future compensation increases as determined annually by the Company, within certain guidelines, which assumptions would be subject to revisions if significant events occur during the year. The Company uses December 31st as its measurement date for defined benefit pension plan obligations and assets.

The Company selected a weighted-average discount rate of 3.78% in 2012, representing a decrease from the 4.38% weighted-average discount rate selected in 2011 for the Company’s U.S. defined benefit pension plans.

The Company selected a weighted-average discount rate for the Company’s international defined benefit pension plans of 4.33% in 2012, representing a decrease from the 4.77% weighted-average discount rate selected in 2011. The discount rates are used to measure the benefit obligations at the measurement date and the net periodic benefit cost for the subsequent calendar year and are reset annually using data available at the measurement date. The changes in the discount rates used for 2012 were primarily due to decreasing long-term interest yields on high-quality corporate bonds during 2012. At December 31, 2012, the decrease in the discount rates from December 31, 2011 had the effect of increasing the Company’s projected pension benefit obligation by approximately $51 million. For 2013, the Company expects that the aforementioned decrease in the discount rate will have the effect of decreasing the net periodic benefit cost for its U.S. and international defined benefit pension plans by approximately $2.0 million, as compared to the net periodic benefit cost for 2012.

Each year during the first quarter, the Company selects an expected long-term rate of return on its pension plan assets. For the Company’s U.S. defined benefit pension plans, the expected long-term rate of return on the pension plan assets used was 7.75% and 8.00% for 2012 and 2011, respectively. The weighted average expected long-term rate of return used for the Company’s international plans was 6.22% and 6.25% for 2012 and 2011, respectively.

The table below reflects the Company’s estimates of the possible effects of changes in the discount rates and expected long-term rates of return on its 2012 net periodic benefit costs and its projected benefit obligation at December 31, 2012 for the Company’s principal defined benefit pension plans, with all other assumptions remaining constant:

	Effect of 25 basis points increase		Effect of 25 basis points decrease
	Net periodic benefit costs	Projected pension benefit obligation	Net periodic benefit costs	Projected pension benefit obligation
Discount rate	$(0.1)	$(21.3)	$0.1	$22.1
Expected long-term rate of return	(1.1)	—	1.1	—

The rate of future compensation increases is another assumption used by the Company’s third party actuarial consultants for pension accounting. The rate of future compensation increases used for the Company’s projected pension benefit obligation in both 2012 and 2011 was 3.0% and 3.5%, respectively, for the U.S. defined benefit pension plans, excluding the Revlon Employees’ Retirement Plan and the Revlon Pension Equalization Plan, as the rate of future compensation increases is no longer relevant to such plans due to the plan amendments made in May 2009.

In addition, the Company’s actuarial consultants also use other factors such as withdrawal and mortality rates. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions could significantly impact the actual amount of net periodic benefit cost and liability recorded by the Company.

Goodwill:

Goodwill totaled $217.8 million and $194.7 million as of December 31, 2012 and 2011, respectively. The Company operates in one operating segment and one reportable segment, which is also the only reporting unit for purposes of accounting for goodwill. Since the Company currently only has one reporting unit, all of its goodwill has been assigned to the enterprise as a whole. The determination of the fair value of goodwill requires management to make estimates and assumptions. Goodwill is reviewed for impairment annually, using September 30th carrying values. As the Company has a negative carrying value, management performed an assessment of qualitative factors and concluded that it is more likely than not that a goodwill impairment does not exist. The Company did not record any impairment of goodwill during the years ended December 31, 2012, 2011 or 2010. In addition, the Company assesses potential impairments to goodwill when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recovered. As of December 31, 2012, there have been no significant events since the timing of the Company’s annual impairment test that would have triggered additional impairment testing.

Income Taxes:

The Company records income taxes based on amounts payable with respect to the current year and includes the effect of deferred taxes. The effective tax rate reflects statutory tax rates, tax-planning opportunities available in various jurisdictions in which the Company operates, and the Company’s estimate of the ultimate outcome of various tax audits and issues. Determining the Company’s effective tax rate and evaluating tax positions requires significant judgment.

The Company recognizes deferred tax assets and liabilities for the future impact of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which management expects that the Company will recover or settle those differences. The Company has established valuation allowances for deferred tax assets when management has determined that it is not more likely than not that the Company will realize a tax benefit. In 2010, the Company recognized a non-cash benefit of $248.5 million related to a reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets in the U.S. at December 31, 2010. In 2011, the Company recognized a non-cash benefit of $16.9 million related to a reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets in certain jurisdictions outside the U.S. at December 31, 2011. In 2012, the Company recognized a non-cash benefit of $15.8 million related to a reduction of the Company’s deferred tax valuation allowance on certain of its net deferred tax assets for certain jurisdictions within the U.S. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Provision for (benefit from) income taxes,” for further discussion.

The Company recognizes a tax position in its financial statements when it is more likely than not that the position will be sustained upon examination, based on the merits of such position.

Recently Adopted Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which amends Accounting Standards Codification (“ASC”) 220, “Comprehensive Income.” The amendments require an entity to disclose the impact of amounts reclassified out of accumulated other comprehensive income and into net income, by the respective line items of net income, if the amounts reclassified are reclassified to net income in their entirety in the same reporting period. The disclosure is required either on the face of the statement where net income is presented or in the notes. For amounts that are not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The Company prospectively adopted ASU No. 2013-02 beginning January 1, 2013, and has provided the required disclosures.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”),” which amends ASC 820, “Fair Value Measurement.” ASU No. 2011-04 modifies ASC 820 to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, ASU No. 2011-04 provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. ASU No. 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The Company adopted ASU No. 2011-04 beginning January 1, 2012 and such adoption did not have a material impact on the Company’s results of operations, financial condition or disclosures.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Under ASU No. 2011-05, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting

Standards Update No. 2011-05.” ASU No. 2011-12 defers the requirement to present components of reclassifications of comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of ASU No. 2011-05 unaffected. The Company adopted ASU No. 2011-05 and ASU No. 2011-12 beginning January 1, 2012 and has elected to present items of net income and other comprehensive income in one continuous statement.

Recently Issued Accounting Pronouncements

In March 2013, the FASB issued ASU No. 2013-04, “Accounting for Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date,” which will require an entity to record an obligation resulting from joint and several liability arrangements at the greater of the amount that the entity has agreed to pay or the amount the entity expects to pay. Additional disclosures about joint and several liability arrangements will also be required. This guidance is effective for fiscal periods beginning after December 15, 2013, and is to be applied retrospectively for obligations that exist at the beginning of an entity’s fiscal year of adoption, with early adoption permitted. The Company does not expect such adoption will have a material impact on the Company’s consolidated financial statements or financial statement disclosures.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” which requires an unrecognized tax benefit to be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward that the entity intends to use and is available for settlement at the reporting date. The guidance is effective for fiscal periods beginning after December 15, 2013. The Company expects to early adopt the provisions of ASU No. 2013-11 on a prospective basis as of December 31, 2013 and the Company expects that the impact of such adoption will be limited to the presentation of assets and liabilities on the consolidated balance sheet.

Inflation

The Company’s costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the U.S. and in foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Argentina and Venezuela, which have experienced hyperinflation. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its costs and working capital levels.

Effective January 1, 2010, the Company determined that the Venezuelan economy should be considered a highly inflationary economy under U.S. GAAP based upon a blended inflation index of the Venezuelan National Consumer Price Index (“NCPI”) and the Venezuelan Consumer Price Index (“CPI”). (See “— Financial Condition, Liquidity and Capital Resources — Impact of Foreign Currency Translation — Venezuela” for details regarding the designation of Venezuela as a highly inflationary economy effective January 1, 2010 and the Venezuelan government’s announcement of the devaluation of its local currency on January 8, 2010).

Quantitative and Qualitative Disclosures About Market Risk

The Company has exposure to market risk both as a result of changing interest rates and movements in foreign currency exchange rates.

Interest Rate Sensitivity

The Company has exposure to changing interest rates primarily under the Amended Term Loan Facility, Amended Revolving Credit Facility and the Amended and Restated Senior Subordinated Term Loan. The Company manages interest rate risk through the use of a combination of fixed and floating rate debt. The Company from time to time makes use of derivative financial instruments to adjust its fixed and floating rate ratio. The Company does not hold or issue financial instruments for trading purposes.

The table below provides information about the Company’s indebtedness that is sensitive to changes in interest rates. The table presents cash flows with respect to principal on indebtedness and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the U.S. Dollar LIBOR yield curve at September 30, 2013. The information is presented in U.S. Dollar equivalents, which is the Company’s reporting currency. The table does not reflect the $700.0 million aggregate principal amount of the Acquisition Term Loans which were fully drawn in October 2013 and used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses.

	Expected maturity date for the year ended December 31, (dollars in millions, except for rate information)
	2013	2014		2015	2016	2017	Thereafter	Total	Fair Value September 30, 2013
Debt
Short-term variable rate (various currencies)	$6.6							$6.6	$6.6
Average interest rate(a)	6.2%
Long-term fixed rate — third party ($US)							$500.0	500.0	481.9
Average interest rate							5.75%
Long-term fixed rate — affiliates ($US)	48.6 (b)							48.6	48.6
Average interest rate	12.75%
Long-term variable rate — third party ($US)	—	$58.4	(c)	$—	$—	$675.0	—	733.4	732.8
Average interest rate(a)(d)	—	8.5%		—	—	4.6%	—

Total debt	$55.2	$58.4		$—	$—	$675.0	$500.0	$1,288.6	$1,269.9

(a)	Weighted average variable rates are based upon implied forward rates from the U.S. Dollar LIBOR yield curves at September 30, 2013.

(b)	Represents the $48.6 million aggregate principal amount of the Contributed Loan (the portion of the Amended and Restated Senior Subordinated Term Loan that remained owing from Products Corporation to Revlon, Inc.) as of September 30, 2013, which Products Corporation paid to Revlon, Inc. at maturity on October 8, 2013.

(c)	Represents the $58.4 million aggregate principal amount outstanding of the Non-Contributed Loan (the portion of the Amended and Restated Senior Subordinated Term Loan that remains owing from Products Corporation to various third parties) as of September 30, 2013, which loan matures on October 8, 2014.

(d)	As a result of the February 2013 Term Loan Amendment, the Amended Term Loan bears interest at the Eurodollar Rate (as defined in the Amended Term Loan Agreement) plus 3.00% per annum (with the Eurodollar Rate not to be less than 1.00%). The Non-Contributed Loan bears interest at a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, which is payable quarterly in arrears in cash.

Exchange Rate Sensitivity

The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. In addition, a portion of the Company’s borrowings are denominated in foreign currencies, which are also subject to market risk associated with exchange rate movement. The Company from time to time hedges major foreign currency cash exposures through foreign exchange forward and option contracts. Products Corporation enters into these contracts with major financial institutions in an attempt to minimize counterparty risk. These contracts generally have a duration of less than twelve months and are primarily against the U.S. Dollar. In addition, Products Corporation enters into foreign currency swaps to hedge intercompany financing transactions. The Company does not hold or issue financial instruments for trading purposes.

Forward Contracts (“FC”)	Average Contractual Rate $/FC	Original US Dollar Notional Amount	Contract Value September 30, 2013	Asset (Liability) Fair Value September 30, 2013
			(Unaudited)
Sell Canadian Dollars/Buy USD	0.9656	$18.5	$18.5	$—
Sell Australian Dollars/Buy USD	0.9543	12.7	13.1	0.4
Buy Australian Dollars/Sell NZ Dollars	1.1943	5.3	5.0	(0.3)
Sell South African Rand/Buy USD	0.1000	4.9	5.0	0.1
Sell Japanese Yen/Buy USD	0.0101	4.1	4.0	(0.1)
Sell Hong Kong Dollars/Buy USD	0.1290	0.5	0.5	—
Sell New Zealand Dollars/Buy USD	0.8040	0.2	0.2	—

Total forward contracts		$46.2	$46.3	$0.1

BUSINESS

Background

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) is a wholly-owned operating subsidiary of Revlon, Inc., which is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and together with certain of its affiliates other than Revlon, Inc. and the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.

The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company is one of the world’s leading cosmetics companies in the mass retail channel (as hereinafter defined). The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world. See “Recent Developments — Acquisition of The Colomer Group”.

The Company’s products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous, Revlon Age Defying, Revlon PhotoReady, and Revlon ColorBurst franchises; Almay, including the Almay Intense i-Color and Almay Smart Shade franchises; SinfulColors and Pure Ice in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum in anti-perspirant deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare. Through the acquisition of Colomer, in October 2013 we acquired key professional brands such as Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful CND Shellac innovation and CND Vinylux; and American Crew men’s grooming range. Colomer also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand.

The Company’s principal customers include large mass volume retailers and chain drug and food stores (collectively, the “mass retail channel”) in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business pursuant to which the Company licenses certain of its key brand names to third parties for complementary beauty-related products and accessories in exchange for royalties. See “Recent Developments — Acquisition of The Colomer Group”.

The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors more than 80 years ago. Today, the Company has leading market positions in a number of its principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color and beauty tools. The Company also has leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.

The Company’s Business Strategy

The Company’s strategic goal is to profitably grow our business. The business strategies employed by the Company to achieve this goal are:

1.	Building our strong brands. We continue to focus on building our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our customers.

Our portfolio of iconic, powerful brands includes Revlon, Revlon Beauty Tools, Revlon ColorSilk, Almay, SinfulColors, Pure Ice, Mitchum, Charlie, Gatineau and Ultima II. See “Recent Developments — Acquisition of The Colomer Group”.

In meeting the needs of consumers, our global portfolio planning process delivers new innovative products across our portfolio, while at the same time keeping our established franchises relevant and competitive. In addition to a number of existing franchise extensions, notable new products include:

• Revlon PhotoReady BB Cream Skin Perfector — A lightweight, multi-benefit beauty balm that combines skincare, makeup and sunscreen in a single step.

• Revlon ColorStay Ultimate Suede Lipstick — A one-step, ultra-comfortable lipstick that lasts all day and gives lips a velvety, suede look.

• Revlon Just Bitten Kissable Balm — A balm fused with a lightweight stain that provides soft, smooth lips with a perfect flush of color.

• Revlon Nail Art — A collection of nail shades and art trends offered in a unique dual-ended package containing everything needed to achieve the latest in nail design at home.

• Almay Smart Shade CC Cream Complexion Corrector — A combination of lightweight foundation and clarity enhancing skin care.

• Almay Color and Care Liquid Lip Balm — Combines the lip conditioning care of a balm with the shiny color of your favorite gloss.

• Revlon Luxurious ColorSilk Buttercream — An extension of our Revlon ColorSilk® product line that is enriched with a revolutionary ammonia-free Triple Butter Complex for nourished, hydrated and ultra-conditioned hair.

• Revlon File ‘N Peel 6-in-1 File — A nail file that contains six layers that peel cleanly away, each revealing a fresh filing surface.

2.	Developing our organizational capability. We continue to develop our organizational capability through retaining, attracting and rewarding highly capable people and through performance management, development planning, succession planning and training.

3.	Driving our company to act globally. We continue to drive common global processes which are designed to provide the most efficient and effective allocation of our resources.

4.	Pursue growth opportunities. We are focusing on pursuing growth opportunities with our existing brands as well as seeking to acquire brands to complement our core business.

SinfulColors Acquisition

In March 2011, we acquired certain assets, including trademarks and other intellectual property, inventory, certain receivables and manufacturing equipment, related primarily to SinfulColors color cosmetics, which products are sold principally in the U.S. mass retail channel (the “SinfulColors Acquisition”).

Pure Ice Acquisition

In July 2012, we acquired certain assets of Bari Cosmetics, Ltd., including trademarks and other intellectual property related to Pure Ice nail enamel and Bon Bons cosmetics brands (the “Pure Ice Acquisition”). The results of operations related to the Pure Ice Acquisition are included in our consolidated financial statements commencing on the date of acquisition.

Colomer Group Acquisition

In October 2013, we acquired Colomer, a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful CND Shellac innovation and CND Vinylux; and American Crew men’s grooming range. Colomer also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand.

5.	Improving our financial performance. We continue to drive our collective business activities to deliver improved financial performance.

Products

The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company’s principal brands as of September 30, 2013:

COSMETICS	HAIR	BEAUTY TOOLS	FRAGRANCE	ANTI- PERSPIRANT DEODORANTS	SKINCARE
Revlon Almay SinfulColors Pure Ice	Revlon ColorSilk	Revlon	Charlie Jean Naté	Mitchum	Gatineau Ultima II

Cosmetics — Revlon: The Company sells a broad range of cosmetics under its flagship Revlon brand designed to fulfill consumer needs, principally priced in the upper range of the mass retail channel, including face, lip, eye and nail products. Certain of the Company’s products incorporate patented, patent-pending or proprietary technology. (See “— New Product Development and Research and Development” and “Recent Developments — Acquisition of The Colomer Group.”).

The Company sells face makeup, including foundation, powder, blush and concealers, under the Revlon brand name. Revlon Age Defying, which is targeted for women in the over-35 age bracket, incorporates the Company’s patented Botafirm ingredients to help reduce the appearance of lines and wrinkles. Revlon Age Defying with DNA Advantage foundation, powder and concealer help protect the skin’s DNA and fight visible signs of aging. The Company also markets a complete range of Revlon ColorStay liquid and powder face makeup with patented long-wearing ingredients and Revlon SoftFlex technology which provides enhanced comfort as well as a concealer with a time-release formula that continually conceals flaws, imperfections and dark circles. Revlon ColorStay Aqua Mineral makeup and finishing powder provides an instant cooling burst of hydrating coconut water for a luminous look that lasts all day. Revlon ColorStay Whipped Crème patent-pending makeup provides a mousse-like texture with a time-release formula that balances skin for a flawless look. The Revlon PhotoReady franchise, which includes primer, makeup, powder, bronzer, blush and finisher, are designed with innovative photochromatic pigments that bend and reflect light to give a flawless, airbrushed appearance in any light. Revlon PhotoReady Airbrush Mousse makeup goes on light as air, while providing the appearance of a perfectly blended, smooth and poreless complexion. Revlon PhotoReady Concealer is an all-over face concealer that helps cover imperfections and camouflage dark under-eye circles. Revlon PhotoReady Primers smooth skin while evening out uneven skin tone or reducing the appearance of fine lines and wrinkles. Revlon PhotoReady BB Cream Skin Perfector is a lightweight, multi-benefit beauty balm that hydrates like a moisturizer, smooths skin like a primer, covers like a foundation and blurs flaws like a concealer, while protecting skin with a broad spectrum SPF 30. Revlon PhotoReady Sculpting Brush Palette provides a palette of three complementary shades to sculpt, color and illuminate cheekbones and create a multi-dimensional look. The Revlon Nearly Naked franchise, which includes a makeup and pressed powder, provides fresh flawless skin with undetectable coverage.

The Company markets several different lines of Revlon lip makeup, including lipstick, lip gloss and lip liner, under several Revlon brand names. Revlon Super Lustrous lipstick is the Company’s flagship wax-based lipcolor, offered in a wide variety of shades of lipstick and lip gloss, and has LiquiSilk technology designed to boost moisturization using silk dispersed in emollients. Revlon ColorStay Ultimate liquid lipstick is the first and only lipcolor that has patented ColorStay long-wearing technology, which is comfortable, food-proof and wears for up to 24 hours in one simple step. Revlon ColorStay Ultimate Suede lipstick is a one-step, ultra comfortable lipstick that lasts all day and gives lips a velvety, suede look. Revlon ColorStay Mineral lipglaze is the Company’s first long-wearing lip gloss with up to eight hours of wear. Revlon Just Bitten Kissable balm stain is a pampering balm fused with a lightweight stain that provides for softer, smoother lips with a perfect flush of color. Revlon ColorBurst lipgloss is a high-shine luxurious lipgloss available in 15 shades that provides a pop of weightless color and a mirror-like shine and Revlon ColorBurst Lip Butter is a softening, smoothing and instantly hydrating lipstick and balm that is available in 20 shades.

The Company’s eye makeup products include mascaras, eyeliners, eye shadows and brow products under several Revlon brand names. In mascaras, the Company’s key franchises include Revlon Grow Luscious, which includes both a lengthening and plumping mascara with a lash enhancing formula that improves the lashes’ overall appearance and conditions with each use; Revlon Lash Fantasy Total Definition, a two-step primer and mascara with lash-separating brushes for enhanced definition; Revlon PhotoReady 3D Volume, a high-fashion, volume mascara that makes lashes look more magnified and multiplied; and Revlon ColorStay Overtime lengthening mascara, which wears for 24 hours. In eyeliners, Revlon ColorStay eyeliners deliver beautiful color and wear for up to 16 hours; and Revlon Luxurious Color liners have a smooth formula that provides rich, luxurious color. In eye shadow, Revlon ColorStay patented long-wearing eyeshadow has silky, smooth color that does not crease, fade or smudge all day, while Revlon Luxurious Color eyeshadows, available in satin, perle, matte and diamond lust finishes, offer rich, smooth and velvety application. Revlon ColorStay smoky shadow stick is a two-step shadow that provides a smoky eye effect and wears for up to 12 hours. Revlon PhotoReady Primer, Shadow + Sparkle include a lid smoothing primer, three expertly coordinated shadows that can be used wet or dry, and a sparkle top coat to give eyes added flare.

The Company’s nail color and nail care lines include enamels, nail art, treatments and cuticle preparations. The Company’s core Revlon nail enamel uses a formula that provides consumers with luxurious wear, application, shine and gloss in a toluene-free, formaldehyde-free and phthalate-free formula. The Company offers several nail care products, including Revlon Quick Dry Top Coat and Revlon Quick Dry Base Coat that help extend the wear and quality of a manicure. Revlon ColorStay long-wear nail enamel provides up to 11 days of lasting color and gel-like shine when used with Revlon ColorStay base and topcoat. Revlon Top Speed nail enamel is a quick dry nail color that sets in 60 seconds and is available in 32 on-trend shades. Revlon scented nail enamel is scented with various aromas when dry and is available in 16 shades. Revlon Nail Art offers a unique dual-ended package that contains everything needed to achieve a gorgeous on-trend nail art look.

Hair — Revlon: The Company sells both hair color and haircare products throughout the world. In women’s hair color, the Company markets brands, including Revlon ColorSilk, with patented ingredients which offer radiant, rich color with conditioning. Revlon Root Erase by Colorsilk includes a unique precise control applicator which erases roots and grays in 10 minutes. Revlon ColorSilk Luminista, a line extension to Revlon ColorSilk, is designed to add vibrant color and high shine to naturally dark hair. The Company’s newest hair color product, Revlon Luxurious ColorSilk Buttercream is enriched with a revolutionary ammonia-free Triple Butter Complex for nourished, hydrated and ultra-conditioned hair.

Beauty Tools — Revlon: The Company sells Revlon beauty tools, which include nail, eye and manicure and pedicure grooming tools, such as clippers, scissors, files, tweezers, eye lash curlers and a full line of makeup brushes under the Revlon brand name. Revlon beauty tools are sold individually and in sets.

Cosmetics — Almay: The Company’s Almay brand consists of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skincare products. Almay products include face and eye makeup and makeup removers.

Within the face category, Almay Smart Shade offers patented ingredients for foundation, pressed powder primer and concealer that are designed to match consumer skin tones. The Almay Smart Shade franchise includes new Almay Smart Shade CC Cream Complexion Corrector, a combination of lightweight foundation and clarity enhancing skincare, and Almay Smart Shade Powder blush, the first powder blush for the franchise. Almay Clear Complexion makeup, concealer, pressed powder and treatment gel, have formulas, with patented ingredients, that treat and help prevent blemishes, while providing flawless coverage. Almay TLC Truly Lasting Color makeup and pressed powder have long-wearing formulas that help nourish and protect the skin with coverage that lasts all day. Also, Almay Wake-Up liquid makeup, under-eye concealer, powder foundation, and blush + highlighter deliver a radiant, well-rested look, while offering a cooling sensation to the skin.

In eye makeup, the flagship franchise, Almay Intense i-Color, enhances and intensifies eyes through color-coordinated shades of shadow, liner and mascara for each eye color. Almay Intense i-Color Shadow Trios, which include Almay Intense i-Color Smoky-i and Almay Intense i-Color Shimmer-i kits helps the consumer to apply shadow with ease and new Almay Intense i-Color Bold Nudes that give a neutral look with a pop of color. The Almay Intense i-Color shadow stick is a dual-tipped shadow stick designed to simplify application and to provide a long-lasting, crease-free look. The new Almay Intense i-Color Liquid Shadow + Color Primer is a primer and shadow in one that can be used alone for a wash of color or under powder shadows for a more intense look. The Almay Wake-Up eyeshadow and primer is an all-in-one kit which includes a primer with a touch of caffeine to instantly brighten the eye area and three rich complementing shadows to provide a vibrant, luminous, refreshed look. The Almay Intense i-Color with light interplay technology mascara has been upgraded to double the look of lashes and intensify eye color through a patented formula with light catching minerals that do not clump or smudge. The Almay Intense i-Color pencil liner has been upgraded to further intensify eyes with new light catching minerals. The Almay One Coat mascara franchise includes products for lash thickening and visible lengthening, and the patented Almay Triple Effect mascara offers a more dramatic look. Almay One Coat Get Up & Grow mascara provides instant visible lengthening, while conditioning to promote long-term lash health. Almay eye makeup removers are offered in a range of eraser sticks, pads, liquids and towelettes.

Cosmetics — SinfulColors and Pure Ice: The Company’s SinfulColors and Pure Ice brands consist primarily of value-priced nail enamels, available in many bold, vivid and on-trend colors.

Anti-perspirant deodorants: In the anti-perspirant deodorants product category, the Company markets Mitchum anti-perspirant products, with patented ingredients, in many countries. Mitchum Advanced Control, a line of stick/solid anti-perspirants offered in five fragrances, delivers a formula featuring FreshDefense technology, which offers the highest level of active ingredient for maximum protection against wetness and odor.

Fragrances: The Company sells a selection of moderately-priced fragrances, including perfumes, eau de toilettes, colognes and body sprays. The Company’s portfolio includes fragrances under globally-recognized brand names such as Charlie and Jean Naté.

Skincare: The Company sells skincare products in the U.S. and in global markets under globally-recognized brand names, including Revlon and Almay, and under various regional brands, including the Company’s premium-priced Gatineau brand, as well as Ultima II.

Marketing

The Company markets extensive consumer product lines principally priced in the upper range of the mass retail channel and certain other channels outside of the U.S. See “Recent Developments — Acquisition of The Colomer Group.”

The Company uses print, television and internet advertising, as well as point-of-sale merchandising, including displays and samples, coupons and other trial incentives. The Company’s marketing emphasizes a uniform global image and product for its portfolio of core brands. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with its customers customized, tailored point-of-purchase and other focused marketing programs.

The Company also uses cooperative advertising programs, Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays. Other marketing materials designed to introduce the Company’s newest products to consumers and encourage trial and purchase in-store include trial-size products and couponing. Additionally, the Company maintains separate websites, www.revlon.com, www.almay.com and www.mitchum.com devoted to the Revlon, Almay and Mitchum brands, respectively. Each of these websites feature product and promotional information for the brands and are updated regularly to stay current with the Company’s new product launches and other advertising and promotional campaigns.

New Product Development and Research and Development

The Company believes that it is an industry leader in the development of innovative and technologically-advanced cosmetics and beauty products. The Company’s marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, introduce line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company’s research and development group is comprised of departments specialized in the technologies critical to the Company’s various product categories. The Company has a global cross-functional product development process, including a rigorous process for the continuous development and evaluation of new product concepts, led by executives in marketing, sales, research and development, operations, law and finance. This process has improved the Company’s new product commercialization process and created a comprehensive, long-term portfolio strategy which is intended to optimize the Company’s ability to regularly bring to market innovative new product offerings and to effectively manage the Company’s product portfolio.

The Company operates an extensive cosmetics research and development facility in Edison, New Jersey. The scientists at the Edison facility are responsible for all of the Company’s new product research and development worldwide and performing research for new products, ideas, concepts and packaging. The Company’s package development and engineering function is also part of the greater research and development organization and fosters a strong synergy of package and formula development which is key to a product’s success. The research and development group at the Edison facility performs extensive safety and quality testing on the Company’s products, including toxicology, microbiology, efficacy and package testing. Additionally, quality control testing is performed at each of the Company’s manufacturing facilities.

As of September 30, 2013, the Company employed approximately 130 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In years ended December 31, 2012, 2011 and 2010, the Company spent $24.2 million, $23.8 million and $24.0 million, respectively, and in the nine months ended September 30, 2013, the Company spent $18.1 million on research and development activities.

Manufacturing and Related Operations and Raw Materials

During 2012, the Company’s cosmetics and/or personal care products were produced at the Company’s facilities in the U.S. (North Carolina and Maryland), France and South Africa and at third-party facilities around the world. In December 2012 and January 2013, the Company closed its manufacturing facilities in Maryland and France, respectively, as a result of the September 2012 Program (as hereinafter defined). For additional information regarding the September 2012 Program, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Events — September 2012 Program.”

The Company continually reviews its manufacturing needs against its manufacturing capacities to identify opportunities to reduce costs and operate more efficiently. The Company purchases raw materials and components throughout the world, and continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its purchasing capacity to maximize cost savings. As a result of the Colomer Acquisition, the Company acquired (4) four manufacturing facilities located in Spain, Italy, Mexico and the U.S. (Florida). The Company’s global sourcing strategy for materials and components from accredited vendors is also designed to ensure the highest quality and the continuity of supply of the raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.

Distribution

The Company’s products are sold in more than 100 countries across six continents. The Company utilizes a dedicated sales force in those countries where the Company maintains operations, and also utilizes sales representatives and independent distributors to serve certain territories and related distribution channels.

United States. Net sales in the U.S. accounted for approximately 56% and 57%, respectively, of the Company’s net sales for the year ended December 31, 2012 and the nine months ended September 30, 2013, more than a majority of which were made in the mass retail channel in each period. The Company also sells a broad range of its products to U.S. Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for complementary beauty-related products and accessories that the Company believes have the potential to extend the Company’s brand names and image. As of September 30, 2013, nine (9) of such licenses were in effect relating to sixteen (16) product categories, which are marketed principally in the mass-retail distribution channel. Pursuant to such licenses, the Company retains strict control over product design and development, product quality, advertising and the use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through royalties and renewal fees, some of which are prepaid from time to time.

The Company’s merchandisers stock and maintain the Company’s point-of-sale wall displays intended to ensure that high-selling SKUs are in stock and to ensure the optimal presentation of the Company’s products in in-store.

Outside of the United States. Net sales outside the U.S. accounted for approximately 44% and 43%, respectively, of the Company’s net sales for the year ended December 31, 2012 and the nine months ended September 30, 2013. The three countries outside the U.S. with the highest net sales were South Africa, Australia and Canada, which together accounted for approximately 18% and 17%, respectively, of the Company’s net sales for the year ended December 31, 2012 and the nine months ended September 30, 2013. The Company distributes its products through drug stores and chemist shops, hypermarkets, mass volume retailers, general merchandise stores, department stores and specialty stores, such as perfumeries. At September 30, 2013, the Company actively sold its products through wholly-owned subsidiaries established in 14 countries outside of the U.S. and through a large number of distributors and licensees elsewhere around the world.

Customers

The Company’s principal customers include large mass volume retailers and chain drug stores, including such well-known retailers as Walmart, Walgreens, CVS and Target in the U.S., Shoppers DrugMart in Canada, A.S. Watson & Co. retail chains in Asia Pacific and Europe and Boots in the U.K. Walmart and its affiliates worldwide accounted for approximately 22% of the Company’s consolidated net sales for each of the year ended December 31, 2012 and the nine months ended September 30, 2013. As is customary in the consumer products industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future. The Company expects that Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. (See “Risk Factors — Risks Relating to the Company — We depend on a limited number of customers for a large portion of our net sales, and the loss of one or more of these customers could reduce our net sales and have a material adverse effect on our business, financial condition and/or results of operations”).

Competition

The consumer products business is highly competitive. The Company competes primarily by:

•	developing quality products with innovative performance features, shades, finishes, components and packaging;

•	educating consumers about the benefits of the Company’s products;

•	anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions;

•	offering attractively priced products relative to the product benefits provided;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for its customers by providing relevant products and executing effective pricing, incentive and promotion programs;

•	ensuring product availability through effective planning and replenishment collaboration with its customers;

•	providing strong and effective advertising, marketing, promotion and merchandising support;

•	maintaining an effective sales force; and

•	obtaining and retaining sufficient retail floor space, optimal in-store positioning and effective presentation of its products in-store.

The Company competes in selected product categories against a number of multi-national manufacturers. In addition to products sold in the channels in which our products are sold, the Company’s products also compete with similar products sold in channels in which our products are not sold, such as prestige and department stores, television shopping, door-to-door, specialty stores, the internet, perfumeries and other distribution outlets. The Company’s competitors include, among others, L’Oréal S.A., The Procter & Gamble Company, Avon Products, Inc. and The Estée Lauder Companies Inc. (See “Risk Factors — Risks Relating to the Company — Competition in the cosmetics and beauty care products business could have a material adverse effect on our business, financial condition and/or results of operations”).

Patents, Trademarks and Proprietary Technology

The Company considers trademark protection to be very important to its business and the Company’s trademarks are registered in the U.S. and in over 150 other countries. Significant trademarks include Revlon, Revlon ColorStay, Revlon Age Defying makeup with Botafirm, Revlon Age Defying with DNA Advantage, Revlon PhotoReady, Revlon Nearly Naked, Revlon Super Lustrous, Revlon ColorBurst, Almay, Almay Smart Shade, SinfulColors, Pure Ice, Mitchum, Charlie, Jean Naté, Revlon ColorSilk and, outside the U.S., Gatineau and Ultima II. See also “Recent Developments—Acquisition of The Colomer Group.” The Company regularly renews its trademark registrations in the ordinary course of business.

The Company utilizes certain proprietary and/or patented technologies in the formulation, packaging or manufacture of a number of the Company’s products, including, among others, Revlon ColorStay cosmetics, including Revlon ColorStay Aqua mineral makeup, Revlon ColorStay Ultimate liquid lipstick; Revlon PhotoReady makeup; Revlon Age Defying cosmetics; Almay Smart Shade makeup; Almay Intense i-Color eye makeup; Almay Clear Complexion makeup; Revlon ColorSilk hair color; Mitchum anti-perspirant; and the Revlon Pedi-Expert pedicure tool. The Company considers its proprietary technology and patent protection to be important to its business.

The Company files patents in the ordinary course of business on certain of the Company’s new technologies. Utility patents in the U.S. are enforceable for at least 20 years and international patents are enforceable for 20 years. The patents that the Company currently has in place expire at various times between 2015 and 2032 and the Company expects to continue to file patent applications on certain of its technologies in the ordinary course of business in the future.

Government Regulation

The Company is subject to regulation by the Federal Trade Commission (the “FTC”) and the Food and Drug Administration (the “FDA”) in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including those in the European Union (the “EU”), Canada and other countries in which the Company operates. The Company’s Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and anti-perspirants. Compliance with federal, state, local and foreign laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect on the Company’s capital expenditures, earnings or competitive position. Regulations in the U.S., the EU, Canada and in other countries in which the Company operates that are designed to protect consumers or the environment have an increasing influence on the Company’s product claims, ingredients and packaging. (See “Risk Factors — Risks Relating to the Company — Our products are subject to federal, state and international regulations that could adversely affect our business, financial condition and/or results of operations”).

Industry Segments, Foreign and Domestic Operations

As of September 30, 2013, the Company operates in a single segment. Certain of the Company’s geographic, financial and other information is set forth in the Company’s Consolidated Statements of Income and Note 20, “Geographic, Financial and Other Information,” to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

Employees

As of September 30, 2013, the Company employed approximately 5,000 people, which excludes approximately 1,900 Colomer employees. As of September 30, 2013, approximately 20 of such employees in the U.S. were covered by collective bargaining agreements. The Company believes that its employee relations are satisfactory.

Properties

The following table sets forth, as of September 30, 2013, the Company’s major manufacturing, research and warehouse/distribution facilities, all of which are owned except where otherwise noted.

Location	Use	Approximate Floor Space Sq. Ft.
Oxford, North Carolina	Manufacturing, warehousing, distribution and office (a)	1,012,000
Mississauga, Canada	Warehousing, distribution and office (leased)	195,000
Canberra, Australia	Warehousing and distribution	125,000
Edison, New Jersey	Research and office (leased)	123,000
Rietfontein, South Africa	Warehousing, distribution and office (leased)	120,000
Isando, South Africa	Manufacturing, warehousing, distribution and office	94,000
Stone, United Kingdom	Warehousing and distribution (leased)	92,000

(a)	Property subject to liens under the Amended Credit Agreements.

In addition to the facilities described above, the Company owns and leases additional facilities in various areas throughout the world, including the lease for the Company’s executive offices in New York, New York (approximately 76,500 square feet as of September 30, 2013). Management considers the Company’s facilities to be well-maintained and satisfactory for the Company’s operations, and believes that the Company’s facilities and third party contractual supplier arrangements provide sufficient capacity for its current and expected production requirements.

The Company also owns a facility in Venezuela, that was destroyed by a fire in June 2011. (See “Fire at Revlon Venezuela Facility,” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” for further discussion.) As a result of the Colomer Acquisition, the Company acquired four (4) manufacturing facilities located in Spain, Italy, Mexico and the U.S. (Florida).

Legal Proceedings

The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the Company’s business, financial condition and/or its results of operations. However, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period.

On October 8, 2009, our parent company, Revlon, consummated its voluntary exchange offer (the “2009 Exchange Offer”) in which, among other things, Revlon issued to stockholders who elected to exchange shares (other than MacAndrews & Forbes) 9,336,905 shares of its Series A preferred stock, par value $0.01 per share (the “Preferred Stock”) in exchange for the same number of shares of Revlon Class A Common Stock tendered in the 2009 Exchange Offer. On April 24, 2009, May 1, 2009, May 5, 2009 and May 12, 2009, respectively, four purported class actions were filed by each of Vern Mercier, Arthur Jurkowitz, Suri Lefkowitz and T. Walter Heiser in the Court of Chancery of the State of Delaware (the “Chancery Court”). On May 4, 2009, a purported class action was filed by Stanley E. Sullivan in the Supreme Court of New York, New York County. Each such lawsuit was brought against Revlon, certain of Revlon’s then directors and MacAndrews & Forbes, and challenged a merger proposal which MacAndrews & Forbes made on April 13, 2009, which would have resulted in MacAndrews &

Forbes and certain of its affiliates owning 100% of Revlon’s outstanding Common Stock (in lieu of consummating such merger proposal, Revlon consummated the aforementioned 2009 Exchange Offer). Each action sought, among other things, to enjoin the proposed merger transaction. On June 24, 2009, the Chancery Court consolidated the four Delaware actions (the “Initial Consolidated Action”), and appointed lead counsel for plaintiffs. On August 10, 2009, an agreement in principle was reached to settle the Initial Consolidated Action, as set forth in a Memorandum of Understanding (as amended in September 2009, the “2009 Settlement Agreement”).

On December 24, 2009, an amended complaint was filed in the Sullivan action alleging, among other things, that defendants should have disclosed in Revlon’s Offer to Exchange for the 2009 Exchange Offer information regarding the Revlon’s financial results for the fiscal quarter ended September 30, 2009. On January 6, 2010, an amended complaint was filed by plaintiffs in the Initial Consolidated Action making allegations similar to those in the amended Sullivan complaint. Revlon initially believed that by filing the amended complaint, plaintiffs in the Initial Consolidated Action had formally repudiated the 2009 Settlement Agreement, and on January 8, 2010, defendants filed a motion to enforce the 2009 Settlement Agreement.

In addition to the amended complaints in the Initial Consolidated Action and the Sullivan action, on December 21, 2009, certain of Revlon’s then directors, a former director and MacAndrews & Forbes were named as defendants in a purported class action filed in the Chancery Court by Edward Gutman. Also on December 21, 2009, a second purported class action was filed in the Chancery Court against certain of Revlon’s then directors and a former director by Lawrence Corneck. The Gutman and Corneck actions make allegations similar to those in the amended complaints in the Sullivan action and the Initial Consolidated Action. On January 15, 2010, the Chancery Court consolidated the Gutman and Corneck actions with the Initial Consolidated Action (the Initial Consolidated Action, as consolidated with the Gutman and Corneck actions, is hereafter referred to as the “Consolidated Action”). A briefing schedule was then set to determine the leadership structure for plaintiffs in the Consolidated Action.

On March 16, 2010, after hearing oral argument on the leadership issue, the Chancery Court changed the leadership structure for plaintiffs in the Consolidated Action. Thereafter, newly appointed counsel for the plaintiffs in the Consolidated Action and the defendants agreed that the defendants would withdraw their motion to enforce the 2009 Settlement Agreement and that merits discovery would proceed. Defendants agreed not to withdraw any of the concessions that had been provided to the plaintiffs as part of the 2009 Settlement Agreement.

On May 25, 2010, plaintiffs’ counsel in the Consolidated Action filed an amended complaint alleging breaches of fiduciary duties arising out of the 2009 Exchange Offer and that defendants should have disclosed in Revlon’s Offer to Exchange information regarding Revlon’s financial results for the fiscal quarter ended September 30, 2009. On January 10, 2012, plaintiffs’ counsel filed a motion for class certification. Briefing on that motion was not completed. Merits discovery proceeded in the Consolidated Action.

On December 31, 2009, a purported class action was filed in the U.S. District Court for the District of Delaware by John Garofalo against Revlon, certain of Revlon’s then directors, a former director and MacAndrews & Forbes alleging federal and state law claims stemming from the alleged failure to disclose in the Offer to Exchange certain information relating to Revlon’s financial results for the fiscal quarter ended September 30, 2009. On July 29, 2011, the plaintiff in this action filed an amended complaint. On January 31, 2012, defendants filed motions to dismiss the amended complaint in the Garofalo action. On March 2, 2012, the plaintiff in the Garofalo action filed a response opposing defendants’ motions to dismiss, and a motion alternatively seeking leave to amend and file a second amended complaint. Briefing was completed on the motions to dismiss and motion to amend and defendants requested oral argument. Defendants previously reached an agreement with the plaintiff in the Garofalo action to permit the plaintiff to participate in merits discovery in the Consolidated Action, and agreed to permit the plaintiff to continue to participate in the merits discovery while the motions to dismiss are pending. An agreement was also reached with the plaintiff in the Sullivan action to stay proceedings in that action, including any response to the amended complaint, until December 21, 2012, so that the plaintiff could participate in the merits discovery in the Consolidated Action.

On May 11, 2010, a purported derivative action was filed in the U.S. District Court for the District of Delaware by Richard Smutek, derivatively and on behalf of Revlon against Revlon’s then directors and

MacAndrews & Forbes alleging breach of fiduciary duty in allowing the 2009 Exchange Offer to proceed and failing to disclose in the Offer to Exchange certain information related to Revlon’s financial results for the fiscal quarter ended September 30, 2009. On August 16, 2010, defendants moved to dismiss the complaint. Briefing on defendants’ motions to dismiss was completed on December 10, 2010. Thereafter, the parties requested oral argument on the motions to dismiss. On September 27, 2010, plaintiff filed a motion to compel discovery. In response, defendants moved to strike plaintiff’s motion to compel discovery or, in the alternative, for an extension of time for defendants to respond to plaintiff’s motion. On October 17, 2011, the U.S. District Court for the District of Delaware denied plaintiff’s motion to compel and granted defendants’ motion to strike.

Plaintiffs in each of these actions sought, among other things, an award of damages and the costs and disbursements of such actions, including a reasonable allowance for the fees and expenses of each such plaintiff’s attorneys and experts. Because the Smutek action is styled as a derivative action on behalf of Revlon, any award of damages, costs and disbursements would be made to and for the benefit of Revlon.

Although Revlon disputes the allegations in the pending actions and believes them to be without merit, on June 21, 2012, without admitting any liability, Revlon, Revlon’s then directors and MacAndrews & Forbes (collectively, “Defendants”) entered into a binding Memorandum of Understanding (“MOU”) with Fidelity Management & Research Company (“FMR Co.”) and its investment advisory affiliates, all of which are direct or indirect subsidiaries of FMR LLC (collectively, “Fidelity”), which through various funds and management agreements controlled the largest block of shares to participate in the 2009 Exchange Offer, to settle potential claims Fidelity could have as a potential member of the classes that plaintiffs seek to certify in the pending actions.

Fidelity executed the MOU on behalf of 6,111,879 shares (the “Fidelity Controlled Shares”) out of the 6,933,526 shares (the “Fidelity Shares”) of Revlon’s Class A Common Stock that Fidelity exchanged in the 2009 Exchange Offer, and pursuant to the terms of the MOU, the remaining 821,647 shares agreed on July 12, 2012, to participate in the settlement. As part of the settlement, Fidelity agreed, among other things, to accept a cash payment from Defendants of $22.5 million (the “Fidelity Settlement Amount”), which amount was subsequently paid from insurance proceeds in July 2012, in exchange for Fidelity’s opting out with respect to the Fidelity Shares of any purported class action related to the 2009 Exchange Offer and Fidelity’s release of all related potential claims. On July 20, 2012, Fidelity and the Defendants executed a final Stipulation and Settlement Agreement (the “Stipulation”) the terms of which are substantively identical to the terms of the MOU. The Stipulation supersedes the MOU. In addition, on July 17, 2012, the Defendants entered into a binding MOU with two additional stockholders who collectively exchanged 310,690 shares in the 2009 Exchange Offer, the terms of which are substantively identical to the settlement with Fidelity and call for the payment of $1 million, in the aggregate, to the two stockholders. In August 2012, Defendants and the two additional stockholders executed a final Stipulation and Settlement Agreement which supersedes, and is substantively identical to, the MOU. The $1 million payment was subsequently paid from insurance proceeds in August 2012.

In the second quarter of 2012, Revlon recorded a charge and corresponding income from insurance proceeds related to Revlon’s estimated allocable portion of the Fidelity Settlement Amount and the additional $1 million payment, which resulted in no impact to Revlon’s Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 2012.

The Defendants also agreed with Fidelity and the two additional stockholders (together, the “settling stockholders”) that, in the event a settlement is reached with the purported class action plaintiffs, or an award of damages is issued following a trial in any of the actions, and that settlement amount or damage award exceeds the settlement amounts on a per share basis received by the settling stockholders, the settling stockholders would each receive additional consideration subject to certain parameters. The agreements with the settling stockholders are not subject to court approval and have no effect on the actions other than to exclude the settling stockholders from any certified class.

Although Revlon believed it had meritorious defenses to the asserted claims in the actions, the Defendants and plaintiffs agreed to the terms of a settlement and on October 8, 2012, executed settlement agreements that resolved all claims in all of the actions (the “Settlement”).

The Settlement provided that the Defendants would make net cash payments totaling approximately $9.2 million to settle all of the actions, and full and complete releases would be provided to Defendants from all plaintiffs. The Settlement also resulted in additional payments to the settling stockholders totaling approximately $4.2 million, of which approximately $4 million was paid to Fidelity.

In the second quarter of 2012, Revlon recorded a charge of $6.7 million with respect to Revlon’s then-estimated costs of resolving the actions, including Revlon’s estimate at that time of additional payments to be made to the settling stockholders. In addition to the charge of $6.7 million it recorded in the second quarter of 2012, Revlon recorded an additional charge of $2.2 million in the third quarter of 2012 in connection with payments to be made by Revlon as a result of the Settlement and the additional payments to be made to the settling stockholders. This additional charge is included within SG&A expenses in Revlon’s Consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2012.

In March 2013, the parties executed an amendment to one of the settlement agreements, specifically the class action settlement agreement. The amendment did not affect the financial terms of the class action settlement; rather, it modified the scope of the releases given by those class members who did not participate in the 2009 Exchange Offer. Later in March 2013, the class action settlement, as amended, was presented to the Delaware Court of Chancery, and approved. The class action settlement is conditioned, and will be effective, upon final approval of the derivative action settlement and final dismissal of the actions pending outside of the Delaware Court of Chancery. The derivative action settlement was approved by the U.S. District Court for the District of Delaware on April 30, 2013. In early May 2013, the U.S. District Court for the District of Delaware dismissed the purported class action filed by John Garofalo, and in late July 2013, the Supreme Court of New York, New York County dismissed the Sullivan action. The entire settlement of all the actions noted above became effective thirty days after dismissal of the Sullivan action. In August 2013, a payment of $8.9 million, representing Revlon’s allocable portion of the settlement amount, was made to settle all amounts owed by Revlon in connection with the settlement agreements.

Revlon agreed with the staff of the SEC (or the “Commission”) on the terms of a proposed settlement of an investigation relating to certain disclosures made by Revlon in its public filings in 2009 in connection with the 2009 Exchange Offer. On June 13, 2013, the Commission approved such settlement and Revlon entered into the settlement without admitting or denying the findings set forth therein and, pursuant to its terms, Revlon, among other things, paid a civil penalty of $850,000.

In September 2013, Revlon received a final payment of approximately $1.8 million of insurance proceeds in connection with matters related to the 2009 Exchange Offer. These proceeds are recorded as a gain within SG&A expenses in Revlon’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2013.

DESCRIPTION OF OTHER INDEBTEDNESS

Each of the following summaries of our indebtedness is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments are incorporated by reference as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

2011 Credit Agreements

We entered into the 6.5-year, $800.0 million 2011 Term Loan Facility under a third amended and restated term loan agreement, dated as of May 19, 2011, among us, as borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, Credit Suisse Securities (USA) LLC, Wells Fargo Bank, N.A. and Natixis, New York Branch, as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as joint lead arrangers, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Natixis, New York Branch, as joint bookrunners. On June 16, 2011, we also entered into the 5-year, $140.0 million 2011 Revolving Credit Facility under a third amended and restated revolving credit agreement, dated as of June 16, 2011, among us and certain of our foreign subsidiaries, as borrowers, the lenders and issuing lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Global Markets Inc. and Wells Fargo Capital Finance, LLC, as joint lead arrangers, and Citigroup Global Markets Inc., Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as joint bookrunners.

On February 21, 2013, we consummated the February 2013 Term Loan Amendment to our 2011 Term Loan Facility, using a portion of the proceeds from the offering of the Old Notes, together with cash on hand, to reduce the total aggregate principal amount outstanding under the 2011 Term Loan from $788 million to $675 million. The February 2013 Term Loan Amendment also reduced the interest rates applicable to the 2011 Term Loan such that Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum, with the Eurodollar Rate not to be less than 1.00% (compared to 3.50% and 1.25%, respectively, prior to the February 2013 Term Loan Amendment), while Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00%, with the Alternate Base Rate not to be less than 2.00% (compared to 2.50% and 2.25%, respectively, prior to the February 2013 Term Loan Amendment) (and as each such term is defined in the Amended Term Loan Agreement). Under certain circumstances, we also have the right to request the 2011 Term Loan Facility be increased by up to the greater of (x) $300 million and (y) an amount such that our First Lien Secured Leverage Ratio (as defined in the Amended Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the February 2013 Term Loan Amendment), provided that the lenders are not committed to provide any such increase. Such increase would be in addition to the Acquisition Term Loans (defined below).

On August 14, 2013 and August 19, 2013, we consummated the August 2013 Revolver Amendment to our 2011 Revolving Credit Facility and the August 2013 Term Loan Amendment to our 2011 Term Loan Facility, respectively, which permit, among other things: (a) the consummation of the Colomer Acquisition and (b) the incurrence of up to approximately $700 million of bank term loan debt as incremental term loans under the Amended Term Loan Facility (the “Acquisition Term Loans”) to be used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. In addition, pursuant to the Incremental Amendment entered into on August 19, 2013, the Initial Acquisition Lenders committed to provide the Acquisition Term Loans, subject to a number of customary conditions, including, among other things consummation of the Colomer Acquisition simultaneously with or immediately following the Acquisition Term Loans, which acquisition closed on October 9, 2013.

The Acquisition Term Loans have the same terms as the 2011 Term Loans, except that: (i) they mature on the sixth anniversary of the closing of the Acquisition Term Loans (or October 8, 2019); (ii) they are subject to a 1% premium in connection with any repayment or amendment that results in a repricing of the Acquisition Term Loans occurring prior to the date six months after the closing of the Acquisition Term Loans (or prior to April 8,

2014); and (iii) they amortize on March 31, June 30, September 30 and December 31 of each year, beginning with the last day of the first full fiscal quarter after the closing of the Acquisition Term Loans (or commencing March 31, 2014), in an amount equal to 0.25% of the aggregate principal amount of such Acquisition Term Loans.

Availability under the Amended Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In each case subject to borrowing base availability, the Amended Revolving Credit Facility is available to us:

(i) in revolving credit loans denominated in U.S. Dollars;

(ii) in swing line loans denominated in U.S. Dollars up to $30.0 million;

(iii) in standby and commercial letters of credit denominated in U.S. Dollars and other currencies up to $60.0 million; and

(iv) in revolving credit loans and bankers’ acceptances denominated in U.S. Dollars and other currencies for us and certain of our international subsidiaries designated from time to time.

If the value of the eligible assets is not sufficient to support the $140.0 million borrowing base under the Amended Revolving Credit Facility, we will not have full access to the Amended Revolving Credit Facility. Our ability to borrow under the Amended Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and our compliance with other covenants in the Amended Revolving Credit Facility.

As a result of the August 2013 Revolver Amendment, under the Amended Revolving Credit Facility, borrowings (other than loans in foreign currencies) bear interest, if made as Eurodollar Loans, at the Eurodollar Rate plus the applicable margin set forth in the grid below and, if made as Alternate Base Rate Loans, at the Alternate Base Rate plus the applicable margin set forth in the grid below.

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loans or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

Local Loans bear interest, if mutually acceptable to us and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. Dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. Dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above.

Prior to the termination date of the Amended Revolving Credit Facility, revolving loans are required to be prepaid (without any permanent reduction in commitment) with:

(i) the net cash proceeds from sales of Revolving Credit First Lien Collateral by us or any of our subsidiary guarantors (other than dispositions in the ordinary course of business and certain other exceptions); and

(ii) the net proceeds from the issuance by us or any of our subsidiaries of certain additional debt, to the extent there remains any such proceeds after satisfying our repayment obligations under the Amended Term Loan Facility.

As a result of the August 2013 Revolver Amendment, we pay to the lenders under the Amended Revolving Credit Facility a commitment fee of 0.25% of the average daily unused portion of the Amended Revolving Credit Facility, which fee is payable quarterly in arrears. Under the Amended Revolving Credit Facility, we also pay:

(i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);

(ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;

(iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and

(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.

As a result of the August 2013 Revolver Amendment, under certain circumstances, we have the right to request that the Amended Revolving Credit Facility be increased by up to $100.0 million (compared to $60.0 million under the 2011 Revolving Credit Facility), provided that the lenders are not committed to provide any such increase.

Under certain circumstances, if and when the difference between (i) the borrowing base under the Amended Revolving Credit Facility and (ii) the amounts outstanding under the Amended Revolving Credit Facility is less than $20.0 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20.0 million for a period of 30 consecutive business days, the Amended Revolving Credit Facility requires us to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period) of a minimum of 1.0 to 1.0.

As a result of the August 2013 Revolver Amendment, the Amended Revolving Credit Facility matures on the earlier of August 14, 2018 and the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under the Amended Term Loan Facility, but not earlier than June 16, 2016.

Under the Amended Term Loan, Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum (with the Eurodollar Rate not to be less than 1.00%) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00% (with the Alternate Base Rate not to be less than 2.00%).

The term loans under the Amended Term Loan Facility are required to be prepaid with:

(i) the net cash proceeds in excess of $10 million for each 12-month period ending on March 31 received during such period from sales of Term Loan First Lien Collateral by us or any of our subsidiary guarantors with carryover of unused annual basket amounts up to a maximum of $25 million and with respect to certain specified dispositions up to an additional $25 million in the aggregate (subject to a reinvestment right for 365 days, or 545 days if we have within such 365-day period entered into a legally binding commitment to invest such funds);

(ii) the net proceeds from the issuance by us or any of our subsidiaries of certain additional debt; and

(iii) 50% of our “excess cash flow” (as defined under the Amended Term Loan Agreement), commencing with excess cash flow for the 2013 fiscal year payable in the first 100 days of 2014.

The Amended Term Loan Facility contains a financial covenant limiting our first lien senior secured leverage ratio (the ratio of our senior secured debt that has a lien on the collateral which secures the Amended Term Loan Facility that is not junior or subordinated to the liens securing the Amended Term Loan Facility (excluding debt outstanding under the Amended Revolving Credit Facility)) to EBITDA, as each such term is defined in the Amended Term Loan Facility, to no more than 4.25 to 1.0 (pursuant to the August 2013 Term Loan Amendment) for each period of four consecutive fiscal quarters ending during the period from June 30, 2011 to the maturity date of the Amended Term Loan Facility.

The $675.0 million aggregate principal amount of the 2011 Term Loan under the Amended Term Loan Facility matures on November 19, 2017. The Acquisition Term Loans, in the original aggregate principal amount of $700.0 million, under the Amended Term Loan Facility have the same terms as the 2011 Term Loan, except that: (i) they mature on the sixth anniversary of the closing of the Acquisition Term Loan (or October 8, 2019); (ii) they are subject to a 1% premium in connection with any repayment or amendment that results in a repricing of the Acquisition Term Loans occurring prior to the date six months after the closing of the Acquisition Term Loans (or prior to April 8, 2014); and (iii) they amortize on March 31, June 30, September 30 and December 31 of each year, beginning with the last day of the first full fiscal quarter after the closing of the Acquisition Term Loans (or commencing March 31, 2014), in an amount equal to 0.25% of the aggregate principal amount of such Acquisition Term Loans.

The Amended Credit Agreements are supported by, among other things, guarantees from Revlon and, subject to certain limited exceptions, our domestic subsidiaries. Our obligations under the Amended Credit Agreements and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of our assets and the assets of the guarantors, including:

(i) a mortgage on owned real property, including our facility in Oxford, North Carolina;

(ii) our capital stock and the capital stock of the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of our and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries;

(iii) our and the subsidiary guarantors’ intellectual property and other intangible property; and

(iv) our and the subsidiary guarantors’ inventory, accounts receivable, equipment, investment property and deposit accounts.

The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than our capital stock and the capital stock of our subsidiaries), real property, equipment, fixtures and certain intangible property secure the Amended Revolving Credit Facility on a first priority basis and the Amended Term Loan Facility on a second priority basis. The liens on our capital stock and the capital stock of our subsidiaries and intellectual property and certain other intangible property secure the Amended Term Loan Facility on a first priority basis and the Amended Revolving Credit Facility on a second priority basis. Such arrangements are set forth in the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, by and among us and Citicorp USA, Inc., as administrative agent and as collateral agent for the benefit of the secured parties for the Amended Term Loan Facility and Amended Revolving Credit Facility (the “2010 Intercreditor Agreement”). The 2010 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by us, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

Each of the Amended Credit Agreements contains various restrictive covenants prohibiting us and our subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting us to pay dividends or make other payments to Revlon to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon of stock or other equity interests or equivalents in Revlon held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to our affiliates in an amount up to $10 million per year (plus $10 million for each calendar year commencing with 2011), other restricted payments in an aggregate amount not to exceed $35 million and certain other restricted payments, including without limitation those based upon certain financial tests;

(iii) creating liens or other encumbrances on our or our subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of our or our subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with our affiliates involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to us or our subsidiaries as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of our independent directors, subject to certain exceptions.

The events of default under each of the Amended Credit Agreements include customary events of default for such types of agreements, including, among others:

(i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii) non-compliance with the covenants in the Amended Credit Agreements or the ancillary security documents, subject in certain instances to grace periods;

(iii) the institution of any bankruptcy, insolvency or similar proceedings by or against us, any of our subsidiaries or Revlon, subject in certain instances to grace periods;

(iv) default by Revlon or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $50.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $50.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v) in the case of the Amended Term Loan Facility, a cross default under the Amended Revolving Credit Facility, and in the case of the Amended Revolving Credit Facility, a cross default under the Amended Term Loan Facility;

(vi) the failure by us, certain of our subsidiaries or Revlon to pay certain material judgments;

(vii) a change of control such that (A) Revlon shall cease to be the beneficial and record owner of 100% of our capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to “control” us, and any other person or group of persons owns, directly or indirectly, more than 35% of our total voting power, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall “control” us or (D) during any period of two consecutive years, the directors serving on our Board of Directors at the beginning of such period (or other directors nominated by at least a majority of such continuing directors) shall cease to be a majority of the directors;

(viii) Revlon shall have any meaningful assets or indebtedness or shall conduct any meaningful business other than its ownership of us and such activities as are customary for a publicly traded holding company which is not itself an operating company, in each case subject to limited exceptions; and

(ix) the failure of certain of our affiliates which hold our or our subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness, subject to certain exceptions, including as to our Amended and Restated Senior Subordinated Term Loan.

If we are in default under the senior secured leverage ratio under the Amended Term Loan Facility or the consolidated fixed charge coverage ratio under the Amended Revolving Credit Agreement, we may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. We may exercise this cure right two times in any four-quarter period.

We were in compliance with all applicable covenants under the Amended Term Loan Agreement and Amended Revolving Credit Agreement as of September 30, 2013. At September 30, 2013, the aggregate principal amount outstanding under the 2011 Term Loan was $675.0 million (which does not reflect the $700.0 million aggregate principal amount of the Acquisition Term Loans which were fully drawn in October 2013 and used as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses) and availability under the $140.0 million Amended Revolving Credit Facility, based upon the calculated borrowing base less $9.8 million of undrawn outstanding letters of credit and nil then drawn on the Amended Revolving Credit Facility, was $130.2 million. During the nine-month periods ended September 30, 2012 and 2013, the average borrowings under the Amended Revolving Credit Facility were $5.4 million and nil, respectively.

Amended and Restated Senior Subordinated Term Loan

In January 2008, we entered into the Senior Subordinated Term Loan with MacAndrews & Forbes and on February 1, 2008 we used the $170 million of proceeds from such loan to repay in full the $167.4 million remaining aggregate principal amount of our 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008, and to pay $2.55 million of related fees and expenses. In connection with such repayment, we also used cash on hand to pay $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date.

In September 2008, we used $63.0 million of the net proceeds from the July 2008 sale of our Brazilian operating subsidiary to partially repay $63.0 million of the outstanding aggregate principal amount of the Senior Subordinated Term Loan. Following such partial repayment, there remained outstanding $107.0 million in aggregate principal amount under the Senior Subordinated Term Loan.

In October 2009, Revlon consummated a voluntary exchange offer transaction (the “2009 Exchange Offer”), in which MacAndrews & Forbes contributed to Revlon the $48.6 million Contributed Loan and the terms of the Senior Subordinated Term Loan Agreement were amended to extend the maturity date of the Contributed Loan which remained owing from us to Revlon from August 2010 to October 8, 2013 and to change the annual interest rate on the Contributed Loan from 11% to 12.75%. The $48.6 million Contributed Loan represented $5.21 of outstanding principal amount under the Senior Subordinated Term Loan for each of the 9,336,905 shares of Revlon Class A Common Stock exchanged in the 2009 Exchange Offer, in which Revlon issued to MacAndrews & Forbes 9,336,905 shares of Revlon Class A Common Stock at a ratio of one share of Revlon Class A Common Stock for each $5.21 of outstanding principal amount of the Senior Subordinated Term Loan contributed to Revlon. We paid to Revlon, Inc. at maturity on October 8, 2013 the $48.6 million aggregate principal outstanding under the Contributed Loan. Upon consummation of the 2009 Exchange Offer, the terms of the Senior Subordinated Term Loan Agreement were also amended to extend the maturity date of the $58.4 million Non-Contributed Loan from August 2010 to October 8, 2014 and to change the annual interest rate on the Non-Contributed Loan from 11% to 12%.

On April 30, 2012, MacAndrews & Forbes exercised its right to assign its interest in the Non-Contributed Loan. In connection with such assignment, we entered into the Amended and Restated Senior Subordinated Term Loan Agreement with MacAndrews & Forbes, and a related Administrative Letter was entered into with Citibank, N.A. and MacAndrews & Forbes, to among other things:

•

modify the interest rate on the Non-Contributed Loan from its prior 12% fixed rate to a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, resulting in an interest rate of approximately 8.5% per annum (or a 3.5% reduction per annum) upon the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement Interest under the Amended and Restated Senior Subordinated Term Loan Agreement is payable quarterly in arrears in cash;

•

insert prepayment premiums such that we may optionally prepay the Non-Contributed Loan from November 1, 2013 through April 30, 2014 with a 2% prepayment premium on the aggregate principal amount of the Non-Contributed Loan being prepaid, and from May 1, 2014 through maturity on October 8, 2014 with no prepayment premium; and

•	designate Citibank, N.A. as the administrative agent for the Non-Contributed Loan.

Concurrently with the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement, MacAndrews & Forbes assigned its entire interest in the Non-Contributed Loan to several third parties.

On October 8, 2013, we paid to Revlon, Inc. at maturity, the $48.6 million aggregate principal amount outstanding under the Contributed Loan.

The Amended and Restated Senior Subordinated Term Loan is an unsecured obligation of ours and is subordinated in right of payment to all of our existing and future senior debt, currently including indebtedness under (i) our Amended Credit Agreements and (ii) the New Notes. The Amended and Restated Senior Subordinated Term Loan has the right to payment equal in right of payment with any of our present and future senior subordinated indebtedness.

The Amended and Restated Senior Subordinated Term Loan Agreement contains covenants (other than the subordination provisions discussed above) that limit our ability and that of our subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in certain transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions.

The Amended and Restated Senior Subordinated Term Loan Agreement includes a cross acceleration provision which provides that it shall be an event of default under such agreement if any of our debt (as defined in such agreement) or that of any of our significant subsidiaries (as defined in such agreement) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan (provided that if Revlon or us held such majority, notice would be required from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan not held by Revlon or us at the time of any such decision). If any such event of default occurs, such requisite holders of the Non-Contributed and Contributed Loans may declare the Amended and Restated Senior Subordinated Term Loan to be due and payable immediately.

The Amended and Restated Senior Subordinated Term Loan Agreement also contains other customary events of default for loan agreements of such type, including, subject to applicable grace periods, nonpayment of any principal or interest when due under the Amended and Restated Senior Subordinated Term Loan Agreement, non-compliance with any of the material covenants in the Amended and Restated Senior Subordinated Term Loan Agreement, any representation or warranty being incorrect, false or misleading in any material respect, or the occurrence of certain bankruptcy, insolvency or similar proceedings by or against us or any of our significant subsidiaries.

Upon any change of control (as defined in the Amended and Restated Senior Subordinated Term Loan Agreement), we are required to repay the Amended and Restated Senior Subordinated Term Loan in full to the extent permitted by our Amended Credit Agreements.

5.75% Senior Notes due 2021

On February 8, 2013, we issued $500 million aggregate principal amount of Old Notes, which are subject to the Exchange Offer being made pursuant to this prospectus. The Old Notes are unsecured and were issued to investors at par. The Old Notes mature on February 15, 2021. Interest on the Old Notes accrues at 5.75% per annum, paid every six months on February 15th and August 15th, with the first interest payment due on August 15, 2013, however, because we did not cause a registration statement relating to the Exchange Offer to become effective within 210 days of the date of issuance of the Old Notes (i.e., by September 6, 2013) and did not complete the Exchange Offer within 270 days of the date of issuance of the Old Notes (i.e., by November 5, 2013), in accordance with the terms of the Registration Rights Agreement, the interest rate borne by the Old Notes increased by 0.25% per annum beginning September 7, 2013 through and including December 5, 2013 will increase by an additional 0.25% per annum (for a total maximum increase of 0.50%) effective from December 6, 2013 (to the extent that such circumstances have not been cured). Such additional interest will cease to accrue on the date on which the Registration Statement has become effective and the Exchange Offer is completed.

The Old Notes were issued pursuant to an Indenture, dated as of February 8, 2013, by and among us, certain of our domestic subsidiaries that also guarantee our Amended Credit Agreement (the “Guarantors”), and U.S. Bank National Association, as trustee, as amended by a First Supplemental Indenture, dated as of July 23, 2013, by and among us, the Guarantors and U.S. Bank National Association, as trustee. The Guarantors have issued guarantees (the “Guarantees”) of our obligations under the Old Notes and the indenture governing the Old Notes on a joint and several, senior unsecured basis. The holders of the Old Notes and the Guarantees have certain registration rights pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 8, 2013, by and among us, the Guarantors and the representatives of the several initial purchasers of the Old Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 2013 Senior Notes Refinancing.”

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on December 23, 2013, the 31st day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the Exchange Offer is open. The term “expiration date” means the latest time and date to which the Exchange Offer is extended.

As of the date of this prospectus, $500.0 million aggregate principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly upon the expiration or termination of the Exchange Offer.

Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000. No dissenter’s rights of appraisal exist with respect to the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the Exchange Offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the event of a material change in the Exchange Offer, including the waiver of a material condition thereto, we will extend the period of time during which the Exchange Offer remains open, if necessary, so that at least five business days remain in the Exchange Offer following our issuance of notice of the material change.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the Exchange Offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent, in our reasonable judgment, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange based upon whether the Old Notes have been properly tendered in accordance with the procedures set forth in this prospectus. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). Our or the exchange agent’s interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in a distribution of the Old Notes or the New Notes, and that you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See “— Conditions to the Exchange Offer.” For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) promptly upon the expiration or termination of the Exchange Offer.

Book-Entry Transfers

For purposes of the Exchange Offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the Old Notes to be withdrawn;

•	the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

•	where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described under “— Procedures for tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if any of the events described in paragraphs (a) through (d) below occur prior to the expiration date:

(a)  the Exchange Offer violates any applicable law or applicable interpretation of the staff of the SEC;

(b)  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)  seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or

(2)  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer;

(c)  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) or (b) above or result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

(d)  there has occurred:

(1)  any general suspension of or general limitation on prices for, or trading in, our debt or equity securities on any national securities exchange or in the over-the-counter market,

(2)  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer,

(3)  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the Exchange Offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107-2292

Attention: Specialized Finance

For Information Call:

(800) 934-6802 or go to

www.usbank.com/corp_trust/bondholder_contact.html

By Facsimile Transmission

(for Eligible Institutions only):

(651) 466-7372

Attention: Specialized Finance

Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

Confirm by Telephone:

(800) 934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-

of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The fees and expenses related to the issuance of the New Notes will be amortized over the term of such notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the Exchange Offer, your Old Notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the Exchange Offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the New Notes you will receive in the Exchange Offer;

•	you are holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the Exchange Offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

The New Notes (the “New Notes”) will be issued under the Indenture dated as of February 8, 2013 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). This is the same indenture under which the Old Notes were issued. Unless the context otherwise requires, the Old Notes and the New Notes are referred to collectively as the “Notes.”

We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the New Notes. The following summary, which describes certain provisions of the Indenture and the New Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the New Notes (the “TIA”), and all the provisions of the Indenture and the New Notes, including the definitions therein of terms not defined in this prospectus. A copy of the Indenture is included as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part. Certain terms used herein are defined below under “— Certain Definitions.”

The terms of the New Notes we are issuing in this Exchange Offer and the Old Notes that are outstanding are identical in all material respects, except:

•	the New Notes will have been registered under the Securities Act; and

•	the New Notes will not contain certain transfer restrictions and registration rights (including interest rate increases) that relate to the Old Notes.

General

Notes

The New Notes will be senior unsecured obligations of the Company and will mature on February 15, 2021. The Trustee will authenticate and deliver the New Notes for original issue in an aggregate principal amount of up to $500,000,000 and, subject to compliance with the debt incurrence covenants in the Indenture, we can issue additional Notes at later dates under the same Indenture. The New Notes will bear interest at a rate equal to 5.75% per annum from February 8, 2013, payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2013, to the persons who are registered holders thereof at the close of business on February 1 or August 1 immediately preceding such interest payment date.

All interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium and interest will be payable by wire transfer, subject to certain exceptions. The New Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Any Old Notes that remain outstanding after the consummation of the Exchange Offer described in this prospectus (the “Exchange Offer”), together with the New Notes and any additional Notes issued under the Indenture at a later date (the “Additional Notes”), will be treated as a single class of securities under the Indenture.

The Additional Notes, however, may not be fungible with the Notes for U.S. federal income tax purposes and may be treated as a separate class for purposes of transfer and exchange, even if they are treated as part of the same class as the Notes for all other purposes under the Indenture. Any Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes will have a separate CUSIP number. Unless the context otherwise requires, any reference to the term Notes shall be deemed to include the Old Notes, the New Notes and any Additional Notes.

Guarantees

The New Notes will be guaranteed on a senior basis by the Subsidiaries that guarantee the Old Notes and those Subsidiaries that are required to guarantee the New Notes by the covenant described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.” These Guarantees will be joint and several obligations of the Guarantors. Each of the Guarantors is our direct or indirect 100% owned

Subsidiary. The obligations of each Guarantor under its Guarantee will contain certain limitations intended to mitigate the risk of that Subsidiary Guarantee constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Exchange Offer and Holding the Notes — U.S. federal and state fraudulent transfer laws may permit a court to void the New Notes, the guarantees and subordinate claims in respect of the New Notes and the guarantees, and require holders to return payments received and, if that occurs, you may not receive any payments on the New Notes.”

Following our consummation of the Colomer Acquisition in October 2013, we have undertaken a review of our organizational structure with respect to Colomer and its subsidiaries. We may, but are under no obligation to, transfer one or more entities incorporated or formed in the United States that are currently directly or indirectly wholly owned by Colomer, a Spanish company, to be owned by a different entity within our organizational structure that could require such entities to become guarantors of our Amended Credit Facilities. If such entities become guarantors of our Amended Credit Facilities, they will also be required to guarantee the New Notes pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantors.”

The ability of each Subsidiary Guarantor to merge, consolidate or sell all or substantially all of its assets is limited as described under paragraph (c) of the provisions described under “— Certain Covenants — Successor Company.”

Under certain circumstances, a Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.”

Ranking

The New Notes:

•	will be senior unsecured obligations of the Company;

•

will rank senior in right of payment to any existing and future Subordinated Obligations of the Company, including the Existing Subordinated Loan, and will be designated as “Designated Senior Debt” for purposes of the Existing Subordinated Loan;

•	will be pari passu in right of payment with all existing and future senior Debt of the Company;

•

will be effectively subordinated to any secured Debt of the Company, including borrowings under the Term Loan Agreement and the Revolving Credit Facility, to the extent of the assets securing such Indebtedness;

•	will be structurally subordinated to all existing and future Debt, claims of holders of preferred stock and other liabilities of Subsidiaries of the Company that are not Subsidiary Guarantors; and

•

will be fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several, senior unsecured basis, subject to certain release provisions described below under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.”

The New Notes will be guaranteed by each of the Company’s Domestic Subsidiaries (other than Immaterial Subsidiaries) and certain future Domestic Subsidiaries required to guarantee the New Notes under the covenant described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.” Each Guarantee of the New Notes by a Guarantor:

•

will be a senior unsecured obligation of each Guarantor, made on a joint and several basis with the other guarantors, and subject to certain release provisions described below under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees”;

•

will rank senior in right of payment to any existing and future Subordinated Obligations of such Guarantor, and will be designated as “Designated Senior Debt” for purposes of the Existing Subordinated Loan;

•	will be pari passu in right of payment with all existing and future senior Debt of such Guarantor; and

•

will be effectively subordinated to any secured Debt of such Subsidiary Guarantor, including guarantees of borrowings under the Term Loan Credit Agreement and the Revolving Credit Facility, in each case, to the extent of the assets securing such Debt.

At September 30, 2013:

(1)  the Company and its Subsidiaries had $1,375.0 million in aggregate principal amount of Secured Debt outstanding, consisting of $675.0 million of Debt under the 2011 Term Loan and, after giving pro forma effect to the October 2013 drawing of such funds in connection with the consummation of the Colomer Acquisition, $700.0 million of Debt under the Acquisition Term Loans (with no amounts outstanding but up to $130.2 million available to be drawn under the Revolving Credit Facility, after giving effect to $9.8 million of undrawn outstanding letters of credit issued thereunder);

(2)  the Company and its Subsidiaries had $500.0 million in aggregate principal amount of senior unsecured indebtedness outstanding, consisting of the Old Notes; and

(3)  the Company had (i) $58.4 million aggregate principal amount of the Non-Contributed Existing Subordinated Loan outstanding (as to which MacAndrews & Forbes Holdings assigned its entire interest in such loan in April 2012 to several third parties) and (ii) $48.6 million aggregate principal amount of the Contributed Existing Subordinated Loan outstanding, which we paid to Revlon at maturity on October 8, 2013.

The New Notes will not be guaranteed by the Company’s Foreign Subsidiaries and Immaterial Subsidiaries (the “Non-Guarantor Subsidiaries”). For the year ended December 31, 2012 and the nine months ended September 30, 2013, the Company’s Non-Guarantor Subsidiaries represented, on a consolidated basis, $576.1 million and $390.6 million, or 40% and 38%, respectively, of the Company’s total net sales and generated net (loss) income of $(1.2) million and $22.8 million, respectively. In addition, as of December 31, 2012 and September 30, 2013, the Company’s Non-Guarantor Subsidiaries represented, on a consolidated basis, 53% and 51%, respectively, of the Company’s total assets, or 22% and 19%, respectively, of the Company’s total assets (excluding intercompany assets), and approximately $177.4 million and $142.7 million, or 9% and 8%, respectively, of the Company’s outstanding indebtedness and other liabilities (excluding intercompany liabilities), to which the New Notes and the Guarantees would have been structurally subordinated. The value of these assets does not include the value of the Company’s internally developed intellectual property, including the Revlon brand.

Optional Redemption

Except as set forth below, the New Notes will not be redeemable at the option of the Company prior to February 15, 2016. On and after such date, the New Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

The Company will be entitled to redeem the New Notes at its option at any time or from time to time prior to February 15, 2016, as a whole or in part, at a redemption price per New Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the Applicable Premium.

Prior to February 15, 2016, the Company will be entitled, from time to time, to redeem up to 35% of the aggregate principal amount of the New Notes and any Additional Notes issued under the Indenture with, and to the extent the Company actually receives, the net proceeds of one or more Equity Offerings from time to time, at 105.75% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes and Additional Notes issued under the Indenture must remain outstanding after each such redemption.

Notice of redemption will be provided at least 30 days but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address, provided that a notice of a redemption in connection with a satisfaction and discharge may be given more than 60 days prior to the redemption date. New Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof. If money sufficient to pay the redemption price of and accrued interest on all New Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such New Notes (or such portions thereof) called for redemption.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or Change of Control, other offering, issuance of Debt, or other corporate transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s’ obligations with respect to such redemption may be performed by another Person.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a New Note at any redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such New Note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such New Note on February 15, 2016 (such redemption price being described in the first paragraph of this “— Optional Redemption” section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such New Note through February 15, 2016, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such New Note at such time.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance or satisfaction and discharge, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to February 15, 2016; provided, however, that if the average life to February 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to February 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Sinking Fund

There will be no mandatory sinking fund payments for the New Notes.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder’s New Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii) (during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(iii) a “Change of Control” shall have occurred under any instrument governing Subordinated Obligations so long as such Subordinated Obligations are outstanding;

provided that, prior to the time that notice is mailed (or otherwise provided) to holders of New Notes as contemplated by the second following paragraph below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the New Notes as provided for below. The Company must first comply with the proviso in the preceding sentence before it will be required to repurchase New Notes in connection with a Change of Control.

Notwithstanding the foregoing: (A) a transaction in which the Company or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a Change of Control under clause (i) of the definition thereof if (a) the equityholders of the Company or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Company or such parent prior to such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a Permitted Holder or the New Parent, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company or the New Parent; (B) any holding company whose only significant asset is Equity Interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “person” or “group” for purposes of this definition; (C) the transfer of assets between or among the Subsidiaries or the Company shall not itself constitute a Change of Control; (D) the term “Change of Control” shall not include a merger or consolidation of the Company (or any direct or indirect parent thereof) with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company (or direct or indirect parent thereof) to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (E) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

Within 45 days following any Change of Control, the Company will provide a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder’s New Notes at a repurchase price in cash equal to their

Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is provided); and (iv) the instructions, determined by the Company consistent with this provision, that a holder must follow in order to have its New Notes repurchased.

Holders electing to have a New Note repurchased will be required to surrender the New Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the repurchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the repurchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the New Note which was delivered for repurchase by the holder and a statement that such holder is withdrawing its election to have such New Note repurchased.

On the repurchase date, all New Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the holders entitled thereto. Upon surrender of a New Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the holder thereof (at the Company’s expense) a new New Note having a principal amount equal to the principal amount of the New Note surrendered less the portion of the principal amount of the New Note repurchased.

The Company will not be required to make a Change of Control offer upon a Change of Control if (1) a third party makes the Change of Control offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Company and purchases all New Notes properly tendered and not withdrawn under the Change of Control offer (it being understood that such third-party may make a Change of Control offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause (1)) or (2) notice of redemption that is or has become unconditional has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control offer may be made in advance of a Change of Control, conditional upon such Change of Control or other events. It is understood, for the avoidance of doubt, that the making of a Change of Control offer that is conditioned on such other event will not satisfy the requirement under this covenant to make and consummate a Change of Control offer if such Change of Control offer is not completed due to a failure to satisfy or waive such condition.

Our ability to pay cash to holders of New Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Exchange Offer and Holding the Notes — Our ability to pay the principal of the notes depends on many factors” and “— Risks Relating to the Company — Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, we may be unable to meet our cash requirements or we may be unable to meet the requirements of the financial covenants under the Amended Credit Agreements, which could have a material adverse effect on our business, financial condition and/or results of operations.”

Holders will not be entitled to require the Company to repurchase their New Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require the Company to repurchase their New Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not approve a dissident slate of directors but approves them as required by clause (ii) of the first paragraph of the definition of “Change of Control.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Credit Agreements and other existing indebtedness of the Company contain, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the New Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of New Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources.

There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that we would be able to obtain financing to make such repurchases. The provisions relating to our obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Notes.

Certain Covenants

Covenant Suspension

During any period of time that:

(a)	the New Notes have Investment Grade Ratings from the Rating Agencies and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture, the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will not be subject to the following provisions of the Indenture:

•	“— Limitation on Debt,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Asset Sales,”

•	“— Limitation on Restrictions on Distributions from Subsidiaries,” and

•	clause (iii) of the first paragraph of “— Successor Company”

(collectively, the “Suspended Covenants”). In the event that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the New Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “— Limitation on Restricted Payments” with respect to Restricted Payments made after the time of withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant or any other Suspended Covenants during the time that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) were not subject to the Suspended Covenants (the “Suspension Period”) (or after that time based solely on the events that occurred during that time).

On and after each Reversion Date, the Company and the Subsidiaries of the Company will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

For purposes of the “— Limitation on Restrictions on Distributions from Subsidiaries” covenant, on the Reversion Date, any contractual encumbrances or restrictions entered into during the Suspension Period will be deemed to have been in effect on the Effective Date, so that they are permitted under clause (1) under “—Limitation on Restrictions on Distributions from Subsidiaries.”

For purposes of the “— Limitation on Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

For purposes of the “— Transactions with Affiliates” covenant, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Effective Date for purposes of clause (b)(i) under “— Transactions with Affiliates.”

There can be no assurance that the New Notes will ever achieve or maintain Investment Grade Ratings.

The Company shall deliver an Officer’s Certificate to the Trustee, specifying (i) if a Covenant Suspension Event has occurred, (ii) if a Reversion Date has occurred and (iii) the dates of the commencement or ending of any Suspension Period. The Trustee shall not have any duty to monitor whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the noteholders of any of the foregoing.

Limitation on Debt

(a)  The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and any Subsidiary of the Company shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available exceeds the ratio of 2.0 to 1.0; provided, further, that the amount of Debt that may be Issued pursuant to the foregoing by Subsidiaries (other than Non-Recourse Subsidiaries) that are not Subsidiary Guarantors shall not exceed $175.0 million at any one time outstanding.

(b)  Notwithstanding the foregoing, the Company and its Subsidiaries may Issue the following Debt:

(1)  Debt, including Refinancing Debt, Issued pursuant to the Credit Agreements or otherwise in an aggregate principal amount, measured on the date of such issuance, which, when taken together with all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (A) $1,300.0 million plus any Refinancing Costs less the sum of all principal payments with respect to such Debt (other than the Revolving Credit Facility and any other revolving credit indebtedness) that are made pursuant to the proviso to clause (b) of the fourth paragraph of the covenant described under “— Limitation on Asset Sales” and (B) the amount of Debt that would cause the Consolidated Total Debt incurred under this clause (1) to be equal to or less than 4.25 times Pro Forma EBITDA for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available;

(2)  Debt (other than Debt described in clause (1) above), including Refinancing Debt, in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of the Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150.0 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreements or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

(3)  Debt of the Company Issued to and held by a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and Debt of a Subsidiary of the Company Issued to and held by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary); provided, however, that (i) any subsequent Issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Subsidiary of the Company or any subsequent transfer of such Debt (other than to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary)) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary, and (ii) in the case of such Debt issued by the Company or a Subsidiary Guarantor to a Subsidiary of the Company (other than a Non-Recourse Subsidiary) that is not a Subsidiary Guarantor, such Debt is subordinated to the Subsidiary Guarantee of such Subsidiary Guarantor;

(4)  the Old Notes (other than Additional Notes), the New Notes and Debt Issued to Refinance any Debt permitted by this clause (4); provided, however, that, in the case of a Refinancing, the proceeds of any such Refinancing Debt, net of any underwriting discounts and Permitted OID, do not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

(5)  Subordinated Obligations not to exceed $110.0 million at any one time outstanding;

(6)  Debt (other than Debt described in clause (1), (4), (5) or (18)) of the Company or any of its Subsidiaries outstanding on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above;

(7)  Debt (including Capital Lease Obligations) Issued to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), equipment or other fixed or capital assets used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (which Debt may be Issued at any time within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement), and Debt Issued to Refinance such Debt, in an amount, measured on the date of such Issuance which, when taken together with all other Debt Issued pursuant to this clause (7) and then outstanding, does not exceed the sum of (A) the greater of (x) 10% of Consolidated Total Assets at the time of such Issuance and (y) 10% of Consolidated Total Assets as of the Issue Date, plus (B) $7.5 million, plus for each period of twelve consecutive months after December 31, 2009 an additional $7.5 million, plus any Refinancing Costs; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

(8)  Debt (x) of the Company or any of its Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Subsidiary or merged into the Company or a Subsidiary in accordance with the terms of the Indenture, and, in each case, Debt Issued to Refinance such Debt; provided, however, that (in the case of clause (x) or (y)) on the date of such acquisition and after giving Pro Forma effect thereto, either (i) the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available is equal to or greater than the Consolidated EBITDA Coverage Ratio for such period without giving Pro Forma effect to such acquisition, or (ii) the Company could incur $1.00 of additional Debt under clause (a) above;

(9)  Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

(10)  Qualified Affiliate Debt;

(11)  Debt of Foreign Subsidiaries in an aggregate principal amount at the time of Issuance which, when taken together with all other Debt issued by Foreign Subsidiaries pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $110.0 million or (y) 9.0% of Consolidated Total Assets at the time of such Issuance;

(12)  Debt incurred by the Company or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13)  Debt arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (1) such Debt is not reflected on the balance sheet of the Company or any Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (1)), and (2) in the case of a disposition, the maximum assumable liability in respect of all such Debt (other than liability for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Subsidiaries of the Company in connection with such disposition;

(14)  obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Subsidiary of the Company in the ordinary course of business;

(15)  Debt (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days after its incurrence, or (B) supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(16)  Debt in an aggregate principal amount outstanding at any time not to exceed $200.0 million plus any Refinancing Costs;

(17)  Debt in an aggregate principal amount outstanding at any time not to exceed 100% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Capital Stock of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Redeemable Stock or sales of Capital Stock to the Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to paragraph (b) of the covenant described under “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (d) of the definition thereof);

(18)  Debt outstanding on the Issue Date under the Existing Subordinated Loan, and Refinancing Debt in respect thereof, provided that (A) the proceeds of any such Refinancing Debt, net of any underwriting discounts and Permitted OID, do not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof, (B) such Refinancing Debt shall be unsecured obligations, (C) such Refinancing Debt shall be subordinated in right of payment to the New Notes and the Guarantees to the same extent as the Debt so Refinanced was subordinated in right of payment to the New Notes and the Guarantees, unless such Refinancing is a Permitted Existing Subordinated Loan Refinancing, and (D) the Stated Maturity of each installment of principal of such Refinancing Debt shall not be, (x) in the case of a Permitted Existing Subordinated Loan Refinancing, earlier than the Stated Maturity of the New Notes and (y) in all other cases, earlier than the Stated Maturity of the Debt so Refinanced; and

(19)  Guarantees by (x) any Subsidiary or any Subsidiary Guarantors of any Debt of the Company or a Subsidiary Guarantor or (y) the Company or any Subsidiary Guarantor of any Debt of any other Subsidiary Guarantor, in each case permitted by paragraph (a) above or clauses (b)(1) through (18) of this paragraph.

(c)  To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

(d)  For purposes of determining the compliance of any Debt Issued pursuant to any of the clauses of paragraph (b) above to Refinance other Debt, to the extent that the principal amount of such Refinancing Debt, when taken together with the principal amount of any other Debt Issued pursuant to the same clause of paragraph (b) and then outstanding, exceeds the maximum principal amount of Debt permitted at such time by such clause, such Debt shall nevertheless be deemed to be Issued in compliance with such clause and this covenant if the aggregate principal amount of Debt outstanding pursuant to such clause, after giving effect to such Issuance, does not exceed the sum of the principal amount of the Debt to be Refinanced, plus any Refinancing Costs associated therewith, plus the principal amount of any other Debt Issued pursuant to such clause and then outstanding.

(e)  For purposes of determining compliance with any U.S. Dollar denominated restriction on the Issuance of Debt where the Debt Issued is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Issuance of such Debt, provided, however, that if any such Debt denominated in a different currency is subject to a Hedging Obligation with respect to U.S. Dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. Dollars will be as provided in such Hedging Obligation. The principal amount of any Refinancing Debt Issued in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Debt is Issued. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company and its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

(f)  For purposes of determining compliance with this “— Limitation on Debt” covenant, in the event that an item of proposed Debt meets the criteria (or would meet the criteria at the time of application of this clause (f) as if such item of Debt were Issued at such time) of more than one of the categories of permitted Debt described in clauses (b)(1) through (19) above or is (or would at such time be) entitled to be Issued pursuant to the first paragraph of this covenant, the Company, in its sole discretion and at its option, will be permitted to classify or divide such item of Debt on the date of its incurrence, or later redivide, classify or reclassify (based on circumstances existing at the time of such reclassification or redivision) all or a portion of such item of Debt, in each case to any category of permitted Debt described in such clauses (b)(1) through (19) or the first paragraph of this covenant in a manner that complies with this covenant, including by allocation to more than one other type of Debt, and such item of Debt (or portion thereof, as applicable) will be treated as having been Issued pursuant to only such clause or clauses or the first paragraph of this covenant (and in the case of a subsequent division, classification or reclassification, such item of Debt shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification). For the avoidance of doubt, Refinancing Debt Issued in respect of Debt Issued under clause (b)(1)((B) (together with any related Refinancing Costs) may be allocated to such clause (b)(1)(B) regardless of whether the 4.25 times Pro Forma EBITDA test is met at the time of the Issuance of such Refinancing Debt.

(g)  Any Debt Issued under the Credit Agreements pursuant to paragraph (1) of clause (b) of this covenant shall be deemed for purposes of this covenant to have been incurred on the date such Debt was first Issued until such Debt is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Agreements that provide that such Debt is deemed to be repaid daily (or otherwise periodically), but only to the extent such Debt is promptly reborrowed.

(h)  The accrual of interest, the accretion or amortization of original issue discount, the payment or accretion of interest on any Debt in the form of additional Debt with the same terms, the reclassification of Preferred Stock as Debt due to a change in accounting principles, and the payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be an Issuance of Debt. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company or any Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(i)  The amount of any Debt outstanding as of any date will be:

(1)  the accreted value of the Debt, in the case of any Debt Issued with original issue discount;

(2)  the principal amount of the Debt, in the case of any other Debt; and

(3)  in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Debt of the other Person.

Limitation on Liens

The Company shall not, and shall not permit any Subsidiary Guarantor to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any obligation under any Debt unless contemporaneously therewith effective provision is made to secure the New Notes equally and ratably with such obligation with a Lien on the same assets securing such obligation for so long as such obligation is secured by such Lien.

The preceding paragraph shall not require the Company or any Subsidiary Guarantor to equally and ratably secure the New Notes if the Lien consists of the following (collectively, “Permitted Liens”):

(1)  Liens existing as of the Issue Date;

(2)  any Lien arising by reason of (i) any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (ii) taxes, assessments or other governmental charges or claims not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Company) have been established, (iii) security for payment of workers’ compensation or other insurance, (iv) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (v) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (vi) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums which are not delinquent for a period of more than 45 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (vii) security for surety, appeal, reclamation, performance or other similar bonds, performance or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person, (viii) security for Hedging Obligations, (ix) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business, (x) Liens in favor of the Company or any Subsidiary Guarantor, (xi) Liens on inventory or equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s client or customer at which such inventory or equipment is located, (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (xiii) security for rent payments;

(3)  Liens to secure the payment of all or a part of the cost or purchase price (or financing or reimbursement thereof) of, or Capital Lease Obligations with respect to, assets (including Capital Stock) or property (real or personal) or business acquired, developed, constructed, purchased, leased, repaired, added or improved (and related obligations); provided, however, that (i) the Debt secured by such Liens shall have otherwise been permitted to be Issued under the Indenture, (ii) such Liens shall not encumber any assets or property of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) other than the assets or property (including Capital Stock and any assets or property owned by the issuer of such Capital Stock) leased, in the case of a Capital Lease Obligation, or the acquisition, development, construction, purchase, lease, repair, addition or improvement cost of which is financed or reimbursed by such Debt, or which secure any such Debt or related obligations that are assumed in connection therewith, and the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens,” and (iii) to the extent such Debt is incurred pursuant to clause (7) of paragraph (b) of “— Limitation on Debt,” such Liens shall attach to such assets or property within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement;

(4) Liens (A) on the assets or property (including shares of Capital Stock) of a Subsidiary of the Company existing (or required pursuant to agreements existing) at the time such Subsidiary became a Subsidiary of the Company or (B) on property at the time the Company or a Subsidiary of the Company acquired the property (including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary of the Company); provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) other than the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens”;

(5) Liens on any assets of the Company or any Subsidiary of the Company securing obligations in respect of (i) any Debt originally Issued under clause (1) or (2) of paragraph (b) of “— Limitation on Debt,” (ii) any Debt originally Issued under clause (16) of paragraph (b) of “— Limitation on Debt,” (iii) any Debt originally Issued under clause (11) of paragraph (b) of “— Limitation on Debt” and (iv) any other Debt originally Issued under paragraph (a) of “— Limitation on Debt” if at the time of Issuance of such Debt under this clause (iv) and after giving Pro Forma effect thereto the Consolidated Secured Debt Ratio would be no greater than 4.25 to 1.0;

(6) leases, licenses, subleases and sublicenses of property granted by the Company and its Subsidiaries in the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not secure any Debt;

(7) Liens securing Debt (and related obligations) Issued to Refinance Debt (and related obligations) which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; provided, however, that (A) such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing (or required to secure) the Debt (and related obligations) so Refinanced, other than the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens” and (B) any refinancing Lien incurred pursuant to this clause (7) in respect of a Lien incurred pursuant to clause (5)(i), (ii) or (iii) or clause (24) shall be deemed to have been incurred pursuant to such clause 5(i), (ii) or (iii) or clause (24) (as applicable) until the refinancing Lien incurred pursuant to this clause (7) (and any refinancing Lien incurred in respect thereof) is discharged;

(8) easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(9) (i) Liens on assets of a Non-Recourse Subsidiary to secure obligations of a Non-Recourse Subsidiary and (ii) Liens on assets of a Non-Recourse Subsidiary or a Subsidiary that is not a Subsidiary Guarantor to secure obligations of a Non-Recourse Subsidiary or a Subsidiary that is not a Subsidiary Guarantor;

(10) Liens on assets located outside the United States of America to secure Debt (and related obligations) Issued by Foreign Subsidiaries permitted under “— Limitation on Debt” above;

(11) Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them;

(12) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(13) Liens granted in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers’ acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers’ acceptances; provided that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers’ acceptances and (ii) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer;

(14) Liens on (i) the net proceeds of the Issuance of Debt to secure any redemption, repurchase or defeasance obligations in respect of such Debt or any other Debt (and related obligations) being Refinanced with the proceeds of such Debt and (ii) any additional cash to secure such redemption, repurchase or defeasance obligations in an amount which, when added to such net proceeds, is necessary to effect such redemption, repurchase or defeasance;

(15) Liens securing Debt and related obligations of a Subsidiary Guarantor owing to the Company or another Subsidiary Guarantor permitted by paragraph (b) of “— Limitation on Debt” above;

(16) deposits in the ordinary course of business to secure liability to insurance carriers;

(17) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to securities accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(18) Liens that are contractual rights of set-off and other Liens arising as a matter of law (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in the ordinary course of business;

(19) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20) Liens on accounts receivable, payment intangibles and related assets incurred in connection with a Receivables Facility and limited recourse Liens on the Capital Stock of any Receivables Subsidiary;

(21) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Limitation on Debt”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(22) Liens securing secured Cash Management Obligations;

(23) Liens securing Debt and related obligations in respect of the Notes and Guarantees thereof (and any Liens on the same Collateral ranking junior to any such Liens pursuant to customary intercreditor arrangements); and

(24) Liens securing Debt which, together with all other Debt secured by Liens (excluding Liens permitted by clauses (1) through (23) above) at the time of determination do not exceed the greater of (x) $25.0 million and (y) 2.0% of Consolidated Total Assets at the time of such determination (and obligations related to any such Debt).

For purposes of determining compliance with this covenant, (A) Liens securing Debt and obligations need not be incurred solely by reference to the first paragraph of this covenant or to one category of Permitted Liens described in clauses (1) through (24) above (or subparts thereof) but are permitted to be incurred in part under any combination thereof, and (B) in the event that a Lien meets the criteria of the first paragraph of this covenant or one or more of the categories of Permitted Liens described in clauses (1) through (24) above (or subparts thereof), the Company shall, in its sole discretion, classify, divide or later reclassify or redivide (based on circumstances existing at the time of such reclassification or redivision) such Liens (or any portions thereof) in any manner that complies with the definition of Permitted Liens, including by allocation to the first paragraph of this covenant or to more than one other clause or subpart of the definition of Permitted Liens, and such Liens (or portions thereof, as applicable) will be treated as having been incurred pursuant to only such paragraph or such clause, clauses or subparts (and in the case of a subsequent division, classification or reclassification, such Liens shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification). Notwithstanding the foregoing, Permitted Liens incurred pursuant to clause (5)(i), which shall include Liens that are outstanding thereunder on the Issue Date, shall not be permitted to be reclassified or redivided after the date of the incurrence thereof.

Permitted Liens may be of any priority relative to any Liens securing the Note Obligations, except where otherwise specified. The Trustee shall enter into customary intercreditor arrangements with respect to such Permitted Liens and Liens securing the Note Obligations, if any.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common equity of the Company or any direct or indirect parent of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Debt.”

Limitation on Restricted Payments

As set forth in paragraph (a)(3) below, our capacity to make Restricted Payments depends in part on a calculation based on our Consolidated Net Income that we have generated since October 1, 2009, along with capital contributions and other additions to the value of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) since November 23, 2009 (which we refer to as the “RP Reference Date”). Based on the most recent fiscal quarter for which financial statements are available (ending September 30, 2013), immediately after this offering, we would have a Restricted Payments basket of approximately $225.9 million under paragraph (a)(3) below.

(a) The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its equity holders as a whole, in accordance with their holdings), (ii) purchase, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, the principal amount of any Subordinated Obligations, other than (x) Subordinated Obligations with respect to Debt permitted under clause (3) of paragraph (b) of “— Limitation on Debt” and (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, or (iv) make any Investment, other than a Permitted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Subsidiary makes such Restricted Payment and after giving effect thereto (the Fair Market Value of any such Restricted Payment, if other than in cash, shall be determined in accordance with the provisions herein):

(1) a Default shall have occurred and be continuing (after giving effect to such Restricted Payment);

(2) the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of “— Limitation on Debt”; or

(3)  the aggregate amount of such Restricted Payment and all other Restricted Payments, without duplication, after the RP Reference Date would exceed the sum of:

(a)  50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from October 1, 2009, to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(b)  the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock or Designated Preferred Stock) subsequent to the RP Reference Date (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

(c)  the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock or Designated Preferred Stock) to an employee stock ownership plan subsequent to the RP Reference Date; provided, however, that if such employee stock ownership plan Issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

(d)  the amount by which Debt of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the RP Reference Date of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

(e)  the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company subsequent to the RP Reference Date as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Qualified Affiliate Debt, and (ii) any contribution designated at the time it is made as a restricted contribution (a “Restricted Contribution”));

(f)  to the extent that an Investment made by the Company or a Subsidiary subsequent to the RP Reference Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash proceeds and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of such Investments, or any repayments, repurchases or redemptions of such Investments or (B) the sale (other than to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of the Capital Stock of a Non-Recourse Subsidiary or other equity investee or a distribution from a Non-Recourse Subsidiary or other equity investee (other than in each case to the extent the Investment in such Non-Recourse Subsidiary or other equity investee was made by the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of the Capital Stock of a Non-Recourse Subsidiary or other equity investee or a distribution from a Non-Recourse Subsidiary or other equity investee (other than in each case to the extent the Investment in such Non-Recourse Subsidiary or other equity investee was made by the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary pursuant to clause (xi) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from a Non-Recourse Subsidiary or other equity investee; and

(g)  in the case a Subsidiary of the Company ceases to be a Non-Recourse Subsidiary (but remains a Subsidiary) after the RP Reference Date, the Fair Market Value of the Investment in such Non-Recourse Subsidiary, to the extent the Investment in such Non-Recourse Subsidiary was made by the Company or a Subsidiary (other than a Non-Recourse Subsidiary) pursuant to clause (xi) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment.

Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event. For the purposes of this paragraph (a) and paragraph (b) below, an Investment shall be measured as of the date it is made and without giving effect to subsequent changes in value.

(b)  Paragraph (a) shall not prohibit the following:

(i) any Restricted Payment made by exchange for, or in an amount equal to the proceeds of an Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) (“Refunding Capital Stock”) or of a cash capital contribution to the Company, in each case, occurring within 60 days of such Restricted Payment, provided, however, that (x) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b), (3)(c) and 3(e) of paragraph (a) above;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (A) Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale of, Debt Issued pursuant to clause (b)(5) of the covenant described under “— Limitation on Debt” or other Subordinated Obligations or (B) the Existing Subordinated Loan by exchange for or out of the proceeds of Refinancing Debt permitted to be incurred under clause (b)(18) of the covenant described under “— Limitation on Debt,” in each case, occurring within 60 days of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value; provided, however, that any such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii) dividends, distributions or the consummation of any irrevocable redemption paid within 60 days after the date of declaration of the dividend, distribution or the giving of the redemption notice, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend, distribution, redemption notice or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no Event of Default shall have occurred and be continuing after giving effect to such payment; provided, further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(iv) so long as no Default has occurred and is continuing after giving effect to such transactions: (A) amounts paid or property transferred pursuant to the Permitted Transactions and (B) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of all Restricted Contributions; provided, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(v) Restricted Payments made from time to time:

(A) to purchase, repurchase, redeem, acquire or retire for value any Capital Stock of the Company or Parent that is held by, or any Restricted Payments made to, any future, current or former director, officer, manager, consultant or employee of the Company or Parent or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) or their estates or the beneficiaries of their estates; or

(B) in the form of (x) open-market purchases or repurchases of the Equity Interests of the Company or a direct or indirect parent or (y) any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Company or any of its Subsidiaries, as applicable, in each case to the extent necessary to permit the Company (or such Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees;

in an aggregate amount (net of any applicable cash exercise price or other amounts actually received by the Company in respect of such transactions) not to exceed the amount equal to $38.0 million plus $8.0 million for each December 31 that has elapsed after the Issue Date; provided, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(vi) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

(vii) any purchase of any other Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligations pursuant to a “Change of Control” or “— Limitation on Asset Sales” covenant which is not materially more favorable taken as a whole to the holders of such Subordinated Obligations than the provisions of the Indenture relating to a Change of Control or “— Limitation on Asset Sales,” respectively, are to holders as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officer’s Certificate; provided, however, that no such purchases shall be permitted prior to the time when the Company shall have purchased all New Notes tendered for purchase and not withdrawn by holders electing to have their New Notes purchased pursuant to the provisions of “— Change of Control” or “— Limitation on Asset Sales”; provided, further, however, that such purchases shall be excluded from the calculation of Restricted Payments;

(viii) the declaration and payment of dividends by the Company to, or the making of loans by the Company to, its Parent in amounts required for the Parent to pay:

(A)  actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting company;

(B)  (without duplication for amounts paid pursuant to clause (iv)(A) of this paragraph) so long as the Company is a member of a consolidated, combined, unitary or similar group with the Parent for U.S. federal, state or local income tax purposes, (1) federal, state and local income taxes incurred by such parent companies, but only to the extent such income taxes are attributable to the income of the Company and the Subsidiaries (other than Non-Recourse Subsidiaries), provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) would have been required to pay in respect of such income taxes for such fiscal year were the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) a consolidated or combined group of which the Company was the common parent, and (2) amounts required to pay federal, state and local income taxes to the extent attributable to the income of the Non-Recourse Subsidiaries, if any, but only to the extent of the amount actually received by the Company from such Non-Recourse Subsidiaries;

(C)  reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction by the Parent; and

(D)  distributions to Parent of up to an aggregate of $8.9 million in order to fund the settlement of the potential claims related to the Parent’s 2009 exchange offer, which settlement amount was fully paid by Parent in August 2013 as described in Note 13 to the financial statements contained in Parent’s quarterly report on Form 10-Q for the quarter ended September 30, 2012;

provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments;

(ix) so long as no Default shall have occurred and be continuing (after giving effect thereto), other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (ix) and then outstanding, does not exceed $20.0 million, net of the return of or on capital with respect to any Investments made pursuant to this clause (ix), up to the amount of such Investments; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(x) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xi) Investments in Non-Recourse Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xi) that are at the time outstanding, without giving effect to the sale of a Non-Recourse Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $20.0 million and (y) 1.5% of Consolidated Total Assets at the time of such Investment, net (in each case of clause (x) or (y)) of the return of or on capital with respect to any Investments made pursuant to this clause (xi), up to the amount of such Investments; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xii) payments of Receivables Fees other than to a Parent; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xiii) the distribution, as a dividend or otherwise (and the declaration of such dividend) of shares of Capital Stock of, or Debt owed to the Company or any Subsidiary (other than a Non-Recourse Subsidiary) by a Non-Recourse Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xiv) so long as no Default has occurred and is continuing (after giving effect thereto), additional Restricted Payments to a Parent or any Affiliate of the Company, whether in respect of management fees or otherwise, in an aggregate amount not to exceed the sum of (x) $25.0 million plus (y) $10.0 million for the 2013 calendar year and each calendar year thereafter, net of the return of or on capital with respect to any Investments made pursuant to this clause (xiv), up to the amount of such Investments; provided, further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xv) so long as no Default has occurred and is continuing (after giving effect to such transaction), dividends paid on the Company’s common Capital Stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Company from any public offering of Capital Stock after the Issue Date, other than public offerings with respect to Capital Stock of the Company or any Parent registered on Form S-4 or Form S-8 and other than any public sale constituting a Restricted Contribution; provided, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(xvi) any “deemed dividend” for accounting purposes resulting from, or in connection with the filing of a consolidated or combined federal income tax return by any Parent or any direct or indirect parent or Subsidiary of any Parent (and not involving any cash distribution from the Company except as permitted by a Tax Sharing Agreement); provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xvii) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Redeemable Stock or Exchangeable Stock) issued by the Company after the Issue Date; and (B) the declaration and payment of dividends to a Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Redeemable Stock or Exchangeable Stock) of such parent company issued after the Issue Date; provided that the aggregate amount of dividends paid pursuant to clauses (A) and (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; provided, however, that in the case of each of (A) and (B) of this clause (xvii), that for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a Pro Forma basis, the Company would have had a Consolidated EBITDA Coverage Ratio of at least 2.00 to 1.00; provided, however, that such amounts specified in (A) and (B) above shall be excluded in the calculation of the amount of Restricted Payments;

(xviii) (A) the declaration and payment of dividends to holders of any class or series of Redeemable Stock or Exchangeable Stock of the Company or any Subsidiary or Preferred Stock of any Subsidiary issued in accordance with the covenant described under “— Limitation on Debt” to the extent such dividends are included in the definition of Consolidated Interest Expense and (B) payment of any redemption price or liquidation value of any such Redeemable Stock, Exchangeable Stock or Preferred Stock when due in accordance with its terms; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(xix) any purchase, repurchase, redemption, other acquisition, payment or prepayment in respect of the Contributed Existing Subordinated Loan; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, (1) in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xix) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Company will be entitled to classify or re-classify such Restricted Payment (or portion thereof) based on circumstances existing on the date of such reclassification in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or paragraph (a) of this covenant, and (2) any amounts netted as a return of or on capital against the outstanding amount of any Investment made pursuant to clause (b) above or as a Permitted Investment shall be excluded from the calculation of Consolidated Net Income for purposes of determining the amount of Restricted Payments that may be made pursuant to paragraph (a)(3) above.

Limitation on Restrictions on Distributions from Subsidiaries

The Company shall not, and shall not permit any Subsidiary of the Company that is not a Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company that is not a Subsidiary Guarantor to (i) pay dividends or make any other distributions on its Capital Stock to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (ii) pay any Debt owed to the Company or to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company, except:

(1) any encumbrance or restriction in effect at or entered into on the Issue Date, including pursuant to the Credit Agreements, the Indenture Documents, any agreement entered into pursuant thereto, any Hedging Obligation or any other agreement;

(2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary or pursuant to an agreement or instrument governing the Capital Stock of such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting an Issuance of Debt that does not materially and adversely affect the Company’s ability to make payments due with respect to the New Notes, as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officer’s Certificate;

(4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases, contracts and licenses;

(5) encumbrances or restrictions contained in (i) agreements governing Liens permitted to be incurred under the provisions of the “— Limitation on Liens” covenant above, and (ii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests that are the subject of such agreements but which may include customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt permitted under the covenant “— Limitation on Debt” above;

(7) any encumbrance or restriction relating to a Non-Recourse Subsidiary;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) of the first paragraph above on the property so acquired;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect such Receivables Facility;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Subsidiary or the assets or property of any other Subsidiary of the Company (other than a Non-Recourse Subsidiary);

(12) any instrument governing any Debt or Capital Stock of a Person that is a Non-Recourse Subsidiary as in effect on the date that such Person becomes a Subsidiary that is not a Non-Recourse Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Subsidiary that is not a Non-Recourse Subsidiary, or the property or assets of the Person who became a Subsidiary that is not a Non-Recourse Subsidiary; provided that, in the case of Debt, the incurrence of such Debt as a result of such Person becoming a Subsidiary that is not a Non-Recourse Subsidiary was permitted by the terms of the Indenture; and

(13) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those contained in such contracts, instruments or obligations as in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Asset Sales

The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to consummate any Asset Sale unless:

(a) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets subject to such Asset Sale; and

(b) at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents (or the foreign equivalent of Cash Equivalents) or the assumption by the purchaser of liabilities (including in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary) of the Company or any Subsidiary (other than a Non-Recourse Subsidiary) (other than liabilities that are by their terms subordinated to the New Notes or any guarantee related thereto) as a result of which the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) are no longer obligated with respect to such liabilities.

Notwithstanding the foregoing, the 75% limitation referred to in clause (b) above shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined on an after tax basis and in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

For purposes of the foregoing clause (b), each of the following shall be deemed to be cash:

(1) any securities, notes, other obligations or assets received by the Company or the Subsidiary of the Company (other than a Non-Recourse Subsidiary) from a transferee that are converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(2) any Designated Noncash Consideration received by the Company or the Subsidiary (other than Non-Recourse Subsidiaries) in such Asset Sale having an aggregate Fair Market Value (measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Noncash Consideration received pursuant to this clause (2) then outstanding, not to exceed the greater of (i) 4.0% of Consolidated Total Assets at the time such Designated Noncash Consideration is received and (ii) $50.0 million;

(3) any readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Sale; and

(4) any Additional Assets.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Subsidiary (other than a Non-Recourse Subsidiary), to the extent the Company or such Subsidiary elects (or is required by the terms of any Debt):

(a) to prepay, repay, purchase, repurchase or defease Debt of the Company or any Subsidiary (other than a Non-Recourse Subsidiary) secured by Liens (whose commitments shall be correspondingly reduced permanently upon such repayment or prepayment);

(b) to prepay, repay, purchase, repurchase or defease Pari Passu Debt of the Company or a Subsidiary Guarantor or any Debt of any other Subsidiary (other than a Non-Recourse Subsidiary) (excluding, in any such case, any Debt owed to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary); provided that in connection with any such prepayment, repayment or purchase, repurchase of any Debt (other than the Revolving Credit Facility and any other revolving credit indebtedness) Issued pursuant to clause (1) of paragraph (b) of “— Limitation on Debt,” the Company or such Subsidiary shall be required to retire permanently such Debt in an amount equal to the principal so prepaid, repaid, purchased or repurchased; or

(c) to make a capital expenditure or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary (other than a Non-Recourse Subsidiary) with Net Available Cash received by the Company or Subsidiary); provided that in the case of an Asset Sale by the Company or a Subsidiary Guarantor of Capital Stock of a Subsidiary that is not a Subsidiary Guarantor, the acquired Additional Assets may be held in a Subsidiary that is not a Subsidiary Guarantor.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that becomes reasonably necessary as contemplated above and any Net Available Cash that had been reasonably necessary in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be reasonably necessary or at the time the relevant project is so abandoned or completed, as applicable; provided, further, however, that the amount of any Net Available Cash that continues to be reasonably necessary for investment in identified Additional Assets and that is not actually so invested within twelve months from the date such Net Available Cash was determined to be reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced shall also constitute “Excess Proceeds.” Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Cash Equivalents (or the foreign equivalent of Cash Equivalents), applied to temporarily reduce revolving credit indebtedness or used for any other purpose permitted by the Indenture (other than to make any Restricted Payments).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to repurchase (the “Prepayment Offer”) the New Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the Company makes a Prepayment Offer prior to the 365-day deadline specified in the preceding paragraph of this covenant with respect to any Net Available Cash (treating such Net Available Cash as if it were Excess Proceeds), the Company’s obligations with respect to such Net Available Cash under this covenant shall be deemed satisfied after completion of such Prepayment Offer. To the extent that any portion of the amount of such Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for repurchase in accordance with the Indenture, the Company or such Subsidiary may use such remaining amount for any other purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero. The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the New Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the New Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company or a Subsidiary Guarantor outstanding on the date of the Prepayment Offer that is Pari Passu Debt and subject to terms and conditions in respect of Asset Sales that require the Company or such Subsidiary Guarantor to make an offer to repurchase such Debt out of the proceeds of the Asset Sale which shall have caused the Company to make the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall mail or otherwise provide notice to the holders of New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise provided.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

(a) The Company shall not, and shall not permit any of its Subsidiaries (other than any Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) the terms of such business, transaction or series of transactions are not materially less favorable when taken as a whole to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person, and

(ii) to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under “— Limitation on Debt”) is known by the Board of Directors of the Company to involve an Affiliate of the Company, other than any purchase or sale of inventory in the ordinary course of business (an “Inventory Transaction”), involving aggregate payments or other consideration in excess of $20.0 million, such transaction or series of related transactions has been approved

(and the value of any noncash consideration has been determined) by all of the independent members of the Board of Directors of the Company and the Company delivers to the Trustee an Officer’s Certificate evidencing such approval (provided that if no member of the Board of Directors of the Company is independent, the Company may deliver to the Trustee a letter from a nationally recognized investment banking firm stating that the financial terms of such transaction are fair to the Company from a financial point of view or meets the requirements of clause (a)(i) of this covenant).

(b)	The provisions of paragraph (a) shall not prohibit:

(i) any Restricted Payment permitted to be paid pursuant to “— Limitation on Restricted Payments” and the definition of “Permitted Investment”;

(ii) any transaction among the Company, any of its Subsidiaries or any Guarantors or any other entity (other than any such other entity that was an Affiliate of the Company prior to such transaction) that becomes a Subsidiary or a Guarantor as part of such transaction;

(iii) any transaction among Subsidiaries of the Company or the Guarantors or any other entity (other than any such other entity that was an Affiliate of the Company prior to such transaction) that becomes a Subsidiary or a Guarantor as part of such transaction;

(iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan and the issuance or transfer of Capital Stock (other than Redeemable Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company, its Subsidiaries or any direct or indirect parent company thereof (or their estates, spouses or former spouses);

(v) any transaction with an officer, director, manager, employee or consultant of the Company, of its Parent or of any Subsidiary of the Company (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant);

(vi) any business or transaction with a Qualified Joint Venture;

(vii) any transaction which is a Permitted Transaction;

(viii) any transaction pursuant to which a Parent or any Affiliate of the Company will provide the Company and its Subsidiaries at their request and at the cost to such Parent or Affiliate with certain allocated services, including services to be purchased from third party providers, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;

(ix) payments by the Company or a Subsidiary of the Company to a Parent or any Affiliate of the Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(x) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of the Company or a direct or indirect parent of the Company, (b) forming or collapsing a holding company structure or (c) reincorporating the Company in a new jurisdiction;

(xi) transactions in which the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary), as the case may be, delivers to the Trustee a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this covenant;

(xii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Subsidiaries of the Company (other than Non-Recourse Subsidiaries), in the good faith determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii) the Transactions and the payment of all premiums, fees, expenses and other amounts related to the Transactions;

(xiv) investments by a Parent or any Affiliate of the Company in securities of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment to be held by such Parent or Affiliate constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv) sales or repurchases of accounts receivable, payment intangibles and related assets or participations therein, in connection with, or any other transactions relating to, any Receivables Facility;

(xvi) any transaction with an Affiliate in which the consideration paid by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) consists only of Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); and

(xvii) any transaction contemplated by clauses (viii) or (xiv) of paragraph (b) of the covenant entitled “— Limitation on Restricted Payments.”

Future Subsidiary Guarantors; Releases of Subsidiary Guarantees

The Company will not permit any of its Wholly-Owned Recourse Subsidiaries that is a Domestic Subsidiary (or Partially-Owned Recourse Subsidiary if such Partially-Owned Recourse Subsidiary is a Domestic Subsidiary and guarantees other capital markets debt securities or any Debt under the Credit Agreements of the Company or any Subsidiary Guarantor), other than a Subsidiary Guarantor or an Immaterial Subsidiary, to guarantee the payment of any capital markets debt securities or any Debt under the Credit Agreements of the Company or any other Subsidiary Guarantor unless:

(1) such Subsidiary within 30 days (or such later date as the Trustee may agree) executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Subsidiary, except that with respect to a guarantee of capital markets debt securities or Debt under the Credit Agreements of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the New Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Subsidiary with respect to such capital markets debt securities or Debt under the Credit Agreements shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such capital markets debt securities or Debt under the Credit Agreements are subordinated to the New Notes; and

(2) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a result of any payment by such Subsidiary under its Subsidiary Guarantee prior to payment in full of the New Notes;

provided that this covenant shall not be applicable to (x) any guarantee of any Subsidiary of the Company that existed at the time such Person became a Subsidiary of the Company and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or (y) any guarantee of any Subsidiary of the Company that was incurred at the time such Person became a Subsidiary of the Company in connection with (A) Debt (other than Debt of the Company or any Subsidiary Guarantor) that existed at such time or the proceeds of which were used to make such acquisition or (B) Debt (other than Debt of the Company or a Subsidiary Guarantor) that is permitted to be secured by clauses (3) or (4) of the definition of Permitted Liens or clause (7) of the definition of Permitted Liens (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of the Liens permitted under any of the foregoing clauses).

Any Subsidiary Guarantee of a Subsidiary Guarantor provided under the Indenture shall be released:

(1) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if all of the Capital Stock or all or substantially all of the assets of such Subsidiary is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and such sale or disposition does not violate the provisions under “— Limitation on Asset Sales”;

(2) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if the Company designates such Subsidiary Guarantor to be a Non-Recourse Subsidiary in accordance with the applicable provisions of the Indenture;

(3) automatically and without any action required on the part of the Trustee or any holder of the New Notes, upon legal defeasance or satisfaction and discharge of the Indenture as provided under the captions “— Defeasance” and “— Satisfaction and Discharge”;

(4) automatically and without any action required on the part of the Trustee or any holder of the New Notes, upon a sale of Capital Stock or a dissolution which causes such Subsidiary Guarantor to cease to be a Subsidiary if such sale does not violate any of the provisions of the Indenture;

(5) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if the Company has satisfied the conditions to covenant defeasance as provided under the caption “— Defeasance”; or

(6) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if such Subsidiary Guarantor no longer has any obligations under any Debt that would require it to become a guarantor pursuant to this covenant.

At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release and any other document or instrument necessary for such release.

Commission Reports

Whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Trustee within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed or furnished with the Commission on Forms 10-Q and 10-K if the Company were required to file or furnish such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the Registered Exchange Offer, the Company will file or furnish, as applicable, a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations (including Rules 12b-25 and 12h-5 under the Exchange Act) applicable to such reports (unless the Commission will not accept such a filing).

If, at any time after consummation of the Registered Exchange Offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing (in which case the Company shall post such reports on a publicly available portion of its website). The Company will not take any action for the purpose of causing the Commission not to accept any such filings.

In addition, the Company shall, for so long as any New Notes remain outstanding, if at any time it is not required to file with the Commission the reports required by the preceding paragraphs, furnish to the holders of New Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time the New Notes are guaranteed by a direct or indirect parent of the Company, and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has filed with the Commission, the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act), the Company shall be deemed to be in compliance with the provisions of this covenant. Any information filed with, or furnished to, the Commission shall be deemed to have been made available to the Trustee in accordance with this covenant. The subsequent filing or making available of any report required by this covenant shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such report within the required time frame.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the shelf registration statement contemplated by the Registration Agreement by the filing with the Commission of the registration statement for such Registered Exchange Offer or the shelf registration statement contemplated by the Registration Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in the Indenture.

Successor Company

(a) The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the New Notes; (ii) immediately after giving Pro Forma effect to such transaction and other related transactions (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving Pro Forma effect to such transaction and other related transactions, the resulting, surviving or transferee Person would either (A) be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the “— Limitation on Debt” covenant or (B) have a Consolidated EBITDA Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available that is greater than or equal to that of the Company immediately prior to giving effect to such transaction; and (iv) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that, without complying with this clause (a), (A) a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Company or another Subsidiary Guarantor, and (B) any Subsidiary that is not a Subsidiary Guarantor or a Non-Recourse Subsidiary may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Company or another Subsidiary (other than a Non-Recourse Subsidiary), and (C) any Non-Recourse Subsidiary may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any Person.

(b) The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Indenture Documents.

(c) Unless the Subsidiary Guarantee of a Subsidiary Guarantor is being released as permitted by “— Future Subsidiary Guarantors; Releases of Subsidiary Guarantees” in connection with a merger, conveyance, transfer or lease, the Company will not permit such Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (other than the Company or a Subsidiary Guarantor) unless either:

(i) (A) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) is organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental guarantee agreement, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (B) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of the transaction), no Default has occurred and is continuing; and (C) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental guarantee agreement (if any) comply with the Indenture; or

(ii) such transaction is an Asset Sale (and is permitted by the covenant described under the caption “— Limitation on Asset Sales”) or is a transaction that is excluded from the definition thereof.

Defaults

An “Event of Default” is defined in the Indenture as:

(i) a default in the payment of interest on the New Notes when due, continued for 30 days;

(ii) a default in the payment of principal of any New Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise;

(iii) the failure by the Company to comply for 60 days after a Default Notice is given with the other agreements applicable to it contained in the Indenture or the New Notes (other than those referred to in clauses (i) and (ii) of this paragraph) (the “Covenant Compliance Provision”);

(iv) the principal amount of Debt of the Company or any Significant Subsidiary (other than Debt owed to the Company or a Subsidiary other than a Non-Recourse Subsidiary) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent and such default continues for 10 days after a Default Notice is given (the “Cross Acceleration Provision”);

(v) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “Bankruptcy Provisions”);

(vi) any judgment or decree that is not covered by insurance and is for the payment of money in excess of $25.0 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is unstayed or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after a Default Notice is given (the “Judgment Default Provision”); or

(vii) a Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Indenture) and such default continues for 10 days after a Default Notice is given, or an Officer of a Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee (the “Guarantee Provision”).

However, a default under clauses (iii), (iv), (vi)(B) or (vii) will not constitute an Event of Default until the Trustee or the holders of at least 30% in principal amount of the outstanding New Notes notify the Company of the default (a “Default Notice”) and the Company does not cure such default within the time specified after receipt of such Default Notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding New Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the New Notes will by that very fact alone become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the New Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no holder of a New Note may pursue any remedy with respect to the Indenture or the New Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 30% in principal amount of the outstanding New Notes have requested in writing the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense which might be incurred in compliance with such request, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a New Note or that would involve the Trustee in personal liability.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail or otherwise provide to each holder of the New Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the New Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate (the “Annual Certificate”) indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment

Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Notes. However (a) without the consent of each holder of an outstanding New Note affected, no amendment, supplement or waiver may (with respect to any New Notes held by a non-consenting holder), among other things, (i) reduce the principal amount of New Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any New Note, (iii) reduce the principal of or extend the Stated Maturity of any New Note, (iv) reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under “— Optional Redemption” above, (v) make any New Note payable in money other than that stated in the New Note, (vi) make any change to the provision which protects the right of any holder of the New Notes to receive payment of principal of and interest on such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes, or (vii) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; and (b) with certain exceptions described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees” without the consent of holders of at least a majority in principal amount of the New Notes then outstanding, no amendment may release any Subsidiary Guarantor from its obligation under its Subsidiary Guarantee or change any Subsidiary Guarantee in any manner that materially adversely affects the rights of any holder of New Notes under such Subsidiary Guarantee.

Without the consent of or notice to any holder of the New Notes, the Company and the Trustee may amend the Indenture Documents, (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor Person of the obligations of the Company under the Indenture or obligations of a Guarantor under its Guarantee if in compliance with the provisions described under “— Certain Covenants — Successor Company” above, (iii) to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code), (iv) to add guarantees or additional obligors with respect to the New Notes (or to remove such guarantees or additional obligors, subject, in the case of the Subsidiary Guarantees, to the provisions of the preceding paragraph), (v) to release any Guarantor from its Guarantee pursuant to the Indenture when permitted or required by the Indenture, (vi) to add to the covenants of the Company or a Subsidiary for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Company or a Subsidiary, (vii) to provide for issuance of the New Notes under the Indenture (including to provide for treatment of the Old Notes and the New Notes as a single class of securities) in connection with the Registered Exchange Offer, (viii) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA, (ix) to make any change that would provide any additional rights or benefits to the holders of the New Notes or that does not adversely affect the rights of any holder of the New Notes, (x) to conform the text of the Indenture Documents to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of any provision of the Indenture Documents, (xi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date, (xii) to make any amendment to the provisions of the Indenture relating to the transfer and legending of New Notes, provided, however, that (a) compliance with the Indenture as so amended would not result in New Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer New Notes, (xiii) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture, or (xiv) to comply with the rules of any applicable securities depositary.

The consent of the holders of the New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to provide to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

A consent to any amendment or waiver under the Indenture by any holder of New Notes given in connection with a tender of such holder’s New Notes will not be rendered invalid by such tender.

Transfer

The New Notes will be issued in registered form and will be transferable only upon the surrender of the New Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See “— Book-Entry, Delivery and Form.”

Satisfaction and Discharge

The Indenture Documents will be discharged and will cease to be of further effect, when:

(1) either:

(a) all New Notes that have been theretofore authenticated and delivered, except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been theretofore deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all New Notes that have not been theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the provision of a notice of redemption or otherwise or (ii) will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company, and the Company or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of such holders, cash in U.S. Dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. Dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on such New Notes not delivered to the Trustee for cancellation, including principal, premium and accrued interest to the date of maturity or redemption, as the case may be (for the avoidance of doubt, in the case of a discharge that occurs in connection with a redemption that is to occur on a redemption date, the amount to be deposited shall be the amount that, as of the date of such deposit, is deemed reasonably sufficient to make such payment and discharge on the redemption date, in the good faith determination of the Company pursuant to a resolution and as evidenced by an Officer’s Certificate);

(2) no Default or Event of Default with respect to such New Notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the New Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than a Default or Event of Default resulting from any borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

(3) The Company has paid or caused to be paid all sums payable by the Company under the Indenture with respect to the New Notes; and

(4) The Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such New Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

The Company at any time may terminate all of its and the Guarantors’ obligations under the New Notes and the Indenture Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate certain of its obligations under the covenants described under “— Certain Covenants,” “— Defaults,” and “— Change of Control” above, the operation of the Cross Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries, or the Judgment Default Provision, the Guarantee Provision, the Covenant Compliance Provision (other than with respect to compliance with clause (a)(i) under “— Certain Covenants — Successor Company”) (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option or covenant defeasance option, any Guarantee of a Guarantor provided under the Indenture or any other guarantee, if any, shall be released. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in the Events of Default that were subject to the covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the series of New Notes being defeased, cash in U.S. Dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. Dollars and non-callable U.S. Government Obligations (“Funds in Trust”), in amounts as will be sufficient (with respect to any deposit other than one made entirely in the form of cash, in the opinion of or as certified by (i) a nationally-recognized firm of independent accountants, (ii) a reputable independent valuation consultant or (iii) a reputable independent investment bank) to pay the principal of, or interest and premium on, the outstanding New Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether such New Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding New Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the Funds in Trust);

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) is a party or by which the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the New Notes being defeased over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as applicable, have been satisfied.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Notes.

Governing Law

The Indenture provides that it and the New Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

The following are certain definitions used in the Indenture and applicable to the description of the Indenture and the New Notes set forth herein.

“Additional Assets” means: (a) any one or more businesses primarily engaged in a Permitted Business; provided that the investment in any such business is in the form of (x) a merger with the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary), (y) the acquisition of Capital Stock of a Person that is a Subsidiary or becomes a Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a result of the acquisition of such Capital Stock by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (z) the acquisition of all or substantially all the assets of such business, (b) properties, (c) capital expenditures or (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Permitted Business or replace the businesses, properties and assets that are the subject of an Asset Sale.

“Affiliate” of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary), including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Subsidiary of the Company (other than a Non-Recourse Subsidiary) (other than directors’ qualifying shares or employee stock options), or (b) any other property of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) outside of the ordinary course of business of the Company or such Subsidiary, other than, in the case of clause (a) or (b) above,

(1)(A) any disposition by the Company or a Subsidiary Guarantor to the Company or another Subsidiary Guarantor or (B) any disposition by a Subsidiary (other than a Non-Recourse Subsidiary) that is not a Subsidiary Guarantor to another Subsidiary (other than a Non-Recourse Subsidiary) or the Company;

(2) any disposition (A) that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (or is not a Restricted Payment by virtue of the definition thereof) or (B) of all or substantially all the assets of the Company or a Subsidiary Guarantor in accordance with the provisions described under “— Certain Covenants — Successor Company”;

(3) any disposition in any single transaction or any series of related transactions of Capital Stock or other property for aggregate consideration of less than $10.0 million;

(4) the disposition of cash, Cash Equivalents, the foreign equivalent of Cash Equivalents or Investment Grade Securities;

(5) any foreclosure upon any assets of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) in connection with the exercise of remedies by a secured lender pursuant to the terms of Debt otherwise permitted to be incurred under the Indenture;

(6) the sale of the Capital Stock, Debt or other securities of a Non-Recourse Subsidiary;

(7) the disposition of obsolete, worn-out or otherwise unsuitable assets, properties or plants or excess equipment or of other assets no longer used or useful or necessary in the conduct of business of the Company its Subsidiaries (other than Non-Recourse Subsidiaries);

(8) sales of accounts receivable, payment intangibles and related assets or participations therein, in connection with any Receivables Facility;

(9) the unwinding of any Hedging Obligations;

(10) creation or realization of Liens that are permitted to be incurred by the Indenture;

(11) any transfer of property or assets that represents a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim;

(12) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements (provided that the proceeds of such a disposition, to the extent they would constitute Net Available Cash if such disposition were an Asset Sale, are applied in accordance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” as if such disposition were an Asset Sale);

(13) the lease, assignment or sub-lease of any real or personal property or any swap of assets in the ordinary course of business;

(14) the sale or grant of licenses or sub-licenses of intellectual property entered into in the ordinary course of business; and

(15) a sale and leaseback transaction that is otherwise permitted by the Indenture with respect to any assets made subject to a sale and leaseback transaction within 180 days of the acquisition of such assets.

“Bank Debt” means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the Credit Agreements or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to “— Certain Covenants — Limitation on Debt” above.

“Bankruptcy Code” means title 11, United States Code.

“Bankruptcy Law” means the Bankruptcy Code, or any similar federal, state or foreign Requirement of Law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of the Company or any Guarantor or any similar law relating to or affecting the enforcement of creditors’ rights generally.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof;

(2) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof;

(3) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers or any committee thereof; and

(4) with respect to any other Person, the board or committee of such Person (or such Person’s general partner, manager or equivalent) serving a similar function;

provided, that committees of any of the bodies described in clauses (1) through (4) above shall not constitute the Board of Directors for purposes of the definition of “Change of Control.”

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligations” of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized principal amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank or any other financial institution having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (d) commercial paper of a domestic issuer rated (on the date of acquisition thereof) at least “A-2” by S&P or “P-2” by Moody’s, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (on the date of acquisition thereof) at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of clause (a) of this definition, (h) shares of money market mutual or similar funds having assets in excess of $500,000,000 and having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of any clause of this definition, (i) guaranteed investment contracts of any financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (j) any other debt instruments of any Person (other than an Affiliate of the Company) which instruments are rated (on the date of acquisition thereof) at least “A,” “A2,” “A-1” or “P-1” or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (k) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (1) auction preferred shares which are senior securities of leveraged closed and municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent by any Rating Agency.

“Cash Management Obligations” means any obligations of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in respect of any arrangement for treasury, depository, overdraft or cash management services provided to the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated EBITDA Coverage Ratio” means, for any period, the ratio of (i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, an issuance of equity or the receipt of a cash capital contribution which is used to reduce Debt or the receipt of a capital contribution in the form of Debt of the Company or any Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a Pro Forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt, equity or capital contribution as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sales for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) or (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, or shall have Issued Debt, the net proceeds of which are intended to be used to make such an Investment or acquisition and prior thereto, such proceeds are placed in escrow for such purpose, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving Pro Forma effect thereto (including the Issuance of any Debt), as if such Investment or acquisition occurred on the first day of such period. If any Debt bears a floating rate of interest and is being given Pro Forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations, disposed or discontinued operations (as determined in accordance with GAAP), reductions in force and furloughs that have been made by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) since the beginning of such period shall be given Pro Forma effect assuming that all such actions (and the change in any associated Consolidated Interest Expense and the change in EBITDA resulting therefrom) had occurred on the first day of such period; provided that no such Pro Forma adjustment shall be required (but, for the avoidance of doubt, may be made, at the Company’s option) in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $10.0 million for such period. If since the beginning of such period any Person (that subsequently became a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or was merged with or into the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, disposed or discontinued operation, reduction in force or furlough that would have required adjustment pursuant to this definition, then the Consolidated EBITDA Coverage Ratio shall be calculated giving Pro Forma effect thereto for such period as if such actions had occurred at the beginning of such period (subject to the threshold specified in the previous sentence).

“Consolidated Interest Expense” means, for any period, the sum of (a) the interest expense, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Redeemable Stock or Exchangeable Stock of the Company or Preferred Stock of any Subsidiary of the Company (other than a Non-Recourse Subsidiary) in each case held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, plus (c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest, minus (d) interest income of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), and minus (e) net receipts, if any, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) pursuant to interest rate Hedging Obligations with respect to Debt. Notwithstanding the foregoing, Consolidated Interest Expense shall not include (1) amounts expensed, written off or amortized in respect of deferred financing and debt incurrence costs or (2) amounts recorded as interest expense with respect to dividends on Designated Preferred Stock or Preferred Stock of the Company that is not Redeemable Stock or Exchangeable Stock.

“Consolidated Net Income” means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding:

(i) net after-tax extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) and any restructuring charges or expenses (including any severance expenses);

(ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person;

(iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a “pooling of interests” basis;

(iv) net gains or losses in respect of dispositions of assets of such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business and the net income (or loss) of any discontinued operations;

(v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that (A) Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof in respect of such period, to the extent not already included therein, and (B) the exclusion in this clause (v) shall not apply to the net income of a Subsidiary Guarantor except in the determination of the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments”;

(vi) net income or loss of any Non-Recourse Subsidiary, except that such Person’s equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution;

(vii) the net after-tax cumulative effect of any change in accounting principles or change in accounting rules;

(viii) net after-tax gains and losses from Hedging Obligations, Cash Management Obligations or other derivative instruments or from early extinguishment of Debt;

(ix) any net after-tax impairment charge, asset write-off, in each case pursuant to GAAP;

(x) any net after-tax noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees, managers or consultants;

(xi) increases in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition that is consummated at or after the RP Reference Date;

(xii) non-cash costs related to the termination, merger or consolidation of any employee pension benefit plan, together with any related provision for taxes on any such termination, merger or consolidation (or the tax effect of any such termination, merger or consolidation);

(xiii) deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with the Transactions, any expenses (including professional fees) to the extent not deferred and paid in connection with the Transactions or any other acquisition or disposition that is consummated after the RP Reference Date;

(xiv) net after-tax gain or loss resulting in such period from (a) currency transaction or translation gains or losses (or similar charges), (b) currency re-measurements of Debt or other liabilities or (c) currency fluctuations;

(xv) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, together with the tax effects of such items;

(xvi) charges resulting from the application of ASC 805 “Business Combinations” or ASC 480 “Distinguishing Liability from Equity” together with the tax effects of such charges; and

(xvii) non-cash tax expense, except to the extent such tax expense has been or will later be paid by the Company or its Subsidiaries in cash.

“Consolidated Net Worth” of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders’ equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (x) Consolidated Total Debt of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) that is secured by a Lien, as of the end of the most recent fiscal quarter for which financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, to (y) the aggregate amount of EBITDA of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for the period of the most recently ended consecutive four full fiscal quarters for which financial statements are available immediately preceding the date on which such event for which such calculation is being made, in each case of clauses (x) and (y), calculated on a Pro Forma basis, giving effect, without duplication and where applicable, to the events and transactions for which Pro Forma adjustments are to be made in the calculation of the Consolidated EBITDA Coverage Ratio.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recently consolidated balance sheet (excluding the footnotes thereto) of the Company with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated EBITDA Coverage Ratio.”

“Consolidated Total Debt” means, as at any date of determination, an amount equal to (x) the sum, without duplication, of the aggregate amount of all outstanding Debt of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) (and excluding (1) any undrawn letters of credit issued in the ordinary course of business and (2) all obligations relating to any Receivables Facility), less (y) the amount of any unrestricted cash or Cash Equivalents of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries), in each case determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which financial statements are available immediately preceding the date of the event for which such calculation is being made.

“Contributed Existing Subordinated Loan” means the portion of the Debt under the Existing Subordinated Loan that is as of the Issue Date owed to and held by Revlon, Inc. or a Subsidiary thereof, including any Refinancing Debt Issued in respect thereof.

“Credit Agreements” means each of (i) the Revolving Credit Agreement and (ii) the Term Loan Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such Credit Agreements, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Debt incurred or available to be borrowed thereunder, extending the maturity of any Debt incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior credit agreement or (2) occurs on one or more separate occasions.

In order for any instrument, facility, indenture or agreement (other than the Revolving Credit Agreement in effect on the Issue Date, as amended from time to time, and the Term Loan Agreement in effect on the Issue

Date, as amended from time to time) to be deemed to be a Credit Agreement for purposes of the Indenture, such instrument, facility, indenture or agreement must be designated as a “Credit Agreement” in writing by the Company.

“Debt” of any Person means, without duplication,

(i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

if and to the extent that any of the foregoing Debt under clauses (i), (ii) and (iii) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company that is not a Non-Recourse Subsidiary, any Preferred Stock and, in the case of any the Company, any Redeemable Stock (but excluding in each case any accrued dividends);

(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which such Person, in either case, is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

Notwithstanding the foregoing, Debt will be deemed not to include contingent obligations incurred in the ordinary course of business or obligations under or in respect of Receivables Facilities.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Subsidiary” means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses (iv), (v) or (vi) in “— Defaults” above has occurred and is continuing.

“Designated Noncash Consideration” means any non-cash consideration received by the Company or one of its Subsidiaries (other than its Non-Recourse Subsidiaries) in connection with an Asset Sale that is designated as “Designated Noncash Consideration” pursuant to an Officer’s Certificate executed by the Chief Financial Officer of the Company or a resolution of the Board of Directors of the Company, as applicable. Such Officer’s Certificate or resolution shall state the Fair Market Value of such non-cash consideration and the basis of such valuation. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

“Designated Preferred Stock” means preferred stock of the Company or any direct or indirect parent thereof (in each case other than Redeemable Stock) that is issued for cash (other than to a Subsidiary (other than a Non-Recourse Subsidiary)) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate, as the case may be, on the issuance date thereof.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary (other than a Non-Recourse Subsidiary) of such Person other than a Foreign Subsidiary.

“EBITDA” means, for any period, the Consolidated Net Income of the Company for such period, plus the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) income tax expense, plus franchise or similar taxes, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other write offs, write downs and noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period), (vi) restructuring charges that appear in the Company’s financial statements for such period, including any redemption premium, prepayment penalty, premium and other related fee or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) acquisitions after the Issue Date or (B) the closing or consolidation of production or other operating facilities, (vii) any expenses or charges related to any equity offering, permitted acquisition or other Investment, permitted disposition, recapitalization or the incurrence of Debt permitted to be incurred under the Indenture including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the execution and delivery of the Indenture and the transactions contemplated thereby, (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) to the Parent to the extent permitted under “— Certain Covenants — Limitation on Transactions with Affiliates,” (ix) the amount of cost savings, operational expense improvements and cost synergies projected by the Company in good faith to be realized as a result of actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings, operational improvements and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operational expense improvements and cost synergies are reasonably identifiable, (B) such cost savings, operational expense improvements and synergies are expected to be realized within 12 months of the date thereof in connection with such actions and (C) the aggregate amount of cost savings, operational expense improvements and cost synergies added pursuant to this clause (ix) shall not exceed 10% of EBITDA (giving effect to pro forma adjustments made pursuant to the second paragraph of the definition of “Consolidated EBITDA Coverage Ratio”) on a consolidated basis for the Company’s and its Subsidiaries’ most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of determination (calculated excluding such cost savings, operational expense improvements and cost synergies to be added pursuant to this clause (ix), which adjustments pursuant to this clause (ix) may be incremental to Pro Forma adjustments made); and (x) other non-recurring one-time charges and miscellaneous expenses taken in such period to the extent that such other charges and expenses are associated with the Company’s growth plan and operating margin improvement initiatives, as determined in good faith by the Company’s principal financial officer or principal accounting officer in consultation with the Company’s certified independent auditors.

“Equity Interest” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including, without limitation, partnership interests, whether general or limited, and membership interests in such Person, including, without limitation, any Preferred Stock.

“Equity Offering” means any public or private offer and sale of Capital Stock (other than Redeemable Stock or Exchangeable Stock) other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) any such public or private sale that constitutes an Restricted Contribution; and

(3) any such issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Stock” means any Capital Stock of a Person which by its terms or by the terms of any security for which it is exchangeable at the option of the holder (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock) or otherwise is convertible or exchangeable at the option of the holder thereof for Debt, Exchangeable Stock or Redeemable Stock on or prior to the date that is one year after the Stated Maturity of the New Notes; provided, however, that only the portion of the Capital Stock which so matures or is so convertible or exchangeable prior to such date, shall be deemed to be Exchangeable Stock; provided, further, however, that any Capital Stock that would constitute Exchangeable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to exchange such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Exchangeable Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not exchange any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales” and such repurchase or redemption complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Existing Subordinated Loan” means the Senior Subordinated Term Loan Agreement between the Company and Affiliates of the Company, dated as of January 30, 2008 (as amended from time to time), including any Refinancing Debt Issued in respect thereof.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined in good faith by the chief executive officer, chief financial officer, chief accounting officer, controller or Board of Directors of the Company or its Subsidiary, as applicable; provided that a Fair Market Value equal to or in excess of $20.0 million shall be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors (including as to the value of all non-cash consideration); provided, however, that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party. For the avoidance of doubt, it is understood that, for purposes of any determinations of Fair Market Value, that the persons making such determination shall be entitled to consider all aspects of the transaction being considered, including whether the asset or property is subject to a sale and leaseback transaction, licensing, sublicensing or other arrangement.

“Foreign Subsidiary” means (x) any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, (y) any Subsidiary of a Foreign Subsidiary and (z) any foreign branch of a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect on December 31, 2012; except that if the Company notifies the Trustee in writing, GAAP shall mean IFRS (except where the context requires otherwise); provided that the Company shall not be entitled to make the foregoing election on more than one occasion. In the event the Company makes such election, (i) it shall present comparative financial statements also in accordance with IFRS for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared in accordance with IFRS; (ii) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS; (iii) the reports filed under “— Certain Covenants — Commission Reports” may contain financial statements prepared in accordance with IFRS, to the extent permitted by the rules and regulations of the Commission; and (iv) any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantees” means, collectively, the Subsidiary Guarantees.

“Guarantors” means, collectively, the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

“holder” or “Securityholder” means the Person in whose name a New Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, as in effect at the time of the Company’s election to use IFRS; provided that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP to be classified as indebtedness or a finance or capital lease.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary (other than a Non-Recourse Subsidiary) designated as such in writing by the Company that (i) contributed 2.5% or less of EBITDA of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Consolidated Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

“Indenture Documents” means the Indenture, the New Notes and the Guarantees.

“Investment” in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term “Invest” used as verb has a corresponding meaning. For purposes of the definitions of “Non-Recourse Subsidiary” and “Restricted Payment” and for purposes of “— Certain Covenants — Limitation on Restricted Payments” above, (i) “Investment” shall include a designation after the Issue Date of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary or other Person shall be valued at its Fair Market Value at the time of such transfer.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or an equivalent rating by any other Rating Agency, in every case with no “negative” outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Issue” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The terms “Issuance” or “Issued” have a corresponding meaning.

“Issue Date” means February 8, 2013.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“MacAndrews & Forbes Holdings” means MacAndrews & Forbes Holdings Inc., a Delaware corporation, and its successors.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Available Cash” from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of direct costs relating to such Asset Sale, including (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from or in connection with such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) payments of or reserves for unassumed liabilities (not constituting Debt) relating to the properties or assets sold, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (v) any relocation, restructuring or severance expenses incurred as a result of such Asset Sale and (vi) any deduction of appropriate amounts to be provided by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a reserve in accordance with GAAP in respect of the sale price of the assets that are the subject of such sale or other disposition (including in respect of working capital adjustments or any evaluation of such assets), provided that to the extent such amounts are received in cash by the Company or a Subsidiary and are released from such reserve, such amounts shall be deemed to be Net Available Cash received in respect of an Asset Sale as of the date of such release.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

“Non-Contributed Existing Subordinated Loan” means the portion of the Debt under the Existing Subordinated Loan that was owed to and held by MacAndrews & Forbes Holdings as of November 23, 2009 and was amended and assigned by MacAndrews & Forbes Holdings to unrelated third parties on April 30, 2012, including any Refinancing Debt Issued in respect thereof.

“Non-Convertible Capital Stock” means, with respect to any Person, any Capital Stock of such Person, other than any Redeemable Stock or Exchangeable Stock.

“Non-Recourse Debt” means Debt or that portion of Debt as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender. Notwithstanding the foregoing, Debt which otherwise constitutes Non-Recourse Debt will not lose its character as Non-Recourse Debt because there is recourse to the Company or its Subsidiaries (other than a Non-Recourse Subsidiary) with respect to such Debt for or in respect of (a) environmental warranties and indemnities and (b) indemnities for and losses arising from fraud, misrepresentation, misapplication or nonpayment of rents, profits, insurance and condemnation proceeds and other sums actually received by the relevant borrower from secured assets to be paid to the lender, waste and mechanics liens.

“Non-Recourse Subsidiary” means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in a Permitted Business.

“Note Obligations” means all obligations of the Company and the Guarantors under the Indenture Documents.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee), which opinion may be subject to customary qualifications, exclusions and assumptions.

“Parent” means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

“Pari Passu Debt” means, with respect to any Person, the following obligations, whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent:

(i) all obligations of such Person consisting of the Bank Debt, the Senior Secured Notes, the Notes and the Subsidiary Guarantees;

(ii) all obligations of such Person consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person), and all fees, expenses and other amounts in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(iii) all Capital Lease Obligations of such Person;

(iv) all obligations of such Person (A) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

(v) all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and

(vi) all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v); unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the New Notes or the Subsidiary Guarantees, as the case may be. However, Pari Passu Debt will not include (1) any obligation of such Person to any Subsidiary of the Company or any Qualified Affiliate Debt, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of such Person that is subordinate or junior in right of payment to any other indebtedness, guarantee or obligation of such Person or (5) that portion of any Debt which at the time of Issuance is issued in violation of the Indenture; provided, however, that in the case of this clause (5), (A) any Debt Issued to any Person who had no actual knowledge that the Issuance of such Debt was not permitted under the Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Indenture shall constitute Pari Passu Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Pari Passu Debt provided that such Debt would normally be extinguished within three Business Days of Issuance.

“Permitted Affiliate” means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of a Qualified Joint Venture; provided, however, that such individual is not also a director or officer of MacAndrews & Forbes Holdings or any Person that controls MacAndrews & Forbes Holdings.

“Permitted Business” means any business that is reasonably related, ancillary or complementary to the businesses of the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) on the Issue Date or other business that is a reasonable extension, development or expansion of such businesses.

“Permitted Existing Subordinated Loan Refinancing” means (a) a Refinancing of the Existing Subordinated Loan by exchange for or out of the proceeds of Refinancing Debt that is unsubordinated in right of payment, if at the time of Issuance of such Refinancing Debt, the Company would be able to Issue $1.00 of Debt pursuant to paragraph (a) under “Certain Covenants — Limitation on Debt” on a Pro Forma basis; and (b) a subsequent Refinancing of any Debt Issued in a Permitted Existing Subordinated Loan Refinancing.

“Permitted Holders” means (i) Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) and any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs, (ii) MacAndrews & Forbes Holdings and each Parent and (iii) the members of any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i) or (ii) of this definition is a member, provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i) or (ii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership or assets constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with “— Change of Control” will thereafter, together with its Affiliates, constitute an additional Permitted Holder pursuant to clause (i) above.

“Permitted Investment” means any Investment by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) in:

(a) the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary);

(b) any Person that will, upon the making of such Investment, become a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and any Investment (other than an Investment made in contemplation of becoming a Subsidiary of the Company that is not a Non-Recourse Subsidiary) held by such Person; provided, however, that such Subsidiary is engaged in a Permitted Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its property to, the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and any Investment (other than an Investment made in contemplation of such transaction) held by such Person; provided, however, that such Person’s is engaged in a Permitted Business;

(d) cash, Cash Equivalents or the foreign equivalent of Cash Equivalents;

(e) receivables owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and prepaid expenses, in each case, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary of the Company (other than a Non-Recourse Subsidiary) deems reasonable under the circumstances;

(f) payroll, travel, moving and similar loans and advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to, and guarantees of Debt of, employees made in the ordinary course of business; provided, however, that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(h) Investments received in settlement, compromise, resolution or enforcement of (i) Investments acquired by the Company or any Subsidiary (other than a Non-Recourse Subsidiary) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) debts created in the ordinary course of business and owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (iii) foreclosure proceedings, litigation, arbitration or other disputes with Persons;

(i) any Investment in securities or other assets not constituting cash, Cash Equivalents, Investment Grade Securities or the foreign equivalents thereof and received in connection with (A) an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales,” or (B) any disposition of property not constituting an Asset Sale;

(j) any Investment acquired solely in exchange for the issuance of Capital Stock (other than Redeemable Stock and Exchangeable Stock) of the Company or any direct or indirect parent of the Company;

(k) Investments existing on the Issue Date;

(l) any Hedging Obligation;

(m) guarantees of Debt permitted under “— Certain Covenants — Limitation on Debt” hereof and performance guarantees in the ordinary course of business;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other persons;

(o) Investments made for Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value) that do not exceed the greater of (i) $125.0 million and (ii) 10.0% of Consolidated Total Assets at the time of such Investment;

(p) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(q) advances, loans, promotions and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(r) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(s) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business; and

(t) Investments in joint ventures or other entities engaged or to be engaged in a Permitted Business or in other Permitted Businesses made for Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that do not exceed the greater of (x) $75.0 million and (y) 6.0% of Consolidated Total Assets in the aggregate outstanding at any one time; and

in the case of each of the foregoing clauses (a) through (t) net of, with respect to the applicable Permitted Investment in any particular Person, the return of or on capital with respect to such Investment, up to the amount of such Permitted Investment.

“Permitted OID” means original issue discount which does not exceed 5% of the aggregate principal amount of the Debt Issued.

“Permitted Transactions” means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially more disadvantageous to the holders of the New Notes when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company) and (ii) any Tax Sharing Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a New Note as of any date means the principal of the New Note as of such date.

“Pro Forma” means with respect to any calculation, a calculation made in good faith by the principal financial or principal accounting officer of the Company, which calculation to be made in connection with an Investment, an acquisition, a disposition, a merger, a consolidation, a disposition or discontinuation of a business or operations or a reduction in force or furlough may take into account any reduction in net costs and related adjustments that such officer reasonably determines to relate to or arise from such Investment, acquisition, disposition, merger, consolidation, disposition or discontinuation of a business or operations or reduction in force or furlough and is based on identified actions to be taken or initiated within 12 months of the date of Investment, acquisition, disposition, merger, consolidation, disposition or discontinuation of a business or operations or a reduction in force or furlough, as if such reductions and adjustments had been effected as of the beginning of the relevant period; provided, however that (i) if such calculation results in the Issuance of $50.0 million or greater of Debt, such calculation shall be approved in good faith by the Board of Directors, but that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party; and (ii) any Pro Forma calculation shall not give effect to (x) any Debt incurred on the calculation date pursuant to clause (b) of “Certain

Covenants — Limitation on Debt” (or, in the case of the calculation of the Consolidated Secured Debt Ratio, any Permitted Liens incurred on the calculation date other than Secured Debt Ratio Liens) and (y) any discharge of Debt on such calculation date, to the extent such discharge of Debt results from the proceeds of any Debt incurred pursuant to clause (b) of “Certain Covenants — Limitation on Debt” (or, in the case of the calculation of the Consolidated Secured Debt Ratio, any discharge of Permitted Liens on such calculation date, to the extent such discharge of Permitted Liens results from the incurrence of Permitted Liens other than Secured Debt Ratio Liens).

“Pro Forma EBITDA” means, for any consecutive four fiscal quarter period, the aggregate amount of EBITDA for such period, calculated on a Pro Forma basis, giving effect, without duplication and where applicable, to the events and transactions for which Pro Forma adjustments are to be made in the calculation of the Consolidated EBITDA Coverage Ratio.

“Put Amount” as of any date means, with respect to each $1,000 principal amount of New Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

“Qualified Affiliate Debt” means unsecured Debt that is subordinated in right of payment to the New Notes and is issued by the Company to a Parent or an Affiliate of a Parent in an aggregate principal amount at any time outstanding not to exceed $75.0 million.

“Qualified Joint Venture” means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an “Affiliate”) by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Qualified Joint Venture) has an Investment.

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the New Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Debt of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Company has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) pursuant to which the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) sells or transfers its accounts receivable, payment intangibles and related assets to either (x) a Person that is not a Subsidiary (other than a Non-Recourse Subsidiary) or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Subsidiary (other than a Non-Recourse Subsidiary).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary of the Company (other than a Non-Recourse Subsidiary) in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities and any Subsidiary of another Receivables Subsidiary.

“Redeemable Stock” means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time on or prior to the date that is 91 days after the Stated Maturity of the New Notes; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Redeemable Stock; provided, further, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale

(each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales” and such repurchase or redemption complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease, discharge or retire, or to issue Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Costs” means, with respect to any Debt being Refinanced, any premium actually paid thereon, accrued interest thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

“Registered Exchange Offer” has the meaning ascribed thereto in the Registration Agreement.

“Registration Agreement” means the Registration Agreement to be entered into by and among the Company and the Initial Purchasers concurrently with the consummation of this offering.

“Revolving Credit Facility” means the asset-based, multi-currency revolving credit facility under a third amended and restated revolving credit agreement dated as of June 16, 2011, among the Company, and certain of its foreign subsidiaries, as borrowers, and Citigroup Global Markets Inc. (“CGMI”) and Wells Fargo Capital Finance, LLC (“WFCF”), as the joint lead arrangers; CGMI, WFCF, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), JPMorgan Securities LLC (“JPM Securities”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as joint bookrunners; and Citicorp USA, Inc. (“CUSA”), as administrative agent and collateral agent as such facility may be amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any other revolving credit facilities, and any agreement (and related document) governing Debt Issued to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facility or successor Credit Agreements, whether by the same or any other lender or group of lenders and whether Issued simultaneously with or at any time after the discharge of such Debt.

“RP Reference Date” means November 23, 2009.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Secured Debt Ratio Liens” means Permitted Liens incurred pursuant to clause (5)(i) (to the extent such Liens relate to Debt incurred pursuant to clause (b)(1) of the covenant described under “Certain Covenants — Limitation on Debt”) or (5)(iv) of the definition thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the Company’s 9 3/4% Senior Secured Notes due November 15, 2015.

“Shelf Registration Statement” has the meaning ascribed thereto in the Registration Agreement.

“Significant Subsidiary” means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, constituted at least 5% of the Company’s total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which constituted at least 5% of the Company’s total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, would have constituted at least 10% of the

Company’s total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company’s total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligation” means any Debt of the Company or a Subsidiary Guarantor (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the New Notes or the applicable Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the New Notes.

“Subsidiary Guarantors” means, collectively, any Subsidiary that issues a Subsidiary Guarantee on the Issue Date or, subsequent to the Issue Date, executes a Subsidiary Supplemental Indenture in the form attached to the Indenture.

“Tax Sharing Agreement” means (i) that certain Tax Sharing Agreement entered into as of March 26, 2004, among the Company, its Subsidiaries and Revlon, Inc., with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but only to the extent that the amounts payable from time to time by the Company or any such Subsidiary do not exceed the corresponding tax payments the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries, (ii) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings LLC, Revlon, Inc. and MacAndrews & Forbes Holdings, and (iii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which MacAndrews & Forbes Holdings or any other Person is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a “Deconsolidation Event”), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

“Term Loan Agreement” means the third amended and restated term loan agreement dated as of May 19, 2011 among the Company, as borrower, CGMI, JPM Securities, Merrill Lynch, Credit Suisse and Wells Fargo Securities, LLC (“WFS”), as the joint lead arrangers; CGMI, JPM Securities, Merrill Lynch, Credit Suisse, WFS and Natixis, New York Branch (“Natixis”), as joint bookrunners; JPMorgan Chase Bank, N.A. and Bank of

America, N.A., as co-syndication agents; Credit Suisse, Wells Fargo Bank, N.A. and Natixis, as co-documentation agents; and CUSA as administrative agent and collateral agent, as amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and any other Credit Agreements, to the extent that the Company designates any of the foregoing as a “Term Loan Credit Agreement.”

“Transactions” means the issuance of the Old Notes and the New Notes, the retirement of the Company’s outstanding Senior Secured Notes and all transactions contemplated by, incident to or related to any of the foregoing.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with a particular subject and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named in the Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the security interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under “— Certain Covenants — Limitation on Debt,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. Dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Recourse Subsidiary” means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

Book-Entry, Delivery and Form

The New Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of New Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the New Notes, including the Global Notes, are registered as the owners of the New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for New Notes in certificated form, and to distribute such New Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the New Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights and Additional Interest

We have filed the registration statement of which this prospectus forms a part and are conducting the Exchange Offer in accordance with our obligations under a registration rights agreement between Products Corporation, the Guarantors and the initial purchasers of the Old Notes. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

Under some circumstances set forth in the registration rights agreement, holders of Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely sell New Notes received in the Exchange Offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

Because we did not cause a registration statement relating to the Exchange Offer to become effective within 210 days of the date of issuance of the Old Notes (i.e., by September 6, 2013) and did not complete the Exchange Offer within 270 days of the date of issuance of the Old Notes (i.e., by November 5, 2013), in accordance with the terms of the Registration Rights Agreement, the interest rate borne by the Old Notes increased by 0.25% per annum beginning September 7, 2013 through and including December 5, 2013 and will increase by an additional 0.25% per annum (for a total maximum increase of 0.50%) effective December 6, 2013 (to the extent that such circumstances have not been cured). Such additional interest will cease to accrue on the date on which the Registration Statement has become effective and the Exchange Offer is completed.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material U.S. federal income tax consequences to a holder of Old Notes relating to the exchange of Old Notes for New Notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the Old Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. Dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his or her tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the New Notes.

The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a “significant modification” of the Old Note for U.S. federal income tax purposes and, accordingly, the New Note received will be treated as a continuation of the Old Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange. A holder who does not exchange its Old Notes for New Notes pursuant to the Exchange Offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 210 days after the expiration of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 20, 2014, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 210 days after the expiration of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the New Notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us and Revlon) in connection with certain legal matters.

EXPERTS

The consolidated financial statements of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of The Colomer Group Participations, S.L. and subsidiaries as of December 31, 2012 and 2011 and January 1, 2011, and for each of the three years in the period ended December 31, 2012, included in this prospectus have been audited by Deloitte, S.L., independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the retrospective change in its method of accounting for actuarial gains and losses in 2012, 2011 and 2010 due to the adoption of the amendments to International Accounting Standard –IAS–19 as discussed in Note 2.b), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the New Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the New Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file and furnish annual, quarterly and current reports and other information with the SEC. In addition, Revlon, our parent company, is currently subject to the periodic reporting and other informational requirements of the Exchange Act and files annual, quarterly and current reports and other information with the SEC. Following the Exchange Offer, we and Revlon will continue to file periodic reports and other information with the SEC. The registration statement, of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Revlon Consumer Products Corporation:

We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholder’s deficiency and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

February 13, 2013

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$116.3	$101.7
Trade receivables, less allowance for doubtful accounts of $3.5 and $3.2 as of December 31, 2012 and 2011, respectively	216.0	212.0
Inventories	114.7	111.0
Deferred income taxes — current	48.5	49.6
Prepaid expenses and other	120.5	107.6

Total current assets	616.0	581.9
Property, plant and equipment, net	99.5	98.9
Deferred income taxes — noncurrent	203.1	221.4
Goodwill	217.8	194.7
Intangible assets, net	68.8	29.2
Other assets	92.5	80.0

Total assets	$1,297.7	$1,206.1

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Short-term borrowings	$5.0	$5.9
Current portion of long-term debt	21.5	8.0
Current portion of long-term debt — affiliates	48.6	—
Accounts payable	101.8	89.0
Accrued expenses and other	264.7	230.0

Total current liabilities	441.6	332.9
Long-term debt	1,145.8	1,107.0
Long-term debt — affiliates	—	107.0
Long-term pension and other post-retirement plan liabilities	233.7	245.5
Other long-term liabilities	53.3	55.3
Commitments and contingencies
Stockholder’s deficiency:
RCPC Preferred Stock, par value $1.00 per share; 1,000 shares authorized; 546 shares issued and outstanding as of December 31, 2012 and 2011	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized and 5,260 shares issued and outstanding as of December 31, 2012 and 2011	—	—
Additional paid-in capital	946.3	945.3
Accumulated deficit	(1,369.4)	(1,440.6)
Accumulated other comprehensive loss	(208.2)	(200.9)

Total stockholder’s deficiency	(576.7)	(641.6)

Total liabilities and stockholder’s deficiency	$1,297.7	$1,206.1

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(dollars in millions)

	Year Ended December 31,
	2012	2011	2010
Net sales	$1,426.1	$1,381.4	$1,321.4
Cost of sales	506.5	492.6	455.3

Gross profit	919.6	888.8	866.1
Selling, general and administrative expenses	690.9	678.1	659.3
Restructuring charges	20.7	—	(0.3)

Operating income	208.0	210.7	207.1

Other expenses, net:
Interest expense	85.3	91.1	96.7
Amortization of debt issuance costs	3.4	3.7	4.5
Loss on early extinguishment of debt, net	—	11.2	9.7
Foreign currency losses, net	2.7	4.4	6.3
Miscellaneous, net	1.0	1.5	1.2

Other expenses, net	92.4	111.9	118.4

Income from continuing operations before income taxes	115.6	98.8	88.7
Provision for (benefit from) income taxes	44.8	35.4	(235.3)

Income from continuing operations, net of taxes	70.8	63.4	324.0
Income from discontinued operations, net of taxes	0.4	0.6	0.3

Net income	$71.2	$64.0	$324.3

Other comprehensive (loss) income:
Currency translation adjustment, net of tax(a)	(1.5)	(8.3)	7.4
Amortization of pension related costs, net of tax (b)	9.4	3.6	5.4
Pension re-measurement, net of tax(c)	(15.4)	(45.9)	(8.4)
Pension curtailment gain	0.2	—	1.5
Revaluation of derivative financial instruments	—	—	1.7

Other comprehensive (loss) income	(7.3)	(50.6)	7.6

Total comprehensive income	$63.9	$13.4	$331.9

(a)	Net of tax of $1.0 million, $1.8 million and nil for the years ended December 31, 2012, 2011 and 2010, respectively.

(b)	Net of tax of $(1.0) million, $(2.0) million and nil for the years ended December 31, 2012, 2011 and 2010, respectively.

(c)	Net of tax of $7.2 million, $30.1 million and nil for the years ended December 31, 2012, 2011 and 2010, respectively.

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIENCY

(dollars in millions)

	RCPC Preferred Stock	Additional Paid- In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficiency
Balance, January 1, 2010	$54.6	$938.4	$(1,828.9)	$(157.9)	$(993.8)
Stock-based compensation amortization		3.6			3.6
Excess tax benefits from stock-based compensation		1.2			1.2
Net income			324.3		324.3
Other comprehensive income(a)				7.6	7.6

Balance, December 31, 2010	54.6	943.2	(1,504.6)	(150.3)	(657.1)
Stock-based compensation amortization		1.9			1.9
Excess tax benefits from stock-based compensation		0.2			0.2
Net income			64.0		64.0
Other comprehensive loss, net(a)				(50.6)	(50.6)

Balance, December 31, 2011	54.6	945.3	(1,440.6)	(200.9)	(641.6)
Stock-based compensation amortization		0.3			0.3
Excess tax benefits from stock-based compensation		0.7			0.7
Net income			71.2		71.2
Other comprehensive loss, net(a)				(7.3)	(7.3)

Balance, December 31, 2012	$54.6	$946.3	$(1,369.4)	$(208.2)	$(576.7)

(a)	See Note 16, “Accumulated Other Comprehensive Loss,” regarding the changes in the accumulated balances for each component of accumulated other comprehensive loss during the years ended December 31, 2012, 2011 and 2010.

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$71.2	$64.0	$324.3
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.4)	(0.6)	(0.3)
Depreciation and amortization	65.0	60.8	57.0
Amortization of debt discount	1.9	2.3	2.5
Stock compensation amortization	0.3	1.9	3.6
Provision for (benefit from) deferred income taxes	29.6	12.2	(247.3)
Loss on early extinguishment of debt, net	—	11.2	9.7
Amortization of debt issuance costs	3.4	3.7	4.5
Loss on sale of certain assets	0.4	—	—
Pension and other post-retirement costs	4.0	5.2	9.5
Change in assets and liabilities:
Increase in trade receivables	(4.7)	(18.3)	(19.2)
(Increase) decrease in inventories	(4.4)	3.6	7.0
Increase in prepaid expenses and other current assets	(14.4)	(12.3)	(15.4)
Increase in accounts payable	5.3	8.0	17.0
Increase in accrued expenses and other current liabilities	38.5	22.0	16.4
Pension and other post-retirement plan contributions	(29.8)	(31.5)	(25.8)
Purchases of permanent displays	(43.2)	(41.3)	(33.7)
Other, net	(18.6)	(2.9)	(13.1)

Net cash provided by operating activities	104.1	88.0	96.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20.9)	(13.9)	(15.2)
Business acquisitions	(66.2)	(39.0)	—
Proceeds from the sale of certain assets	0.8	0.3	0.3

Net cash used in investing activities	(86.3)	(52.6)	(14.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	6.3	0.2	(10.6)
Repayments under the 2006 Term Loan Facility	—	—	(815.0)
Borrowings under the 2010 Term Loan Facility	—	—	786.0
Repayments under the 2010 Term Loan Facility	—	(794.0)	(6.0)
Borrowings under the 2011 Term Loan Facility	—	796.0	—
Repayments under the 2011 Term Loan Facility	(8.0)	(4.0)	—
Payment of financing costs	(0.4)	(4.3)	(17.0)
Other financing activities	(1.3)	(1.4)	0.3

Net cash used in financing activities	(3.4)	(7.5)	(62.3)

Effect of exchange rate changes on cash and cash equivalents	0.2	(2.9)	2.7

Net increase in cash and cash equivalents	14.6	25.0	22.2
Cash and cash equivalents at beginning of period	101.7	76.7	54.5

Cash and cash equivalents at end of period	$116.3	$101.7	$76.7

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$84.8	$91.2	$83.5
Income taxes, net of refunds	$17.8	$20.3	$16.0

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation:

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. The Company’s principal customers include large mass volume retailers and chain drug and food stores in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business pursuant to which the Company licenses certain of its key brand names to third parties for the manufacture and sale of complementary beauty-related products and accessories in exchange for royalties.

Products Corporation is a direct wholly-owned subsidiary of Revlon, Inc., which is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and, together with certain of its affiliates other than Revlon, Inc. and the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.

The accompanying Consolidated Financial Statements include the accounts of the Company after the elimination of all material intercompany balances and transactions.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, expected sales returns and allowances, trade support costs, certain assumptions related to the recoverability of intangible and long-lived assets, deferred tax valuation allowances, reserves for estimated tax liabilities, restructuring costs, certain estimates and assumptions used in the calculation of the net periodic benefit costs and the projected benefit obligations for the Company’s pension and other post-retirement plans, including the expected long-term return on pension plan assets and the discount rate used to value the Company’s year-end pension benefit obligations.

Effective beginning October 1, 2012, the Company is consolidating and reporting Latin America and Canada (previously reported separately) as the combined Latin America and Canada region. Certain prior year amounts in the Consolidated Financial Statements and Notes to Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Cash and Cash Equivalents:

Cash equivalents are primarily investments in high-quality, short-term money market instruments with original maturities of three months or less and are carried at cost, which approximates fair value. Cash equivalents were $3.4 million and $4.2 million as of December 31, 2012 and 2011, respectively. Accounts payable includes $8.3 million and $1.0 million of outstanding checks not yet presented for payment at December 31, 2012 and 2011, respectively.

Accounts Receivable:

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at December 31, 2012 and 2011, respectively. The Company grants credit terms in the normal course of business to its customers. Trade

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. The allowance for doubtful accounts is recorded against accounts receivable balances when they are deemed uncollectible. Recoveries of accounts receivable previously reserved are recorded in the consolidated statements of income and comprehensive income when received. At December 31, 2012 and 2011, the Company’s three largest customers accounted for an aggregate of approximately 31% and 35%, respectively, of outstanding accounts receivable.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories, as well as planned product discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing the valuation.

Property, Plant and Equipment and Other Assets:

Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 years; buildings, 20 to 45 years; machinery and equipment, 3 to 10 years; office furniture and fixtures, 3 to 15 years; and capitalized software, 2 to 5 years. Leasehold improvements and building improvements are amortized over their estimated useful lives or the terms of the leases or remaining life of the original structure, respectively, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized. See Note 6, “Property, Plant and Equipment, Net” for further discussion of the above.

Included in other assets are permanent wall displays amounting to $60.8 million and $53.5 million as of December 31, 2012 and 2011, respectively, which are amortized generally over a period of 1 to 3 years. In the event of product discontinuances, from time to time the Company may accelerate the amortization of related permanent wall displays based on the estimated remaining useful life of the asset. Amortization expense for permanent wall displays was $36 million for 2012 and $35.2 million for both 2011 and 2010. The Company has also included, in other assets, net deferred financing costs related to the issuance of the Company’s debt instruments amounting to $17.0 million and $23.4 million as of December 31, 2012 and 2011, respectively, which are amortized over the terms of the related debt instruments.

Long-lived assets, including fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. There was no significant impairment of long-lived assets in the years ended December 31, 2012, 2011 and 2010.

Goodwill:

Goodwill represents the excess purchase price for businesses acquired over the fair value of net assets acquired. The Company does not amortize its goodwill. The Company reviews its goodwill for impairment at least annually, or whenever events or changes in circumstances would indicate possible impairment. The Company operates in one operating segment and one reportable segment, which is also the only reporting unit for purposes of accounting for goodwill. Since the Company currently only has one reporting unit, all of its goodwill has been assigned to the enterprise as a whole. Goodwill is reviewed for impairment annually, using

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

September 30th carrying values. As the Company has a negative carrying value, the Company’s management performed an assessment of qualitative factors and concluded that it is more likely than not that a goodwill impairment does not exist. The Company did not record any impairment of goodwill during the years ended December 31, 2012, 2011 or 2010. In addition, the Company assesses potential impairments to goodwill when there is evidence that events or changes in circumstances indicate that the Company’s carrying amount may not be recovered. As of December 31, 2012, there have been no significant events since the timing of the Company’s annual impairment test that would have triggered additional impairment testing. See Note 7, “Goodwill and Intangible Assets, Net” for further discussion of the above.

Intangible Assets, net:

Intangible Assets, net, include customer relationships, trademarks and patents. Intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Customer relationships are recorded at cost and amortized ratably over a weighted average period of approximately 18 years. Trademarks and patents are recorded at cost and amortized ratably over a weighted average period of approximately 10 years. Intangible assets are considered for impairment upon certain “triggering events” and an impairment is recognized if the carrying amount exceeds the fair value of the intangible asset. There was no impairment of intangible assets in the years ended December 31, 2012, 2011 and 2010. See Note 7, “Goodwill and Intangible Assets, Net” for further discussion of the above.

Revenue Recognition:

Sales are recognized when revenue is realized or realizable and has been earned. The Company’s policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales are comprised of gross revenues less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The Company allows customers to return their unsold products if and when they meet certain Company-established criteria as set forth in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches and estimates of customer inventory and promotional sales. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and inventories. Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating their realizable value.

Revenues derived from licensing arrangements, including any pre-payments, are recognized in the period in which they are earned, but not before the initial license term commences.

Cost of Sales:

Cost of sales includes all of the costs to manufacture the Company’s products. For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such cost represents the amounts invoiced by the contractors. Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s consolidated statements of income and comprehensive income when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their recoverable value. Additionally, cost of sales reflects the costs associated with any free products included as sales

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

and promotional incentives. These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.

Selling, General and Administrative Expenses:

Selling, general and administrative (“SG&A”) expenses include expenses to advertise the Company’s products, such as television advertising production costs and air-time costs, print advertising costs, promotional displays and consumer promotions. SG&A expenses also include the amortization of permanent wall displays and intangible assets, distribution costs (such as freight and handling), non-manufacturing overhead (principally personnel and related expenses), insurance and professional fees.

Advertising:

Advertising within SG&A expenses includes television, print, digital and other advertising production costs which are expensed the first time the advertising takes place. The costs of promotional displays are expensed in the period in which they are shipped to customers. Advertising expenses were $269.4 million, $271.4 million and $265.2 million for 2012, 2011 and 2010, respectively, and were included in SG&A expenses in the Company’s Consolidated Statements of Income and Comprehensive Income. The Company also has various arrangements with customers pursuant to its trade terms to reimburse them for a portion of their advertising costs, which provide advertising benefits to the Company. Additionally, from time to time the Company may pay fees to customers in order to expand or maintain shelf space for its products. The costs that the Company incurs for “cooperative” advertising programs, end cap placement, shelf placement costs, slotting fees and marketing development funds, if any, are expensed as incurred and are netted against revenues on the Company’s consolidated statements of income and comprehensive income.

Distribution Costs:

Costs, such as freight and handling costs, associated with product distribution are expensed within SG&A expenses when incurred. Distribution costs were $62.1 million, $60.9 million and $58.7 million for 2012, 2011 and 2010, respectively.

Income Taxes:

Income taxes are calculated using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Research and Development:

Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2012, 2011 and 2010 for research and development expenditures were $24.2 million, $23.8 million and $24.0 million, respectively.

Foreign Currency Translation:

Assets and liabilities of foreign operations are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss until either the sale or upon the complete or substantially complete liquidation by the Company of its investment in a foreign entity. To the extent that foreign subsidiaries and branches operate in hyperinflationary economies, non-monetary assets and liabilities are translated at historical rates and translation adjustments are included in the results of operations.

Venezuela

Highly-Inflationary Economy: Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. dollar is the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). Through December 31, 2009, prior to Venezuela being designated as highly inflationary, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in stockholder’s deficiency as part of other comprehensive income (loss); however, subsequent to January 1, 2010, such adjustments are reflected in earnings.

Currency Devaluation: On January 8, 2010, the Venezuelan government announced the devaluation of its local currency, Venezuelan Bolivars (“Bolivars”), relative to the U.S. dollar and the official exchange rate for non-essential goods changed from 2.15 to 4.30. Throughout 2010, the Company used Venezuela’s official rate to translate Revlon Venezuela’s financial statements. In 2010, the devaluation had the impact of reducing the Company’s reported net sales and operating income by $33.4 million and $8.4 million, respectively. Additionally, to reflect the impact of the currency devaluation, the Company recorded a one-time foreign currency loss of $2.8 million in January 2010 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings in the first quarter of 2010.

Currency Restrictions: Currency restrictions enacted by the Venezuelan government in 2003 have become more restrictive and have impacted Revlon Venezuela’s ability to obtain U.S. dollars in exchange for Bolivars at the official foreign exchange rates from the Venezuelan government and its foreign exchange commission, the Comisión de Administracion de Divisas (“CADIVI”). In May 2010, the Venezuelan government took control over the previously freely-traded foreign currency exchange market and in June 2010, replaced it with a new foreign currency exchange system, the Sistema de Transacciones en Moneda Extranjera (“SITME”). SITME provides a mechanism to exchange Bolivars into U.S. dollars. However, U.S. dollars accessed through SITME can only be used for product purchases and related services, such as freight, and are not available for other transactions, such as the payment of dividends. Also, SITME can only be used for amounts of up to $50,000 per day, subject to a monthly maximum of $350,000 per legal entity, and is generally only available to the extent the applicant has not exchanged and received U.S. dollars from CADIVI within the previous 90 days. In the second quarter of 2011, the Company began using a SITME rate of 5.5 Bolivars per U.S. dollar to translate Revlon Venezuela’s financial statements, as this was the rate at which the Company accessed U.S. dollars in the SITME market during this period (the “SITME Rate”). The Company had previously utilized Venezuela’s official exchange rate of 4.3 Bolivars per U.S. dollar to translate Revlon Venezuela’s financial statements from January 1, 2010 through March 31, 2011. Through December 31, 2012, the Company continued using the SITME Rate to translate Revlon Venezuela’s financial statements.

To reflect the impact of the change in exchange rates from Venezuela’s official exchange rate to the SITME Rate, a foreign currency loss of $1.7 million was recorded in the second quarter of 2011. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, the Company reflected this foreign currency loss in earnings for the year ended December 31, 2011.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Classes of Stock:

Products Corporation designated 1,000 shares of preferred stock as the “RCPC Preferred Stock”, of which 546 shares are outstanding and all of which are held by Revlon, Inc. The holder of the RCPC Preferred Stock is not entitled to receive any dividends. The RCPC Preferred Stock is entitled to a liquidation preference of $100,000 per share before any distribution is made to the holder of Products Corporation’s common stock. The holder of the RCPC Preferred Stock does not have any voting rights, except as required by law. The RCPC Preferred Stock may be redeemed at any time by Products Corporation, at its option, for $100,000 per share. However, the terms of Products Corporation’s various debt agreements currently restrict Products Corporation’s ability to effect such redemption.

Stock-Based Compensation:

The Company recognizes stock-based compensation costs for its stock options and restricted stock, measured at the fair value of each award at the time of grant, as an expense over the vesting period of the instrument. Upon the exercise of stock options or the vesting of restricted stock, any resulting tax benefits are recognized in additional paid-in-capital. Any resulting tax deficiencies are recognized in the consolidated statements of income and comprehensive income as tax expense to the extent that the tax deficiency amount exceeds any existing additional paid-in-capital resulting from previously realized excess tax benefits from previous awards. The Company reflects such excess tax benefits as cash flows from financing activities in the consolidated statements of cash flows.

Derivative Financial Instruments:

The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative financial instruments are foreign currency exchange rate risk and interest rate risk. The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts (“FX Contracts”) intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company may also enter into interest rate hedging transactions intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

Foreign Currency Forward Exchange Contracts

Products Corporation enters into FX Contracts primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year. The Company does not apply hedge accounting to its FX Contracts. The Company records FX Contracts in its consolidated balance sheet at fair value and changes in fair value are immediately recognized in earnings. Fair value of the Company’s FX Contracts is determined by using observable market transactions of spot and forward rates.

Interest Rate Swap

Products Corporation’s 2008 Interest Rate Swap (as hereinafter defined) expired in April 2010. As of December 31, 2012, 2011 and 2010, the Company did not have any outstanding interest rate swaps.

Recently Adopted Accounting Pronouncements:

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”),” which amends Accounting Standards

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Codification (“ASC”) 820, “Fair Value Measurement.” ASU No. 2011-04 modifies ASC 820 to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, ASU No. 2011-04 provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. ASU No. 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The Company adopted ASU No. 2011-04 beginning January 1, 2012 and such adoption did not have a material impact on the Company’s results of operations, financial condition or disclosures.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Under ASU No. 2011-05, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU No. 2011-12 defers the requirement to present components of reclassifications of comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of ASU No. 2011-05 unaffected. The Company adopted ASU No. 2011-05 and ASU No. 2011-12 beginning January 1, 2012 and has elected to present items of net income and other comprehensive income in one continuous statement.

Other Events

Fire at Revlon Venezuela Facility

On June 5, 2011, the Company’s facility in Venezuela was destroyed by fire. For the years ended December 31, 2012, 2011 and 2010, Revlon Venezuela had net sales of approximately 2%, 2% and 3%, respectively, of the Company’s consolidated net sales. At December 31, 2012, 2011 and 2010, total assets of Revlon Venezuela were approximately 2%, 2% and 3%, respectively, of the Company’s total assets. Prior to the fire, approximately 50% of Revlon Venezuela’s net sales were comprised of products imported from the Company’s Oxford, North Carolina facility and approximately 50% were comprised of products locally manufactured at the Revlon Venezuela facility. Revlon Venezuela did not have any net sales from the date of the fire until August 12, 2011. The Company’s net sales in Venezuela since August 12, 2011 have been primarily comprised of (i) products imported from the Company’s Oxford, North Carolina facility; and (ii) commencing in the first quarter of 2012, certain products imported from third party manufacturers outside of Venezuela, which were locally manufactured at the Revlon Venezuela facility prior to the fire.

The Company maintains comprehensive property insurance, as well as business interruption insurance. Business interruption insurance is intended to reimburse for lost profits and other costs incurred, which are attributable to the loss, during the loss period, subject to the terms and conditions of the applicable policies.

For the years ended December 31, 2012 and 2011, the Company incurred business interruption losses of $2.8 million and $9.7 million, respectively, related to the fire. Additionally, in June 2011, the Company recorded a $4.9 million impairment loss related to Revlon Venezuela’s net book value of inventory, property, plant and equipment destroyed by the fire, for total losses of $14.6 million incurred in the year ended December 31, 2011. The business interruption losses incurred in the years ended December 31, 2012 and 2011 include estimated profits lost as a result of the interruption of Revlon Venezuela’s business and costs incurred directly related to the fire. The Company’s insurance coverage provides for business interruption losses to be reimbursed, subject to the terms and conditions of such policy, for a period of time, which period for the coverage related to the Venezuela fire ended on October 2, 2012. The business interruption losses incurred through December 31, 2012 are not indicative of future expected profits for Revlon Venezuela.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

For the years ended December 31, 2012 and 2011, the Company received interim advances of $6.6 million and $19.7 million, respectively, from its insurance carrier in connection with the fire, for total cumulative receipts of $26.3 million received from the date of the fire through December 31, 2012. During the years ended December 31, 2012 and 2011, the Company recognized $2.8 million and $14.6 million, respectively, of income from insurance recoveries, which entirely offset the business interruption losses and 2011 impairment loss noted above. The income from insurance recoveries is included within SG&A expenses in the Company’s Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2012 and 2011. The Company recorded deferred income related to the insurance proceeds received, but not yet recognized, of $8.9 million and $5.1 million as of December 31, 2012 and 2011, respectively, which is included in accrued expenses and other in the Company’s Consolidated Balance Sheet.

The final amount and timing of the ultimate insurance recovery is currently unknown. See Note 22, “Subsequent Events –Insurance Settlement on Loss of Inventory,” for discussion related to the final settlement of the inventory portion of the total insurance claim.

2.    BUSINESS ACQUISITIONS

Pure Ice

On July 2, 2012, the Company acquired certain assets of Bari Cosmetics, Ltd., including trademarks and other intellectual property related to Pure Ice nail enamel and Bon Bons cosmetics brands (the “Pure Ice Acquisition”). The Company paid $66.2 million of total consideration for the Pure Ice Acquisition in cash, comprised of $45.0 million cash on hand and $21.2 million drawn under Products Corporation’s 2011 Revolving Credit Facility. The results of operations related to the Pure Ice Acquisition are included in the Company’s consolidated financial statements commencing on the date of acquisition. Pro forma results of operations have not been presented, as the impact of the Pure Ice Acquisition on the Company’s consolidated financial results would not have been material. As of December 31, 2012, there were no outstanding borrowings under Products Corporation’s 2011 Revolving Credit Facility (excluding $10.4 million of outstanding undrawn letters of credit).

The Company accounted for the Pure Ice Acquisition as a business combination during the third quarter of 2012 and, accordingly, the total consideration of $66.2 million has been recorded based on the respective estimated fair values of the net assets acquired at July 2, 2012 as follows:

Intangible assets	$43.1
Goodwill	23.1

Total consideration	$66.2

Goodwill of $23.1 million represents the excess of cost over the fair value of intangible assets acquired. Factors contributing to the purchase price resulting in the recognition of goodwill include the strength of the Pure Ice brand in a key retailer in the U.S. Both the intangible assets acquired and goodwill are expected to be deductible for income tax purposes. The intangible assets acquired by major asset category are as follows:

	Fair Values at July 2, 2012	Weighted Average Useful Life (in years)
Customer Relationship	$33.3	19
Trademarks and Trade Names	9.8	10

Total	$43.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

SinfulColors

On March 17, 2011, the Company acquired certain assets, including trademarks and other intellectual property, inventory, certain receivables and manufacturing equipment, related to SinfulColors cosmetics, Wild and Crazy cosmetics, freshMinerals cosmetics and freshcover cosmetics, which products are sold principally in the U.S. mass retail channel (the “SinfulColors Acquisition”). The Company also assumed certain liabilities of the acquired business. The Company paid $39.0 million of total consideration for the SinfulColors Acquisition in cash, which included the $38.0 million purchase price and a $1.0 million adjustment based on working capital at closing. The results of operations related to the SinfulColors Acquisition are included in the Company’s consolidated financial statements commencing on the date of acquisition. Pro forma results of operations have not been presented, as the impact of the SinfulColors Acquisition on the Company’s consolidated financial results would not have been material.

The Company accounted for the SinfulColors Acquisition as a business combination during the first quarter of 2011 and, accordingly, the total consideration of $39.0 million has been recorded based on the respective estimated fair values of the net assets acquired at March 17, 2011 as follows:

Recognized amounts of assets acquired and liabilities assumed:
Trade receivables	$2.7
Inventories	3.3
Property, plant and equipment, net	0.4
Intangible assets	22.8
Accounts payable	(0.9)
Accrued expenses and other	(1.4)

Fair value of net assets acquired	26.9
Goodwill	12.1

Total consideration	$39.0

The allocation of the total consideration of $39.0 million includes intangible assets of $22.8 million and goodwill of $12.1 million, all of which is expected to be deductible for income tax purposes. The intangible assets acquired by major asset category are as follows:

	Fair Values at March 17, 2011	Weighted Average Useful Life (in years)
Trademarks and Trade Names	$7.3	10
Customer Relationships	15.5	14

Total	$22.8

3.    RESTRUCTURING CHARGES

September 2012 Program

For the year ended December 31, 2012, the Company recorded charges totaling $24.1 million related to the restructuring that the Company announced in September 2012 (the “September 2012 Program”), which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which became effective in the fourth quarter of 2012. Certain of the actions were subject to consultations with employees, works councils or

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

unions, and government authorities, which have substantially been concluded as of December 31, 2012. Of the $24.1 million charge: (a) $20.7 million is recorded in restructuring charges; (b) $1.6 million is recorded as a reduction to net sales; (c) $1.2 million is recorded in cost of goods sold; and (d) $0.6 million is recorded in SG&A expenses. Included within the $20.7 million restructuring charges is a net pension curtailment gain of $1.5 million.

The Company expects to recognize approximately $1 million of additional charges in 2013 for a total of approximately $25 million in charges related to the September 2012 Program. The Company expects to pay cash of approximately $24 million related to the September 2012 Program, of which $3.8 million was paid in 2012 and the remainder is expected to be paid in 2013.

2009 Programs

In May 2009, the Company announced a worldwide restructuring (the “May 2009 Program”), which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating the Company’s office facilities in New Jersey. In the first quarter of 2009, the Company also announced restructuring actions in the U.K., Mexico and Argentina (together with the May 2009 Program, the “2009 Programs”). The $0.3 million remaining balance under the 2009 Programs is expected to be paid out in 2013.

Details of the restructuring activity described above during 2012, 2011 and 2010 are as follows:

				Utilized, Net
	Balance Beginning of Year	(Income) Expenses, Net	Foreign Currency Translation	Cash	Noncash	Balance End of Year
2012
Employee severance and other personnel benefits:
September 2012 Program	$—	$18.4	$0.4	$(2.3)	$1.5	$18.0
Other:
September 2012 Program	—	2.3	—	(0.6)	(0.8)	0.9
Lease exit	1.0	—	—	(0.7)	—	0.3

Total restructuring charges	$1.0	$20.7	$0.4	$(3.6)	$0.7	$19.2

2011
Employee severance and other personnel benefits:
2009 Programs	$1.0	$—	$—	$(1.0)	$—	$—
Lease exit	1.6	—	—	(0.6)	—	1.0

Total restructuring charges	$2.6	$—	$—	$(1.6)	$—	$1.0

2010
Employee severance and other personnel benefits:
2008 Programs	$0.3	$—	$—	$(0.3)	$—	$—
2009 Programs	7.6	(0.2)	—	(6.4)	—	1.0

	7.9	(0.2)	—	(6.7)	—	1.0
Lease exit	2.3	(0.1)	—	(0.6)	—	1.6

Total restructuring charges	$10.2	$(0.3)	$—	$(7.3)	$—	$2.6

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

As of December 31, 2012, 2011 and 2010, the unpaid balance of the restructuring charges were included in “Accrued expenses and other” and “Other long-term liabilities” in the Company’s Consolidated Balance Sheets.

4.    INVENTORIES

	December 31,
	2012	2011
Raw materials and supplies	$36.6	$37.9
Work-in-process	8.8	8.1
Finished goods	69.3	65.0

	$114.7	$111.0

5.    PREPAID EXPENSES AND OTHER

	December 31,
	2012	2011
Prepaid expenses	$20.7	$18.2
Receivable from Revlon, Inc.	75.1	64.2
Other	24.7	25.2

	$120.5	$107.6

6.    PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2012	2011
Land and improvements	$1.9	$1.9
Building and improvements	62.3	63.1
Machinery, equipment and capital leases	142.7	139.7
Office furniture, fixtures and capitalized software	87.3	82.0
Leasehold improvements	12.5	12.3
Construction-in-progress	18.8	10.5

	325.5	309.5
Accumulated depreciation	(226.0)	(210.6)

	$99.5	$98.9

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $22.8 million, $21.5 million and $19.5 million, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

7.    GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table presents the changes in goodwill during the years ended December 31, 2011 and 2012:

Balance at January 1, 2011	$182.7
Goodwill acquired	12.1
Foreign currency translation adjustment	(0.1)

Balance at December 31, 2011	194.7

Goodwill acquired	23.1
Foreign currency translation adjustment	—

Balance at December 31, 2012	$217.8

The goodwill acquired during the years ended December 31, 2012 and 2011 relate to the Pure Ice Acquisition and the SinfulColors Acquisition, respectively. See Note 2, “Business Acquisitions” for further discussion of the above.

Intangible Assets, Net

The following table presents details of the Company’s total purchased intangible assets:

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Weighted Average Useful Life (in Years)
Finite-lived intangible assets:
Customer relationships	$48.8	$(2.9)	$45.9	18
Trademarks	38.1	(16.3)	21.8	10
Patents	11.6	(10.5)	1.1	10

	$98.5	$(29.7)	$68.8

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Weighted Average Useful Life (in Years)
Finite-lived intangible assets:
Customer relationships	$15.5	$(0.9)	$14.6	14
Trademarks	27.4	(13.9)	13.5	10
Patents	11.4	(10.3)	1.1	10

	$54.3	$(25.1)	$29.2

Amortization expense for finite-lived intangible assets was $4.6 million, $2.8 million and $1.4 million for 2012, 2011 and 2010, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

The following table reflects the estimated future amortization expense for finite-lived intangible assets as of December 31, 2012:

Estimated Amortization Expense
2013	$6.0
2014	5.8
2015	5.7
2016	5.5
2017	5.4
Thereafter	40.4

Total	$68.8

8.    ACCRUED EXPENSES AND OTHER

	December 31,
	2012	2011
Sales returns and allowances	$87.0	$85.4
Advertising and promotional costs	38.6	32.2
Compensation and related benefits	56.4	52.0
Restructuring costs	19.2	0.6
Interest	13.7	15.1
Taxes	15.5	15.6
Other	34.3	29.1

	$264.7	$230.0

9.    SHORT-TERM BORROWINGS

Products Corporation had outstanding short-term bank borrowings (excluding borrowings under the 2011 Credit Agreements, which are reflected in Note 10, “Long-Term Debt”), aggregating $5.0 million and $5.9 million at December 31, 2012 and 2011, respectively. The weighted average interest rate on these short-term borrowings outstanding at December 31, 2012 and 2011 was 6.0% and 6.0%, respectively.

10.  LONG-TERM DEBT

	December 31,
	2012	2011
2011 Term Loan Facility due 2017, net of discounts (See (a) below)	$780.9	$787.6
2011 Revolving Credit Facility due 2016 (See (a) below)	—	—
9 3/4% Senior Secured Notes due 2015, net of discounts (See (b) below)	328.0	327.4
Contributed Loan portion of the Amended and Restated Senior Subordinated Term Loan due 2013 (See (c) below)	48.6	—
Contributed Loan portion of the Senior Subordinated Term Loan due 2013 (See (c) below)	—	48.6
Non-Contributed Loan portion of the Amended and Restated Senior Subordinated Term Loan due 2014 (See (c) below)	58.4	—

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	December 31,
	2012	2011
Non-Contributed Loan portion of the Senior Subordinated Term Loan due 2014 (See (c) below)	—	58.4

	1,215.9	1,222.0
Less current portion of long-term debt (*)	(21.5)	(8.0)
Less current portion of long-term debt — affiliates (See (c) below)	(48.6)	—

	$1,145.8	$1,214.0

(*)	The Company classified $21.5 million of long-term debt as a current liability, which is comprised of the Company’s regularly scheduled $2.0 million principal repayment due on March 31, 2013 as well as the required “excess cash flow” payment (as defined under the 2011 Term Loan Agreement) to be made in 2013. (See below under “2011 Credit Agreements”).

The Company completed several debt transactions during 2012 and 2011.

2012 Transaction

Products Corporation was party to the Senior Subordinated Term Loan Agreement, consisting of (i) the $58.4 million Non-Contributed Loan (as hereinafter defined) which matures on October 8, 2014, and (ii) the $48.6 million Contributed Loan (as hereinafter defined) which matures on October 8, 2013. On April 30, 2012, MacAndrews & Forbes exercised its right to assign its interest in the Non-Contributed Loan to various third parties. In connection with such assignment, Products Corporation entered into an Amended and Restated Senior Subordinated Term Loan Agreement with MacAndrews & Forbes (the “Amended and Restated Senior Subordinated Term Loan Agreement”) to: (1) modify the interest rate on the Non-Contributed Loan from its prior 12% fixed rate to a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, resulting in an interest rate of approximately 8.5% per annum (or a 3.5% reduction per annum) upon the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement; (2) insert certain prepayment premiums; and (3) designate Citibank, N.A. as the administrative agent for the Non-Contributed Loan. Refer to “Amended and Restated Senior Subordinated Term Loan Agreement” below for further discussion.

2011 Transactions

Refinancings of the 2010 Term Loan and 2010 Revolving Credit Facilities: During 2011, Products Corporation consummated the 2011 Refinancings (as hereinafter defined), reducing interest rates and extending maturities, consisting of the following transactions:

•

In May 2011, Products Corporation consummated a refinancing of the 2010 Term Loan Facility (the “2011 Term Loan Facility Refinancing”), which included replacing Products Corporation’s 2010 bank term loan facility, which was scheduled to mature on March 11, 2015 and had $794.0 million aggregate principal amount outstanding at December 31, 2010 (the “2010 Term Loan Facility”), with a 6.5-year, $800.0 million term loan facility due November 19, 2017 (the “2011 Term Loan Facility”) under a third amended and restated term loan agreement dated May 19, 2011 (the “2011 Term Loan Agreement”), among Products Corporation, as borrower, Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities LLC (“JPM Securities”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC (“WFS”), as the joint lead arrangers; CGMI, JPM Securities, Merrill Lynch, Credit Suisse, WFS and Natixis, New York Branch (“Natixis”), as joint bookrunners; JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents; Credit Suisse, Wells Fargo Bank, N.A. and Natixis, as co-documentation agents; and Citicorp USA, Inc. (“CUSA”) as administrative agent and collateral agent.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Products Corporation used $796 million of proceeds from the 2011 Term Loan Facility, which was drawn in full on the May 19, 2011 closing date and issued to lenders at 99.5% of par, to repay in full the $792.0 million of then outstanding indebtedness under its 2010 Term Loan Facility and to pay approximately $2 million of accrued interest. Products Corporation incurred $3.6 million of fees in connection with consummating the 2011 Term Loan Facility Refinancing, of which $1.9 million was capitalized.

•

In June 2011, Products Corporation consummated a refinancing of the 2010 Revolving Credit Facility (the “2011 Revolving Credit Facility Refinancing” and together with the 2011 Term Loan Facility Refinancing, the “2011 Refinancings”), which included refinancing Products Corporation’s 2010 revolving credit facility, which was scheduled to mature on March 11, 2014 and had nil outstanding borrowings at December 31, 2010 (the “2010 Revolving Credit Facility”), with a 5-year, $140.0 million asset-based, multi-currency revolving credit facility due June 16, 2016 (the “2011 Revolving Credit Facility”) under a third amended and restated revolving credit agreement dated June 16, 2011 (the “2011 Revolving Credit Agreement” and together with the 2011 Term Loan Agreement, the “2011 Credit Agreements”), among Products Corporation and certain of its foreign subsidiaries, as borrowers, and CGMI and Wells Fargo Capital Finance, LLC (“WFCF”), as the joint lead arrangers; CGMI, WFCF, Merrill Lynch, JPMorgan Securities and Credit Suisse, as joint bookrunners; and CUSA as administrative agent and collateral agent.

Products Corporation incurred $0.7 million of fees in connection with consummating the 2011 Revolving Credit Facility Refinancing, all of which were capitalized.

As a result of the 2011 Refinancings, the Company recognized a loss on the early extinguishment of debt of $11.2 million during 2011, due to $1.7 million of fees which were expensed as incurred in connection with the 2011 Refinancings, as well as the write-off of $9.5 million of unamortized debt discount and deferred financing fees as a result of such refinancings.

(a) 2011 Credit Agreements

2011 Revolving Credit Facility

The following is a summary description of the 2011 Revolving Credit Facility. Unless otherwise indicated, capitalized terms have the meanings given to them in the 2011 Revolving Credit Agreement. This description is subject to a number of qualifications and exceptions which are specified in the 2011 Revolving Credit Agreement.

Availability under the 2011 Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In each case subject to borrowing base availability, the 2011 Revolving Credit Facility is available to:

(i)	Products Corporation in revolving credit loans denominated in U.S. dollars;

(ii)	Products Corporation in swing line loans denominated in U.S. dollars up to $30.0 million;

(iii)	Products Corporation in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $60.0 million; and

(iv)	Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. dollars and other currencies.

If the value of the eligible assets is not sufficient to support the $140.0 million borrowing base under the 2011 Revolving Credit Facility, Products Corporation will not have full access to the 2011 Revolving Credit

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Facility. Products Corporation’s ability to borrow under the 2011 Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the 2011 Revolving Credit Agreement.

Under the 2011 Revolving Credit Facility, borrowings (other than loans in foreign currencies) bear interest, if made as Eurodollar Loans, at the Eurodollar Rate, plus the applicable margin set forth in the grid below and, if made as Alternate Base Rate loans, at the Alternate Base Rate, plus the applicable margin set forth in the grid below:

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loans or Local Rate Loans
Greater than or equal to $92,000,000	1.00%	2.00%
Less than $92,000,000 but greater than or equal to $46,000,000	1.25%	2.25%
Less than $46,000,000	1.50%	2.50%

Local Loans bear interest, if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above.

Prior to the termination date of the 2011 Revolving Credit Facility, revolving loans are required to be prepaid (without any permanent reduction in commitment) with:

(i) the net cash proceeds from sales of Revolving Credit First Lien Collateral by Products Corporation or any of its subsidiary guarantors (other than dispositions in the ordinary course of business and certain other exceptions); and

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, to the extent there remains any such proceeds after satisfying Products Corporation’s repayment obligations under the 2011 Term Loan Facility.

Products Corporation pays to the lenders under the 2011 Revolving Credit Facility a commitment fee of 0.375% of the average daily unused portion of the 2011 Revolving Credit Facility, which fee is payable quarterly in arrears. Under the 2011 Revolving Credit Facility, Products Corporation also pays:

(i) to foreign lenders, a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);

(ii) to foreign lenders, an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;

(iii) to the multi-currency lenders, a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and

(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.

Under certain circumstances, Products Corporation has the right to request that the 2011 Revolving Credit Facility be increased by up to $60.0 million, provided that the lenders are not committed to provide any such increase.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Under certain circumstances, if and when the difference between (i) the borrowing base under the 2011 Revolving Credit Facility and (ii) the amounts outstanding under the 2011 Revolving Credit Facility is less than $20.0 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20.0 million for a period of 30 consecutive business days, the 2011 Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period) of a minimum of 1.0 to 1.0.

The 2011 Revolving Credit Facility matures on June 16, 2016; provided, however, it will mature on August 15, 2015, if Products Corporation’s 9 3/4% Senior Secured Notes have not been refinanced, redeemed, repurchased, defeased or repaid in full on or before such date. See Note 22, “Subsequent Events – 2013 Senior Notes Refinancing,” for a discussion of the 2013 refinancing of the 9 3/4% Senior Secured Notes.

2011 Term Loan Facility

The following is a summary description of the 2011 Term Loan Facility. Unless otherwise indicated, capitalized terms have the meanings given to them in the 2011 Term Loan Agreement. This description is subject to a number of qualifications and exceptions which are specified in the 2011 Term Loan Agreement.

Under the 2011 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 3.50% per annum (with the Eurodollar Rate not to be less than 1.25%) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.50% (with the Alternate Base Rate not to be less than 2.25%).

Prior to the November 2017 termination date of the 2011 Term Loan Facility, on September 30, December 31, March 31 and June 30 of each year, Products Corporation is required to repay $2 million of the principal amount of the term loans outstanding under the 2011 Term Loan Facility on each respective date. In addition, the term loans under the 2011 Term Loan Facility are required to be prepaid with:

(i) the net cash proceeds in excess of $10 million for each 12-month period ending on March 31 received during such period from sales of Term Loan First Lien Collateral by Products Corporation or any of its subsidiary guarantors with carryover of unused annual basket amounts up to a maximum of $25 million and with respect to certain specified dispositions, up to an additional $25 million in the aggregate (subject to a reinvestment right for 365 days, or 545 days if Products Corporation has within such 365-day period entered into a legally binding commitment to invest such funds);

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt; and

(iii) 50% of Products Corporation’s “excess cash flow”, commencing with excess cash flow for the 2012 fiscal year payable in the first 100 days of 2013, which prepayments are applied to reduce Products Corporation’s future regularly scheduled term loan amortization payments in the direct order of maturities.

In addition to its regularly scheduled $2.0 million principal repayment due on March 31, 2013, prior to April 10, 2013, Products Corporation will also be required to repay approximately $19.5 million of indebtedness under the 2011 Term Loan Facility, representing 50% of its 2012 “excess cash flow” (as defined under the 2011 Term Loan Agreement), which repayment would satisfy Products Corporation’s future regularly scheduled term loan amortization payments in the direct order of maturities beginning in June 2013 through September 2015.

The 2011 Term Loan Facility contains a financial covenant limiting Products Corporation’s first lien senior secured leverage ratio (the ratio of Products Corporation’s Senior Secured Debt that has a lien on the collateral which secures the 2011 Term Loan Facility that is not junior or subordinated to the liens securing the 2011 Term Loan Facility (excluding debt outstanding under the 2011 Revolving Credit Facility) to EBITDA), to no more than 4.0 to 1.0 for each period of four consecutive fiscal quarters through the November 2017 maturity date of the 2011 Term Loan Facility.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Under certain circumstances, Products Corporation has the right to request the 2011 Term Loan Facility to be increased by up to $300 million, provided that the lenders are not committed to provide any such increase.

The 2011 Term Loan Facility matures on November 19, 2017; provided, however, it will mature on August 15, 2015, if Products Corporation’s 9 3/4% Senior Secured Notes have not been refinanced, redeemed, repurchased, defeased or repaid in full on or before such date. See Note 22, “Subsequent Events — 2013 Senior Notes Refinancing,” for a discussion of the 2013 refinancing of the 9 3/4% Senior Secured Notes.

Provisions Applicable to the 2011 Revolving Credit Facility and the 2011 Term Loan Facility

The 2011 Revolving Credit Facility and 2011 Term Loan Facility (herein referred to as the “2011 Credit Facilities”) are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation’s domestic subsidiaries. The obligations of Products Corporation under the 2011 Credit Facilities and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of Products Corporation and the guarantors, including:

(i) a mortgage on owned real property, including Products Corporation’s facility in Oxford, North Carolina;

(ii) the capital stock of Products Corporation and the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries;

(iii) intellectual property and other intangible property of Products Corporation and the subsidiary guarantors; and

(iv) inventory, accounts receivable, equipment, investment property and deposit accounts of Products Corporation and the subsidiary guarantors.

The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of Products Corporation and its subsidiaries), real property, equipment, fixtures and certain intangible property (the ‘‘Revolving Credit First Lien Collateral’’) secure the 2011 Revolving Credit Facility on a first priority basis, the 2011 Term Loan Facility on a second priority basis and Products Corporation’s 9 3/4% Senior Secured Notes and the related guarantees on a third priority basis. The liens on the capital stock of Products Corporation and its subsidiaries and intellectual property and certain other intangible property (the ‘‘Term Loan First Lien Collateral’’) secure the 2011 Term Loan Facility on a first priority basis and the 2011 Revolving Credit Facility and the 9 3/4% Senior Secured Notes and the related guarantees on a second priority basis. Such arrangements are set forth in the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, by and among Products Corporation and CUSA, as administrative agent and as collateral agent for the benefit of the secured parties for the 2011 Term Loan Facility, 2011 Revolving Credit Facility and the 9 3/4% Senior Secured Notes (the ‘‘2010 Intercreditor Agreement’’). The 2010 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

The 2011 Credit Facilities contain various restrictive covenants prohibiting Products Corporation and its subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to affiliates of Products Corporation in an amount up to $10 million per year (plus $10 million for each calendar year commencing with 2011), other restricted payments in an aggregate amount not to exceed $35 million and other restricted payments based upon certain financial tests.

(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with affiliates of Products Corporation involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to Products Corporation or its subsidiaries as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of the independent directors of Products Corporation, subject to certain exceptions.

The events of default under the 2011 Credit Facilities include customary events of default for such types of agreements, including, among others:

(i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii) non-compliance with the covenants in such 2011 Credit Facilities or the ancillary security documents, subject in certain instances to grace periods;

(iii) the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of Products Corporation’s subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv) default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $25.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $25.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

(v) in the case of the 2011 Term Loan Facility, a cross default under the 2011 Revolving Credit Facility, and in the case of the 2011 Revolving Credit Facility, a cross default under the 2011 Term Loan Facility;

(vi) the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc. to pay certain material judgments;

(vii) a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to ‘‘control’’ Products Corporation, and any other person or group of persons owns, directly or indirectly, more than 35% of the total voting power of Products Corporation, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall ‘‘control’’ Products Corporation or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least a majority of such continuing directors) shall cease to be a majority of the directors;

(viii) Revlon, Inc. shall have any meaningful assets or indebtedness or shall conduct any meaningful business other than its ownership of Products Corporation and such activities as are customary for a publicly-traded holding company which is not itself an operating company, in each case subject to limited exceptions; and

(ix) the failure of certain of Products Corporation’s affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness, subject to certain exceptions, including as to Products Corporation’s Amended and Restated Senior Subordinated Term Loan.

If Products Corporation is in default under the senior secured leverage ratio under the 2011 Term Loan Facility or the consolidated fixed charge coverage ratio under the 2011 Revolving Credit Agreement, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. Products Corporation may exercise this cure right two times in any four-quarter period.

Products Corporation was in compliance with all applicable covenants under the 2011 Term Loan Agreement and 2011 Revolving Credit Agreement upon closing the respective 2011 Refinancings and as of December 31, 2012 and 2011. At December 31, 2012, the aggregate principal amount outstanding under the 2011 Term Loan Facility was $788 million and availability under the $140.0 million 2011 Revolving Credit Facility, based upon the calculated borrowing base less $10.4 million of outstanding undrawn letters of credit and nil then drawn on the 2011 Revolving Credit Facility, was $129.6 million.

(b) 9 3/4% Senior Secured Notes due 2015

In November 2009, Products Corporation issued and sold $330.0 million in aggregate principal amount of the 9 3/4% Senior Secured Notes due November 15, 2015 (the “9 3/4% Senior Secured Notes”) in a private placement which was priced at 98.9% of par, receiving net proceeds (net of original issue discount and underwriters fees) of $319.8 million. Including the amortization of the original issue discount, the effective interest rate on the 9 3/4% Senior Secured Notes is 10%. In connection with and prior to the issuance of the 9 3/4% Senior Secured Notes, Products Corporation entered into amendments to its 2006 bank credit agreements to permit the issuance of the 9 3/4% Senior Secured Notes on a secured basis and incurred $4.7 million of related fees and expenses. The Company capitalized $4.5 million of such fees and expenses which was expensed upon such refinancing in March 2010. In connection with consummating such refinancing, the Company incurred

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

$10.5 million of fees and expenses related to the issuance of the 9 3/4% Senior Secured Notes, all of which the Company capitalized and which is being amortized over the remaining life of the 9 3/4% Senior Secured Notes.

The $319.8 million of net proceeds, together with $42.6 million of other cash and borrowings under Products Corporation’s 2006 bank revolving credit facility (prior to its complete refinancing in March 2010), were used to repay or redeem all of the $340.5 million aggregate principal amount outstanding of Products Corporation’s 9 1/2% Senior Notes due April 1, 2011, plus an aggregate of $21.9 million for accrued interest, applicable redemption and tender premiums and fees and expenses related to refinancing the 9 1/2% Senior Notes, as well as the amendments to Products Corporation’s 2006 bank credit agreements (prior to their complete refinancing in March 2010) required to permit such refinancing to be conducted on a secured basis. Pursuant to a registration rights agreement, in July 2010, all of the original privately-placed 9 3/4% Senior Secured Notes were exchanged for new 9 3/4% Senior Secured Notes due 2015 that were registered under the Securities Act of 1933, as amended (the “Securities Act”), which new notes have substantially identical terms as the original notes, except that the new notes are registered with the SEC under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the new notes.

The 9 3/4% Senior Secured Notes were issued pursuant to an indenture, dated as of November 23, 2009 (the “9 3/4% Senior Secured Notes Indenture”), among Products Corporation, Revlon, Inc. and Products Corporation’s domestic subsidiaries (subject to certain limited exceptions) (the “Subsidiary Guarantors” and, collectively with Revlon, Inc., the “Guarantors”), which Guarantors also currently guarantee Products Corporation’s 2011 Credit Agreements, and U.S. Bank National Association, as trustee. The 9 3/4% Senior Secured Notes are supported by guarantees from the Guarantors.

The 9 3/4% Senior Secured Notes and the related guarantees are secured, subject to certain permitted liens:

•

together with the obligations under the 2011 Revolving Credit Agreement (on an equal and ratable basis), by a second-priority lien on the collateral that is subject to a first-priority lien securing Products Corporation’s obligations under the 2011 Term Loan Agreement (i.e., substantially all of Products Corporation’s and the Subsidiary Guarantors’ intellectual property and intangibles, all of the capital stock of Products Corporation and the Subsidiary Guarantors and 66% of the capital stock of Products Corporation’s and the Subsidiary Guarantors’ first-tier foreign subsidiaries and certain other assets of Products Corporation and the Subsidiary Guarantors (excluding the assets described below)), subject to certain limited exceptions; and

•

by a third-priority lien on the collateral that is subject to a first-priority lien securing Products Corporation’s obligations under the 2011 Revolving Credit Agreement (i.e., substantially all of Products Corporation’s and the Subsidiary Guarantors’ inventory, accounts receivable, equipment, investment property, deposit accounts and certain real estate), which collateral is also subject to a second-priority lien securing Products Corporation’s obligations under the 2011 Term Loan Agreement, subject to certain limited exceptions.

The liens securing the 9 3/4% Senior Secured Notes and the related guarantees are subject to the provisions of the 2010 Intercreditor Agreement, which, among other things, governs the priority of the liens on the collateral securing the 9 3/4% Senior Secured Notes and provides different rights as to enforcement, procedural provisions and other similar matters for holders of liens securing Products Corporation’s obligations under the 2011 Credit Agreements.

The 9 3/4% Senior Secured Notes are senior secured obligations of Products Corporation and rank pari passu in right of payment with all existing and future senior indebtedness of Products Corporation and the Guarantors, including the indebtedness under the 2011 Credit Agreements, and are senior in right of payment to all of Products Corporation’s and the Guarantors’ present and future indebtedness that is expressly subordinated in right of payment (including the Contributed Loan and the Non-Contributed Loan). The 9 3/4% Senior Secured

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation’s non-guarantor subsidiaries. The 9 3/4% Senior Secured Notes mature on November 15, 2015. Interest is payable on May 15 and November 15 of each year.

The 9 3/4% Senior Secured Notes may be redeemed at the option of Products Corporation in whole or in part at any time after November 15, 2012 at various fixed prices specified in the 9 3/4% Senior Secured Notes Indenture.

Upon a Change in Control (as defined in the 9 3/4% Senior Secured Notes Indenture), subject to certain conditions, each holder of the 9 3/4% Senior Secured Notes will have the right to require Products Corporation to repurchase all or a portion of such holder’s 9 3/4% Senior Secured Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The 9 3/4% Senior Secured Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation; (ii) the incurrence of liens; (iii) the issuance of debt and preferred stock by Products Corporation’s subsidiaries; (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations; (v) the sale of assets and subsidiary stock by Products Corporation; (vi) transactions with affiliates of Products Corporation; (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation’s assets; and (viii) certain restrictions on transfers of assets by or distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of qualifications and exceptions, which are specified in the 9 3/4% Senior Secured Notes Indenture.

The 9 3/4% Senior Secured Notes Indenture contains customary events of default for debt instruments of such type and includes a cross acceleration provision which provides that it shall be an event of default if any debt (as defined in such indenture) of Products Corporation or any of its significant subsidiaries (as defined in such indenture) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from the trustee under such indenture. If any such event of default occurs, the trustee under such indenture or the holders of at least 30% in aggregate principal amount of the outstanding notes under such indenture may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the outstanding notes under such indenture may, by notice to the trustee, waive any such default or event of default and its consequences under such indenture.

See Note 22, “Subsequent Events — 2013 Senior Notes Refinancing,” for a discussion of the 2013 refinancing of the 9 3/4% Senior Secured Notes.

(c) Amended and Restated Senior Subordinated Term Loan Agreement

In January 2008, Products Corporation entered into the Senior Subordinated Term Loan Agreement with MacAndrews & Forbes and on February 1, 2008 used the $170.0 million of proceeds from such loan to repay in full the $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008, and to pay $2.55 million of related fees and expenses. In connection with such repayment, Products Corporation also used cash on hand to pay $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date.

In September 2008, Products Corporation used $63.0 million of the net proceeds from the July 2008 sale of the Company’s Bozzano business in Brazil to partially repay $63.0 million of the outstanding aggregate principal amount of the Senior Subordinated Term Loan. Following such partial repayment, there remained outstanding

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

$107.0 million in aggregate principal amount under such loan. In October 2009, Revlon, Inc. consummated a voluntary exchange offer transaction (the “2009 Exchange Offer”), in which MacAndrews & Forbes contributed to Revlon, Inc. $48.6 million of the $107.0 million aggregate outstanding principal amount of the Senior Subordinated Term Loan made by MacAndrews & Forbes to Products Corporation (the “Contributed Loan”) and the terms of the Senior Subordinated Term Loan Agreement were amended to extend the maturity date of the Contributed Loan which remains owing from Products Corporation to Revlon, Inc. from August 2010 to October 8, 2013 and to change the annual interest rate on the Contributed Loan from 11% to 12.75%. The $48.6 million Contributed Loan represented $5.21 of outstanding principal amount under the Senior Subordinated Term Loan for each of the 9,336,905 shares of Class A Common Stock exchanged in the 2009 Exchange Offer, in which Revlon, Inc. issued to MacAndrews & Forbes 9,336,905 shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each $5.21 of outstanding principal amount of the Senior Subordinated Term Loan contributed to Revlon, Inc. Upon consummation of the 2009 Exchange Offer, the terms of the Senior Subordinated Term Loan Agreement were also amended to extend the maturity date of the $58.4 million principal amount of the Senior Subordinated Term Loan which, at December 31, 2011, remained owing from Products Corporation to MacAndrews & Forbes (the “Non-Contributed Loan”) from August 2010 to October 8, 2014 and to change the annual interest rate on the Non-Contributed Loan from 11% to 12%.

On April 30, 2012, MacAndrews & Forbes exercised its right to assign its interest in the Non-Contributed Loan. In connection with such assignment, Products Corporation entered into an Amended and Restated Senior Subordinated Term Loan Agreement with MacAndrews & Forbes and a related Administrative Letter was entered into with Citibank, N.A. and MacAndrews & Forbes, to among other things:

(i) modify the interest rate on the Non-Contributed Loan from its prior 12% fixed rate to a floating rate of LIBOR plus 7%, with a 1.5% LIBOR floor, resulting in an interest rate of approximately 8.5% per annum through December 31, 2012 (or a 3.5% reduction per annum) upon the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement. Interest under the Amended and Restated Senior Subordinated Term Loan Agreement is payable quarterly in arrears in cash;

(ii) insert prepayment premiums such that Products Corporation may optionally prepay the Non-Contributed Loan (i) through October 31, 2013 with a prepayment premium based on a formula designed to provide the assignees of the Non-Contributed Loan with the present value, using a discount rate of 75 basis points over U.S. Treasuries, of the principal, premium and interest that would have accrued on the Non-Contributed Loan from any such prepayment date through October 31, 2013 (provided that, pursuant to the loan’s terms (both before and after giving effect to these amendments), no portion of the principal amount of the Non-Contributed Loan may be repaid prior to its October 8, 2014 maturity date unless and until all shares of Revlon, Inc.’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”) have been or are being concurrently redeemed and all payments due thereon are paid in full or are concurrently being paid in full), (ii) from November 1, 2013 through April 30, 2014 with a 2% prepayment premium on the aggregate principal amount of the Non-Contributed Loan being prepaid, and (iii) from May 1, 2014 through maturity on October 8, 2014 with no prepayment premium; and

(iii) designate Citibank, N.A. as the administrative agent for the Non-Contributed Loan.

Concurrent with the effectiveness of the Amended and Restated Senior Subordinated Term Loan Agreement, MacAndrews & Forbes assigned its entire interest in the Non-Contributed Loan to several third parties.

Pursuant to the terms of the Contributed Loan, Products Corporation may, at its option, prepay such loan, in whole or in part (together with accrued and unpaid interest), at any time prior to its maturity date without premium or penalty, provided that prior to such loan’s maturity date all shares of Revlon, Inc.’s Preferred Stock have been or are being concurrently redeemed and all payments due thereon are paid in full or are concurrently being paid in full.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

The Amended and Restated Senior Subordinated Term Loan is an unsecured obligation of Products Corporation and is subordinated in right of payment to all existing and future senior debt of Products Corporation, currently including indebtedness under Products Corporation’s 2011 Credit Agreements and its 9 3/4% Senior Secured Notes. The Amended and Restated Senior Subordinated Term Loan has the right to payment equal in right of payment with any present and future senior subordinated indebtedness of Products Corporation.

The Amended and Restated Senior Subordinated Term Loan Agreement contains covenants (other than the subordination provisions discussed above) that limit the ability of Products Corporation and its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in certain transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions.

The Amended and Restated Senior Subordinated Term Loan Agreement includes a cross acceleration provision which provides that it shall be an event of default under such agreement if any debt (as defined in such agreement) of Products Corporation or any of its significant subsidiaries (as defined in such agreement) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan (provided that if Revlon, Inc. or Products Corporation held such majority, notice would be required from the holders of a majority of the outstanding principal amount of the Amended and Restated Senior Subordinated Term Loan not held by Revlon, Inc. or Products Corporation at the time of any such decision). If any such event of default occurs, such requisite holders of the Non-Contributed and Contributed Loans may declare the Amended and Restated Senior Subordinated Term Loan to be due and payable immediately.

The Amended and Restated Senior Subordinated Term Loan Agreement also contains other customary events of default for loan agreements of such type, including, subject to applicable grace periods, nonpayment of any principal or interest when due under such agreement, non-compliance with any of the material covenants in such agreement, any representation or warranty being incorrect, false or misleading in any material respect, or the occurrence of certain bankruptcy, insolvency or similar proceedings by or against Products Corporation or any of its significant subsidiaries.

Upon any change of control (as defined in the Amended and Restated Senior Subordinated Term Loan Agreement), Products Corporation is required to repay the Amended and Restated Senior Subordinated Term Loan in full, provided that prior to such loan’s respective maturity dates all shares of Revlon, Inc.’s Preferred Stock have been or are being concurrently redeemed and all payments due thereon are paid in full or are concurrently being paid in full, after fulfilling an offer to repay Products Corporation’s 9 3/4% Senior Secured Notes and to the extent permitted by Products Corporation’s 2011 Credit Agreements.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Long-Term Debt Maturities

The aggregate amounts of contractual long-term debt maturities at December 31, 2012 in the years 2013 through 2017 and thereafter are as follows:

Years ended December 31,	Long-term debt maturities
2013	70.1	(a)
2014	58.4	(b)
2015	332.5	(c)
2016	8.0	(d)
2017	756.0	(e)
Thereafter	—

Total long-term debt	$1,225.0

Discounts	(9.1)

Total long-term debt, net of discounts	$1,215.9

(a)	Amount refers to (i) a $2.0 million principal repayment on March 31, 2013, as well as the approximately $19.5 million “excess cash flow” payment (as defined under the 2011 Term Loan Agreement), to be made under the 2011 Term Loan Facility prior to April 10, 2013. Such repayment would satisfy Products Corporation’s future regularly scheduled term loan amortization payments in the direct order of maturities beginning in June 2013 through September 2015 and (ii) the aggregate principal amount outstanding under the Contributed Loan. Pursuant to the terms of the 2009 Exchange Offer, the maturity date on the Contributed Loan which remains owing from Products Corporation to Revlon, Inc. was extended from August 2010 to October 8, 2013.

(b)	Amount refers to the aggregate principal amount outstanding under the Non-Contributed Loan which matures on October 8, 2014.

(c)

Amount refers to $2.5 million of quarterly amortization payments required under the 2011 Term Loan Facility and the principal balance due on the 9 3/4% Senior Secured Notes which mature on November 15, 2015. The difference between this amount and the carrying amount of the 9 3/4% Senior Secured Notes is due to the issuance of the $330.0 million in aggregate principal amount of the 9 3/4% Senior Secured Notes at a discount, which was priced at 98.9% of par.

(d)	Amount refers to the quarterly amortization payments required under the 2011 Term Loan Facility. Amount excludes amounts available under the 2011 Revolving Credit Facility which matures on June 16, 2016, and which was undrawn as of December 31, 2012.

(e)	Amount refers to the aggregate principal amount expected to be outstanding under the 2011 Term Loan Facility on its November 19, 2017 maturity date. The difference between this amount and the carrying amounts of the 2011 Term Loan Facility is due to the issuance of the $800.0 million in aggregate principal amount of the 2011 Term Loan Facility at a discount, which was priced at 99.5% of par.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

11.    FAIR VALUE MEASUREMENTS

Assets and liabilities are required to be categorized into three levels of fair value based upon the assumptions used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing the fair value measurement of assets and liabilities are as follows:

•	Level 1: Fair valuing the asset or liability using observable inputs, such as quoted prices in active markets for identical assets or liabilities;

•

Level 2: Fair valuing the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3: Fair valuing the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

As of December 31, 2012, the fair values of the Company’s financial assets and liabilities, namely its FX Contracts are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets
Derivatives:
FX Contracts(a)	$0.1	$—	$0.1	$—

Total assets at fair value	$0.1	$—	$0.1	$—

Liabilities
Derivatives:
FX Contracts(a)	$0.4	$—	$0.4	$—

Total liabilities at fair value	$0.4	$—	$0.4	$—

As of December 31, 2011, the fair values of the Company’s financial assets and liabilities, namely its FX Contracts are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets
Derivatives:
FX Contracts(a)	$0.2	$—	$0.2	$—

Total assets at fair value	$0.2	$—	$0.2	$—

Liabilities
Derivatives:
FX Contracts(a)	$0.8	$—	$0.8	$—

Total liabilities at fair value	$0.8	$—	$0.8	$—

(a)	The fair value of the Company’s FX Contracts was measured based on observable market transactions of spot and forward rates at December 31, 2012 and 2011. (See Note 12, “Financial Instruments.”)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

As of December 31, 2012, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value				Carrying Value
	Level 1	Level 2	Level 3	Total
Liabilities:
Long-term debt, including current portion	$—	$1,245.9	$—	$1,245.9	$1,215.9

The fair value of the Company’s long-term debt, including the current portion of long-term debt, is based on the quoted market prices for the same issues or on the current rates offered for debt of similar remaining maturities. The estimated fair value of the Company’s debt at December 31, 2011 was $1,240.4 million, which was more than the carrying values of such debt at December 31, 2011 of $1,222.0 million.

The carrying amounts of cash and cash equivalents, marketable securities, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their fair values.

12.    FINANCIAL INSTRUMENTS

Products Corporation maintains standby and trade letters of credit for various corporate purposes under which Products Corporation is obligated, of which $10.4 million and $11.1 million (including amounts available under credit agreements in effect at that time) were maintained at December 31, 2012 and 2011, respectively. Included in these amounts is $8.7 million and $9.1 million at December 31, 2012 and 2011, respectively, in standby letters of credit which support Products Corporation’s self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

Derivative Financial Instruments

The Company uses derivative financial instruments, primarily FX Contracts, intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company may also enter into interest rate hedging transactions intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

Foreign Currency Forward Exchange Contracts

The FX Contracts are entered into primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year.

The U.S. dollar notional amount of the FX Contracts outstanding at December 31, 2012 and 2011 was $43.9 million and $58.4 million, respectively.

While the Company may be exposed to credit loss in the event of the counterparty’s non-performance, the Company’s exposure is limited to the net amount that Products Corporation would have received, if any, from the counterparty over the remaining balance of the terms of the FX Contracts. The Company does not anticipate any non-performance and, furthermore, even in the case of any non-performance by the counterparty, the Company expects that any such loss would not be material.

Interest Rate Swap

Prior to its expiration in April 2010, the Company’s floating-to-fixed interest rate swap had a notional amount of $150.0 million initially relating to indebtedness under Products Corporation’s former 2006 bank term loan facility (prior to its complete refinancing in March 2010) and which also related, through such swap’s

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

expiration in April 2010, to a notional amount of $150.0 million relating to indebtedness under Products Corporation’s 2010 Term Loan Facility (the “2008 Interest Rate Swap”). Under the terms of the 2008 Interest Rate Swap, Products Corporation was required to pay to the counterparty a quarterly fixed interest rate of 2.66% on the $150.0 million notional amount under the 2008 Interest Rate Swap (which, based upon the 4.0% applicable margin, effectively fixed the interest rate on such notional amounts at 6.66% for the 2-year term of such swap), commencing in July 2008, while receiving a variable interest rate payment from the counterparty equal to three-month U.S. dollar LIBOR.

The 2008 Interest Rate Swap was initially designated as a cash flow hedge of the variable interest rate payments on Products Corporation’s former 2006 bank term loan facility (prior to its complete refinancing in March 2010). However, as a result of the 2010 refinancing of the 2006 bank term loan facility, effective March 11, 2010 (the closing date of such refinancing), the 2008 Interest Rate Swap no longer met the criteria to allow for the deferral of the effective portion of unrecognized hedging gains or losses in other comprehensive income, as the scheduled variable interest payment specified on the date originally documented at the inception of the hedge were not to occur. As a result, as of March 11, 2010, the Company reclassified an unrecognized loss of $0.8 million from Accumulated Other Comprehensive Loss into earnings.

Quantitative Information — Derivative Financial Instruments

The effects of the Company’s derivative instruments on its consolidated financial statements were as follows:

(a) Fair Value of Derivative Financial Instruments in the Consolidated Balance Sheet at December 31, 2012 and 2011:

	Fair Values of Derivative Instruments as of December 31,
	Assets			Liabilities
Derivatives:	Balance Sheet Classification	2012 Fair Value	2011 Fair Value	Balance Sheet Classification	2012 Fair Value	2011 Fair Value
Derivatives not designated as hedging instruments:
FX contracts(a)	Prepaid expenses	$0.1	$0.2	Accrued expenses	$0.4	$0.8

(a)	The fair values of the FX Contracts at December 31, 2012 and 2011 were determined by using observable market transactions of spot and forward rates at December 31, 2012 and 2011, respectively.

(b)	Effects of Derivative Financial Instruments on the Consolidated Statements of Income and Comprehensive Income for 2012, 2011 and 2010:

	Derivative Instruments Gain (Loss) Effect on Consolidated Statements of Income and Comprehensive Income for the year ended December 31,
	Amount of Gain (Loss) Recognized in Other Comprehensive Income (“OCI”) (Effective Portion)			Income Statement Classification of Gain (Loss) Reclassified from OCI to Income	Amount of Gain (Loss) Reclassified from OCI to Income (Effective Portion)
	2012	2011	2010		2012	2011	2010
Derivatives designated as hedging instruments:
2008 Interest Rate Swap(a)	$—	$—	$—	Interest Expense	$—	$—	$(0.9)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	Derivative Instruments Gain (Loss) Effect on Consolidated Statements of Income and Comprehensive Income for the year ended December 31,
	Amount of Gain (Loss) Recognized in Foreign Currency (Gains) Losses, Net			Income Statement Classification of Gain (Loss) Reclassified from OCI to Income	Amount of Gain (Loss) Reclassified from OCI to Income (Ineffective Portion)
	2012	2011	2010		2012	2011	2010
Derivatives not designated as hedging instruments:
FX Contracts	$(1.9)	$(1.1)	$(3.1)
2008 Interest Rate Swap(a)	—	—	—	Interest Expense	$—	$—	$(0.8)

	$(1.9)	$(1.1)	$(3.1)		$—	$—	$(0.8)

(a)	Effective March 11, 2010 (the closing date of the 2010 refinancing of the 2006 bank term loan facility), the 2008 Interest Rate Swap, which expired in April 2010, was no longer designated as a cash flow hedge. (See “Interest Rate Swap” in this Note 12).

13.    INCOME TAXES

The Company’s income before income taxes and the applicable provision for (benefit from) income taxes are as follows:

	Year Ended December 31,
	2012	2011	2010
Income from continuing operations before income taxes:
United States	$108.4	$58.1	$40.2
Foreign	7.2	40.7	48.5

	$115.6	$98.8	$88.7

Provision for (benefit from) income taxes:
United States federal	$43.1	$33.2	$(209.2)
State and local	(9.8)	(3.8)	(42.8)
Foreign	11.5	6.0	16.7

	$44.8	$35.4	$(235.3)

Current:
United States federal	$2.3	$0.8	$1.0
State and local	2.2	0.7	(4.5)
Foreign	10.7	21.7	15.5

	15.2	23.2	12.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Deferred:
United States federal	76.0	60.1	(197.5)
State and local	(5.2)	(1.4)	(35.8)
Foreign	3.0	(14.4)	4.4

	73.8	44.3	(228.9)
Benefits of operating loss carryforwards:
United States federal	(35.2)	(27.7)	(12.7)
State and local	(6.8)	(3.1)	(2.5)
Foreign	(2.2)	(1.3)	(3.2)

	(44.2)	(32.1)	(18.4)

	$44.8	$35.4	$(235.3)

The actual tax on income before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2012	2011	2010
Computed expected tax expense	$40.5	$34.6	$31.0
State and local taxes, net of U.S. federal income tax benefit	3.9	(2.5)	0.1
Foreign and U.S. tax effects attributable to operations outside the U.S.	(3.8)	3.8	(5.1)
Reduction in valuation allowance	(15.8)	(16.9)	(283.7)
Foreign dividends and earnings taxable in the U.S.	12.7	15.2	14.5
Restructuring charges for which there is no tax benefit	7.2	—	—
Other	0.1	1.2	7.9

Tax expense	$44.8	$35.4	$(235.3)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Deferred taxes are the result of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities at December 31, 2012 and 2011 were comprised of the following:

	December 31,
	2012	2011
Deferred tax assets:
Inventories	$3.6	$3.5
Net operating loss carryforwards — U.S.	143.1	176.8
Net operating loss carryforwards — foreign	51.1	82.8
Employee benefits	98.9	101.1
State and local taxes	2.3	2.2
Sales related reserves	31.4	32.9
Other	30.7	33.0

Total gross deferred tax assets	361.1	432.3
Less valuation allowance	(70.6)	(120.0)

Total deferred tax assets, net of valuation allowance	290.5	312.3
Deferred tax liabilities:
Plant, equipment and other assets	(17.0)	(17.6)
Foreign currency translation adjustment	(1.1)	(1.8)
Other	(21.0)	(20.4)

Total gross deferred tax liabilities	(39.1)	(39.8)

Net deferred tax assets	$251.4	$272.5

As previously disclosed, in assessing the recoverability of its deferred tax assets, management regularly considers whether some portion or all of the deferred tax assets will not be realized based on the recognition threshold and measurement of a tax position. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Based on the level of historical losses for certain jurisdictions within the U.S., the Company had maintained a deferred tax valuation allowance against certain of its deferred tax assets. As of December 31, 2012, the Company had experienced improved earnings trends and had cumulative taxable income in such jurisdictions. As a result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets are recoverable, management concluded that it was more likely than not that the Company would realize the benefits of certain of its net deferred tax assets existing at December 31, 2012 in those jurisdictions. Therefore, at December 31, 2012, the Company realized a non-cash benefit of $15.8 million related to a reduction of the Company’s deferred tax valuation allowance on certain of its net deferred tax assets for certain jurisdictions within the U.S. The Company reflected this benefit in the tax provision and this non-cash benefit increased net income at December 31, 2012.

Based upon the level of historical taxable losses for certain jurisdictions outside the U.S., the Company had maintained a deferred tax valuation allowance against its deferred tax assets. As of December 31, 2011, the Company experienced improved earnings trends and had cumulative taxable income in such jurisdictions. As a

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets are recoverable, management concluded that it was more likely than not that the Company would realize the benefits of the net deferred tax assets existing at December 31, 2011 in such jurisdictions. Therefore, at December 31, 2011, the Company realized a non-cash benefit of $16.9 million related to a reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. The Company reflected this benefit in the tax provision and this non-cash benefit increased net income at December 31, 2011.

Based upon the level of historical taxable losses for the U.S., the Company maintained a deferred tax valuation allowance against its deferred tax assets in the U.S. As of December 31, 2010, the Company experienced improved earnings trends and had cumulative taxable income. As a result of such earnings trends and the Company’s tax position, and based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets were recoverable, management believed that it was more likely than not that the Company would realize the benefits of the net deferred tax assets existing at December 31, 2010. Therefore, at December 31, 2010, the Company realized a non-cash benefit of $248.5 million related to a reduction of the Company’s deferred tax valuation allowance on its net U.S. deferred tax assets at December 31, 2010. The Company reflected this benefit in the tax provision and this non-cash benefit increased net income at December 31, 2010.

A valuation allowance has been provided for those deferred tax assets for which, in the opinion of management, it is more-likely-than-not that the deferred tax assets will not be realized. At December 31, 2012, the deferred tax valuation allowance primarily represents amounts for foreign tax loss carryforwards and certain U.S. state and local tax loss carryforwards. The deferred tax valuation allowance decreased by $49.4 million and increased by $7.1 million during 2012 and 2011, respectively. The decrease in the deferred tax valuation allowance during 2012 was primarily driven by the reduction in tax loss carryforwards in certain foreign markets and the reduction in the valuation allowance with respect to net deferred tax assets in certain jurisdictions within the U.S., as noted above. The increase in the deferred tax valuation allowance during 2011 was primarily driven by certain state and local tax loss carryforwards in the U.S., partially offset by the reduction of the valuation allowance with respect to the net deferred tax assets for certain jurisdictions outside the U.S., as noted above.

After December 31, 2012, the Company has tax loss carryforwards of approximately $469.8 million, of which $204.8 million are foreign and $265.0 million are domestic (federal). The losses expire in future years as follows: 2013-$14.7 million; 2014-$8.6 million; 2015-$3.4 million; 2016 and beyond-$337.7 million; and unlimited-$105.4 million. The Company could receive the benefit of such tax loss carryforwards only to the extent it has taxable income during the carryforward periods in the applicable tax jurisdictions. As of December 31, 2012, there were no consolidated federal net operating losses available from the MacAndrews & Forbes Group (as hereinafter defined) from periods prior to the March 25, 2004 deconsolidation (as described below).

Revlon, Inc. and its subsidiaries, including Products Corporation, remain subject to examination of their respective income tax returns in various jurisdictions including, without limitation, South Africa for tax years ended December 31, 2009 through December 31, 2011, Australia for tax years ended December 31, 2008 through December 31, 2011 and the U.S. (federal) for tax years ended December 31, 2009 through December 31, 2011. The Company classifies interest and penalties as a component of the provision for income taxes in the consolidated statements of income and comprehensive income. During the years ended December 31, 2012 and 2011, the Company recognized in the Consolidated Statements of Income and Comprehensive Income an increase of $0.6 million and $1.0 million, respectively, in accrued interest and penalties.

At December 31, 2012 and 2011, Revlon, Inc. and its subsidiaries, including Products Corporation, had unrecognized tax benefits of $49.9 million and $46.0 million, respectively, including $13.5 million and $12.7 million, respectively, of accrued interest and penalties. All of the unrecognized tax benefits, to the extent

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

reduced and unutilized in future periods, would affect the Company’s effective tax rate. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Balance at January 1, 2011	$44.1
Increase based on tax positions taken in a prior year	5.1
Decrease based on tax positions taken in a prior year	(3.7)
Increase based on tax positions taken in the current year	6.3
Decrease related to settlements with taxing authorities and changes in law	(1.0)
Decrease resulting from the lapse of statutes of limitations	(4.8)

Balance at December 31, 2011	$46.0
Increase based on tax positions taken in a prior year	8.5
Decrease based on tax positions taken in a prior year	(4.8)
Increase based on tax positions taken in the current year	6.0
Decrease resulting from the lapse of statutes of limitations	(5.8)

Balance at December 31, 2012	$49.9

In addition, the Company believes that it is reasonably possible that its unrecognized tax benefits during 2013 will increase by approximately $1.6 million as a result of changes in various tax positions, each of which is individually insignificant.

The Company has not provided for U.S. federal income taxes and foreign withholding taxes on $74.5 million of foreign subsidiaries’ cumulative undistributed earnings as of December 31, 2012 because such earnings are intended to be indefinitely reinvested overseas. If these future earnings are repatriated to the United States, or if the Company determines that such earnings will be remitted in the foreseeable future, additional tax provisions may be required. Due to the complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income tax provisions that may be required.

As a result of the closing of the 2004 Revlon Exchange Transactions (as hereinafter defined in Note 18, “Related Party Transactions — Tax Sharing Agreements”), as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the affiliated group of which MacAndrews & Forbes was the common parent (the “MacAndrews & Forbes Group”) for federal income tax purposes. Revlon Holdings (as hereinafter defined in Note 18, “Related Party Transactions — Transfer Agreements”), Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into a tax sharing agreement (as subsequently amended and restated, the “MacAndrews & Forbes Tax Sharing Agreement”), for taxable periods beginning on or after January 1, 1992 through and including March 25, 2004, during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of the MacAndrews & Forbes Group. In these taxable periods, Revlon, Inc.’s and Products Corporation’s federal taxable income and loss were included in such group’s consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. Revlon, Inc. and Products Corporation remain liable under the MacAndrews & Forbes Tax Sharing Agreement for all such taxable periods through and including March 25, 2004 for amounts determined to be due as a result of a redetermination arising from an audit or otherwise, equal to the taxes that Revlon, Inc. or Products Corporation would otherwise have had to pay if it were to have filed separate federal, state or local income tax returns for such periods.

Following the closing of the 2004 Revlon Exchange Transactions, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation’s federal taxable income and loss are included in such group’s consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

entered into a tax sharing agreement (the “Revlon Tax Sharing Agreement”) pursuant to which Products Corporation is required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities.

There were no federal tax payments or payments in lieu of taxes from Revlon, Inc. to Revlon Holdings pursuant to the MacAndrews & Forbes Tax Sharing Agreement in 2012 or 2011 with respect to periods covered by the MacAndrews & Forbes Tax Sharing Agreement, and the Company expects that there will not be any such payments in 2013. During 2012, there was $0.3 million in federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement with respect to 2011 and $1.8 million with respect to 2012. The Company expects that there will be $0.1 million in federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement during 2013 with respect to 2012. During 2011, there were no federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement with respect to 2010 and $0.6 million with respect to 2011.

Pursuant to the asset transfer agreement referred to in Note 18, “Related Party Transactions – Transfer Agreements,” Products Corporation assumed all tax liabilities of Revlon Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded the reserves on Revlon Holdings’ books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Revlon Holdings.

14.    SAVINGS PLAN, PENSION AND POST-RETIREMENT BENEFITS

Savings Plan:

The Company offers a qualified defined contribution plan for its U.S.-based employees, the Revlon Employees’ Savings, Investment and Profit Sharing Plan (as amended, the “Savings Plan”), which allows eligible participants to contribute up to 25%, and highly compensated participants to contribute up to 6%, of eligible compensation through payroll deductions, subject to certain annual dollar limitations imposed by the Internal Revenue Service. The Company matches employee contributions at fifty cents for each dollar contributed up to the first 6% of eligible compensation (i.e., for a total match of 3% of employee contributions). In 2012, 2011 and 2010, the Company made cash matching contributions to the Savings Plan of $2.4 million, $2.4 million and $2.3 million, respectively.

The Company’s qualified and non-qualified defined contribution savings plans for its U.S.-based employees, contain a discretionary profit sharing component that enable the Company, should it elect to do so, to make discretionary profit sharing contributions. The Company determines in the fourth quarter of each year whether and, if so, to what extent, discretionary profit sharing contributions would be made for the following year. For 2012, the Company made discretionary profit sharing contributions to the Savings Plan and non-qualified defined contribution savings plan of $3.9 million (of which $3.0 million was paid in 2012 and $0.9 million was paid in January 2013), or 3% of eligible compensation, which was credited on a quarterly basis. For 2011, the Company made discretionary profit sharing contributions to the Savings Plan and non-qualified defined contribution savings plan of $3.9 million (of which $3.0 million was paid in 2011 and $0.9 million was paid in January 2012), or 3% of eligible compensation, which was credited on a quarterly basis. In December 2012, the Company determined that the discretionary profit sharing contribution during 2013 would be 3% of eligible compensation, to be credited on a quarterly basis.

Pension Benefits:

Effective December 31, 2012, the Company merged two of its qualified defined benefit pension plans; therefore, as of December 31, 2012, the Company sponsors two qualified defined benefit pension plans covering a substantial portion of the Company’s employees in the U.S. The Company also has non-qualified pension plans

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

which provide benefits for certain U.S. and non-U.S. employees, and for U.S. employees in excess of IRS limitations in the U.S. and in certain limited cases contractual benefits for designated officers of the Company. These non-qualified plans are funded from the general assets of the Company.

In 2009, Products Corporation’s U.S. qualified defined benefit pension plan (the Revlon Employees’ Retirement Plan) and its non-qualified pension plan (the Revlon Pension Equalization Plan) were amended to cease future benefit accruals under such plan after December 31, 2009. No additional benefits have accrued since December 31, 2009, other than interest credits on participant account balances under the cash balance program of the Company’s U.S. pension plans. Also, service credits for vesting and early retirement eligibility will continue to accrue in accordance with the terms of the respective plans.

In 2010, Products Corporation amended its Canadian defined benefit pension plan (the Affiliated Revlon Companies Employment Plan) to cease future benefit accruals under such plan after December 31, 2010. As a result, in 2010, the Company recorded a $1.1 million decrease in its pension liabilities, which was comprised of a curtailment gain of $1.1 million recorded as an offset against the net actuarial losses previously reported within Accumulated Other Comprehensive Loss.

During 2012, the Company announced plans to exit its owned manufacturing facility in France and rightsize its organization in France as part of the September 2012 Program (as defined in Note 3, “Restructuring Charges”). As a result of the September 2012 Program discussed above, the Company recognized a curtailment gain of $1.7 million, partially offset by $0.2 million of prior service costs and accumulated actuarial losses previously reported within accumulated other comprehensive loss, for a net gain of $1.5 million, which was recorded within restructuring charges for the year ended December 31, 2012.

Other Post-retirement Benefits:

The Company previously sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of a very limited number of former employees. Participation in this plan was limited to participants enrolled as of December 31, 1993. The Company also administers an unfunded medical insurance plan on behalf of Revlon Holdings, certain costs of which have been apportioned to Revlon Holdings under the transfer agreements among Revlon, Inc., Products Corporation and MacAndrews & Forbes. (See Note 18, “Related Party Transactions – Transfer Agreements”).

The following table provides an aggregate reconciliation of the projected benefit obligations, plan assets, funded status and amounts recognized in the Company’s Consolidated Financial Statements related to the Company’s significant pension and other post-retirement plans.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	Pension Plans		Other Post-retirement Benefit Plans
	2012	2011	2012	2011
Change in Benefit Obligation:
Benefit obligation — beginning of year	$(700.5)	$(642.3)	$(16.1)	$(16.1)
Service cost	(1.6)	(1.2)	—	—
Interest cost	(30.0)	(32.4)	(0.7)	(0.9)
Actuarial loss	(51.1)	(62.0)	(0.5)	(0.6)
Curtailment gain	1.7	—	—	—
Settlement gain	0.2	0.3	—	—
Benefits paid	39.0	36.8	0.8	0.9
Currency translation adjustments	(2.3)	0.3	—	0.6
Plan participant contributions	—	—	—	—

Benefit obligation — end of year	$(744.6)	$(700.5)	$(16.5)	$(16.1)

Change in Plan Assets:
Fair value of plan assets — beginning of year	$463.8	$449.5	$—	$—
Actual return on plan assets	64.2	21.3	—	—
Employer contributions	29.0	30.6	0.8	0.9
Plan participant contributions	—	—	—	—
Benefits paid	(39.0)	(36.8)	(0.8)	(0.9)
Settlement gain	(0.2)	(0.3)	—	—
Currency translation adjustments	2.4	(0.5)	—	—

Fair value of plan assets — end of year	$520.2	$463.8	$—	$—

Unfunded status of plans at December 31,	$(224.4)	$(236.7)	$(16.5)	$(16.1)

In respect of the Company’s pension plans and other post-retirement benefit plans, amounts recognized in the Company’s Consolidated Balance Sheets at December 31, 2012 and 2011 consist of the following:

	Pension Plans		Other Post-retirement Benefit Plans
	December 31,
	2012	2011	2012	2011
Accrued expenses and other	$(6.4)	$(6.5)	$(0.8)	$(0.8)
Pension and other post-retirement benefit liabilities	(218.0)	(230.2)	(15.7)	(15.3)

	(224.4)	(236.7)	(16.5)	(16.1)

Accumulated other comprehensive loss	264.2	250.4	4.6	4.4
Income tax benefit	(35.9)	(28.0)	(0.5)	(0.2)
Portion allocated to Revlon Holdings	(0.9)	(0.7)	—	(0.2)

	$227.4	$221.7	$4.1	$4.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

With respect to the above accrued expenses and other, the Company has recorded receivables from affiliates of $2.9 million and $3.0 million at December 31, 2012 and 2011, respectively, relating to pension plan liabilities retained by such affiliates.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company’s pension plans are as follows:

	December 31,
	2012	2011
Projected benefit obligation	$744.6	$700.5
Accumulated benefit obligation	743.6	698.8
Fair value of plan assets	520.2	463.8

Net Periodic Benefit Cost:

During 2012, excluding the curtailment gain described above, net periodic benefit costs were flat compared to 2011, driven primarily by a decrease in the weighted-average discount rate, partially offset by the increase in the fair value of pension plan assets at December 31, 2011.

During 2011, the Company recognized $4.3 million of lower net periodic benefit cost, compared to 2010, driven primarily by the increase in the fair value of pension plan assets at December 31, 2010.

The components of net periodic benefit cost for the pension plans and other post-retirement benefit plans are as follows:

	Pension Plans			Other Post-retirement Benefit Plans
	Years Ended December 31,
	2012	2011	2010	2012	2011	2010
Net periodic benefit cost:
Service cost	$1.6	$1.2	$1.5	$—	$—	$—
Interest cost	30.0	32.4	33.8	0.7	0.9	0.9
Expected return on plan assets	(35.2)	(35.0)	(32.1)	—	—	—
Amortization of prior service cost (credit)	—	0.1	0.1	—	—	—
Amortization of actuarial loss	8.1	5.3	5.1	0.3	0.3	0.2
Curtailment gain	(1.5)	—	—	—	—	—

	3.0	4.0	8.4	1.0	1.2	1.1
Portion allocated to Revlon Holdings	(0.1)	(0.1)	(0.1)	—	(0.1)	(0.1)

	$2.9	$3.9	$8.3	$1.0	$1.1	$1.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Amounts recognized in accumulated other comprehensive loss at December 31, 2012 in respect of the Company’s pension plans and other post-retirement plans, which have not yet been recognized as a component of net periodic benefit cost, are as follows:

	Pension Benefits	Post-retirement Benefits	Total
Net actuarial loss	$264.2	$4.6	$268.8
Prior service cost	—	—	—

	264.2	4.6	268.8
Income tax benefit	(35.9)	(0.5)	(36.4)
Portion allocated to Revlon Holdings	(0.9)	—	(0.9)

	$227.4	$4.1	$231.5

The total actuarial losses and prior service costs in respect of the Company’s pension plans and other post-retirement plans included in accumulated other comprehensive loss at December 31, 2012 and expected to be recognized in net periodic benefit cost during the fiscal year ended December 31, 2013, is $8.5 million and $0.4 million, respectively.

Pension Plan Assumptions:

The following weighted-average assumptions were used to determine the Company’s projected benefit obligation of the Company’s U.S. and International pension plans at the end of the respective years:

	U.S. Plans		International Plans
	2012	2011	2012	2011
Discount rate	3.78%	4.38%	4.33%	4.77%
Rate of future compensation increases	3.00%	3.50%	2.97%	3.05%

The following weighted-average assumptions were used to determine the Company’s net periodic benefit cost of the Company’s U.S. and International pension plans during the respective years:

	U.S. Plans			International Plans
	2012	2011	2010	2012	2011	2010
Discount rate	4.38%	5.17%	5.68%	4.77%	5.32%	5.63%
Expected long-term return on plan assets	7.75%	8.00%	8.25%	6.22%	6.25%	6.50%
Rate of future compensation increases	3.50%	3.50%	3.50%	3.05%	3.53%	4.39%

The 3.78% weighted-average discount rate used to determine the Company’s projected benefit obligation of the Company’s U.S. plans at the end of 2012 was derived by reference to appropriate benchmark yields on high quality corporate bonds, with terms which approximate the duration of the benefit payments and the relevant benchmark bond indices considering the individual plan’s characteristics. The rate selected approximates the rate at which the Company believes the U.S. pension benefits could have been effectively settled. The discount rates used to determine the Company’s projected benefit obligation of the Company’s primary international plans at the end of 2012 were derived from similar local studies, in conjunction with local actuarial consultants and asset managers.

During the first quarter of each year, the Company selects an expected long-term rate of return on its pension plan assets. The Company considers a number of factors to determine its expected long-term rate of return on plan assets assumption, including, without limitation, recent and historical performance of plan assets, asset allocation and other third-party studies and surveys. The Company considered the pension plan portfolios’

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

asset allocations over a variety of time periods and compared them with third-party studies and reviewed the performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plans’ advisors, investment managers and actuaries. While the Company considered both the recent performance and the historical performance of pension plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. Using the aforementioned methodologies, the Company selected a 7.75% and 6.22% weighted-average long-term rate of return on plan assets assumption during 2012 for the U.S and International pension plans, respectively. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.

The rate of future compensation increases is an assumption used by the actuarial consultants for pension accounting and is determined based on the Company’s current expectation for such increases.

Investment Policy:

The Investment Committee for the Company’s U.S. pension plans (the “Investment Committee”) has adopted (and revises from time to time) an investment policy for the U.S. pension plans with the objective of meeting or exceeding, over time, the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level. In connection with this objective, the Investment Committee retains a professional investment advisor who recommends investment managers that invest plan assets in the following asset classes: common and preferred stock, mutual funds, fixed income securities, common and collective funds, hedge funds, group annuity contracts and cash and other investments. The Company’s international plans follow a similar methodology in conjunction with local actuarial consultants and asset managers.

The investment policy adopted by the Investment Committee provides for investments in a broad range of publicly-traded securities, among other things. The investments are in domestic and international stocks, ranging from small to large capitalization stocks, debt securities ranging from domestic and international treasury issues, corporate debt securities, mortgages and asset-backed issues. Other investments may include cash and cash equivalents and hedge funds. The investment policy also allows for private equity, not covered in investments described above, provided that such investment is approved by the Investment Committee prior to their selection. Also, global balanced strategies are utilized to provide for investments in a broad range of publicly traded stocks and bonds in both domestic and international markets as described above. In addition, the global balanced strategies can include commodities, provided that such investments are approved by the Investment Committee prior to their selection.

The Investment Committee’s investment policy does not allow the use of derivatives for speculative purposes, but such policy does allow its investment managers to use derivatives for the purpose of reducing risk exposures or to replicate exposures of a particular asset class.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

The Company’s U.S. and international pension plans have target ranges which are intended to be flexible guidelines for allocating the plans’ assets among various classes of assets. These target ranges are reviewed periodically and considered for readjustment when an asset class weighting is outside of its target range (recognizing that these are flexible target ranges that may vary from time to time) with the objective of achieving the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level. The target ranges per asset class are as follows:

Target Ranges
	U.S. Plans	International Plans
Asset Class:
Common and preferred stock	0% —10%	—
Mutual funds	20% —30%	—
Fixed income securities	10% —30%	—
Common and collective funds	25% —55%	100%
Hedge funds	0% —15%	—
Group annuity contract	0% —5%	—
Cash and other investments	0% —10%	—

Fair Value of Pension Plan Assets:

The following table presents information on the fair value of the U.S. and international pension plan assets at December 31, 2012 and 2011:

	U.S. Plans		International Plans
	2012	2011	2012	2011
Fair value of plan assets	$461.9	$413.7	$58.3	$50.1

The Company determines the fair values of the Company’s U.S. and international pension plan assets as follows:

•

Common and preferred stock: The fair values of the investments included in the common and preferred stock asset class generally reflect the closing price reported on the major market where the individual securities are traded. The Company classifies common and preferred stock investments within Level 1 of the fair value hierarchy.

•

Mutual funds: The fair values of the investments included in the mutual funds asset class are determined using net asset value (“NAV”) provided by the administrator of the funds. The NAV is based on the closing price reported on the major market where the individual securities within the mutual fund are traded. The Company classifies mutual fund investments within Level 1 of the fair value hierarchy.

•

Fixed income securities: The fair values of the investments included in the fixed income securities asset class are based on a compilation of primarily observable market information and/or broker quotes. The Company classifies fixed income securities investments primarily within Level 2 of the fair value hierarchy.

•

Common and collective funds: The fair values of the investments included in the common and collective funds asset class are determined using NAV provided by the administrator of the funds. The NAV is based on the value of the underlying assets owned by the common and collective fund, minus its liabilities, and then divided by the number of shares outstanding. The Company classifies common and collective fund investments within Level 2 of the fair value hierarchy.

•	Hedge funds: The hedge fund asset class includes hedge funds that primarily invest in a grouping of equities, fixed income instruments, currencies, derivatives and/or commodities. The fair value of

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

investments included in the hedge funds class are determined using NAV provided by the administrator of the funds. The NAV is based on securities listed or quoted on a national securities exchange or market, or traded in the over-the-counter market, and is valued at the closing quotation posted by that exchange or trading system. Securities not listed or quoted on a national securities exchange or market are valued primarily through observable market information or broker quotes. The hedge fund investments generally can be sold on a quarterly or monthly basis and may employ leverage. The Company classifies hedge fund investments within Level 2 of the fair value hierarchy.

•

Group annuity contract: The group annuity contract asset class primarily invests in equities, corporate bonds and government bonds. The fair value of securities listed or quoted on a national securities exchange or market, or traded in the over-the-counter market, are valued at the closing quotation posted by that exchange or trading system. Securities not listed or quoted on a national securities exchange or market are valued primarily through observable market information or broker quotes. The Company classifies group annuity contract investments within Level 2 of the fair value hierarchy.

•	Cash and cash equivalents: Cash and cash equivalents are measured at cost, which approximates fair value. The Company classifies cash and cash equivalents within Level 1 of the fair value hierarchy.

The fair values of the U.S. and International pension plan assets at December 31, 2012, by asset categories were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common and Preferred Stock:
U.S. small/mid cap equity	$18.9	$18.9	$—	$—
Mutual Funds(a):
Corporate bonds	19.4	19.4	—	—
Government bonds	16.0	16.0	—	—
U.S. large cap equity	63.2	63.2	—	—
International equities	4.6	4.6	—	—
Emerging markets international equity	5.0	5.0	—	—
Other	3.6	3.6	—	—
Fixed Income Securities:
Corporate bonds	49.8	—	49.2	0.6
Government bonds	9.9	—	9.9	—
Common and Collective Funds(a) :
Corporate bonds	57.0	—	57.0	—
Government bonds	70.2	—	70.2	—
U.S. large cap equity	27.0	—	27.0	—
U.S. small/mid cap equity	17.7	—	17.7	—
International equities	74.3	—	74.3	—
Emerging markets international equity	17.7	—	17.7	—
Cash and Cash Equivalents	3.0	—	3.0	—
Other	1.1	—	1.1	—

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Hedge Funds(a):
Corporate bonds	4.2	—	4.2	—
Government bonds	30.9	—	30.9	—
U.S. large cap equity	4.6	—	4.6	—
International equities	3.1	—	3.1	—
Foreign exchange contracts	—	—	—	—
Cash and Cash Equivalents	6.0	—	6.0	—
Other	3.8	—	3.8	—
Group Annuity Contract	2.3	—	2.3	—
Cash and Cash Equivalents	6.9	6.9	—	—

Fair value of plan assets at December 31, 2012	$520.2	$137.6	$382.0	$0.6

The fair values of the U.S. and International pension plan assets at December 31, 2011, by asset categories were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common and Preferred Stock:
U.S. small/mid cap equity	$15.7	$15.7	$—	$—
Mutual Funds(a):
Corporate bonds	23.1	23.1	—	—
Government bonds	10.1	10.1	—	—
U.S. large cap equity	53.9	53.9	—	—
International equities	1.6	1.6	—	—
Emerging markets international equity	3.8	3.8	—	—
Other	3.7	3.7	—	—
Fixed Income Securities:
Corporate bonds	86.1	—	86.1	—
Government bonds	30.4	—	30.4	—
Common and Collective Funds(a) :
Corporate bonds	31.7	—	31.7	—
Government bonds	28.5	—	28.5	—
U.S. large cap equity	18.7	—	18.7	—
U.S. small/mid cap equity	14.5	—	14.5	—
International equities	64.3	—	64.3	—
Emerging markets international equity	15.2	—	15.2	—
Cash and Cash Equivalents	0.8	—	0.8	—
Other	4.5	—	4.5	—

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Hedge Funds(a):
Government bonds	23.9	—	23.9	—
U.S. large cap equity	1.9	—	1.9	—
International equities	3.5	—	3.5	—
Foreign exchange contracts	5.0	—	5.0	—
Cash and Cash Equivalents	0.7	0.7	—	—
Other	4.3	—	4.3	—
Group Annuity Contract	2.1	—	2.1	—
Cash and Cash Equivalents	15.8	15.8	—	—

Fair value of plan assets at December 31, 2011	$463.8	$128.4	$335.4	$—

(a)	The investments in mutual funds, common and collective funds and hedge funds are disclosed above within the respective underlying investments’ class (i.e., various equities, corporate bonds, government bonds and other investment classes), while the fair value hierarchy levels of the investments are based on the Company’s direct ownership unit of account.

The following table sets forth a summary of changes in the fair values of the U.S. and International pension plans’ Level 3 assets for the years ended December 31, 2012 and 2011:

	Total	Fixed Income Securities	Hedge Funds
Balance, January 1, 2011	$13.5	$0.1	$13.4
Actual return on plan assets sold during the year	(0.1)	—	(0.1)
Purchases, sales, and settlements, net	(13.4)	(0.1)	(13.3)

Balance, December 31, 2011	$—	$—	$—

Purchases, sales, and settlements, net	0.6	0.6	—

Balance, December 31, 2012	$0.6	$0.6	$—

Contributions:

The Company’s intent is to fund at least the minimum contributions required to meet applicable federal employee benefit and local laws, or to directly pay benefit payments where appropriate. During 2012, the Company contributed $29.0 million to its pension plans and $0.8 million to its other post-retirement benefit plans. During 2013, the Company expects to contribute approximately $20 million to its pension and other post-retirement benefit plans.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid out of the Company’s pension and other post-retirement benefit plans:

	Total Pension Benefits	Total Other Benefits
2013	$39.9	$1.3
2014	40.9	1.3
2015	41.6	1.3
2016	42.4	1.3
2017	43.1	1.3
Years 2018 to 2022	226.3	6.1

15.    STOCK COMPENSATION PLAN

Revlon, Inc. maintains the Stock Plan, which provides for awards of stock options, stock appreciation rights, restricted or unrestricted stock and restricted stock units to eligible employees and directors of Revlon, Inc. and its affiliates, including Products Corporation.

Stock options:

Non-qualified stock options granted under the Stock Plan are granted at prices that equal or exceed the fair market value of Revlon, Inc.’s Class A Common Stock on the grant date and have a term of 7 years (option grants under the Stock Plan prior to June 4, 2004 have a term of 10 years). Option grants generally vest over service periods that range from 1 year to 4 years.

Total net stock option compensation expense includes amounts attributable to the granting of, and the remaining requisite service period of, stock options issued under the Stock Plan, which awards were unvested at January 1, 2006 or granted on or after such date. All stock options were fully vested as of December 31, 2009.

At December 31, 2012, 2011 and 2010, there were 8,105; 264,509; and 987,886 stock options exercisable under the Stock Plan, respectively.

A summary of stock option activity for the years ended December 31, 2012, 2011 and 2010 is presented below:

	Stock Options (000’s)	Weighted Average Exercise Price
Outstanding at January 1, 2010	1,231.3	$33.17
Forfeited and expired	(243.4)	39.22

Outstanding at December 31, 2010	987.9	31.68
Forfeited and expired	(723.4)	31.92

Outstanding at December 31, 2011	264.5	31.02
Forfeited and expired	(256.4)	31.06

Outstanding at December 31, 2012	8.1	29.91

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

The following table summarizes significant ranges of the Stock Plan’s stock options outstanding and exercisable at December 31, 2012:

	Outstanding and Exercisable
Range of Exercise Prices	Number of Options (000’s)	Weighted Average Years Remaining	Weighted Average Exercise Price	Aggregate Intrinsic Value
$27.50 to $30.60	8.1	0.50	$29.91	—

Restricted stock awards and restricted stock units:

The Stock Plan allows for awards of restricted stock and restricted stock units to employees and directors of Revlon, Inc. and its affiliates, including Products Corporation. The restricted stock awards granted under the Stock Plan vest over service periods that generally range from 1.5 years to 3 years. There have not been any restricted stock awards granted since 2009.

A summary of the restricted stock and restricted stock units activity for the years ended December 31, 2012, 2011 and 2010 is presented below:

	Restricted Stock (000’s)	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2010	1,141.4	$8.48
Vested(a)	(430.2)	8.94
Forfeited	(20.5)	8.13

Outstanding at December 31, 2010	690.7	8.20
Vested(a)	(419.5)	8.95
Forfeited	(13.8)	7.15

Outstanding at December 31, 2011	257.4	7.04
Vested(a)	(257.4)	7.04

Outstanding at December 31, 2012	—

(a)	Of the amounts vested during 2012, 2011 and 2010, 83,582; 138,433; and 147,161 shares, respectively, were withheld by the Company to satisfy certain grantees’ minimum withholding tax requirements, which withheld shares became Revlon, Inc. treasury stock and are not sold on the open market.

The Company recognizes non-cash compensation expense related to restricted stock awards and restricted stock units under the Stock Plan using the straight-line method over the remaining service period. The Company recorded compensation expense related to restricted stock awards under the Stock Plan of $0.3 million, $1.9 million and $3.6 million during 2012, 2011 and 2010, respectively. The deferred stock-based compensation related to restricted stock awards was nil and $0.3 million at December 31, 2012 and 2011, respectively. The total fair value of restricted stock and restricted stock units that vested during the years ended December 31, 2012 and 2011 was $3.7 million and $4.2 million, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

16.    ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of December 31 2012, 2011 and 2010, respectively, are as follows:

	Foreign Currency Translation	Actuarial (Loss) Gain on Post- retirement Benefits	Prior Service Cost on Post- retirement Benefits	Deferred Loss - Hedging	Accumulated Other Comprehensive Loss
Balance January 1, 2010	$25.7	$(181.6)	$(0.3)	$(1.7)	$(157.9)
Unrealized gains (losses)	7.4	—	—	—	7.4
Reclassifications into net income(b)	—	—	—	1.7	1.7
Amortization of pension related costs(a)	—	5.3	0.1	—	5.4
Pension re-measurement	—	(8.4)	—	—	(8.4)
Pension curtailment gain(c)	—	1.5	—	—	1.5

Balance December 31, 2010	33.1	(183.2)	(0.2)	—	(150.3)
Unrealized gains (losses), net of tax of $1.8 million	(8.3)	—	—	—	(8.3)
Amortization of pension related costs, net of tax of $(2.0) million(a)	—	3.5	0.1	—	3.6
Pension re-measurement, net of tax of $30.1 million	—	(45.9)	—	—	(45.9)

Balance December 31, 2011	24.8	(225.6)	(0.1)	—	(200.9)
Unrealized gains (losses), net of tax of $1.0 million	(1.5)	—	—	—	(1.5)
Amortization of pension related costs, net of tax of $(1.0) million(a)(e)	—	9.4	—	—	9.4
Pension re-measurement, net of tax of $7.2 million	—	(15.4)	—	—	(15.4)
Pension curtailment gain(d)	—	0.1	0.1	—	0.2

Balance December 31, 2012	$23.3	$(231.5)	$—	$—	$(208.2)

(a)	Amounts represent the change in Accumulated Other Comprehensive Loss as a result of the amortization of unrecognized prior service costs and actuarial losses (gains) arising during each year related to the Company’s pension and other post-retirement plans. (See Note 14, “Savings Plan, Pension and Post-retirement Benefits”).

(b)	Amounts related to “Deferred Loss – Hedging” in 2010 represent (1) the reclassification of an unrecognized loss of $0.8 million on the 2008 Interest Rate Swap prior to its expiration in April 2010 from Accumulated Other Comprehensive Loss into earnings due to the discontinuance of hedge accounting as a result of the 2010 refinancing of the 2006 bank term loan facility (see Note 12, “Financial Instruments”) and (2) the reversal of amounts recorded in Accumulated Other Comprehensive Loss pertaining to the net settlement payment of $0.9 million on the 2008 Interest Rate Swap.

(c)	The Company recognized a $1.5 million curtailment gain in 2010, primarily in connection with the amendments to its Canadian defined benefit pension plan in 2010, which reduced pension liability and was recorded as an offset against the net actuarial losses previously reported within Accumulated Other Comprehensive Loss. (See Note 14, “Savings Plan, Pension and Post-retirement Benefits”).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

(d)	As a result of the September 2012 Program, the Company recognized a curtailment gain of $1.7 million, partially offset by $0.1 million of accumulated actuarial losses and $0.1 million of prior service costs previously reported within Accumulated Other Comprehensive Loss, for a net gain of $1.5 million, which was recorded within restructuring charges for the year ended December 31, 2012. (See Note 14, “Savings Plan, Pension and Post-retirement Benefits”).

(e)	Included in this amount is a $2.0 million reclassification adjustment recorded in the first quarter of 2012 related to deferred taxes on the amortization of actuarial losses.

17.    COMMITMENTS AND CONTINGENCIES

Products Corporation currently leases manufacturing, executive, research and development, and sales facilities and various types of equipment under operating and capital lease agreements. Rental expense was $16.7 million, $17.7 million and $16.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities, are presented below.

Minimum Rental Commitments	Total	2013	2014	2015	2016	2017	Thereafter
Capital leases	$5.6	$2.5	$1.9	$0.9	$0.3	$—	$—
Operating leases	62.8	18.1	13.5	6.6	5.9	3.4	15.3

The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the Company’s business, financial condition and/or its results of operations. However, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period.

18.    RELATED PARTY TRANSACTIONS

As of December 31, 2012, MacAndrews & Forbes beneficially owned shares of Revlon, Inc.’s Class A Common Stock and Class B Common Stock having approximately 77% of the combined voting power of all of Revlon, Inc.’s outstanding shares of Common Stock and Preferred Stock. Revlon, Inc. in turn directly owns all 5,260 outstanding shares of Products Corporation’s common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of Revlon, Inc. and Products Corporation and control the vote on all matters submitted to a vote of Revlon, Inc.’s and Products Corporation’s stockholders. MacAndrews & Forbes is wholly-owned by Ronald O. Perelman, Chairman of Revlon, Inc.’s and Products Corporation’s Board of Directors.

Transfer Agreements

In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings LLC, a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. (“Revlon Holdings”), and which is an affiliate and an indirect wholly-owned subsidiary of MacAndrews & Forbes, and certain of Revlon Holdings’ wholly-owned subsidiaries. Revlon, Inc. and Products Corporation also entered into a real property asset transfer agreement with Revlon Holdings. Pursuant to such agreements, on June 24, 1992, Revlon Holdings transferred certain assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the “Excluded Liabilities”). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to the Company’s business and that historically had not been profitable and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities was $0.3 million for 2012 and $0.3 million for each of 2011 and 2010. As of both December 31, 2012 and 2011, a $0.1 million receivable from MacAndrews & Forbes was included within prepaid expenses and other in the Company’s Consolidated Balance Sheets for transactions subject to the Transfer Agreements.

Reimbursement Agreements

Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. (a wholly-owned subsidiary of MacAndrews & Forbes Holdings) have entered into reimbursement agreements (the “Reimbursement Agreements”) pursuant to which (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through its affiliates) certain professional and administrative services, including, without limitation, employees, to Revlon, Inc. and its subsidiaries, including, without limitation, Products Corporation, and to purchase services from third party providers, such as insurance, legal, accounting and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including, without limitation, employees, to MacAndrews & Forbes and to purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.

The Company reimburses MacAndrews & Forbes for the allocable costs of the services purchased for or provided by MacAndrews & Forbes to the Company and its subsidiaries and for the reasonable out-of-pocket expenses incurred by MacAndrews & Forbes in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services purchased for or provided by Products Corporation to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. Each of the Company, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the services provided by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.

The Reimbursement Agreements may be terminated by either party on 90 days’ notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

Revlon, Inc. and the Company participate in MacAndrews & Forbes’ directors and officers liability insurance program (the “D&O Insurance Program”), as well as its other insurance coverages, such as property damage, business interruption, liability and other coverages, which cover Revlon, Inc. and the Company, as well as MacAndrews & Forbes and its subsidiaries. The limits of coverage for certain of the policies are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes from time to time for its allocable portion of the premiums for such coverage or the Company pays the insurers directly, which premiums the Company believes are more favorable than the premiums the Company would pay were it to secure stand-alone coverage. Any amounts paid by the Company directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements.

The net activity related to services provided and/or purchased under the Reimbursement Agreements during the year ended December 31, 2012 was $14.9 million, which primarily includes a $14.6 million partial pre-payment made by the Company to MacAndrews & Forbes during the first quarter of 2012 for premiums related to Revlon, Inc.’s and the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program (for

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

the period from January 31, 2012 through January 31, 2017). The net activity related to services provided and/or purchased under the Reimbursement Agreements for 2011 and 2010 were $(0.5) million and $0.1 million, respectively. As of December 31, 2012 and 2011, a receivable balance of $0.1 million and nil, respectively, from MacAndrews & Forbes was included within prepaid expenses and other in the Company’s Consolidated Balance Sheets for transactions subject to the Reimbursement Agreements.

Tax Sharing Agreements

As a result of a debt-for-equity exchange transaction completed in March 2004 (the “2004 Revlon Exchange Transactions”), as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for U.S. federal income tax purposes. See Note 13, “Income Taxes,” for further discussion on these agreements and related transactions in 2012, 2011 and 2010.

Amended and Restated Senior Subordinated Term Loan

For a description of transactions with MacAndrews & Forbes in 2009 and 2012 in connection with the Senior Subordinated Term Loan and the Amended and Restated Senior Subordinated Term Loan, including, without limitation, the extension of the maturity date and the change in the annual interest rate on the Contributed Loan and the Non-Contributed Loan portions of the Senior Subordinated Term Loan in 2009 and MacAndrews & Forbes assigning its interest in the Non-Contributed Loan to various third parties in 2012, see Note 10, “Long-Term Debt — Amended and Restated Senior Subordinated Term Loan Agreement.”

Other

Pursuant to a lease dated April 2, 1993 (the “Edison Lease”), Revlon Holdings leased to Products Corporation the Edison, N.J. research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. In August 1998, Revlon Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with such sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Revlon Holdings agreed to indemnify Products Corporation through September 1, 2013 (the original term of the new lease) to the extent that rent under the new lease exceeds the rent that would have been payable under the terminated Edison Lease had it not been terminated. Effective October 2010, Products Corporation entered into a renewal of the lease with the owner through September 2025. The Revlon Holdings indemnification obligation will terminate on September 1, 2013. The net amounts reimbursed by Revlon Holdings to Products Corporation with respect to the Edison facility for 2012, 2011 and 2010 were $0.1 million, $0.1 million and $0.3 million, respectively.

Certain of Products Corporation’s debt obligations, including the 2011 Credit Agreements and Products Corporation’s 9 3/4% Senior Secured Notes, have been, and may in the future be, supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation. The obligations under such guarantees are secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation’s domestic subsidiaries and 66% of the capital stock of Products Corporation’s and its domestic subsidiaries’ first-tier foreign subsidiaries. See Note 22, “Subsequent Events – 2013 Senior Notes Refinancing,” for a discussion of the 2013 refinancing of the 9 3/4% Senior Secured Notes.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

19.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company’s unaudited quarterly results of operations:

	Year Ended December 31, 2012
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$330.7	$357.1	$347.0	$391.3
Gross profit	215.0	232.7	220.0	251.9
Income (loss) from continuing operations, net of taxes(a)(b)	10.0	20.1	(10.0)	50.7
Income from discontinued operations, net of taxes	—	0.4	—	—
Net income (loss)(a)(b)	10.0	20.5	(10.0)	50.7

	Year Ended December 31, 2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$333.2	$351.2	$337.2	$359.8
Gross profit	219.9	229.3	214.1	225.5
Income from continuing operations, net of taxes(c)	12.0	7.2	5.3	38.9
Income from discontinued operations, net of taxes	—	0.6	—	—
Net income(c)	12.0	7.8	5.3	38.9

(a)	Loss from continuing operations and net loss for the third quarter of 2012 were unfavorably impacted by $24.1 million in restructuring and related charges recorded as a result of the September 2012 Program (See Note 3, “Restructuring Charges”).

(b)	Income from continuing operations and net income for the fourth quarter of 2012 were favorably impacted by an increase in net income driven by a non-cash benefit of $15.8 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions in the U.S. at December 31, 2012, as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions, which is reflected in the provision for income taxes (See Note 13, “Income Taxes”).

(c)	Income from continuing operations and net income for the fourth quarter of 2011 were favorably impacted by an increase in net income driven by a non-cash benefit of $16.9 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011 as a result of the Company’s improved earnings trends and cumulative taxable income in those jurisdictions. (See Note 13, “Income Taxes”).

20.    GEOGRAPHIC, FINANCIAL AND OTHER INFORMATION

The Company manages its business on the basis of one reportable operating segment. (See Note 1, “Summary of Significant Accounting Policies”, for a brief description of the Company’s business). As of December 31, 2012, the Company had operations established in 14 countries outside of the U.S. and its products are sold throughout the world. Generally, net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. Walmart and its affiliates worldwide accounted for approximately 22% of the Company’s worldwide net sales in each of 2012, 2011 and 2010. The Company expects that Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. As is customary in the consumer products industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

In the tables below, certain prior year amounts have been reclassified to conform to the current period’s presentation.

	Year Ended December 31,
	2012		2011		2010
Geographic area:
Net sales:
United States	$800.0	56%	$757.4	55%	$729.1	55%
Outside of the United States	626.1	44%	624.0	45%	592.3	45%

	$1,426.1		$1,381.4		$1,321.4

	December 31,
	2012		2011
Long-lived assets — net:
United States	$430.1	90%	$354.3	88%
Outside of the United States	48.5	10%	48.5	12%

	$478.6		$402.8

	Year Ended December 31,
	2012		2011		2010
Classes of similar products:
Net sales:
Color cosmetics	$940.0	66%	$880.4	64%	$816.1	62%
Beauty care and fragrance	486.1	34%	501.0	36%	505.3	38%

	$1,426.1		$1,381.4		$1,321.4

21.    GUARANTOR FINANCIAL INFORMATION

Products Corporation’s 9 3/4% Senior Secured Notes are fully and unconditionally guaranteed on a senior secured basis by Revlon, Inc. and Products Corporation’s domestic subsidiaries (other than certain immaterial subsidiaries) that guarantee Products Corporation’s obligations under its 2011 Credit Agreements (the “Guarantor Subsidiaries”). See Note 22, “Subsequent Events — 2013 Senior Notes Refinancing,” for a discussion of the 2013 refinancing of the 9 3/4% Senior Secured Notes.

The following Condensed Consolidating Financial Statements present the financial information as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010 for (i) Products Corporation on a stand-alone basis; (ii) the Guarantor Subsidiaries on a stand-alone basis; (iii) the subsidiaries of Products Corporation that do not guarantee Products Corporation’s 9 3/4% Senior Secured Notes (the “Non-Guarantor Subsidiaries”) on a stand-alone basis; and (iv) Products Corporation, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis. The Condensed Consolidating Financial Statements are presented on the equity method, under which the investments in subsidiaries are recorded at cost and adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Balance Sheets

As of December 31, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$59.1	$—	$57.2	$—	$116.3
Trade receivables, less allowances for doubtful accounts	96.2	23.1	96.7	—	216.0
Inventories	74.1	6.1	34.5	—	114.7
Deferred income taxes — current	38.2	—	10.3	—	48.5
Prepaid expenses and other	92.1	4.7	23.7	—	120.5
Intercompany receivables	947.9	488.2	408.0	(1,844.1)	—
Investment in subsidiaries	(94.6)	(190.0)	—	284.6	—
Property, plant and equipment, net	86.9	0.5	12.1	—	99.5
Deferred income taxes — noncurrent	189.9	—	13.2	—	203.1
Goodwill	150.6	65.2	2.0	—	217.8
Intangible assets, net	0.9	61.3	6.6		68.8
Other assets	63.5	3.5	25.5	—	92.5

Total assets	$1,704.8	$462.6	$689.8	$(1,559.5)	$1,297.7

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$5.0	$—	$—	$5.0
Current portion of long-term debt	21.5	—	—	—	21.5
Current portion of long-term debt —affiliates	48.6	—	—	—	48.6
Accounts payable	62.2	5.1	34.5	—	101.8
Accrued expenses and other	155.7	13.8	95.2	—	264.7
Intercompany payables	614.6	650.7	578.8	(1,844.1)	—
Long-term debt	1,145.8	—	—	—	1,145.8
Other long-term liabilities	233.1	6.2	47.7	—	287.0

Total liabilities	2,281.5	680.8	756.2	(1,844.1)	1,874.4
Stockholder’s deficiency	(576.7)	(218.2)	(66.4)	284.6	(576.7)

Total liabilities and stockholder’s deficiency	$1,704.8	$462.6	$689.8	$(1,559.5)	$1,297.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Balance Sheets

As of December 31, 2011

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$57.7	$0.1	$43.9	$—	$101.7
Trade receivables, less allowances for doubtful accounts	107.1	18.2	86.7	—	212.0
Inventories	68.3	8.4	34.3	—	111.0
Deferred income taxes — current	40.0	—	9.6	—	49.6
Prepaid expenses and other	78.3	4.2	25.1	—	107.6
Intercompany receivables	907.6	445.5	362.4	(1,715.5)	—
Investment in subsidiaries	(164.2)	(193.0)	—	357.2	—
Property, plant and equipment, net	85.2	0.9	12.8	—	98.9
Deferred income taxes — noncurrent	206.9	—	14.5	—	221.4
Goodwill	150.6	42.2	1.9	—	194.7
Intangible assets, net	0.9	21.7	6.6	—	29.2
Other assets	52.7	2.8	24.5	—	80.0

Total assets	$1,591.1	$351.0	$622.3	$(1,358.3)	$1,206.1

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$3.6	$2.3	$—	$5.9
Current portion of long-term debt	8.0	—	—	—	8.0
Accounts payable	56.0	3.9	29.1	—	89.0
Accrued expenses and other	150.8	10.8	68.4	—	230.0
Intercompany payables	559.0	609.9	546.6	(1,715.5)	—
Long-term debt	1,107.0	—	—	—	1,107.0
Long-term debt — affiliates	107.0	—	—	—	107.0
Other long-term liabilities	244.9	5.3	50.6	—	300.8

Total liabilities	2,232.7	633.5	697.0	(1,715.5)	1,847.7
Stockholder’s deficiency	(641.6)	(282.5)	(74.7)	357.2	(641.6)

Total liabilities and stockholder’s deficiency	$1,591.1	$351.0	$622.3	$(1,358.3)	$1,206.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Income and Comprehensive Income

For the Year Ended December 31, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$929.9	$113.6	$576.1	$(193.5)	$1,426.1
Cost of sales	418.6	53.7	227.7	(193.5)	506.5

Gross profit	511.3	59.9	348.4	—	919.6
Selling, general and administrative expenses	397.2	47.3	246.4	—	690.9
Restructuring charges	1.2	0.7	18.8	—	20.7

Operating income	112.9	11.9	83.2	—	208.0

Other expenses, net:
Intercompany interest, net	0.8	(0.8)	6.2	—	6.2
Interest expense	78.4	0.3	0.4	—	79.1
Amortization of debt issuance costs	3.4	—	—	—	3.4
Foreign currency (gains) losses, net	(0.4)	0.5	2.6	—	2.7
Miscellaneous, net	(70.1)	6.8	64.3	—	1.0

Other expenses, net	12.1	6.8	73.5	—	92.4

Income from continuing operations before income taxes	100.8	5.1	9.7	—	115.6
Provision for income taxes	25.0	8.9	10.9	—	44.8

Income (loss) from continuing operations, net of taxes	75.8	(3.8)	(1.2)	—	70.8
Income from discontinued operations, net of taxes	0.4	—	—	—	0.4
Equity in loss of subsidiaries	(5.0)	(11.9)	—	16.9	—

Net income (loss)	$71.2	$(15.7)	$(1.2)	$16.9	$71.2

Other comprehensive (loss) income	(7.3)	10.6	12.8	(23.4)	(7.3)

Total comprehensive income (loss)	$63.9	$(5.1)	$11.6	$(6.5)	$63.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Income and Comprehensive Income

For the Year Ended December 31, 2011

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$883.7	$95.2	$574.9	$(172.4)	$1,381.4
Cost of sales	399.8	45.0	220.2	(172.4)	492.6

Gross profit	483.9	50.2	354.7	—	888.8
Selling, general and administrative expenses	391.9	40.6	245.6	—	678.1

Operating income	92.0	9.6	109.1	—	210.7

Other expenses, net:
Intercompany interest, net	0.1	(1.0)	7.1	—	6.2
Interest expense	84.2	0.3	0.4	—	84.9
Amortization of debt issuance costs	3.7	—	—	—	3.7
Loss on early extinguishment of debt, net	11.2	—	—	—	11.2
Foreign currency (gains) losses, net	(1.5)	0.5	5.4	—	4.4
Miscellaneous, net	(47.9)	(1.9)	51.3	—	1.5

Other expenses, net	49.8	(2.1)	64.2	—	111.9

Income from continuing operations before income taxes	42.2	11.7	44.9	—	98.8
Provision for income taxes	26.8	3.2	5.4	—	35.4

Income from continuing operations, net of taxes	15.4	8.5	39.5	—	63.4
Income from discontinued operations, net of taxes	0.6	—	—	—	0.6
Equity in income of subsidiaries	48.0	10.8	—	(58.8)	—

Net income	$64.0	$19.3	$39.5	$(58.8)	$64.0

Other comprehensive loss	(50.6)	(6.3)	(14.3)	20.6	(50.6)

Total comprehensive income	$13.4	$13.0	$25.2	$(38.2)	$13.4

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Income and Comprehensive Income

For the Year Ended December 31, 2010

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$854.2	$69.4	$546.1	$(148.3)	$1,321.4
Cost of sales	367.8	32.0	203.8	(148.3)	455.3

Gross profit	486.4	37.4	342.3	—	866.1
Selling, general and administrative expenses	399.6	32.5	227.2	—	659.3
Restructuring charges	(0.2)	—	(0.1)	—	(0.3)

Operating income	87.0	4.9	115.2	—	207.1

Other expenses, net:
Intercompany interest, net	(0.1)	(1.1)	7.4	—	6.2
Interest expense	89.9	0.3	0.3	—	90.5
Amortization of debt issuance costs	4.5	—	—	—	4.5
Loss on early extinguishment of debt, net	9.7	—	—	—	9.7
Foreign currency (gains) losses, net	(4.6)	(0.3)	11.2	—	6.3
Miscellaneous, net	(46.9)	2.9	45.2	—	1.2

Other expenses, net	52.5	1.8	64.1	—	118.4

Income from continuing operations before income taxes	34.5	3.1	51.1	—	88.7
(Benefit from) provision for income taxes	(255.8)	4.1	16.4	—	(235.3)

Income (loss) from continuing operations, net of taxes	290.3	(1.0)	34.7	—	324.0
Income from discontinued operations, net of taxes	0.3	—	—	—	0.3
Equity in income of subsidiaries	33.7	18.5	—	(52.2)	—

Net income	$324.3	$17.5	$34.7	$(52.2)	$324.3

Other comprehensive income (loss)	7.6	(7.9)	(7.7)	15.6	7.6

Total comprehensive income	$331.9	$9.6	$27.0	$(36.6)	$331.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$21.3	$64.9	$17.9	$—	$104.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18.1)	(0.4)	(2.4)	—	(20.9)
Business acquisition	—	(66.2)	—	—	(66.2)
Proceeds from sales of certain assets	0.1	0.4	0.3	—	0.8

Net cash used in investing activities	(18.0)	(66.2)	(2.1)	—	(86.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	7.4	1.2	(2.3)	—	6.3
Repayments under the 2011 Term Loan Facility	(8.0)	—	—	—	(8.0)
Payment of financing costs	(0.4)	—	—	—	(0.4)
Other financing activities	(0.9)	—	(0.4)	—	(1.3)

Net cash (used in) provided by financing activities	(1.9)	1.2	(2.7)	—	(3.4)

Effect of exchange rate changes on cash and cash equivalents	—	—	0.2	—	0.2

Net increase (decrease) in cash and cash equivalents	1.4	(0.1)	13.3	—	14.6
Cash and cash equivalents at beginning of period	57.7	0.1	43.9	—	101.7

Cash and cash equivalents at end of period	$59.1	$—	$57.2	$—	$116.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2011

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$58.2	$37.4	$(7.6)	$—	$88.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11.7)	(0.4)	(1.8)	—	(13.9)
Business acquisition	—	(39.0)	—	—	(39.0)
Proceeds from sales of certain assets	0.1	—	0.2	—	0.3

Net cash used in investing activities	(11.6)	(39.4)	(1.6)	—	(52.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	(2.5)	2.0	0.7	—	0.2
Repayments under the 2010 Term Loan Facility	(794.0)	—	—	—	(794.0)
Borrowings under the 2011 Term Loan Facility	796.0	—	—	—	796.0
Repayments under the 2011 Term Loan Facility	(4.0)	—	—	—	(4.0)
Payment of financing costs	(4.3)	—	—	—	(4.3)
Other financing activities	(0.6)	—	(0.8)	—	(1.4)

Net cash (used in) provided by financing activities	(9.4)	2.0	(0.1)	—	(7.5)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2.9)	—	(2.9)

Net increase (decrease) in cash and cash equivalents	37.2	—	(12.2)	—	25.0
Cash and cash equivalents at beginning of period	20.5	0.1	56.1	—	76.7

Cash and cash equivalents at end of period	$57.7	$0.1	$43.9	$—	$101.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2010

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$70.8	$(0.9)	$26.8	$—	$96.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.7)	(0.1)	(1.4)	—	(15.2)
Proceeds from sales of certain assets	—	—	0.3	—	0.3

Net cash used in investing activities	(13.7)	(0.1)	(1.1)	—	(14.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(12.8)	0.7	1.5	—	(10.6)
Repayments under the 2006 Term Loan Facility	(815.0)	—	—	—	(815.0)
Borrowings under the 2010 Term Loan Facility	786.0	—	—	—	786.0
Repayments under the 2010 Term Loan Facility	(6.0)	—	—	—	(6.0)
Payment of financing costs	(17.0)	—	—	—	(17.0)
Other financing activities	0.8	—	(0.5)	—	0.3

Net cash (used in) provided by financing activities	(64.0)	0.7	1.0	—	(62.3)

Effect of exchange rate changes on cash and cash equivalents	—	—	2.7	—	2.7

Net (decrease) increase in cash and cash equivalents	(6.9)	(0.3)	29.4	—	22.2
Cash and cash equivalents at beginning of period	27.4	0.4	26.7	—	54.5

Cash and cash equivalents at end of period	$20.5	$0.1	$56.1	$—	$76.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts in millions, except share and per share amounts)

22.    SUBSEQUENT EVENTS

Insurance Settlement on Loss of Inventory

In January 2013, the Company received additional insurance proceeds of $3.4 million from its insurers in connection with the June 5, 2011 fire at the Company’s facility in Venezuela. These additional proceeds relate to the settlement of the Company’s claim for the loss of inventory. The $3.4 million of proceeds were in addition to $3.7 million received in 2012 and $4.7 million received in 2011, for a total settlement amount of $11.8 million for the loss of inventory, of which $3.5 million was recognized as income from insurance recoveries in the second quarter of 2011. As a result of the final settlement of the claim for the loss of inventory, the Company will recognize a gain from insurance proceeds of $8.3 million in the first quarter of 2013.

The final amount and timing of the remaining insurance recovery is still currently unknown. For further discussion, see Note 1, “Summary of Significant Accounting Policies – Other Events—Fire at Revlon Venezuela Facility.”

2013 Senior Notes Refinancing

5 3/4% Senior Notes

On February 8, 2013, Products Corporation successfully completed its previously-announced offering, pursuant to an exemption from registration under the Securities Act, of $500 million aggregate principal amount of 5 3/4% Senior Notes due 2021 (the “5 3/4% Senior Notes”). The 5 3/4% Senior Notes are unsecured, were issued to investors at par and mature on February 15, 2021.

The 5 3/4% Senior Notes were issued pursuant to an Indenture (the “Indenture”), dated as of February 8, 2013 (the “Closing Date”), by and among Products Corporation, Products Corporation’s domestic subsidiaries (the “Guarantors”), which also currently guarantee Products Corporation’s 2011 Term Loan Facility and 2011 Revolving Credit Facility, and U.S. Bank National Association, as trustee. The Guarantors have issued guarantees (the “Guarantees”) of Products Corporation’s obligations under the 5 3/4% Senior Notes and the Indenture on a senior unsecured basis. The holders of the 5 3/4% Senior Notes and the Guarantees will have certain registration rights pursuant to a Registration Rights Agreement, dated as of the Closing Date, by and among Products Corporation, the Guarantors and the representatives of the several initial purchasers of the 5 3/4% Senior Notes.

Products Corporation used the net proceeds from the offering to: (i) pay the tender offer consideration, including applicable consent payments, in connection with Products Corporation’s previously-announced cash tender offer to purchase any and all of the $330 million outstanding aggregate principal amount of its 9 3/4% Senior Secured Notes due November 2015; (ii) pay the applicable premium and accrued interest, along with related fees and expenses, on the 9 3/4% Senior Secured Notes that are subsequently redeemed by Products Corporation following the tender offer; and (iii) pay applicable fees and expenses incurred in connection with the offering, the tender offer and any redemption. Products Corporation expects to use the remaining balance available for general corporate purposes, including debt reduction transactions such as repaying a portion of its 2011 Term Loan Facility due November 2017 and repaying the Contributed Loan Portion of its Amended and Restated Senior Subordinated Term Loan at maturity in October 2013.

Schedule II

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)

	Balance at Beginning of Year	Charged to Cost and Expenses	Other Deductions	Balance at End of Year
Allowance for Doubtful Accounts(a):
2012	$3.2	$0.6	$(0.3)	$3.5
2011	3.1	(0.1)	0.2	3.2
2010	3.8	(0.6)	(0.1)	3.1
Allowance for Volume and Early Payment Discounts(b):
2012	$15.7	$58.4	$(59.5)	$14.6
2011	15.2	54.4	(53.9)	15.7
2010	14.4	60.9	(60.1)	15.2
Allowance for Sales Returns(c):
2012	$57.8	$73.7	$(77.0)	$54.5
2011	59.9	77.0	(79.1)	57.8
2010	65.5	75.4	(81.0)	59.9

(a)	Includes doubtful accounts written off, less recoveries, as well as reclassifications and foreign currency translation adjustments.
(b)	Includes discounts taken, reclassifications and foreign currency translation adjustments.
(c)	Includes sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and inventories.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139.3	$116.3
Trade receivables, less allowance for doubtful accounts of $3.4 and $3.5 as of September 30, 2013 and December 31, 2012, respectively	194.1	216.0
Inventories	142.2	114.7
Deferred income taxes — current	50.0	48.5
Receivable from Revlon, Inc.	91.0	75.1
Prepaid expenses and other	51.3	45.4

Total current assets	667.9	616.0
Property, plant and equipment, net of accumulated depreciation of $236.4 and $226.0 as of September 30, 2013 and December 31, 2012, respectively	102.7	99.5
Deferred income taxes — noncurrent	181.2	203.1
Goodwill	217.9	217.8
Intangible assets, net of accumulated amortization of $34.7 and $29.7 as of September 30, 2013 and December 31, 2012, respectively	64.7	68.8
Other assets	101.9	92.5

Total assets	$1,336.3	$1,297.7

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Short-term borrowings	$6.6	$5.0
Current portion of long-term debt	—	21.5
Current portion of long-term debt — affiliates	48.6	48.6
Accounts payable	103.4	101.8
Accrued expenses and other	224.8	264.7

Total current liabilities	383.4	441.6
Long-term debt	1,228.2	1,145.8
Long-term pension and other post-retirement plan liabilities	210.1	233.7
Other long-term liabilities	56.3	53.3
Commitments and contingencies
Stockholder’s deficiency:
RCPC Preferred Stock, par value $1.00 per share; 1,000 shares authorized; 546 shares issued and outstanding as of September 30, 2013 and December 31, 2012	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized; 5,260 shares issued and outstanding as of September 30, 2013 and December 31, 2012	—	—
Additional paid-in capital	946.3	946.3
Accumulated deficit	(1,336.6)	(1,369.4)
Accumulated other comprehensive loss	(206.0)	(208.2)

Total stockholder’s deficiency	(541.7)	(576.7)

Total liabilities and stockholder’s deficiency	$1,336.3	$1,297.7

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$339.4	$347.0	$1,021.4	$1,034.8
Cost of sales	123.8	127.0	365.5	367.1

Gross profit	215.6	220.0	655.9	667.7
Selling, general and administrative expenses	174.4	174.7	500.0	524.4
Restructuring charges and other, net	(1.5)	21.0	1.8	21.0

Operating income	42.7	24.3	154.1	122.3

Other expenses, net:
Interest expense	17.8	21.4	55.5	64.1
Amortization of debt issuance costs	0.8	0.9	2.2	2.6
Loss on early extinguishment of debt	0.2	—	28.1	—
Foreign currency losses (gains), net	0.4	(0.1)	2.9	2.0
Miscellaneous, net	0.5	0.1	0.5	0.4

Other expenses, net	19.7	22.3	89.2	69.1

Income from continuing operations before income taxes	23.0	2.0	64.9	53.2
Provision for income taxes	13.0	12.0	32.4	33.1

Income (loss) from continuing operations, net of taxes	10.0	(10.0)	32.5	20.1
Income from discontinued operations, net of taxes	—	—	0.3	0.4

Net income (loss)	$10.0	$(10.0)	$32.8	$20.5

Other comprehensive income (loss):
Currency translation adjustment, net of tax(a)	1.1	(1.9)	(3.6)	0.3
Amortization of pension related costs, net of tax(b)(c)	2.0	1.8	5.8	7.5

Other comprehensive income (loss)	3.1	(0.1)	2.2	7.8

Total comprehensive income (loss)	$13.1	$(10.1)	$35.0	$28.3

(a)	Net of tax expense (benefit) of $0.9 million and $(0.7) million for the three months ended September 30, 2013 and 2012, respectively, and $3.2 million and $0.7 million for the nine months ended September 30, 2013 and 2012, respectively.

(b)	Net of tax benefit of $(0.2) million for the three months ended September 30, 2013 and 2012 and $(0.9) million and $(0.7) million for the nine months ended September 30, 2013 and 2012, respectively.

(c)	This other comprehensive income component is included in the computation of net periodic benefit (income) costs. See Note 2, “Pension and Post-Retirement Benefits,” for additional information regarding net periodic benefit (income) costs.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDER’S DEFICIENCY

(dollars in millions)

	RCPC Preferred Stock	Additional Paid- In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficiency
Balance, January 1, 2013	$54.6	$946.3	$(1,369.4)	$(208.2)	$(576.7)
Net income			32.8		32.8
Other comprehensive income(a)				2.2	2.2

Balance, September 30, 2013	$54.6	$946.3	$(1,336.6)	$(206.0)	$(541.7)

(a)	See Note 7, “Accumulated Other Comprehensive Loss,” regarding the changes in the accumulated balances for each component of other comprehensive income during the first nine months of 2013.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32.8	$20.5
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.3)	(0.4)
Depreciation and amortization	51.5	48.4
Amortization of debt discount	1.0	1.4
Stock compensation amortization	—	0.3
Provision for deferred income taxes	21.6	24.2
Loss on early extinguishment of debt	28.1	—
Amortization of debt issuance costs	2.2	2.6
Insurance proceeds for property, plant and equipment	(13.1)	—
(Gain) loss on sale of certain assets	(3.1)	0.2
Pension and other post-retirement (income) costs	(0.2)	4.1
Change in assets and liabilities:
Decrease in trade receivables	16.9	16.5
Increase in inventories	(31.3)	(32.6)
Increase in prepaid expenses and other current assets	(23.4)	(21.5)
Increase in accounts payable	4.3	2.2
(Decrease) increase in accrued expenses and other current liabilities	(30.9)	27.6
Pension and other post-retirement plan contributions	(16.0)	(26.8)
Purchases of permanent displays	(30.1)	(31.2)
Other, net	(4.2)	(17.6)

Net cash provided by operating activities	5.8	17.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17.9)	(14.8)
Business acquisition	—	(66.2)
Insurance proceeds for property, plant and equipment	13.1	—
Proceeds from the sale of certain assets	3.4	0.6

Net cash used in investing activities	(1.4)	(80.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	0.2	12.5
Proceeds from the issuance of the 5 3/4% Senior Notes	500.0	—
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	—
Repayments under the 2011 Term Loan Facility	(113.0)	(6.0)
Payment of financing costs	(32.7)	(0.1)
Other financing activities	(1.8)	(0.7)

Net cash provided by financing activities	22.7	5.7

Effect of exchange rate changes on cash and cash equivalents	(4.1)	0.3

Net increase (decrease) in cash and cash equivalents	23.0	(56.5)
Cash and cash equivalents at beginning of period	116.3	101.7

Cash and cash equivalents at end of period	$139.3	$45.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$60.8	$62.1
Income taxes, net of refunds	10.6	13.6

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. The Company’s principal customers include large mass volume retailers and chain drug and food stores in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business pursuant to which the Company licenses certain of its key brand names to third parties for the manufacture and sale of complementary beauty-related products and accessories in exchange for royalties. See also Note 14, “Subsequent Events—Colomer Acquisition.

Products Corporation is a direct wholly-owned operating subsidiary of Revlon, Inc., which is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and, together with certain of its affiliates other than Revlon, Inc. and the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.

The accompanying Consolidated Financial Statements are unaudited. In management’s opinion, all adjustments necessary for a fair presentation have been made. The Unaudited Consolidated Financial Statements include the accounts of the Company after the elimination of all material intercompany balances and transactions.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying Unaudited Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, expected sales returns and allowances, trade support costs, certain assumptions related to the recoverability of intangible and long-lived assets, deferred tax valuation allowances, reserves for estimated tax liabilities, restructuring costs, certain estimates and assumptions used in the calculation of the net periodic benefit (income) costs and the projected benefit obligations for the Company’s pension and other post-retirement plans, including the expected long-term return on pension plan assets and the discount rate used to value the Company’s pension benefit obligations. The Unaudited Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2013 (the “2012 Form 10-K”).

The Company’s results of operations and financial position for interim periods are not necessarily indicative of those to be expected for a full year.

Effective beginning October 1, 2012, the Company is consolidating and reporting Latin America and Canada (previously reported separately) as the combined Latin America and Canada region.

Certain prior year amounts in the Unaudited Consolidated Financial Statements have been reclassified to conform to the current period’s presentation.

Recently Adopted Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which amends Accounting Standards Codification (“ASC”) 220, “Comprehensive Income.” The

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

amendments require an entity to disclose the impact of amounts reclassified out of accumulated other comprehensive income and into net income, by the respective line items of net income, if the amounts reclassified are reclassified to net income in their entirety in the same reporting period. The disclosure is required either on the face of the statement where net income is presented or in the notes. For amounts that are not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The Company prospectively adopted ASU No. 2013-02 beginning January 1, 2013, and has provided the required disclosures.

Recently Issued Accounting Pronouncements

In March 2013, the FASB issued ASU No. 2013-04, “Accounting for Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”, which will require an entity to record an obligation resulting from joint and several liability arrangements at the greater of the amount that the entity has agreed to pay or the amount the entity expects to pay. Additional disclosures about joint and several liability arrangements will also be required. This guidance is effective for fiscal periods beginning after December 15, 2013, and is to be applied retrospectively for obligations that exist at the beginning of an entity’s fiscal year of adoption, with early adoption permitted. The Company does not expect that such adoption will have a material impact on the Company’s consolidated financial statements or financial statement disclosures.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” which requires an unrecognized tax benefit to be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward that the entity intends to use and is available for settlement at the reporting date. The guidance is effective for fiscal periods beginning after December 15, 2013. The Company expects to early adopt the provisions of ASU No. 2013-11 on a prospective basis as of December 31, 2013 and the Company expects that the impact of such adoption will be limited to the presentation of assets and liabilities on the consolidated balance sheet.

Other Events

Acquisition of The Colomer Group Participations

On October 9, 2013, Products Corporation completed its acquisition of The Colomer Group Participations, S.L. (“Colomer”), a Spanish company which primarily markets and sells professional products to salons and other professional channels under brands such as Revlon Professional® hair care, CND® and CND Shellac® nail polishes and American Crew® men’s hair care (the “Colomer Acquisition”), pursuant to a share sale and purchase agreement (the “Purchase Agreement”) which Products Corporation entered into on August 3, 2013. See Note 14, “Subsequent Events—Colomer Acquisition.”

Fire at Revlon Venezuela Facility

On June 5, 2011, the Company’s facility in Venezuela was destroyed by fire. For the years ended December 31, 2012, 2011 and 2010, the Company’s subsidiary in Venezuela (“Revlon Venezuela”) had net sales of approximately 2%, 2% and 3%, respectively, of the Company’s consolidated net sales. At December 31, 2012, 2011 and 2010, total assets of Revlon Venezuela were approximately 2%, 2% and 3%, respectively, of the Company’s total assets. Prior to the fire, approximately 50% of Revlon Venezuela’s net sales were comprised of products imported from the Company’s Oxford, North Carolina facility and approximately 50% were comprised of products locally manufactured at the Revlon Venezuela facility. Revlon Venezuela did not have any net sales from the date of the fire until August 12, 2011. The Company’s net sales in Venezuela since August 12, 2011 have been primarily comprised of (i) products imported from the Company’s Oxford, North Carolina facility; and

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

(ii) commencing in the first quarter of 2012, certain products imported from third party manufacturers outside of Venezuela, which were locally manufactured at the Revlon Venezuela facility prior to the fire.

The Company maintains comprehensive property insurance, as well as business interruption insurance. Business interruption insurance is intended to reimburse for lost profits and other costs incurred, which are attributable to the loss, during the loss period, subject to the terms and conditions of the applicable policies. The Company’s insurance coverage provides for business interruption losses to be reimbursed, subject to the terms and conditions of such policy, for a period of time, which period for the coverage related to the fire ended on October 2, 2012.

The Company’s business interruption losses included estimated profits lost as a result of the interruption of Revlon Venezuela’s business and costs incurred directly related to the fire. The Company recognized income from insurance recoveries under the business interruption policy only to the extent it recorded business interruption losses.

In January 2013, the Company received additional insurance proceeds of $3.4 million from its insurers related to the settlement of the Company’s claim for the loss of inventory. The $3.4 million of proceeds were in addition to $8.4 million of insurance proceeds received prior to December 31, 2012, for a total settlement amount of $11.8 million for the loss of inventory, of which $3.5 million was previously recognized as income from insurance recoveries in 2011. As a result of the final settlement of the claim for the loss of inventory, the Company recognized a gain from insurance proceeds of $8.3 million in the first quarter of 2013.

In June 2013, the Company settled its business interruption and property insurance claim in the amount of $32.0 million. The Company received $17.9 million of insurance proceeds for its business interruption and property claim prior to December 31, 2012, and the remaining $14.1 million was received in July 2013. The Company previously recognized $13.9 million as income from insurance recoveries in 2011 and 2012. As a result of the final settlement of the business interruption and property claim, the Company recognized a gain from insurance proceeds of $18.1 million in the second quarter of 2013.

The table below details the proceeds received and the income recognized to date for the inventory and business interruption and property claims:

	Inventory	Business Interruption and Property	Total
Insurance proceeds received in 2011	$4.7	$15.0	$19.7
Insurance proceeds received in 2012	3.7	2.9	6.6

Total proceeds received as of December 31, 2012	8.4	17.9	26.3
Income from insurance recoveries recognized in 2011 and 2012(a)	(3.5)	(13.9)	(17.4)

Deferred income balance as of December 31, 2012	4.9	4.0	8.9
Insurance proceeds received in 2013	3.4	14.1	17.5
Gain from insurance proceeds for the nine months ended September 30, 2013(a)	(8.3)	(18.1)	(26.4)

Deferred income balance as of September 30, 2013	$—	$—	$—

(a)

The gain from insurance proceeds and income from insurance recoveries is included within selling, general and administrative (“SG&A”) expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) in the respective periods.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

In the second quarter of 2013, the Company recorded an accrual of $4.5 million for estimated clean-up costs related to the destroyed facility in Venezuela. The accrual is included within accrued expenses and other and SG&A expenses in the Company’s Consolidated Financial Statements for the nine months ended September 30, 2013.

Impact of Foreign Currency Translation — Venezuela Currency Devaluation

On February 8, 2013, the Venezuelan government announced the devaluation of its local currency, Venezuelan Bolivars (“Bolivars”), relative to the U.S. Dollar, effective beginning February 13, 2013. The devaluation changed the official exchange rate to 6.30 Bolivars per U.S. Dollar (the “Official Rate”). The Venezuelan government also announced that the currency market administered by the central bank known as the Sistema de Transacciones en Moneda Extranjera (“SITME”) would be eliminated. As previously disclosed in the Company’s 2012 Form 10-K, the Company was using the SITME rate to translate the financial statements of Revlon Venezuela beginning in April 2011.

As a result of the elimination of the SITME market, the Company began using the Official Rate of 6.30 Bolivars per U.S. Dollar to translate Revlon Venezuela’s financial statements beginning in the first quarter of 2013. For the nine months ended September 30, 2013, the devaluation of the local currency had the impact of reducing reported net sales by $1.5 million and reducing reported operating income by $0.5 million. Additionally, to reflect the impact of the currency devaluation, a one-time foreign currency loss of $0.6 million was recorded in the first quarter of 2013 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela was designated as a highly inflationary economy effective January 1, 2010, the Company reflected this foreign currency loss in earnings.

2. PENSION AND POST-RETIREMENT BENEFITS

The components of net periodic benefit (income) costs for the Company’s pension and the other post-retirement benefit plans for the third quarter of 2013 and 2012 are as follows:

	Pension Plans		Other Post-retirement Benefit Plans
	Three Months Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012
Net periodic benefit (income) costs:
Service cost	$0.3	$0.4	$—	$—
Interest cost	6.9	7.5	0.1	0.1
Expected return on plan assets	(9.6)	(8.8)	—	—
Amortization of actuarial loss	2.1	2.0	0.1	0.1

	(0.3)	1.1	0.2	0.2
Portion allocated to Revlon Holdings LLC	—	—	—	—

	$(0.3)	$1.1	$0.2	$0.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The components of net periodic benefit (income) costs for the Company’s pension and the other post-retirement benefit plans for the first nine months of 2013 and 2012 are as follows:

	Pension Plans		Other Post-retirement Benefit Plans
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net periodic benefit (income) costs:
Service cost	$0.7	$1.2	$—	$—
Interest cost	20.7	22.5	0.4	0.5
Expected return on plan assets	(28.7)	(26.4)	—	—
Amortization of actuarial loss	6.4	6.1	0.3	0.2

	(0.9)	3.4	0.7	0.7
Portion allocated to Revlon Holdings LLC	(0.1)	(0.1)	—	—

	$(1.0)	$3.3	$0.7	$0.7

In the three and nine months ended September 30, 2013, the Company recognized net periodic benefit income of $(0.1) million and $(0.3) million, respectively, compared to net periodic benefit costs of $1.3 million and $4.0 million in the three and nine months ended September 30, 2012, respectively, primarily due to an increase in the fair value of pension plan assets at December 31, 2012, as well as the impact of the decrease in the weighted-average discount rate. Of the total net periodic benefit income of $(0.1) million for the three months ended September 30, 2013, $(0.6) million is recorded in cost of sales, $0.6 million is recorded in SG&A expenses and $(0.1) million is capitalized in inventory. Of the total net periodic benefit income of $(0.3) million for the nine months ended September 30, 2013, $(1.5) million is recorded in cost of sales, $1.8 million is recorded in SG&A expenses and $(0.6) million is capitalized in inventory. The Company expects that it will have net periodic benefit income of approximately $(0.5) million for its pension and other post-retirement benefit plans for all of 2013, compared with net periodic benefit costs of $3.9 million in 2012.

During the third quarter of 2013, $8.2 million and $0.2 million were contributed to the Company’s pension and other post-retirement benefit plans, respectively. During the first nine months of 2013, $15.4 million and $0.6 million were contributed to the Company’s pension plans and other post-retirement benefit plans, respectively. The Company currently expects to contribute approximately $20 million in the aggregate to its pension and other post-retirement benefit plans in 2013.

Relevant aspects of the qualified defined benefit pension plans, nonqualified pension plans and other post-retirement benefit plans sponsored by Products Corporation are disclosed in the Company’s 2012 Form 10-K.

3. RESTRUCTURING CHARGES AND OTHER, NET

September 2012 Program

In September 2012, the Company announced a worldwide restructuring (the “September 2012 Program”), which primarily involved the Company exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America, including consolidating Latin America and Canada into a single operating region, which became effective in the fourth quarter of 2012.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

A summary of the restructuring and related charges incurred through September 30, 2013 and expected to be incurred for the September 2012 Program, are as follows:

	Restructuring Charges and Other, Net
	Employee Severance and Other Personnel Benefits	Other	Total Restructuring Charges and Other, Net	Returns(a)	Inventory Write-offs(b)	Other Charges(c)	Total Restructuring and Related Charges
Charges incurred through December 31, 2012(d)	$18.4	$2.3	$20.7	$1.6	$1.2	$0.6	$24.1
Charges (benefits) incurred for the nine months ended September 30, 2013(e)	2.6	(0.8)	1.8	—	0.2	0.2	2.2

Cumulative charges incurred through September 30, 2013	$21.0	$1.5	$22.5	$1.6	$1.4	$0.8	$26.3

Total expected net charges	$21.0	$1.7	$22.7	$1.6	$1.4	$0.8	$26.5

(a)	Returns are recorded as a reduction to net sales in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).
(b)	Inventory write-offs are recorded within cost of sales in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).
(c)	Other charges are recorded within SG&A expenses within the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).
(d)	Included within the $18.4 million of employee severance and other personnel benefits is a net pension curtailment gain of $1.5 million recognized in the year ended December 31, 2012.
(e)	Included within the $(0.8) million of other is a $2.5 million gain on the July 2013 sale of the Company’s manufacturing facility in France, which was recognized in the third quarter of 2013.

The Company expects net cash payments to total approximately $24 million related to the September 2012 Program, of which $3.8 million was paid in 2012, $13.3 million was paid during the nine months ended September 30, 2013, approximately $4 million is expected to be paid during the fourth quarter of 2013 and the remainder in expected to be paid in 2014. The total expected net cash payments of $24 million include cash proceeds of $2.7 million received in the third quarter of 2013 related to the sale of the Company’s manufacturing facility in France.

Details of the movements in the restructuring reserve during the first nine months of 2013 are as follows:

	Balance as of January 1, 2013	(Income) Expense, Net(a)	Foreign Currency Translation			Balance as of September 30, 2013
				Utilized, Net
				Cash	Noncash
September 2012 Program:
Employee severance and other personnel benefits	$18.0	$2.6	$(0.2)	$(13.5)	$—	$6.9
Other	0.9	1.7	—	(2.3)	—	0.3
Lease exit	0.3	—	—	(0.3)	—	—

Total restructuring reserve	$19.2	4.3	$(0.2)	$(16.1)	$—	$7.2

Gain on sale of France facility		(2.5)

Total restructuring charges and other, net		$1.8

(a)

During the nine months ended September 30, 2013, the Company recorded additional charges related to the September 2012 Program primarily due to changes in estimates related to severance and other termination benefits, partially offset by a $2.5 million gain on the July 2013 sale of the Company’s manufacturing facility in France.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

As of September 30, 2013 and December 31, 2012, the restructuring reserve balance was included within accrued expenses and other in the Company’s Consolidated Balance Sheets.

4. INVENTORIES

	September 30, 2013	December 31, 2012
Raw materials and supplies	$37.8	$36.6
Work-in-process	12.4	8.8
Finished goods	92.0	69.3

	$142.2	$114.7

5. ACCRUED EXPENSES AND OTHER

	September 30, 2013	December 31, 2012
Sales returns and allowances	$69.8	$87.0
Advertising and promotional costs	42.7	38.6
Compensation and related benefits	40.1	56.4
Taxes	17.5	15.5
Interest	7.4	13.7
Restructuring reserve	7.2	19.2
Other	40.1	34.3

	$224.8	$264.7

6. LONG-TERM DEBT

	September 30, 2013	December 31, 2012
Amended Term Loan Facility: 2011 Term Loan due 2017, net of discounts (a)	$669.8	$780.9
Amended Revolving Credit Facility (c)	—	—
5 3/4% Senior Notes due 2021 (b)	500.0	—
9 3/4% Senior Secured Notes due 2015, net of discounts (b)	—	328.0
Contributed Loan portion of the Amended and Restated Senior Subordinated Term Loan due 2013 (d)	48.6	48.6
Non-Contributed Loan Portion of the Amended and Restated Senior Subordinated Term Loan due 2014 (d)	58.4	58.4

	1,276.8	1,215.9
Less current portion (a)	—	(21.5)
Less current portion of long-term debt - affiliates (d)	(48.6)	(48.6)

	1,228.2	1,145.8

(a)

In February 2013, Products Corporation consummated an amendment (the “February 2013 Term Loan Amendment”) to its third amended and restated term loan agreement dated as of May 19, 2011 (as amended, the “2011 Term Loan Agreement” or the “2011 Term Loan Facility”) for its 6.5-year term loan due November 19, 2017 (the “2011 Term Loan”). Refer to “Recent Debt Transactions – Term Loan Amendments - (i) February 2013 Term Loan Amendment” below for further discussion.

Additionally, in connection with the Colomer Acquisition, in August 2013, Products Corporation consummated a further amendment (the “August 2013 Term Loan Amendment”) to its 2011 Term Loan Agreement (as amended by the August 2013 Term Loan Amendment and the Incremental Amendment (as hereinafter defined), the “Amended Term Loan Agreement” or the “Amended Term Loan Facility”).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Refer to “Recent Debt Transactions – Term Loan Amendments—(ii) August 2013 Term Loan Amendment and (iii) Incremental Amendment” below for further discussion.

(b)

On February 8, 2013, Products Corporation issued $500.0 million aggregate principal amount of 5 3/4% Senior Notes due February 15, 2021 (the “5 3/4% Senior Notes”) to investors at par. Products Corporation used $491.2 million of net proceeds (net of underwriters’ fees) from the issuance of the 5 3/4% Senior Notes to repay or redeem all of the $330 million outstanding aggregate principal amount of its 9 3/4% Senior Secured Notes due November 2015 (the “9 3/4% Senior Secured Notes”), as well as to pay an aggregate of $27.9 million for the applicable redemption and tender offer premiums, accrued interest and related fees and expenses. Products Corporation used a portion of the remaining proceeds, together with existing cash, to pay approximately $113.0 million of principal on its 2011 Term Loan in conjunction with the February 2013 Term Loan Amendment. Products Corporation used the remaining balance available from the issuance of the 5 3/4% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying to Revlon, Inc. at maturity on October 8, 2013 the Contributed Loan (as defined below). Refer to “Recent Debt Transactions – 2013 Senior Notes Refinancing” below for further discussion.

(c)

In connection with the Colomer Acquisition, in August 2013, Products Corporation consummated an amendment (the “August 2013 Revolver Amendment”) to its third amended and restated revolving credit agreement dated June 16, 2011 (as amended, the “Amended Revolving Credit Agreement”). Refer to “Recent Debt Transactions – Amended Revolving Credit Facility” below for further discussion.

(d)

For detail regarding Products Corporation’s Amended and Restated Senior Subordinated Term Loan (the “Amended and Restated Senior Subordinated Term Loan”), consisting of (i) the $58.4 million principal amount which remains owing from Products Corporation to various third parties (the “Non-Contributed Loan”), which matures on October 8, 2014, and (ii) the $48.6 million principal amount which, at September 30, 2013 was due from Products Corporation to Revlon, Inc. (the “Contributed Loan”), and which Products Corporation repaid to Revlon, Inc. at maturity on October 8, 2013, see Note 10, “Long-Term Debt,” to the Consolidated Financial Statements in the Company’s 2012 Form 10-K.

Recent Debt Transactions

Term Loan and Revolving Credit Facility Amendments

(i) February 2013 Term Loan Amendment

On February 21, 2013, Products Corporation consummated the February 2013 Term Loan Amendment, among Products Corporation, as borrower, a syndicate of lenders and Citicorp, USA, Inc. (“CUSA”), as administrative agent and collateral agent.

Pursuant to the February 2013 Term Loan Amendment, Products Corporation reduced the total aggregate principal amount outstanding under the 2011 Term Loan from $788.0 million to $675.0 million, using a portion of the proceeds from Products Corporation’s issuance of its 5 3/4% Senior Notes (see “2013 Senior Notes Refinancing” below), together with cash on hand. The February 2013 Term Loan Amendment also reduced the interest rates on the 2011 Term Loan such that Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum, with the Eurodollar Rate not to be less than 1.00% (compared to 3.50% and 1.25%, respectively, prior to the February 2013 Term Loan Amendment), while Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00%, with the Alternate Base Rate not to be less than 2.00% (compared to 2.50% and 2.25%, respectively, prior to the February 2013 Term Loan Amendment) (and as each such term is defined in the 2011 Term Loan Agreement).

Pursuant to the February 2013 Term Loan Amendment, Products Corporation, under certain circumstances, also has the right to request the 2011 Term Loan be increased by up to the greater of (i) $300 million and (ii) an amount such that Products Corporation’s First Lien Secured Leverage Ratio (as defined in the 2011 Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the February 2013 Term Loan Amendment), provided that the lenders are not committed to provide any such increase.

For the nine months ended September 30, 2013, the Company incurred approximately $1.2 million of fees and expenses in connection with the February 2013 Term Loan Amendment, of which, $0.2 million was capitalized. The Company expensed the remaining $1.0 million of fees and expenses and wrote-off $1.5 million of unamortized debt discount and deferred financing costs. These amounts, totaling $2.5 million, were recognized within loss on early extinguishment of debt in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2013.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

(ii) August 2013 Term Loan Amendment

On August 19, 2013, in connection with the Colomer Acquisition, Products Corporation consummated the August 2013 Term Loan Amendment to its 2011 Term Loan Agreement, which permits, among other things: (i) Products Corporation’s consummation of the Colomer Acquisition; and (ii) Products Corporation’s incurring up to $700 million of term loans to use as a source of funds to consummate the Colomer Acquisition and pay related fees and expenses. See Note 14, “Subsequent Events—Colomer Acquisition.”

For the three and nine months ended September 30, 2013, the Company incurred approximately $1.9 million of fees and expenses in connection with the August 2013 Term Loan Amendment. The Company capitalized $1.7 million of fees and expenses, which are being amortized over the remaining life of the 2011 Term Loan using the effective interest method. The remaining $0.2 million of fees and expenses were expensed as incurred.

(iii) Incremental Amendment

On August 19, 2013, in connection with the Colomer Acquisition, Products Corporation entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, N.A. and Deutsche Bank AG New York Branch (collectively, the “Initial Acquisition Lenders”) and Citicorp USA, Inc. as administrative agent and collateral agent, pursuant to which the Initial Acquisition Lenders committed to provide up to $700 million of term loans under the Amended Term Loan Agreement (the “Acquisition Term Loans”), which were used as a source of funds to consummate the Colomer Acquisition. See Note 14, “Subsequent Events—Colomer Acquisition.”

For the three and nine months ended, September 30, 2013, the Company incurred approximately $1.7 million of fees and expenses in connection with the Acquisition Term Loans. Such fees were capitalized and will be amortized over the life of the Acquisition Term Loans using the effective interest method beginning on the Closing Date.

(iv) Amended Revolving Credit Facility

On August 14, 2013, in connection with the Colomer Acquisition, Products Corporation consummated the August 2013 Revolver Amendment to the $140.0 million asset-backed, multi-currency revolving credit facility (as amended by the August 2013 Revolver Amendment, the “Amended Revolving Credit Facility”) to permit, among other things: (i) Products Corporation’s consummation of the Colomer Acquisition; and (ii) Products Corporation’s incurring up to $700 million of the Acquisition Term Loans that Products Corporation used as a source of funds to consummate the Colomer Acquisition. Additionally, the August 2013 Revolver Amendment (1) reduced Products Corporation’s interest rate spread over the LIBOR rate applicable to Eurodollar Loans under the facility from a range, based on availability, of 2.00% to 2.50%, to a range of 1.50% to 2.00%; (2) reduced the commitment fee on unused availability under the facility from 0.375% to 0.25%; and (3) extended the maturity of the facility, which was previously scheduled to mature in June 2016, to the earlier of (i) August 2018 or (ii) the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under Products Corporation’s Amended Term Loan Facility, but not earlier than June 2016.

For the three and nine months ended September 30, 2013, the Company incurred approximately $0.4 million of fees and expenses in connection with the August 2013 Revolver Amendment, which were capitalized and are being amortized over the life of the Amended Revolving Credit Facility using the effective interest method.

The following is a summary description of the Amended Revolving Credit Facility and the Amended Term Loan Facility. Unless otherwise indicated, capitalized terms have the meanings given to them in the Amended Revolving Credit Agreement and/or the Amended Term Loan Agreement, as applicable. Investors should refer to the Amended Revolving Credit Agreement and/or the Amended Term Loan Agreement for complete terms and conditions, as these summary descriptions are subject to a number of qualifications and exceptions.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Amended Revolving Credit Facility

Availability under the Amended Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In each case subject to borrowing base availability, the Amended Revolving Credit Facility is available to:

(i) Products Corporation in revolving credit loans denominated in U.S. Dollars;

(ii) Products Corporation in swing line loans denominated in U.S. Dollars up to $30.0 million;

(iii) Products Corporation in standby and commercial letters of credit denominated in U.S. Dollars and other currencies up to $60.0 million; and

(iv) Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. Dollars and other currencies.

If the value of the eligible assets is not sufficient to support the $140.0 million borrowing base under the Amended Revolving Credit Facility, Products Corporation will not have full access to the Amended Revolving Credit Facility. Products Corporation’s ability to borrow under the Amended Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the Amended Revolving Credit Agreement.

As a result of the August 2013 Revolver Amendment, under the Amended Revolving Credit Facility, borrowings (other than loans in foreign currencies) bear interest, if made as Eurodollar Loans, at the Eurodollar Rate plus the applicable margin set forth in the grid below and, if made as Alternate Base Rate Loans, at the Alternate Base Rate plus the applicable margin set forth in the grid below.

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loan or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

Local Loans bear interest, if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. Dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. Dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above.

Prior to the termination date of the Amended Revolving Credit Facility, revolving loans are required to be prepaid (without any permanent reduction in commitment) with:

(i) the net cash proceeds from sales of Revolving Credit First Lien Collateral by Products Corporation or any of Products Corporation’s subsidiary guarantors (other than dispositions in the ordinary course of business and certain other exceptions); and

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, to the extent there remains any such proceeds after satisfying Products Corporation’s repayment obligations under the Amended Term Loan Facility.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

As a result of the August 2013 Revolver Amendment, Products Corporation pays to the lenders under the Amended Revolving Credit Facility a commitment fee of 0.25% of the average daily unused portion of the Amended Revolving Credit Facility, which fee is payable quarterly in arrears. Under the Amended Revolving Credit Facility, Products Corporation also pays:

(i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);

(ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;

(iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and

(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.
As a result of the August 2013 Revolver Amendment, under certain circumstances, Products Corporation has the right to request that the Amended Revolving Credit Facility be increased by up to $100.0 million (compared to $60.0 million under the 2011 Revolving Credit Facility), provided that the lenders are not committed to provide any such increase.

Under certain circumstances, if and when the difference between (i) the borrowing base under the Amended Revolving Credit Facility and (ii) the amounts outstanding under the Amended Revolving Credit Facility is less than $20.0 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20.0 million for a period of 30 consecutive business days, the Amended Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period) of a minimum of 1.0 to 1.0.

As a result of the August 2013 Revolver Amendment, the Amended Revolving Credit Facility matures on the earlier of August 14, 2018 and the date that is 90 days prior to the earliest maturity date of any Term loans then outstanding under the Amended Term Loan Facility, but not earlier than June 16, 2016.

Amended Term Loan Facility

Under the Amended Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum (with the Eurodollar Rate not to be less than 1.00%) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00% (with the Alternate Base Rate not to be less than 2.00%).

The term loans under the Amended Term Loan Facility are required to be prepaid with:

(i) the net cash proceeds in excess of $10 million for each 12-month period ending on March 31 received during such period from sales of Term Loan First Lien Collateral by Products Corporation or any of its subsidiary guarantors with carryover of unused annual basket amounts up to a maximum of $25 million and with respect to certain specified dispositions up to an additional $25 million in the aggregate (subject to a reinvestment right for 365 days, or 545 days if the Company has within such 365-day period entered into a legally binding commitment to invest such funds);

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt; and

(iii) 50% of Products Corporation’s “excess cash flow” (as defined under the Amended Term Loan Agreement), commencing with excess cash flow for the 2013 fiscal year payable in the first 100 days of 2014.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The Amended Term Loan Facility contains a financial covenant limiting Products Corporation’s first lien senior secured leverage ratio (the ratio of Products Corporation’s senior secured debt that has a lien on the collateral which secures the Amended Term Loan Facility that is not junior or subordinated to the liens securing the Amended Term Loan Facility (excluding debt outstanding under the Amended Revolving Credit Facility)) to EBITDA, as each such term is defined in the Amended Term Loan Facility, to no more than 4.25 to 1.0 (pursuant to the August 2013 Term Loan Amendment) for each period of four consecutive fiscal quarters ending during the period from June 30, 2011 to the maturity date of the Amended Term Loan Facility.

The 2011 Term Loan under the Amended Term Loan Facility matures on November 19, 2017. The Acquisition Term Loans under the Amended Term Loan Facility have the same terms as the 2011 Term Loans, except that: (i) they mature on the sixth anniversary of the closing of the Acquisition Term Loans (or October 8, 2019); (ii) they are subject to a 1% premium in connection with any repayment or amendment that results in a repricing of the Acquisition Term Loans occurring prior to the date six months after the closing of the Acquisition Term Loans (or prior to April 8, 2014); and (iii) they amortize on March 31, June 30, September 30 and December 31 of each year, beginning with the last day of the first full fiscal quarter after the closing of the Acquisition Term Loans (or commencing March 31, 2014), in an amount equal to 0.25% of the aggregate principal amount of such Acquisition Term Loans.

Provisions Applicable to the Amended Term Loan Facility and the Amended Revolving Credit Facility

The Amended Term Loan Agreement and the Amended Revolving Credit Agreement are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation’s domestic subsidiaries. Products Corporation’s obligations under the Amended Term Loan Agreement and the Amended Revolving Credit Agreement and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of Products Corporation’s assets and the assets of the guarantors, including:

(i) a mortgage on owned real property, including Products Corporation’s facility in Oxford, North Carolina;

(ii) Products Corporation’s capital stock and the capital stock of the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries;

(iii) Products Corporation’s and the subsidiary guarantors’ intellectual property and other intangible property; and

(iv) Products Corporation’s and the subsidiary guarantors’ inventory, accounts receivable, equipment, investment property and deposit accounts.

The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than Products Corporation’s capital stock and the capital stock of Products Corporation’s subsidiaries), real property, equipment, fixtures and certain intangible property secure the Amended Revolving Credit Facility on a first priority basis and the Amended Term Loan Facility on a second priority basis. The liens on Products Corporation’s capital stock and the capital stock of Products Corporation’s subsidiaries and intellectual property and certain other intangible property secure the Amended Term Loan Facility on a first priority basis and the Amended Revolving Credit Facility on a second priority basis. Such arrangements are set forth in the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, by and among Products Corporation and Citicorp USA, Inc., as administrative agent and as collateral agent for the benefit of the secured parties for the Amended Term Loan Facility and Amended Revolving Credit Facility (the “2010 Intercreditor Agreement”). The 2010 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The Amended Term Loan Agreement and the Amended Revolving Credit Agreement contain various restrictive covenants prohibiting Products Corporation and its subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to Products Corporation’s affiliates in an amount up to $10 million per year (plus $10 million for each calendar year commencing with 2011), other restricted payments in an aggregate amount not to exceed $35 million and certain other restricted payments, including without limitation those based upon certain financial tests;

(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with Products Corporation’s affiliates involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to Products Corporation or its subsidiaries as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of Products Corporation’s independent directors, subject to certain exceptions.

The events of default under each of the Amended Term Loan Agreement and the Amended Revolving Credit Agreement include customary events of default for such types of agreements, including, among others:

(i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii) non-compliance with the covenants in the Amended Term Loan Agreement, the Amended Revolving Credit Agreement or the ancillary security documents, subject in certain instances to grace periods;

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

(iii) the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of its subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv) default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $50.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $50.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v) in the case of the Amended Term Loan Facility, a cross default under the Amended Revolving Credit Facility, and in the case of the Amended Revolving Credit Facility, a cross default under the Amended Term Loan Facility;

(vi) the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc. to pay certain material judgments;

(vii) a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to “control” Products Corporation, and any other person or group of persons owns, directly or indirectly, more than 35% of Products Corporation’s total voting power, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall “control” Products Corporation or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least a majority of such continuing directors) shall cease to be a majority of the directors;

(viii) Revlon, Inc. shall have any meaningful assets or indebtedness or shall conduct any meaningful business other than its ownership of Products Corporation and such activities as are customary for a publicly traded holding company which is not itself an operating company, in each case subject to limited exceptions; and

(ix) the failure of certain affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness, subject to certain exceptions, including as to Products Corporation’s Amended and Restated Senior Subordinated Term Loan.

If Products Corporation is in default under the senior secured leverage ratio under the Amended Term Loan Facility or the consolidated fixed charge coverage ratio under the Amended Revolving Credit Agreement, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. Products Corporation may exercise this cure right two times in any four-quarter period.

2013 Senior Notes Refinancing

On February 8, 2013, Products Corporation completed its offering (the “2013 Senior Notes Refinancing”), pursuant to an exemption from registration under the Securities Act of 1933 (as amended, the “Securities Act”), of $500.0 million aggregate principal amount of the 5 3/4% Senior Notes. The 5 3/4% Senior Notes are unsecured and were issued to investors at par. The 5 3/4% Senior Notes mature on February 15, 2021. Interest on the 5 3/4% Senior Notes accrues at 5 3/4% per annum, paid every six months on February 15th and August 15th, with the first interest payment due on August 15, 2013 (subject to the payment of certain additional interest referred to below under “Registration Rights”).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The 5 3/4% Senior Notes were issued pursuant to an indenture (the “5 3/4% Senior Notes Indenture”), dated as of February 8, 2013 (the “Closing Date”), by and among Products Corporation, Products Corporation’s domestic subsidiaries (the “Guarantors”), which also currently guarantee Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, and U.S. Bank National Association, as trustee. The Guarantors issued guarantees (the “Guarantees”) of Products Corporation’s obligations under the 5 3/4% Senior Notes and the 5 3/4% Senior Notes Indenture on a joint and several, senior unsecured basis.

Products Corporation used a portion of the $491.2 million of net proceeds from the issuance of the 5 3/4% Senior Notes (net of underwriters’ fees) to repay and redeem all of the $330 million outstanding aggregate principal amount of its 9 3/4% Senior Secured Notes, as well as to pay $8.6 million of accrued interest. Products Corporation incurred an aggregate of $19.3 million of fees for the applicable redemption and tender offer premiums, related fees and expenses in connection with redemption and repayment of the 9 3/4% Senior Secured Notes and other fees and expenses in connection with the issuance of the 5 3/4% Senior Notes. Products Corporation used a portion of the remaining proceeds from the issuance of the 5 3/4% Senior Notes, together with existing cash, to pay approximately $113.0 million of principal on its 2011 Term Loan in conjunction with the February 2013 Term Loan Amendment. Products Corporation used the remaining balance available from the issuance of the 5 3/4% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying to Revlon, Inc. at maturity on October 8, 2013 the Contributed Loan.

In connection with these refinancing transactions, the Company capitalized $10.5 million of fees and expenses incurred related to the issuance of the 5 3/4% Senior Notes, which is being amortized over the term of such notes using the effective interest method. The Company also recognized a loss on the early extinguishment of debt of $25.4 million during the first nine months of 2013, comprised of $17.6 million of redemption and tender offer premiums, as well as fees and expenses which were expensed as incurred in connection with the redemption and repayment of the 9 3/4% Senior Secured Notes, as well as the write-off of $7.8 million of unamortized debt discount and deferred financing costs associated with the 9 3/4% Senior Secured Notes.

Ranking

The 5 3/4% Senior Notes are Products Corporation’s unsubordinated, unsecured obligations and rank senior in right of payment to any future subordinated obligations of Products Corporation and rank pari passu in right of payment with all existing and future senior debt of Products Corporation. Similarly, each Guarantee is the relevant Guarantor’s joint and several, unsubordinated and unsecured obligation and ranks senior in right of payment to any future subordinated obligations of such Guarantor and ranks pari passu in right of payment with all existing and future senior debt of such Guarantor.

The 5 3/4% Senior Notes and the Guarantees rank effectively junior to Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, which are secured, as well as indebtedness and preferred stock of Products Corporation’s foreign and immaterial subsidiaries (the “Non-Guarantor Subsidiaries”), none of which guarantee the 5 3/4% Senior Notes.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Optional Redemption

On and after February 15, 2016, the 5 3/4% Senior Notes may be redeemed at Products Corporation’s option, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on February 15th of the years indicated below:

Year	Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Products Corporation may redeem the 5 3/4% Senior Notes at its option at any time or from time to time prior to February 15, 2016, as a whole or in part, at a redemption price per 5 3/4% Senior Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the applicable premium based on the applicable treasury rate plus 75 basis points.

Prior to February 15, 2016, Products Corporation may, from time to time, redeem up to 35% of the aggregate principal amount of the 5 3/4% Senior Notes and any additional notes with, and to the extent Products Corporation actually receives, the net proceeds of one or more equity offerings from time to time, at 105.75% of the principal amount thereof, plus accrued interest to the date of redemption.

Change of Control

Upon the occurrence of specified change of control events, Products Corporation is required to make an offer to purchase all of the 5 3/4% Senior Notes at a purchase price of 101% of the outstanding principal amount of the 5 3/4% Senior Notes as of the date of any such repurchase, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants

The 5 3/4% Senior Notes Indenture limits Products Corporation’s and the Guarantors’ ability, and the ability of certain other subsidiaries, to:

•	incur or guarantee additional indebtedness (“Limitation on Debt”);

•	pay dividends, make repayments on indebtedness that is subordinated in right of payment to the 5 3/4% Senior Notes and make other “restricted payments” (“Limitation on Restricted Payments”);

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company (“Successor Company”);

•	transfer and sell assets (“Limitation on Asset Sales”); and

•	permit restrictions on the payment of dividends by Products Corporation’s subsidiaries (“Limitation on Dividends from Subsidiaries”).

These covenants are subject to important qualifications and exceptions. The 5 3/4% Senior Notes Indenture also contains customary affirmative covenants and events of default.

In addition, if during any period of time the 5 3/4% Senior Notes receive investment grade ratings from both Standard & Poor’s and Moody’s Investors Services, Inc. and no default or event of default has occurred and is

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

continuing under the 5 3/4% Senior Notes Indenture, Products Corporation and its subsidiaries will not be subject to the covenants on Limitation on Debt, Limitation on Restricted Payments, Limitation on Asset Sales, Limitation on Dividends from Subsidiaries and certain provisions of the Successor Company covenant.

Registration Rights

On the Closing Date, Products Corporation, the Guarantors and the representatives of the initial purchasers of the 5 3/4% Senior Notes entered into a Registration Rights Agreement, pursuant to which Products Corporation and the Guarantors agreed with the representatives of the initial purchasers, for the benefit of the holders of the 5 3/4% Senior Notes, that Products Corporation will, at its cost, among other things: (i) file a registration statement with respect to the 5 3/4% Senior Notes within 150 days after the Closing Date to be used in connection with the exchange of the 5 3/4% Senior Notes and related guarantees for publicly registered notes and related guarantees with substantially identical terms in all material respects (except for the transfer restrictions relating to the 5 3/4% Senior Notes and interest rate increases as described below); (ii) use its reasonable best efforts to cause the applicable registration statement to become effective under the Securities Act within 210 days after the Closing Date; and (iii) use its reasonable best efforts to effect an exchange offer of the 5 3/4% Senior Notes and the related guarantees for registered notes and related guarantees within 270 days after the Closing Date. In addition, under certain circumstances, Products Corporation may be required to file a shelf registration statement to cover resales of the 5 3/4% Senior Notes. If Products Corporation fails to satisfy such obligations, it will be obligated to pay additional interest to each holder of the 5 3/4% Senior Notes that are subject to transfer restrictions, with respect to the first 90-day period immediately following any such failure, at a rate of 0.25% per annum on the principal amount of the 5 3/4% Senior Notes that are subject to transfer restrictions held by such holder. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration requirements have been satisfied, up to a maximum amount of additional interest of 0.50% per annum on the principal amount of the 5 3/4% Senior Notes that are subject to transfer restrictions. Pursuant to the Registration Agreement, in May 2013 Products Corporation filed a registration statement, and filed amended registration statements in June and July 2013, with the SEC that, when such statement becomes effective, will permit holders of the 5 3/4% Senior Notes to exchange such notes for new notes that will have substantially identical terms to the 5 3/4% Senior Notes, except that (1) the new notes and the related guarantees will be registered with the SEC under the Securities Act, and (2) the transfer restrictions and registration rights currently applicable to the 5 3/4% Senior Notes would no longer apply to the new notes.

The registration statement for the 5 3/4% Senior Notes has not been declared effective by the SEC due to the requirements to include certain financial information regarding Colomer, on a historical and pro forma basis, in the registration statement. Such financial information was not available for inclusion in the registration statement within the time frame required under the Registration Rights Agreement for the registration statement to be declared effective, thereby requiring the payment of additional interest on the 5 3/4% Senior Notes as described above. Accordingly, the Company has accrued $0.3 million of additional interest as of September 30, 2013 with respect to and including the first 90-day period pursuant to the provisions of the Registration Rights Agreement described above, which period began on September 6, 2013.

Covenants

Products Corporation was in compliance with all applicable covenants under the Amended Term Loan Agreement and the Amended Revolving Credit Agreement as of September 30, 2013. At September 30, 2013, the aggregate principal amount outstanding under the 2011 Term Loan was $675.0 million and availability under the $140.0 million Amended Revolving Credit Facility, based upon the calculated borrowing base less $9.8 million of outstanding undrawn letters of credit and nil then drawn on the Amended Revolving Credit Facility, was $130.2 million.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Products Corporation was in compliance with all applicable covenants under its 5 3/4% Senior Notes Indenture as of September 30, 2013 and its 9 3/4% Senior Secured Notes Indenture as of December 31, 2012.

7. ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of September 30, 2013 are as follows:

	Foreign Currency Translation	Actuarial (Loss) Gain on Post- retirement Benefits	Accumulated Other Comprehensive Loss
Balance January 1, 2013	$23.3	$(231.5)	$(208.2)
Currency translation adjustment, net of tax expense of $3.2	(3.6)	—	(3.6)
Amortization of pension related costs, net of tax benefit of $(0.9)	—	5.8	5.8

Other comprehensive (loss) income	(3.6)	5.8	2.2

Balance September 30, 2013	$19.7	$(225.7)	$(206.0)

8. GEOGRAPHIC, FINANCIAL AND OTHER INFORMATION

The Company manages its business on the basis of one reportable operating segment. As of September 30, 2013, the Company had operations established in 14 countries outside of the U.S. and its products are sold throughout the world. Generally, net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Geographic area:
Net sales:
United States	$185.8	55%	$192.0	55%	$581.8	57%	$580.6	56%
Outside of the United States	153.6	45%	155.0	45%	439.6	43%	454.2	44%

	$339.4		$347.0		$1,021.4		$1,034.8

	September 30, 2013		December 31, 2012
Long-lived assets, net:
United States	$440.9	91%	$430.1	90%
Outside of the United States	46.2	9%	48.5	10%

	$487.1		$478.6

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Classes of similar products:
Net sales:
Color cosmetics	$218.1	64%	$225.0	65%	$678.0	66%	$680.0	66%
Beauty care and fragrance	121.3	36%	122.0	35%	343.4	34%	354.8	34%

	$339.4		$347.0		$1,021.4		$1,034.8

9. FAIR VALUE MEASUREMENTS

Assets and liabilities are required to be categorized into three levels of fair value based upon the assumptions used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing the fair value measurement of assets and liabilities are as follows:

•	Level 1: Fair valuing the asset or liability using observable inputs, such as quoted prices in active markets for identical assets or liabilities;

•

Level 2: Fair valuing the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3: Fair valuing the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

As of September 30, 2013, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value, namely its foreign currency forward exchange contracts (“FX Contracts”), are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$0.5	$—	$0.5	$—

Total assets at fair value	$0.5	$—	$0.5	$—

Liabilities:
Derivatives:
FX Contracts(a)	$0.4	$—	$0.4	$—

Total liabilities at fair value	$0.4	$—	$0.4	$—

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

As of December 31, 2012, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value, namely its FX Contracts, are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$0.1	$—	$0.1	$—

Total assets at fair value	$0.1	$—	$0.1	$—

Liabilities:
Derivatives:
FX Contracts(a)	$0.4	$—	$0.4	$—

Total liabilities at fair value	$0.4	$—	$0.4	$—

(a)	The fair value of the Company’s FX Contracts was measured based on observable market transactions of spot and forward rates on the respective dates. See Note 10, “Financial Instruments.”

As of September 30, 2013, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value				Carrying Value
	Level 1	Level 2	Level 3	Total
Liabilities:
Long-term debt, including current portion	$—	$1,263.3	$—	$1,263.3	$1,276.8

As of December 31, 2012, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt are categorized in the table below:

	Fair Value				Carrying Value
	Level 1	Level 2	Level 3	Total
Liabilities:
Long-term debt, including current portion	$—	$1,245.9	$—	$1,245.9	$1,215.9

The fair value of the Company’s long-term debt, including the current portion of long-term debt, is based on the quoted market prices for the same issues or on the current rates offered for debt of similar remaining maturities.

The carrying amounts of cash and cash equivalents, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their fair values.

10. FINANCIAL INSTRUMENTS

Products Corporation maintains standby and trade letters of credit for various corporate purposes under which Products Corporation is obligated, of which $9.8 million and $10.4 million (including amounts available under credit agreements in effect at that time) were maintained at September 30, 2013 and December 31, 2012, respectively. Included in these amounts is approximately $8.1 million and $8.7 million at September 30, 2013 and December 31, 2012, respectively, in standby letters of credit which support Products Corporation’s self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

Derivative Financial Instruments

The Company uses derivative financial instruments, primarily FX Contracts, intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company may also enter into interest rate hedging transactions intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Foreign Currency Forward Exchange Contracts

The FX Contracts are entered into primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year.

The U.S. Dollar notional amount of the FX Contracts outstanding at September 30, 2013 and December 31, 2012 was $46.2 million and $43.9 million, respectively.

While the Company may be exposed to credit loss in the event of the counterparty’s non-performance, the Company’s exposure is limited to the net amount that Products Corporation would have received, if any, from the counterparty over the remaining balance of the terms of the FX Contracts. The Company does not anticipate any non-performance and, furthermore, even in the case of any non-performance by the counterparty, the Company expects that any such loss would not be material.

Quantitative Information — Derivative Financial Instruments

The effects of the Company’s derivative instruments on its consolidated financial statements were as follows:

(a)	Fair Values of Derivative Financial Instruments in Consolidated Balance Sheets:

	Fair Values of Derivative Instruments
	Assets			Liabilities
	Balance Sheet Classification	September 30, 2013 Fair Value	December 31, 2012 Fair Value	Balance Sheet Classification	September 30, 2013 Fair Value	December 31, 2012 Fair Value
Derivatives not designated as hedging instruments:
FX Contracts(i)	Prepaid expenses and other	$0.5	$0.1	Accrued Expenses	$0.4	$0.4

(i)

The fair values of the FX Contracts at September 30, 2013 and December 31, 2012 were determined by using observable market transactions of spot and forward rates at September 30, 2013 and December 31, 2012, respectively.

(b)	Effects of Derivative Financial Instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2013 and 2012:

	Amount of (Loss) Gain Recognized in Foreign Currency (Gains) Losses, Net
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Derivatives not designated as hedging instruments:
FX Contracts	$(1.0)	$(0.9)	$1.3	$(2.0)

11. INCOME TAXES

The provision for income taxes represents federal, foreign, state and local income taxes. The effective tax rate differs from the applicable federal statutory rate due to the effect of state and local income taxes, tax rates and income in foreign jurisdictions, utilization of tax loss carry-forwards, foreign earnings taxable in the U.S., nondeductible expenses and other items. The Company’s tax provision changes quarterly based on various factors including, but not limited to, the geographical mix of earnings, enacted tax legislation, foreign, state and

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

local income taxes, tax audit settlements and the interaction of various global tax strategies. In addition, changes in judgment from the evaluation of new information resulting in the recognition, derecognition and/or re-measurement of a tax position taken in a prior period are recognized in the quarter in which any such change occurs.

For the third quarter of 2013 and 2012, the Company recorded a provision for income taxes from continuing operations of $13.0 million and $12.0 million, respectively. The $1.0 million increase in the provision for income taxes was primarily attributable to certain favorable discrete items that benefited the third quarter of 2012 that did not recur in the third quarter of 2013, mostly offset by the favorable resolution of tax matters in a foreign jurisdiction in the third quarter of 2013.

For the first nine months of 2013 and 2012, the Company recorded a provision for income taxes from continuing operations of $32.4 million and $33.1 million, respectively. The $0.7 million decrease in the provision for income taxes was primarily attributable to the loss on early extinguishment of debt recognized in the first nine months of 2013 related to the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendment and the favorable resolution of tax matters in a foreign jurisdiction in the first nine months of 2013, partially offset by increased pre-tax income and certain favorable discrete items that benefited the first nine months of 2012 that did not recur in the first nine months of 2013.

The Company’s effective tax rate for the three months ended September 30, 2013 was higher than the federal statutory rate of 35% due principally to non-deductible expenses, including certain non-deductible expenses related to the Colomer Acquisition, foreign dividends and earnings taxable in the U.S. and state and local taxes, net of U.S. federal income tax benefit, partially offset by foreign and U.S. tax effects attributable to operations outside the U.S.

The Company’s effective tax rate for the nine months ended September 30, 2013 was higher than the federal statutory rate of 35% due principally to foreign dividends and earnings taxable in the U.S. and non-deductible expenses, including certain non-deductible expenses related to the Colomer Acquisition.

The Company remains subject to examination of its income tax returns in various jurisdictions including, without limitation, the U.S. (federal) for tax years ended December 31, 2010 through December 31, 2012, South Africa for tax years ended December 31, 2009 through December 31, 2011 and Australia for tax years ended December 31, 2009 through December 31, 2012.

12. RELATED PARTY TRANSACTIONS

Reimbursement Agreements

As previously disclosed in the Company's 2012 Form 10-K, Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. (a wholly-owned subsidiary of MacAndrews & Forbes Holdings) have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through its affiliates) certain professional and administrative services, including, without limitation, employees, to Revlon, Inc. and its subsidiaries, including, without limitation, Products Corporation, and to purchase services from third party providers, such as insurance, legal, accounting and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including, without limitation, employees, to MacAndrews & Forbes and to purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The Company reimburses MacAndrews & Forbes for the allocable costs of the services purchased for or provided by MacAndrews & Forbes to the Company and its subsidiaries and for the reasonable out-of-pocket expenses incurred by MacAndrews & Forbes in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services purchased for or provided by Products Corporation to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. Each of the Company, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the services provided by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.

The Reimbursement Agreements may be terminated by either party on 90 days’ notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

Revlon, Inc. and the Company participate in MacAndrews & Forbes’ directors and officers liability insurance program (the “D&O Insurance Program”), as well as its other insurance coverages, such as property damage, business interruption, liability and other coverages, which cover Revlon, Inc. and the Company, as well as MacAndrews & Forbes and its subsidiaries. The limits of coverage for certain of the policies are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes from time to time for their allocable portion of the premiums for such coverage or the Company pays the insurers directly, which premiums the Company believes are more favorable than the premiums the Company would pay were it to secure stand-alone coverage. Any amounts paid by the Company directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements.

The net activity related to services provided and/or purchased under the Reimbursement Agreements during the nine months ended September 30, 2013 was $6.1 million, which includes a $6.1 million partial payment made by the Company to MacAndrews & Forbes during the first quarter of 2013 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017. The net activity related to services provided and/or purchased under the Reimbursement Agreements during the nine months ended September 30, 2012 was $15.0 million, which primarily includes the initial $14.6 million partial pre-payment made by the Company to MacAndrews & Forbes during the first quarter of 2012 for premiums related to the Company’s allocable portion of the D&O Insurance Program. As of September 30, 2013 and December 31, 2012, a receivable balance of nil and $0.1 million, respectively, from MacAndrews & Forbes was included within prepaid expenses and other in the Company’s Consolidated Balance Sheets for transactions subject to the Reimbursement Agreements.

13. GUARANTOR FINANCIAL INFORMATION

Products Corporation’s 5 3/4% Senior Notes are fully and unconditionally guaranteed on a senior basis by Products Corporation’s domestic subsidiaries (other than certain immaterial subsidiaries) that guarantee Products Corporation’s obligations under its 2011 Credit Agreements (the “Guarantor Subsidiaries”).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

The following Condensed Consolidating Financial Statements present the financial information as of September 30, 2013 and December 31, 2012, and for the three and nine months ended September 30, 2013 and 2012 for (i) Products Corporation on a stand-alone basis; (ii) the Guarantor Subsidiaries on a stand-alone basis; (iii) the subsidiaries of Products Corporation that do not guarantee Products Corporation’s 5 3/4% Senior Notes (the “Non-Guarantor Subsidiaries”) on a stand-alone basis; and (iv) Products Corporation, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis. The Condensed Consolidating Financial Statements are presented on the equity method, under which the investments in subsidiaries are recorded at cost and adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Balance Sheets

As of September 30, 2013

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$103.7	$0.1	$35.5	$—	$139.3
Trade receivables, less allowances for doubtful accounts	85.0	22.8	86.3	—	194.1
Inventories	91.7	11.0	39.5	—	142.2
Deferred income taxes - current	39.2	—	10.8	—	50.0
Prepaid expenses and other	110.9	6.4	25.0	—	142.3
Intercompany receivables	963.6	611.5	429.7	(2,004.8)	—
Investment in subsidiaries	(64.4)	(156.9)	—	221.3	—
Property, plant and equipment, net	91.3	0.6	10.8	—	102.7
Deferred income taxes — noncurrent	169.4	—	11.8	—	181.2
Goodwill	185.8	30.0	2.1	—	217.9
Intangible assets, net	58.5	0.3	5.9	—	64.7
Other assets	75.0	1.9	25.0	—	101.9

Total assets	$1,909.7	$527.7	$682.4	$(1,783.5)	$1,336.3

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$4.9	$1.7	$—	$6.6
Current portion of long-term debt	—	—	—	—	—
Current portion of long-term debt — affiliates	48.6	—	—	—	48.6
Accounts payable	73.7	5.8	23.9	—	103.4
Accrued expenses and other	140.7	11.9	72.2	—	224.8
Intercompany payables	742.3	687.2	575.3	(2,004.8)	—
Long-term debt	1,228.2	—	—	—	1,228.2
Other long-term liabilities	217.9	3.6	44.9	—	266.4

Total liabilities	2,451.4	713.4	718.0	(2,004.8)	1,878.0
Stockholder’s deficiency	(541.7)	(185.7)	(35.6)	221.3	(541.7)

Total liabilities and stockholder’s deficiency	$1,909.7	$527.7	$682.4	$(1,783.5)	$1,336.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Balance Sheets

As of December 31, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$59.1	$—	$57.2	$—	$116.3
Trade receivables, less allowances for doubtful accounts	96.2	23.1	96.7	—	216.0
Inventories	74.1	6.1	34.5	—	114.7
Deferred income taxes — current	38.2	—	10.3	—	48.5
Prepaid expenses and other	92.1	4.7	23.7	—	120.5
Intercompany receivables	947.9	488.2	408.0	(1,844.1)	—
Investment in subsidiaries	(94.6)	(190.0)	—	284.6	—
Property, plant and equipment, net	86.9	0.5	12.1	—	99.5
Deferred income taxes — noncurrent	189.9	—	13.2	—	203.1
Goodwill	150.6	65.2	2.0	—	217.8
Intangible assets, net	0.9	61.3	6.6	—	68.8
Other assets	63.5	3.5	25.5	—	92.5

Total assets	$1,704.8	$462.6	$689.8	$(1,559.5)	$1,297.7

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$5.0	$—	$—	$5.0
Current portion of long-term debt	21.5	—	—	—	21.5
Current portion of long-term debt — affiliates	48.6	—	—	—	48.6
Accounts payable	62.2	5.1	34.5	—	101.8
Accrued expenses and other	155.7	13.8	95.2	—	264.7
Intercompany payables	614.6	650.7	578.8	(1,844.1)	—
Long-term debt	1,145.8	—	—	—	1,145.8
Other long-term liabilities	233.1	6.2	47.7	—	287.0

Total liabilities	2,281.5	680.8	756.2	(1,844.1)	1,874.4
Stockholder’s deficiency	(576.7)	(218.2)	(66.4)	284.6	(576.7)

Total liabilities and stockholder’s deficiency	$1,704.8	$462.6	$689.8	$(1,559.5)	$1,297.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income (Loss)

For the Three Months ended September 30, 2013

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$229.4	$25.3	$133.2	$(48.5)	$339.4
Cost of sales	106.2	12.6	53.5	(48.5)	123.8

Gross profit	123.2	12.7	79.7	—	215.6
Selling, general and administrative expenses	106.7	9.4	58.3	—	174.4
Restructuring charges and other, net	—	0.1	(1.6)	—	(1.5)

Operating income	16.5	3.2	23.0	—	42.7

Other expenses (income), net:
Intercompany interest, net	0.2	(0.1)	1.5	—	1.6
Interest expense	16.0	0.1	0.1	—	16.2
Amortization of debt issuance costs	0.8	—	—	—	0.8
Loss on early extinguishment of debt	0.2	—	—	—	0.2
Foreign currency (gains) losses, net	(1.5)	0.5	1.4	—	0.4
Miscellaneous, net	(10.9)	(5.8)	17.2	—	0.5

Other expenses (income), net	4.8	(5.3)	20.2	—	19.7

Income from continuing operations before income taxes	11.7	8.5	2.8	—	23.0
Provision for income taxes	10.9	0.4	1.7	—	13.0

Income from continuing operations	0.8	8.1	1.1	—	10.0
Income from discontinued operations, net of taxes	—	—	—	—	—
Equity in income of subsidiaries	9.2	2.2	—	(11.4)	—

Net income	$10.0	$10.3	$1.1	$(11.4)	$10.0

Other comprehensive income (loss)	3.1	(1.4)	(1.2)	2.6	3.1

Total comprehensive income (loss)	$13.1	$8.9	$(0.1)	$(8.8)	$13.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Operations and Comprehensive Loss

For the Three Months ended September 30, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$221.1	$34.0	$141.3	$(49.4)	$347.0
Cost of sales	101.8	15.6	59.0	(49.4)	127.0

Gross profit	119.3	18.4	82.3	—	220.0
Selling, general and administrative expenses	100.0	13.0	61.7	—	174.7
Restructuring charges and other, net	1.2	0.5	19.3	—	21.0

Operating income	18.1	4.9	1.3	—	24.3

Other expenses (income), net:
Intercompany interest, net	0.2	(0.3)	1.6	—	1.5
Interest expense	19.6	0.2	0.1	—	19.9
Amortization of debt issuance costs	0.9	—	—	—	0.9
Foreign currency (gains) losses, net	(1.1)	0.1	0.9	—	(0.1)
Miscellaneous, net	(27.2)	13.7	13.6	—	0.1

Other (income) expenses, net	(7.6)	13.7	16.2	—	22.3

Income (loss) from continuing operations before income taxes	25.7	(8.8)	(14.9)	—	2.0
Provision for income taxes	6.4	2.3	3.3	—	12.0

Income (loss) from continuing operations	19.3	(11.1)	(18.2)	—	(10.0)
Equity in loss of subsidiaries	(29.3)	(25.2)	—	54.5	—

Net loss	$(10.0)	$(36.3)	$(18.2)	$54.5	$(10.0)

Other comprehensive loss	(0.1)	(2.8)	(3.4)	6.2	(0.1)

Total comprehensive loss	$(10.1)	$(39.1)	$(21.6)	$60.7	$(10.1)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income

For the Nine Months ended September 30, 2013

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$713.5	$63.6	$390.6	$(146.3)	$1,021.4
Cost of sales	325.5	30.2	156.1	(146.3)	365.5

Gross profit	388.0	33.4	234.5	—	655.9
Selling, general and administrative expenses	318.1	28.3	153.6	—	500.0
Restructuring charges and other, net	—	0.3	1.5	—	1.8

Operating income	69.9	4.8	79.4	—	154.1

Other expenses (income), net:
Intercompany interest, net	0.7	(0.5)	4.5	—	4.7
Interest expense	50.3	0.2	0.3	—	50.8
Amortization of debt issuance costs	2.2	—	—	—	2.2
Loss on early extinguishment of debt	28.1	—	—	—	28.1
Foreign currency losses, net	2.5	0.4	—	—	2.9
Miscellaneous, net	(49.4)	5.2	44.7	—	0.5

Other expenses, net	34.4	5.3	49.5	—	89.2

Income (loss) from continuing operations before income taxes	35.5	(0.5)	29.9	—	64.9
Provision for (benefit from) income taxes	27.3	(2.0)	7.1	—	32.4

Income from continuing operations	8.2	1.5	22.8	—	32.5
Income from discontinued operations, net of taxes	0.3	—	—	—	0.3
Equity in income of subsidiaries	24.3	19.7	—	(44.0)	—

Net income	$32.8	$21.2	$22.8	$(44.0)	$32.8

Other comprehensive income	2.2	9.8	4.0	(13.8)	2.2

Total comprehensive income	$35.0	$31.0	$26.8	$(57.8)	$35.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Operations and Comprehensive Income (Loss)

For the Nine Months ended September 30, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$680.7	$83.0	$417.5	$(146.4)	$1,034.8
Cost of sales	309.4	38.1	166.0	(146.4)	367.1

Gross profit	371.3	44.9	251.5	—	667.7
Selling, general and administrative expenses	303.1	35.0	186.3	—	524.4
Restructuring charges and other, net	1.2	0.5	19.3	—	21.0

Operating income	67.0	9.4	45.9	—	122.3

Other expenses (income), net:
Intercompany interest, net	0.7	(0.7)	4.6	—	4.6
Interest expense	58.9	0.3	0.3	—	59.5
Amortization of debt issuance costs	2.6	—	—	—	2.6
Foreign currency (gains) losses, net	(1.0)	0.3	2.7	—	2.0
Miscellaneous, net	(60.3)	7.5	53.2	—	0.4

Other expenses, net	0.9	7.4	60.8	—	69.1

Income (loss) from continuing operations before income taxes	66.1	2.0	(14.9)	—	53.2
Provision for income taxes	21.9	5.1	6.1	—	33.1

Income (loss) from continuing operations	44.2	(3.1)	(21.0)	—	20.1
Income from discontinued operations, net of taxes	0.4	—	—	—	0.4
Equity in loss of subsidiaries	(24.1)	(25.7)	—	49.8	—

Net income (loss)	$20.5	$(28.8)	$(21.0)	$49.8	$20.5

Other comprehensive income	7.8	2.7	1.9	(4.6)	7.8

Total comprehensive income (loss)	$28.3	$(26.1)	$(19.1)	$45.2	$28.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Ended September 30, 2013

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$38.4	$0.7	$(33.3)	$—	$5.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.5)	(0.5)	(1.9)	—	(17.9)
Insurance proceeds for property, plant and equipment	—	—	13.1	—	13.1
Proceeds from the sale of certain assets	0.3	—	3.1	—	3.4

Net cash (used in) provided by investing activities	(15.2)	(0.5)	14.3	—	(1.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(1.4)	(0.1)	1.7	—	0.2
Proceeds from the issuance of the 5 3/4% Senior Notes	500.0	—	—	—	500.0
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	—	—	—	(330.0)
Repayment under the 2011 Term Loan Facility	(113.0)	—	—	—	(113.0)
Payment of financing costs	(32.7)	—	—	—	(32.7)
Other financing activities	(1.5)	—	(0.3)	—	(1.8)

Net cash provided by (used in) financing activities	21.4	(0.1)	1.4	—	22.7

Effect of exchange rate changes on cash and cash equivalents	—	—	(4.1)	—	(4.1)

Net increase (decrease) in cash and cash equivalents	44.6	0.1	(21.7)	—	23.0
Cash and cash equivalents at beginning of period	59.1	—	57.2	—	116.3

Cash and cash equivalents at end of period	$103.7	$0.1	$35.5	$—	$139.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Ended September 30, 2012

	Products Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(37.9)	$63.7	$(7.9)	$—	$17.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.0)	(0.3)	(1.5)	—	(14.8)
Business Acquisition	—	(66.2)	—		(66.2)
Proceeds from the sale of certain assets	0.1	0.4	0.1	—	0.6

Net cash used in investing activities	(12.9)	(66.1)	(1.4)	—	(80.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	10.0	2.3	0.2	—	12.5
Repayments under the 2011 Term Loan Facility	(6.0)	—	—	—	(6.0)
Payment of financing costs	(0.1)	—	—	—	(0.1)
Other financing activities	(0.5)	—	(0.2)	—	(0.7)

Net cash provided by financing activities	3.4	2.3	—	—	5.7

Effect of exchange rate changes on cash and cash equivalents	—	—	0.3	—	0.3

Net decrease in cash and cash equivalents	(47.4)	(0.1)	(9.0)	—	(56.5)
Cash and cash equivalents at beginning of period	57.7	0.1	43.9	—	101.7

Cash and cash equivalents at end of period	$10.3	$—	$34.9	$—	$45.2

14. SUBSEQUENT EVENTS

Colomer Acquisition

On October 9, 2013, Products Corporation completed the Colomer Acquisition for a cash purchase price of $664.5 million, which Products Corporation financed with proceeds from the Acquisition Term Loans under the Amended Term Loan Facility. The Colomer Acquisition provides the Company with broad brand, geographic and channel diversification and substantially expands the Company’s business, providing distribution into new channels and cost synergy opportunities. In addition, the Colomer Acquisition offers opportunities for profitable growth by leveraging the combined Company's enhanced innovation capability and know-how.

For the three and nine months ended September 30, 2013, the Company has incurred $5.9 million and $6.3 million, respectively, of acquisition and related costs, which are included within SG&A expenses in the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(except where otherwise noted, all tabular amounts in millions)

Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The results of operations related to the Colomer Acquisition will be included in the Company’s consolidated financial statements commencing on October 9, 2013, the date of the acquisition. The Company will account for the Colomer Acquisition as a business combination during the fourth quarter of 2013.

The Company’s purchase accounting for the Colomer Acquisition is incomplete; therefore the Company cannot disclose the allocation of the acquisition price to acquired assets and liabilities at this time. In addition, Colomer's results of operations prepared in accordance with U.S. GAAP for the period ending September 30, 2013 is currently unavailable and therefore the Company cannot disclose the pro forma revenues and earnings related to the Colomer Acquisition at this time.

Repayment of the Contributed Loan

Products Corporation is party to the Amended and Restated Senior Subordinated Term Loan Agreement, consisting of (i) the $58.4 million Non-Contributed Loan portion of the $107.0 million aggregate principal amount of the Amended and Restated Senior Subordinated Term Loan, which at September 30, 2013, remained owing from Products Corporation to various third parties, and which matures on October 8, 2014, and (ii) the $48.6 million Contributed Loan portion of the $107.0 million aggregate principal amount of the Amended and Restated Senior Subordinated Term Loan that MacAndrews & Forbes contributed to Revlon, Inc. in connection with the October 2009 consummation of Revlon, Inc.’s exchange offer, which as of September 30, 2013, remained due from Products Corporation to Revlon, Inc. Products Corporation paid to Revlon, Inc. at maturity on October 8, 2013 the $48.6 million aggregate principal amount outstanding under the Contributed Loan.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of The Colomer Group Participations, S.L.:

We have audited the accompanying consolidated financial statements of The Colomer Group Participations, S.L. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of 31 December 2012 and 2011 and 1 January 2011, and the related consolidated statements of profit and loss, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended 31 December 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colomer Group Participations, S.L. and its subsidiaries as of 31 December 2012 and 2011 and 1 January 2011, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended 31 December 2012, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 2.b. to the consolidated financial statements, the Company has retrospectively changed its method of accounting for actuarial gains and losses in 2012, 2011 and 2010 due to the adoption of the amendments to International Accounting Standard (“IAS”) 19.

/s/    DELOITTE, S.L.

Barcelona, Spain

6 November 2013

The Colomer Group Participations, S.L. and Subsidiaries

Consolidated Balance Sheets at 31 December 2012, 2011 and 1 January 2011

(Thousands of euros)

	Notes	31/12/2012	31/12/2011	01/01/2011
		(*)	(*)	(*)
Assets
Goodwill	6	136,971	142,889	142,644
Other intangible assets	7	8,871	8,728	8,323
Property, plant and equipment	8	37,372	38,140	40,377
Deferred tax assets	23	34,967	31,930	23,425
Non-current financial assets	11	3,447	3,611	4,485

Total non-current assets		221,628	225,298	219,254

Inventories	9	39,728	44,110	47,774
Trade receivables	10	60,198	66,340	70,221
Current financial assets	11	3,898	2,785	2,679
Current tax assets and other accounts receivable from public authorities	23	4,647	1,880	1,397
Other current assets		1,877	4,433	2,367
Cash and cash equivalents	12	29,336	45,014	24,388

Total current assets		139,684	164,562	148,826
Total assets		361,312	389,860	368,080

	Notes	31/12/2012	31/12/2011	01/01/2011
		(*)	(*)	(*)
Equity and liabilities
Share capital		590	590	590
Share Premium		21,777	21,777	21,777
Legal reserve		118	118	118
Retained earnings		110,697	92,242	80,951
Foreign currency translation reserves		(10,891)	(10,327)	(12,457)

Equity of the Parent	13	122,291	104,400	90,979

Non-controlling interests		—	—	—
Total equity	13	122,291	104,400	90,979

Participating loan	25	89,613	100,313	92,761

Bank borrowings	14	674	33,056	40,510
Other financial liabilities	27	1,097	3,579	3,742
Financial lease liabilities		—	—	57
Deferred tax liabilities	23	21,234	19,439	15,307
Provisions for employee benefit obligations	16	3,436	7,859	6,658
Other provisions	17	6,976	18,304	13,630

Total non-current liabilities		33,417	82,237	79,904

Bank borrowings	14	25,784	14,550	16,351
Finance lease liabilities	15	53	54	167
Trade and other payables	18	66,600	71,583	71,395
Current tax liabilities	23	7,695	6,953	6,956
Other financial liabilities	27	2,017	—	—
Other provisions	17	10,342	9,770	9,567
Deferred income	30	3,500	—	—

Total current liabilities		115,991	102,910	104,436
Total equity and liabilities		361,312	389,860	368,080

(*)	Consolidated financial statements have been recasted as described in Note 2.b to the financial statements

The accompanying Notes 1 to 30 and the Appendix are an integral part of the consolidated balance sheets at 31 December 2012, 2011 and 1 January 2011.

The Colomer Group Participations, S.L. and Subsidiaries

Consolidated Statements of Profit and Loss for 2012, 2011 and 2010

(Thousands of euros)

	Notes	2012 (*)	2011 (*)	2010 (*)
Net sales	19	401,950	398,113	378,828
Cost of sales	20	(141,901)	(144,056)	(134,964)

Gross Profit		260,049	254,057	243,864

Distribution expenses		(22,467)	(23,108)	(22,299)
Advertising and promotion expenses		(73,470)	(73,781)	(71,832)
Selling, marketing and administration cost		(114,773)	(114,373)	(113,525)
Research and development expenditure		(5,603)	(5,629)	(5,338)
Other income and expenses	21	(4,818)	(9,694)	3,278

Profit from operations		38,918	27,472	34,148

Financial income	22	1,801	697	670
Financial costs	22	(8,275)	(10,133)	(11,041)

Profit before tax		32,444	18,036	23,777

Income tax expense	23	(13,929)	(5,769)	(8,444)

Profit after tax		18,515	12,267	15,333

PROFIT FOR THE YEAR		18,515	12,267	15,333

(*)	Consolidated financial statements have been recasted as described in Note 2.b to the financial statements

The accompanying Notes 1 to 30 and the Appendix are an integral part of the consolidated statements of profit and loss for 2012, 2011 and 2010.

The Colomer Group Participations, S.L. and Subsidiaries

Consolidated Statements of Comprehensive Income for 2012, 2011 and 2010

(Thousands of euros)

	2012 (*)	2011 (*)	2010 (*)

CONSOLIDATED PROFIT FOR THE YEAR	18,515	12,267	15,333

OTHER COMPREHENSIVE INCOME	(624)	1.154	2.842

Translation differences	(564)	2,130	3,146

Items that may be reclassified subsequently to profit and loss:	(564)	2,130	3,146

Actuarial gains/(losses) on pension plan	(96)	(1,627)	(507)
Income Tax	36	651	203

Items that will not be reclassified to profit and loss:	(60)	(976)	(304)

TOTAL COMPREHENSIVE INCOME	17,891	13,421	18,175

Attributable to the Parent	17,891	13,421	18,175

(*)	Consolidated financial statements have been recasted as described in Note 2.b.1below.

The accompanying Notes 1 to 30 and the Appendix are an integral part of the consolidated statements of comprehensive income for 2012, 2011 and 2010.

The Colomer Group Participations, S.L. and Subsidiaries

Consolidated Statements of Changes in Equity for 2012, 2011 and 2010

(Thousands of euros)

	Share Capital	Share Premium	Legal Reserve	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interests	Total equity (*)

Balance at 31 December 2009 (recasted)	590	21,777	118	65,922	(15,603)	72,804	—	72,804

Consolidated Profit for the year	—	—	—	15,333	—	15,333	—	15,333

Translation differences	—	—	—	—	3,146	3,146	—	3,146
Other comprehensive income for the year, net of tax:
Defined Benefit Plan	—	—	—	(304)	—	(304)	—	(304)

Balance at 1 January 2011 (recasted)	590	21,777	118	80,951	(12,457)	90,979	—	90,979

Consolidated Profit for the year	—	—	—	12,267	—	12,267	—	12,267

Translation differences	—	—	—	—	2,130	2,130	—	2,130

Other comprehensive income for the year, net of tax:
Defined Benefit Plan	—	—	—	(976)	—	(976)	—	(976)

Balance at 31 December 2011 (recasted)	590	21,777	118	92,242	(10,327)	104,400	—	104,400

Consolidated Profit for the year	—	—	—	18,515	—	18,515	—	18,515

Translation differences	—	—	—	—	(564)	(564)	—	(564)

Other comprehensive income for the year, net of tax:
Defined Benefit Plan	—	—	—	(60)	—	(60)	—	(60)

Balance at 31 December 2012 (recasted)	590	21,777	118	110,697	(10,891)	122,291	—	122,291

(*)	Consolidated financial statements have been recasted as described in Note 2.b.1 below.

The accompanying Notes 1 to 30 and the Appendix are an integral part of these consolidated statements of changes in equity for 2012, 2011 and 2010

The Colomer Group Participations, S.L. and Subsidiaries

Consolidated Statements of Cash Flows for 2012, 2011 and 2010

(Thousands of euros)

	Notes	2012 (*)	2011 (*)	2010 (*)
Cash flows from operating activities:
Profit before tax		32,444	18,036	23,777
Adjustments for:
Depreciation/amortisation charge and impairment losses	6, 7, 8	13,551	10,195	14,328
Loss / (Gain) on the disposal of non-current assets		(7,614)	367	(16,441)
Finance Income	22	(1,801)	(697)	(670)
Finance costs	22	8,275	10,133	11,041

Total		44,855	38,034	32,035

Changes in working capital, excluding the effect of acquisitions and translation differences

Current assets		2,692	5,413	(10,597)
Current liabilities		(327)	316	2,638

		2,365	5,729	(7,959)

Changes in provisions		(14,573)	5,664	6,387
Income tax		(16,041)	(11,597)	(8,433)

Net cash flows from operating activities		16,606	37,830	22,030

Cash flows from investing activities:

Proceeds from disposal of non-current assets and other disposals		14,715	5	16,619
Payments to acquire property, plant and equipment	8	(5,503)	(3,696)	(2,569)
Payments to acquire intangible assets	7	(3,432)	(2,529)	(5,578)
Changes in other non-current assets		182	815	819

Net cash generated by/(used in) investing activities		5,962	(5,405)	9,291

Cash flows from financial activities:

Repayments of bank borrowings		(30,552)	(8,106)	(41,110)
Payments—discounted bills and loans drawn down		(4,932)	(1,703)	(902)
Interest paid		(2,266)	(2,451)	(3,962)
Other financial liabilities		—	(172)	(178)

Net cash used in financing activities		(37,750)	(12,432)	(46,152)

Effect of exchange differences		(496)	633	1,851

Net increase in cash and cash equivalents		(15,678)	20,626	(12,980)
Cash and cash equivalents at 1 January	12	45,014	24,388	37,368

Cash and cash equivalents at 31 December	12	29,336	45,014	24,388

(*)	Consolidated financial statements have been recasted as described in Note 2.b to the financial statements

The accompanying Notes 1 to 30 and the Appendix are an integral part of the consolidated statements of cash flows for 2012, 2011 and 2010.

The Colomer Group Participations, S.L. and Subsidiaries

Notes to the Consolidated Financial Statements in accordance with International Financial Reporting Standards as of 31 December 2012, 2011 and 1 January 2011 and for each of the three years ended 31 December 2012

1. Group activities

The Colomer Group Participations, S.L. was incorporated in Luxembourg on 20 January 2000, with the name of Beauty Care Professional Products Luxembourg, S.a.r.l.

On 14 December 2001, the shareholders at the Extraordinary and Universal General Meeting resolved to move the registered office from Luxembourg to Barcelona, to re-register the Company as a private limited liability company and to change its name to its current name of The Colomer Group Participations, S.L. (the “Company” or the “Parent”).

The Parent’s registered office is at World Trade Center Almeda Park, calle Tirso de Molina 40, 08940, Cornellà de Llobregat (Barcelona) and its main activity consists of the investment in and holding of financial assets, as well as the granting of loans to subsidiaries.

The Parent started operating on 30 March 2000, after the acquisition from Revlon, Inc. of its global professional products business. The Group’s main activity is the production, distribution and sale of:

•	Products for professionals and hairdressing establishments and for personal care;

•	Products for multi-cultural hairdressers and personal care; and

•	Hair and other personal care products for sale in the mass market.

The Group has production plants in Spain, the U.S., Mexico and Italy.

The Colomer Group Participations, S.L. is the Parent of a Group of the subsidiaries listed in the accompanying Appendix (the “Group” or “The Colomer Group”).

All the Group’s subsidiaries were included in the consolidation since they are effectively controlled by the shareholders of The Colomer Group.

2. Basis of presentation of the consolidated financial statements

a) Basis of presentation

These consolidated financial statements as of 31 December 2012, 2011 and 1 January 2011 and for each of the three years ended 31 December 2012 have been prepared from the accounting records kept by the Parent and by the other companies composing the Group, in accordance with International Financial Reporting Standard (hereinafter, “IFRS”), as issued by the International Accounting Standard Board (hereinafter, “IASB” or the “IFRS-IASB”), and authorized for issue by the Parent’s management on 6 November 2013.

The financial information contained in these consolidated financial statements has been recasted to give retroactive effect to changes in our accounting, in order to enhance the comparability with respect to the Unaudited Interim Condensed Consolidated Financial Statements for the six-month period ended 30 June 2013. We have recasted our audited financial statements for the fiscal years ended 31 December 2012, 2011 and 2010 prepared in accordance with IFRS as adopted by the European Union to IFRS as issued by IASB. The only difference between both consolidated financial statements is the impact of International Accounting Standard 19 (amendment) (hereinafter, “IAS”), see Note 2.b.1.

Additionally, because of the Group has applied an accounting policy retrospectively, according to IAS 1 a consolidated balance sheet at 1 January 2011 should be presented.

The reasons and effects of these changes are fully disclosed in the following paragraphs. Unless otherwise stated, the accounting policies as set out below have been applied consistently throughout all periods shown within these consolidated financial statements.

b) International Financial Reporting Standards (IFRSs)

The principal accounting policies and measurement bases adopted by The Colomer Group are presented in Note 5.

Regarding the application of IFRS-IASB, the main options taken by The Colomer Group were as follows:

•	To classify its consolidated balance sheet items as current and non-current;

•	To present the consolidated statement of profit and loss by function;

•	To present the consolidated statement of changes in equity showing the changes in all the line items; and

•	To present the consolidated statement of cash flows using the indirect method.

b.1) New accounting standards and its impact in the consolidated financial statements

In preparing the Consolidated Financial Statements for the year ended 31 December 2012, 2011 and 1 January 2011 the Group has applied retrospectively the following new standards and amendments that came into effect on 1 January 2013 under the IFRS-IASB:

•

IFRS 10, “Consolidated Financial Statements”. IFRS 10 supersedes current consolidation requirements of IAS 27 and establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 modifies the current definition of control. The new definition of control sets out the following three elements: power over the investee; exposure, or rights, to variable returns from involvement with the investee; and the ability to use power over the investee to affect the amount of the investor’s returns.

•

IFRS 11, “Joint arrangements”. IFRS 11, supersedes IAS 31 relating to joint ventures and under this standard investments in joint arrangements are classified either as joint operations or joint ventures, depending on the contractual rights and obligations each investor has rather than just the legal structure of the joint arrangement. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and accounts for its interest under the equity method. Proportional consolidation of joint ventures is no longer allowed.

•	IFRS 12, “Disclosures of interests in other entities”. IFRS 12 defines the required disclosures of interests in subsidiaries, associates, joint ventures and non-controlling interests.

•	IAS 27 (amendment), “Separate financial statements”. These amendments reflect the changes arising from the new IFRS 10.

•	IAS 28 (amendment), “Associates and joint ventures”. These amendments reflect the changes arising from the new IFRS 11.

The aforementioned standards (IFRSs 10, 11, 12 and IAS 27, 28) did not have any impact on the consolidated financial statements.

•

IAS 19 (amendment), “Employee Benefits”. This amendment eliminate the “corridor” under which entities were able to opt for deferred recognition of a given portion of actuarial gains and losses, establishing that all actuarial gains and losses must be recognized immediately. The amendments include significant changes in the presentation of cost components, as a result of which the service cost relating to post-employment benefit obligations (past service cost and plan curtailments and settlements) and net interest cost must be recognized in profit or loss and the remeasurement component (comprising mainly of actuarial gains and losses) must be recognized in “Comprehensive Income” and can not be reclassified to profit or loss. In addition, the net interest income is included in the net interest on the defined benefit liability (asset), which is the counterpart under the amendment of the interest cost and the expected return on plan assets (former IAS 19).

The impact of the IAS 19 amendment as of 31 December 2012, 2011 and 1 January 2011 was as follows (in thousand euros):

	31.12.2012	31.12.2011	01.01.2011
Deferred tax assets	(43)	1,293	910

Assets—	(43)	1,293	910

Provisions for employee benefit obligations	(107)	3,233	2,274

Liabilities—	(107)	3,233	2,274

Retained earnings	64	(1,940)	(1,364)

Equity—	64	(1,940)	(1,364)

Cost of sales	198	668	212
Other income and expenses(*) Income tax	3,238 (1,372)	— (267)	— (85)

Profit and Loss—	2,064	401	127

Comprehensive Income —	(60)	(976)	(304)

(*)	The 2012 amount corresponds to the termination and related settlement payment of the U.S. pension plan described in Note 16.

•

IAS 1 (amendment), Presentation of Items of Comprehensive Income (obligatory for reporting periods beginning on or after 1 July 2012)—these amendments consist basically of the requirement for items to be classified into items that will be reclassified to profit or loss in subsequent periods and items that will not be reclassified.

In accordance with IAS 8, these amendments entail a change of accounting policy and, accordingly, they must be applied retrospectively from 1 January 2013, by adjusting the beginning balances of equity for the earliest period presented as though the new accounting policy had always been applied.

Standards, interpretations and amendments published by the IASB effective from 1 January 2013 applied prospectively.

•

IFRS 13, “Fair value measurement”. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. According to IFRS 13, this standard will be applied prospectively from the beginning of the annual period in which it is initially applied. The disclosure requirements of this IFRS do not need to be applied to compare information provided for periods prior to the initial application of this IFRS.

•

IFRS 7 (amendment), “Offsetting Financial Assets and Financial Liabilities” (obligatory for reporting periods beginning on or after 1 January 2013)—these amendments introduce new disclosures for financial assets and financial liabilities that are presented net in the balance sheet and for other instruments subject to an enforceable netting arrangement.

•

Improvements to IFRSs, 2009-2011 cycle (obligatory for reporting periods beginning on or after 1 January 2013)—these improvements introduce minor amendments to IFRS 1, IAS 1, IAS 16, IAS 32 and IAS 34.

Standards, interpretations and amendments published by the IASB that will be effective for periods beginning on or after 1 January 2014.

•

IAS 32 (amendment), “Financial Instruments: Presentation—Offsetting Financial Assets and Financial Liabilities”. This amendment introduce a series of additional clarifications on the requirements established by the standard for an entity to be able to offset a financial asset and a financial liability, indicating that they can only be offset when an entity currently has a legally enforceable right to set off the recognized amounts and this does not depend on the occurrence of future events.

•	IFRS 9, “Financial instruments”. This Standard will be effective as from 1 January 2015 under IFRS-IASB.

The Parent’s directors do not anticipate that the application of the new standards will have a significant impact on amounts recorded in the financial statements.

c) Functional currency

These consolidated financial statements are presented in thousands of euros, rounded to the nearest thousand, since the euro is the currency in the main economic area in which the Group operates. Foreign operations are recognized in accordance with the policies established in Note 5.

d) Responsibility for the information and use of estimates

The information in these consolidated financial statements is the responsibility of the Parent’s directors, who have exercised due diligence in verifying that the controls, established by the Group and by the companies composing it to guarantee the quality of the financial and accounting information prepared by them, have operated efficiently.

In the Group’s consolidated financial statements for 2012, 2011 and 2010 estimates were occasionally made by the senior executives of the Parent and of the consolidated companies, later ratified by their directors, in order to quantify certain of the assets, liabilities, income, expenses and obligations reported herein. These estimates relate mainly to the following:

•	The measurement of goodwill arising on consolidation (see Notes 5-a and 6);

•	The useful life of the property, plant and equipment and intangible assets (see Notes 5-b and 5-c);

•	The evaluation of lawsuits, obligations and contingent assets and liabilities at year-end (see Notes 5-j and 17);

•	The appropriate allowances for doubtful debts, inventory obsolescence and product returns (see Note 5-f, 5-h and 5-j);

•	The necessary assumptions to determine the actuarial liability of retirement benefit obligations, in coordination with independent valuers (see Notes 5-k and 16); and

•	The impairment losses on certain assets (see Notes 6, 7 and 8).

Although these estimates were made on the basis of the best information available at 31 December 2012, 2011 and 1 January 2011 on the events analysed, events that take place in the future might make it necessary to revise these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively in accordance with the requirements of IAS 8, recognizing the effects of the change in estimates in the related consolidated statements of profit and loss or consolidated statements of changes in equity, as appropriate.

3. Basis of consolidation and changes in the scope of consolidation

a) Basis of consolidation

The consolidated financial statements of the Group incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally.

The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;
•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Profit or loss and each component of comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

b) Changes in the Group’s ownership interests in existing subsidiaries

When the Group loses control of a subsidiary, a gain or loss is recognized in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognized in comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary. The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Changes in the Group’s ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

2012

On January 31, 2012 the Group sold the line of business of Art and Science Ltd. The sale of this operation did not have a material impact on the Group’s results for 2012. This company became dormant as a result of the sale of its activity.

On February 1, 2012 the Group sold Colomer South Africa (Proprietary) Ltd. The sale of this company did not have a material impact on the Group’s results for 2012.

On June 26, 2012 the Group executed the sale of the distribution rights and of the inventories of the Fermodyl products in Mexico, together with the accounts receivable and the Fermodyl stocks at the subsidiary for an amount of EUR 14 million. This transaction had a net positive impact of EUR 8.9 million on 2012 consolidated income (see Note 21). As a result of this transaction the portion of the goodwill associated with Colomer México, S.A. de C. V., amounting to EUR 253 thousand, was derecognized (see Note 6).

On September 6, 2012 the Group sold Henry Colomer Argentina S.R.L. This transaction had a net negative impact of EUR 1.1 million on 2012 consolidated income (see Note 21). As a result of this transaction the portion of the goodwill associated with Henry Colomer Argentina S.R.L., amounting to EUR 22 thousand, was derecognised (see Note 6).

These sales generated a cash inflow of EUR 14.2 million.

2011

In June 2011 the Group completed the liquidation of its subsidiary in Greece, The Colomer Group Hellas, S.A., which did not have a material impact on the Group’s consolidated income.

2010

In February 2010 the Group completed the liquidation of its Japanese subsidiary Colomer Japan Co. Ltd. The sale of this company did not have a material impact on the Group’s consolidated results for year 2010.

Also, on April 21, 2010, the Group executed the sale of the distribution rights and inventories of the Biopoint products in Italy for an amount of EUR 17.5 million. This transaction had a net positive impact of EUR 14.6 million on 2010 results (see Note 21). Subsequently, as a result of this transaction, part of the goodwill associated with the legal entity Colomer Italia, S.p.A., totalling EUR 2 million, was derecognised.

c) Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred. At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except that:

•	deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 and IAS 19, respectively;

•

liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 at the acquisition date; and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, are measured in accordance with that standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination.

Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

4. Allocation of the profit or loss to the Parent

The proposed allocation of 2012, 2011 and 2010 profits or losses of the Parent were as follows, in thousand of euros:

	Thousands of Euros
	2012	2011	2010
Profit or loss:

Profit/(loss) for the year	7,173	12,327	(2,667)

Allocation to:

Reserves	7,173	12,327	(2,667)

Total	7,173	12,327	(2,667)

5. Accounting policies

The principal accounting policies used in preparing these consolidated financial statements, in accordance with IFRS-IASB and with the interpretations in force at the reporting date, were as follows:

a) Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business (see Note 3-c above) less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group’s policy for goodwill arising on the acquisition is described at Note 6 below.

b) Other intangible assets

Other intangible assets are recognized initially at acquisition cost (separately or through a business combination) or production cost and are subsequently measured at cost less any accumulated amortisation and any accumulated impairment losses.

They can have an indefinite useful life -when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the consolidated companies- or a finite useful life, in all other cases.

Intangible assets with indefinite useful lives are not amortised, but rather at the end of each reporting period the consolidated companies review the remaining useful lives of the assets in order to ensure that they continue to be indefinite or, if this is not the case, to take the appropriate steps.

Intangible assets with a finite useful life are amortised accordingly and systematically on a straight-line basis over their useful life, applying the following criteria:

Years of estimated useful life
Patents and trademarks	5-10
Computer software	4
Other intangible assets	10

The Group also assesses and calculates impairment losses and reversals of impairment losses on its intangible assets in accordance with the methods discussed in Note 5-d.

Intangible assets acquired in business combinations

The cost of identifiable intangible assets acquired in business combinations is recognized at acquisition-date fair value, provided that this value can be determined reliably.

Research and development expenditure

Each year the Group incurs research and development expenditures, which are recognized in the consolidated statement of profit and loss for the year or capitalized the development expenditure if the recognition criteria under IAS 38 are met.

Research and development expenditures recognized in the consolidated statement of profit and loss in 2012 amounted to EUR 5.6 million (2011: EUR 5.6 million and 2010: EUR 5.3 million).

No development expenditures were capitalized in the last three years.

These activities were carried out mainly in the R&D centres in Spain, Italy and the U.S.

Computer software

Software licences are recognized as assets on the basis of their acquisition costs and the costs incurred in their preparation for use. Software maintenance costs are recognized as an expense when they are incurred.

Computer software is amortised on a straight-line basis over four years from the entry into service of each program.

c) Property, plant and equipment

Property, plant and equipment are recognized at cost, less any accumulated depreciation and recognized impairment losses.

Replacements or renewals of complete items that lead to a lengthening of the useful life of the assets or to an increase in their economic capacity are recognized as additions to property, plant and equipment, and the items replaced or renewed are derecognized.

Periodic maintenance, upkeep and repair expenses are recognized in the consolidated statement of profit and loss on an accrual basis as incurred.

Property, plant and equipment in the course of construction are transferred to property, plant and equipment in use at the end of the related development period.

Property, plant and equipment are depreciated systematically on the basis of their useful life. For these purposes the depreciable amount is deemed to be acquisition cost less residual value.

Property, plant and equipment are depreciated by the straight-line method over the following years of estimated useful life:

Years of estimated useful life
Buildings	40
Plant and machinery	5-12
Other fixtures, tools and furniture	3-10

The Group reviews the residual value, useful life and depreciation method applied to the property, plant and equipment at the end of each reporting period. Any changes in the criteria initially established are recognized as a change in estimate.

The Group assesses and calculates impairment losses and any reversals thereof on property, plant and equipment, in accordance with the methods described in Note 5-d.

d) Impairment of tangible and intangible assets other than goodwill

The Group assesses whether there are any indications that any of the non-financial assets eligible for depreciation or amortisation have become impaired by testing whether or not their carrying amount exceeds their recoverable amount.

Also, at least annually, irrespective of whether or not there are indications of impairment, the Group checks for any potential impairment affecting goodwill and intangible assets with an indefinite useful life.

The recoverable amount of an asset is the higher of fair value less costs to sell and value in use. Value in use is calculated on the basis of the expected future cash flows arising from the use of the asset.

Any negative differences arising from comparison of the assets’ carrying amounts and their recoverable amounts are charged to the consolidated statement of profit and loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognized as income immediately, up to the aforementioned limit.

In the case of goodwill, impairment is tested with the frequency described in Note 5-a, on the basis of the following three steps: firstly, the recoverable amount of the goodwill specifically allocated to cash-generating units is assessed (wherever possible). Second, the loss allocable to the assets included in the cash-generating unit is assessed and any impairment is recognized in accordance with the foregoing. Third, the recoverable amount of unallocated goodwill is assessed, including all the associated cash-generating units. An impairment loss recognized for goodwill must not be reversed in a subsequent period (see Note 5-a).

e) Operating and finance leases

Leases that transfer substantially all the risks and rewards of ownership to the Group are classified as finance leases; otherwise they are classified as operating leases.

Finance leases

At the beginning of the finance lease term, the Group recognizes an asset or a liability for the lower of the fair value of the leased asset and the present value of the minimum lease payments. The initial direct costs are included as an increase in the value of the asset. The minimum lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period in the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are recognized as an expense when it is probable that they will be incurred.

These assets are depreciated using similar criteria to those applied to the items of property, plant and equipment for own use or, if shorter, over the lease term (see Note 15).

Operating leases

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, unless some other systematic basis of allocation is more representative of the time pattern of the benefits generated (see Note 26).

f) Inventories

Inventories are stated at the lower of cost and net realisable value. The cost of inventories includes all the costs relating to their acquisition and processing, as well as those incurred to bring them to their present condition and location.

Inventory processing costs include the costs directly related to the units produced and a portion of the indirect, variable or fixed costs, calculated systematically, incurred in their processing. The costs of raw materials and other consumables, of goods held for resale and of processing are allocated to the various inventory units using the FIFO method.

In those cases where the cost of inventories exceeds their net realisable value, the amount is adjusted, by writing it down appropriately in profit or loss where it is overstated. For these purposes net realisable value is deemed to be:

•

Raw materials and other consumables: their replacement price. However, the Group does not make any adjustments in cases where the finished products incorporating the raw materials and other consumables are to be sold at an amount equal to or higher than their production cost;

•	Goods held for resale and finished goods: their estimated selling price, less the necessary costs to sell

•	Work in progress: the estimated selling price of the related finished products, less the estimated costs required to complete production and the related costs to sell;
The write-down recognized previously is reversed in profit and loss if the circumstances giving rise to it no longer exist or where there is clear evidence of an increase in net realisable value, due to a change in economic circumstances. A reversal of an impairment loss is recognized up to the limit of the lower of the inventories’ cost and their new net realisable value.

g) Cash and cash equivalents

Cash and cash equivalents include cash in hand, demand deposits at banks and other short-term highly liquid investments, provided that they are readily convertible into given amounts of cash and are subject to an insignificant risk of changes in value. For these purposes, investments maturing at less than three months from acquisition are included in this line item.

The Group classifies the cash flows relating to interest received and paid and dividends received and paid as financing activities.

h) Financial instruments

Financial assets and liabilities are recognized in the Group’s consolidated balance sheet when the Group becomes a party to the contractual clauses of the instrument. Instruments are initially classified as financial assets, financial liabilities or equity instruments, depending on the financial substance of the related contract.

The measurement bases applied by the Group to its financial instruments were as follows:

Financial assets

Financial assets are recognized initially at fair value. The financial assets held by the Group companies are classified as:

1.

Held-for-trading financial assets: assets acquired by the Group with the intention of generating a profit from short-term fluctuations in their prices or from differences between their purchase and sale prices. This heading also includes financial derivatives not considered to qualify for hedge accounting. Held-for-trading financial assets are measured at fair value at subsequent measurement dates. In the case of held-for-trading financial assets, gains and losses from changes in fair value are recognized in the net profit or loss for the year.

2.	Loans and receivables: financial assets originated by the Group companies in exchange for supplying cash, goods or services directly to a debtor. They are measured at amortised cost, using the effective interest method.

Financial liabilities

Interest-bearing bank loans and overdrafts are recognized as the proceeds received, net of direct issue costs. Borrowing costs, including premiums payable on settlement or redemption and direct issue costs, are recognized in the consolidated statement of profit and loss on an accrual basis using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Current trade payables are not explicitly interest bearing and are stated at their nominal value.

i) Derivative financial instruments

Derivative financial instruments are initially recognized following the methods described previously in the case of financial assets and liabilities.

The Group uses interest rate swaps and collars to manage its exposure to interest rate movements, mainly on its bank borrowings.

Interest rate swaps and collars do not qualify for hedge accounting and are classified and measured as financial assets and liabilities at fair value through profit or loss.

The fair value of swaps and collars is based on the market values of equivalent derivative financial instruments at the balance sheet date.

They are classified as current or non-current depending on whether they mature within more or less than twelve months.

j) Provisions

When preparing the financial statements of the various companies, their respective directors made a distinction between:

•

Provisions: credit balances covering present obligations at the balance sheet date arising from past events which could give rise to an outflow of economic resources, which is certain as to its nature but uncertain as to its amount and/or timing; and

•

Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the consolidated companies.

The Group’s consolidated financial statements include all the material provisions with respect to which it is considered that it is more likely than not that the obligation will have to be settled. Contingent liabilities are not recognized, but rather are disclosed in Note 17.

Provisions, which are quantified on the basis of the best information available on the consequences of the event giving rise to them and are reviewed and adjusted at the end of each year, are used to book the specific and probable risks for which they were originally recognized. Provisions are fully or partially reversed when such risks cease to exist or are reduced.

Provisions for sales returns

The provisions for product returns are recognized at the selling date of the related products to cover losses for returns that will be made in the future as a result of the sales made in the current year, at the directors’ best estimate of the expenditure required to settle the Group’s liability. This estimate is made on the basis of the historical experience acquired by the Group of product returns in previous years.

Provisions for restructuring costs

Provisions relating to restructuring are recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. Provisions for restructuring only include payments relating directly to the restructuring that are not associated with the Group’s continuing operations.

Court proceedings and/or claims in process

At the end of 2012 certain court proceedings and claims were in process against the consolidated companies arising from the ordinary course of their operations. The Group’s legal advisers and its directors consider that the provisions recognized for this purpose are sufficient and that the outcome of these proceedings and claims will not have an additional material effect on the financial statements for the years in which they are settled (see Note 17).

k) Employee remuneration

Defined benefit plans

The defined benefit liability recognized in the consolidated balance sheet relates to the present value of the defined benefits existing at year-end, less the fair value at the aforementioned date of the assets included in the plan.

The income or expense related to the defined benefit plans is recognized in the consolidated statement of profit and loss and actuarial gains and losses are recognized in comprehensive income. The difference between the projected and actual performance of the plan assets forms part of the actuarial gains or losses.

Also, the Group recognizes the past service costs as an expense in the year immediately in profit or loss.

The present value of the defined benefit obligations, the related current service cost and the past service cost is calculated once a year by independent actuaries using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds. The currency and term of the corporate bonds is consistent with the currency and estimated term of the related benefit obligations.

The asset or liability for defined benefits is recognized as current or non-current based on the realisation period or maturity of the related benefits.

Defined contribution plans

The Group recognizes contributions to be made to defined contribution plans in line with the time its employees render their services. The amount of accrued contributions is recognized as an employee remuneration expense and as a liability once any amount is accrued but not paid yet.

Other long-term employee benefits

Long-term employee benefits are recognized as a liability in the consolidated balance sheet at the actual amount of the obligations assumed at the reporting date.

The Group recognizes the net amount of the cost of services rendered in the year, the interest cost and any other refunds or effect of any reductions to or the settlement of obligations acquired as accrued long-term employee benefit expenses or income.

Termination benefits

The termination benefits paid or payable are recognized when the Group is demonstrably committed to terminate the employment of an employee or group of employees before the normal retirement date.

l) Revenue recognition and expenses

Net sales

Revenue is measured at the fair value of the consideration received or receivable arising from the sale of goods or services. Cash and volume discounts, or those of any other kind, whose payment is considered probable when revenue is recognized are recorded as a reduction thereof.

Net Sales are recognized when revenue is realized or realizable and has been earned. The Company’s policy is to recognize revenue when risk of loss and title to the product transfers to the customer.

Net sales are comprised of gross revenues less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive.

The Company allows customers to return their unsold products if and when they meet certain Company-established criteria as set forth in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches and estimates of customer inventory and promotional sales. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and inventories. Returned products are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating their realizable value.

Cost of Sales

Cost of sales includes all of the costs to manufacture the Company’s products.

For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead.

For products manufactured for the Company by third-party contractors, such cost represents the amounts invoiced by the contractors.

Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s consolidated statements of profit and loss when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their recoverable value. Additionally, cost of sales reflects the costs associated with any free products included as sales and promotional incentives. These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.

Distribution expenses

Expenses, such as freight and handling costs, associated with product distribution are expensed when incurred.

Advertising and promotion expenses

Advertising expenses includes television, print, digital and other advertising production costs which are expensed the first time the advertising takes place.

Selling, marketing and administration cost

Selling, marketing and administration cost, includes, mainly, non-manufacturing overhead (principally personnel and related expenses), insurance and professional fees.

m) Income tax, deferred tax assets and liabilities

The current income tax expense is calculated on the basis of taxable profit for the year. The tax base differs from the net profit or loss for the year presented in the consolidated statement of profit and loss because it excludes income and expense items that are taxable or deductible in other years, together with items that are never taxable or deductible. The Group’s liability for current income tax is calculated using tax rates which have been approved or practically approved by the reporting date.

Deferred tax assets and liabilities include temporary differences measured at the amount expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled.

Taxable temporary differences are recognized in all cases except for those relating to differences associated with investments in subsidiaries and joint ventures where the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deductible temporary differences are recognized to the extent that it is probable that there will be sufficient taxable profit against which they can be utilised.

Deferred tax assets and liabilities are recognized in the consolidated balance sheet as non-current items, irrespective of their expected realisation or settlement date.

The current or deferred income tax expense is recognized in the consolidated statement of profit and loss, unless it arises as a consequence of a transaction the result of which is recorded directly in equity, in which case the income tax expense is also recorded in equity.

The deferred tax assets and liabilities recognized are reassessed at each balance sheet date in order to ascertain whether they still exist, and the appropriate adjustments are made on the basis of the findings of the analyses performed.

n) Foreign currency transactions, balances and flows

The Group’s functional currency is the euro. Therefore, all balances and transactions denominated in currencies other than the euro are deemed to be denominated in “foreign currency”. Foreign currency balances are translated to euros in two consecutive stages:

1)	Translation of foreign currencies to the subsidiaries’ functional currencies:

Transactions in foreign currencies by consolidated companies are initially recognized in their respective financial statements at the equivalent value in their functional currencies based on the exchange rates prevailing at the date of the transaction. Subsequently, for the purpose of their presentation in the separate financial statements, the consolidated companies translate the balances in foreign currencies to their functional currencies using the exchange rates prevailing at the balance sheet date. Any exchange differences are charged and/or credited to the consolidated statement of profit and loss.

2)	Translation to euros of balances held in the functional currencies of the subsidiaries whose functional currency is not the euro. The balances in the financial statements of consolidated companies whose functional currency is not the euro are translated to euros as follows:

•	Assets and liabilities are translated by applying the exchange rates prevailing at the reporting date.

•	Income and expenses and cash flows, at the average exchange rates for the year.

•	Equity is translated at the historical exchange rates.

Differences arising in the translation process are included under “Equity—Translation Differences”. Such translation differences are recognized as gains or losses in the year in which the operation is disposed of.

In presenting the consolidated statement of cash flows, the cash flows, including comparative balances, of the subsidiaries are translated to euros at the exchange rates prevailing at the date on which the cash flows took place. The effect of changes in exchange rates on cash and cash equivalents denominated in foreign currencies is presented as a separate line item in the consolidated statement of cash flows as “Effect of Exchange Differences”.

o) Current/Non-current classification

The Group presents its consolidated balance sheet items as current and non-current. Current assets or liabilities are those that are expected to be realised or settled respectively during the course of the normal cycle of operations or are expected to be settled in the twelve-month period after the reporting date.

p) Trade receivables

Trade receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible.

The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company does not normally require collateral or other security to support credit sales.

The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. The allowance for doubtful accounts is recorded against accounts receivable balances when they are deemed uncollectible. Recoveries of accounts receivable previously reserved are recorded in the consolidated statements of profit and loss when received.

6. Goodwill

The detail of and changes in the accounts included in “Goodwill” in 2012 and 2011, were as follows:

	Thousands of euros
	2012	2011
Cost

Beginning balance	142,889	142,644

Derecognition (Note 3-b)	(275)	—

Impairment losses recognized in income (Note 21)	(4,135)	(2,184)

Translation differences	(1,508)	2,429

Balance at the end of the year	136,971	142,889

On 30 March 2000 the Group acquired the professional business of Revlon, Inc. The related goodwill is presented as the difference between the acquisition cost of this business and the acquisition-date fair value of the assets and liabilities. The goodwill arising from other subsequent acquisitions is also included in this heading.

In order to assess possible impairment losses on goodwill, it was allocated to the Group’s cash generating units (CGU), mainly on the basis of the legal entity.

Presented below is a summary of the allocation of goodwill at the CGU level:

Thousands of euros
Legal entities (CGU)	Country	2012	2011

Colomer Beauty and Professional Products, S.L.	Spain	40,852	44,987

Roux Laboratories Inc., Colomer Beauty Brands Inc., and Creative Nail Design, Inc.	United States	82,930	84,439

Colomer Italy S.p.a.	Italy	6,807	6,807

Colomer Sweden A.B.	Sweden	2,918	2,918

Colomer France S.A.S.	France	1,432	1,432

Other entities		2,032	2,306

Total		136,971	142,889

The recoverable amount of a CGU is determined based on value in use calculations. These calculations use cash flow projections based on financial budgets approved by management and the predicted performance of the CGUs, based on prior years’ budgets. Cash flows beyond the five-year period are extrapolated using the following estimated growth rates and assumptions:

Main key assumptions used to calculate value in use

The assumptions used to calculate the value in use of the main CGUs were as follows:

•	Estimated cash flows for the following four years plus a perpetual return.

•	The growth rate used to extrapolate the future sales of the following four years was between 0% and 10% depends of each CGUs.

•	Growth of cash flows after the fifth year was 0%.

•	The gross margin was estimated on the basis of past performance and expectations regarding the future evolution of the market.

•	The cash flows were discounted at different rates (WACC) for each CGU with the following detail:

CGU	2012 (%)	2011 (%)
Colomer Beauty and Professional Products, S.L.	11,07	11,02
Roux Laboratories Inc., Colomer Beauty Brands Inc., and	9,13	10,56
Creative Nail Design, Inc. Colomer Italy S.p.a.	11,66	12,57
Others (average)	9,99	10,74

Derecognition

As a result of the sales described in Note 5-d, in 2012 goodwill associated with the Argentina and Fermodyl (Mexico) businesses, totalling EUR 275 thousand, was derecognized.

As a result of the sales described in Note 5-d above, in 2010 goodwill associated with the Biopoint (Italy) lines of business, totalling EUR 2,000 thousand, was derecognized.

Results of impairment tests conducted on goodwill

In 2012 as a result of the impairment test conducted, the Group recognized an impairment loss of EUR 4,135 thousand entirely for the Spanish company Colomer Beauty and Professional Products, S.L. This impairment loss was recognized as an expense under “Other Income and Expenses” in the accompanying consolidated statement of profit and loss (see Note 21).

In 2011 goodwill associated with the Art & Science line of business, totalling EUR 2,184 thousand, was impaired.

In 2010, as a result of the impairment test conducted, the Group recognized an impairment loss of EUR 3,461 thousand on Colomer Denmark, A/S.

These impairment losses are included under “Other Income and Expenses” in the Consolidated Statements of Profit and Loss.

Detailed sensitivity analysis has been carried out and the Management is confident that the carrying amount of the cash generating units will be recovered in full. Main variables considered in sensitivity analysis are growth rates, discount rates based in weighted average cost of capital (WACC) and the main variables of each business.

7. Other intangible assets

The detail of and changes in the accounts included in “Other Intangible Assets” and their related accumulated amortisation in 2012 and 2011, were as follows:

	2012—Thousands of euros
	Patents and trademarks	Computer software	Intangible assets in the course of construction	Other	Total
Cost

Balance at 1 January 2012	17,838	10,957	2,483	1,285	32,563
Additions	523	115	2,794	—	3,432
Transfers	—	3,306	(3,306)	—	—
Translation differences	(130)	(79)	—	—	(209)

Balance at 31 December 2012	18,231	14,299	1,971	1,285	35,786

Accumulated amortisation

Balance at 1 January 2012	(16,112)	(7,021)	—	(702)	(23,835)
Additions	(338)	(2,313)	—	(521)	(3,172)
Translation differences	110	(18)	—	—	92

Balance at 31 December 2012	(16,340)	(9,352)	—	(1,223)	(26,915)

Carrying amount at 31 December 2012	1,891	4,947	1,971	62	8,871

	2011—Thousands of euros
	Patents and trademarks	Computer software	Intangible assets in the course of construction	Other	Total
Cost
Balance at 1 January 2011	17,594	7,438	3,292	1,284	29,608
Additions	40	—	2,489	—	2,529
Transfers	—	3,298	(3,298)	—	—
Translation differences	204	221	—	1	426

Balance at 31 December 2011	17,838	10,957	2,483	1,285	32,563

Accumulated amortisation

Balance at 1 January 2011	(15,371)	(5,354)	—	(560)	(21,285)
Additions	(564)	(1,594)	—	(140)	(2,298)
Translation differences	(177)	(73)	—	(2)	(252)

Balance at 31 December 2011	(16,112)	(7,021)	—	(702)	(23,835)

Carrying amount at 31 December 2011	1,726	3,936	2,483	583	8,728

Patents and trademarks

The Group amortises patents and trademarks over an estimated useful life between five and ten years. The amortisation charge is included in “Selling, Marketing and Administration Cost” in the accompanying consolidated statement of profit and loss.

Computer software

Computer software consists mainly of SAP software, which is amortised over four years. The amortisation charge is included in “Selling, Marketing and Administration Cost” in the accompanying consolidated statement of profit and loss. Estimated useful life is reviewed each year.

Intangible assets in the course of construction

Intangible assets in the course of construction consist mainly of SAP software that the Group is developing for some subsidiaries of the Group. When the SAP software is finished is transferred to “computer software” caption. No borrowing costs are capitalized on this caption.

Other intangible assets

These consist mainly of customer portfolios. The Group is amortising these assets over a useful life of ten years, in accordance with the estimated time that they will contribute to the generation of future profits. The amortisation charge is included in “Selling, Marketing and Administration Cost” in the accompanying consolidated statement of profit and loss.

8. Property, plant and equipment

The detail of and changes in the accounts included in “Property, Plant and Equipment” and their related accumulated depreciation in 2012 and 2011, were as follows:

	2012—Thousands of euros
	Land and buildings	Plant and machinery	Other fixtures, tools and furniture	Property, plant and equipment in the course of construction	Total
Cost
Balance at 1 January 2012	37,494	59,546	12,381	2,064	111,485
Additions	126	426	89	4,862	5,503
Disposals	(104)	(506)	(891)	—	(1,501)
Transfers	607	2,977	(82)	(3,502)	—
Translation differences	(180)	(264)	(22)	(24)	(490)

Balance at 31 December 2012	37,943	62,179	11,475	3,400	114,997

Accumulated depreciation

Balance at 1 January 2012	(20,406)	(43,412)	(9,527)	—	(73,345)
Additions	(1,932)	(3,085)	(951)	—	(5,968)
Disposals	—	437	803	—	1,240
Transfers	—	(382)	382	—	—
Translation differences	100	318	30	—	448

Balance at 31 December 2012	(22,238)	(46,124)	(9,263)	—	(77,625)

Carrying amount at 31 December 2012	15,705	16,055	2,212	3,400	37,372

	2011—Thousands of euros
	Land and buildings	Plant and machinery	Other fixtures, tools and furniture	Property, plant and equipment in the course of construction	Total
Cost

Balance at 1 January 2011	36,831	56,830	12,178	1,626	107,465
Additions	174	896	237	2,389	3,696
Disposals	—	(35)	(326)	—	(361)
Transfers	223	1,419	199	(1,841)	—
Translation differences	266	436	93	(110)	685

Balance at 31 December 2011	37,494	59,546	12,381	2,064	111,485

Accumulated depreciation

Balance at 1 January 2011	(18,528)	(39,865)	(8,695)	—	(67,088)
Additions	(1,724)	(3,091)	(898)	—	(5,713)
Disposals	—	31	143	—	174
Translation differences	(154)	(487)	(77)	—	(718)

Balance at 31 December 2011	(20,406)	(43,412)	(9,527)	—	(73,345)

Carrying amount at 31 December 2011	17,088	16,134	2,854	2,064	38,140

At 31 December 2012 and 2011 certain property, plant and equipment items had been mortgaged to secure the syndicated credit facility entered into with certain banks, as described in Note 14.

Note 15 includes a description of the assets arranged under finance leases at 31 December 2012 and 2011.

The Group has taken out at 31 December 2012 and 2011 insurance policies to cover the possible risks to which its property, plant and equipment are subject, and consider that such coverage is sufficient.

There were no relevant firm property, plant and equipment purchase commitments at 31 December 2012 and 2011.

9. Inventories

The detail of “Inventories”, was follows:

	Thousands of euros
	31.12.2012	31.12.2011
Raw materials and other supplies	13,370	10,098
Work in progress and semi-finished goods	3,110	2,788
Finished goods	36,518	43,036

	52,998	55,922

Allowance for obsolescence	(13,270)	(11.812)

Total	39,728	44,110

The cost of inventory procurements recognized as an expense and included in “Cost of Sales” (see Note 20-a) in the accompanying consolidated statement of profit and loss, were as follows:

	Thousands of euros
	2012	2011	2010
Purchases of raw materials, goods for resale and other supplies	119,746	114,695	93,110
Changes in raw materials and other supplies	3,273	(3,735)	2,149
Changes in finished goods, work in progress and semi-finished goods	(6,197)	3,548	7,090

Total procurements	116,822	114,508	102,349

The changes in the allowance for obsolescence in 2012 and 2011, were as follows:

	Thousands of euros
	2012	2011
Balance at 1 January	(11,812)	(8,337)
Net charge for the year	(1,452)	(3,415)
Translation differences	(6)	(60)

Balance at 31 December	(13,270)	(11,812)

Inventories are expected to be recovered in full within less than 12 months.

10. Trade receivables

The details of “Trade Receivables”, were as follows:

	Thousands of euros
	31.12.2012	31.12.2011
Trade receivables for sales and services	74,044	80,401
Allowance for year-end rebates	(6,666)	(8,665)
Allowance for doubtful receivables	(7,180)	(5,396)

Total	60,198	66,340

The aging of gross accounts receivables for 2012 and 2011, was follows:

	Thousand of euros
	31.12.2012	31.12.2011
Current	55,265	63,142
Past Due: 1-30 days	7,914	8,208
Past Due: 31-60 days	3,262	3,213
Past Due: 61-90 days	1,218	1,420
Past Due: 91-180 days	2,710	1,630
Past Due: Over 180 days	2,065	1,633
Claims Receivables and Other	1,610	1,155

Total	74,044	80,401

The average collection period for the years 2012 and 2011 is 68 and 71 days, respectively.

The changes in the allowance for doubtful receivables in 2012, 2011 and 2010, were as follows:

	Thousands of euros
	2012	2011	2010
Balance at 1 January	(5,396)	(5,792)	(5,628)
Charge for the year	(1,071)	(1,149)	(1,755)
Transfers	(1,527)	—	—
Amounts used	902	1,391	1,662
Translation differences	(88)	154	(71)

Balance at 31 December	(7,180)	(5,396)	(5,792)

As part of its financial management, the Group has financing lines under non-recourse factoring agreements. The amount drawn down at 31 December 2012 totalled EUR 2.2 million and at 31 December 2011 totalled EUR 3.9 million.

11. Financial assets—Current and non-current

The detail of “Current Financial Assets” and “Non-Current Financial Assets”, were as follows:

	Thousands of euros
	31.12.2012		31.12.2011
	Non- Current	Current	Non- Current	Current
Deposits given	1,112	—	1,129	—
Other accounts receivable	2,079	1,118	2,170	1,013
Advances to employees	90	200	90	269
Other	166	2,580	222	1,503

Total	3,447	3,898	3,611	2,785

At 31 December 2012 and 2011 the amount recognized under “Other accounts receivable” related to a current and non-current receivable associated with the sale of the Framesi trademark to a third party in 2009. The final due date of this account receivable was in 2014. Nevertheless, during the 2013 the Group signed an agreement with the client to anticipate and collect the full amount in advance.

12. Cash and cash equivalents

The detail of “Cash and Cash Equivalents”, was follows:

	Thousands of euros
	2012	2011
Cash on hand and at banks	21,481	18,623
Financial assets and short-term deposits of less than three months	7,855	26,391

Total	29,336	45,014

The average effective interest rate of the short-term deposits at banks was 0.79% in 2012 and 0.72% in 2011.

The average maturity of these deposits was 11.86 days in 2012 and 7.7 days in 2011.

13. Equity

Share capital

At 31 December 2012 and 2011, the share capital of The Colomer Group Participations, S.L consisted of 10,227 fully subscribed and paid shares of EUR 57.68 par value each.

All the Parent’s shares and those of some subsidiaries are securing the syndicated loan discussed in Note 14.

At 31 December 2012 and 2011, the only shareholder of the Parent with an ownership interest of 10% or more in the share capital was Beauty Care Professional Products Participations, S.A., (Luxembourg Company) which held an ownership interest of 82.02% in the three years.

At 9 October 2013, the shareholder structure of the Group changed (see Note 30).

Share premium

The share premium arose as a result of the capital increase approved by the shareholders and on which the managing body adopted a resolution on 27 March 2000. This share premium is unrestricted.

Legal reserve

Under current legislation 10% of net profit for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of the share capital. This reserve may not be distributed to the shareholders and may only be used to offset losses, provided that no other reserves are available. The balance recorded in this reserve may be used to increase capital.

At 31 December 2012 and 2011, the Group’s legal reserve had reached the legally stipulated level which amounted to 118 thousand euros in the 2 years.

Foreign currency translation reserves

This line item reflects the translation differences arising from foreign operations from the date they joined the Group.

The detail of “Foreign currency translation reserves” in the consolidated balance sheets at 31 December 2012 and 2011, was follows:

	Thousands of euros
	2012	2011
Colomer USA Subgroup	(7,802)	(6,258)
Colomer México S.A. de CV	(3,642)	(4,492)
Colomer Canada Ltd.	(304)	(262)
Colomer Andina, S.A.	(138)	(101)
Colomer Professional Ltd.	(31)	(41)
Henry Colomer Argentina Srl.	—	(165)
Colomer South Africa (pty) Ltd	—	39
Colomer Sweden A.B.	332	265
Other	694	688

Total	(10,891)	(10,327)

Capital risk management

The Group manages its capital to ensure that all its investees can continue operating under the going-concern principle of accounting.

The Group is also committed to maintaining leverage in line with its growth, solvency and profitability objectives.

A portion of the Group’s financing is subject to the fulfilment of certain financial obligations relating to the maintenance of pre-established amounts in order to achieve certain financial ratios (see Note 14).

14. Debt with financial institutions

The detail of “Debt with financial institutions”, was as follows:

	Thousands of euros
	31.12.2012		31.12.2011
	Non- Current	Current	Non- Current	Current
Debt with financial institutions	—	23,309	32,382	7,142
Other payables	674	—	674	—
Payables—discounted bills and loans drawn down	—	2,475	—	7,408

Total	674	25,784	33,056	14,550

On 21 December 2006, the Group entered into a long-term multi-currency syndicated financing agreement with Banco Bilbao Vizcaya Argentaria, S.A., as the agent bank and lending entity and Banco Sabadell, S.A., Barclays Bank, S.A. and Caixabank as lending entities, for an amount of EUR 115,150 thousand and USD 60,536 thousand, the last maturity date of which is 21 December 2013.

This financing facility was drawn down on 18 January 2007 and was used for the early repayment of the debt of EUR 117,117 thousand at that date, relating to a syndicated financing facility entered into in previous years with Societé Générale, S.A. and other banks, and also to partially repay the subordinated loan entered into with shareholders for an amount of EUR 10,000 thousand.

The aforementioned syndicated financing agreement is subject to the Group’s fulfilment of certain financial obligations relating to maintaining re-established amounts to achieve certain financial ratios calculated on the basis of the figures in the Group’s consolidated financial statements.

In 2012 the Group repaid early a portion of the syndicated loan for an amount of EUR 10.5 million and also made an ordinary repayment of EUR 6.1 million.

In 2011 the Group repaid early a portion of the syndicated loan for an amount of EUR 1.0 million and also made an ordinary repayment of EUR 7.0 million.

Payables in connection with discounted bills and loans drawn down are used to finance the Group’s working capital transactions. The Group has a working capital financing line available of up to EUR 30 million, maturing in December 2013. At 31 December 2012 the capital of this financing line had not been drawn down (nor had it been drawn down at 31 December 2011).

At 31 December 2012 the interest rate on this financing line was Euribor + 0.975% (at 31 December 2011: Euribor + 0.95%).

The Group also has other bill discounting lines and loans drawn down maturing in the short term (renewable annually), the amount drawn down at 31 December 2012 being EUR 2,475 thousand (at 31 December 2011: EUR 7,408 thousand).

The terms and conditions of this syndicated loan, of the payables in connection with discounted bills and loans drawn down, and those of the other financing received, were as follows:

	31.12.2012
	Thousands of euros
	Within 1 year	1-2 years	2-5 years	Total
EUR Tranche—Euribor +0.975%	16,059	—	—	16,059
USD Tranche—Libor + 0.975%	7,250	—	—	7,250
Other payables	—	—	674	674
Payables—discounted bills and loans drawn down	2,475	—	—	2,475

Total	25,784	—	674	26,458

	31.12.2011
	Thousands of Euros
	Within 1 year	1-2 years	2-5 years	Total
EUR Tranche—Euribor +0.95%	4,812	22,137	—	26,949
USD Tranche—Libor + 0.95%	2,330	10,717	—	13,047
Other payables	—	—	674	674
Payables—discounted bills and loans drawn down	7,408	—	—	7,408

Debt arrangement expenses	—	(472)	—	(472)

Total	14,550	32,382	674	47,606

15. Finance lease liabilities

The following assets owned by a third party are used by the Group under finance lease arrangements:

	2012—Thousands of euros
	Land and buildings	Plant and machinery	Total
Cost	1,000	1,082	2,082
Accumulated depreciation	(468)	(1,034)	(1,502)

Carrying amount at 31 December 2012	532	48	580

	2011—Thousands of euros
	Land and buildings	Plant and machinery	Total
Cost	1,000	1,257	2,257
Accumulated depreciation	(413)	(1,150)	(1,563)

Carrying amount at 31 December 2011	587	107	694

These assets are classified under property, plant and equipment in the accompanying consolidated balance sheet.

The Group may not sub-lease these leased assets.

Most of the Group’s finance leases carry a purchase option, although this is not material.

The future minimum payments and present value of the finance lease liability are not material.

16. Provisions for employee benefits

The Group provides the following types of obligations to its employees:

Long-term defined benefit obligations

The Group provides defined benefit plans to some of its employees, mainly in the US subsidiaries of the Group but also in the Mexican and French subsidiaries of the Group, subject to meeting certain labor conditions. There are several funds to choose from and the employee may update their investment selections at any time.

The expense recognized in the accompanying consolidated statement of profit and loss amounted to EUR 0.4 million in 2012, EUR 0.3 million in 2011 and EUR 0.4 million in 2010.

Long-term defined contribution obligations

The Group has undertaken to pay various defined contributions for its employees in several subsidiaries of the Group subject to some local requirements. These long-term defined contributions obligations can differ significantly depending of the subsidiary of the Group, but mainly consist of a fixed contributions of the employees fixed salary, between 3% and 10%, subject to meeting certain labor conditions.

The expense recognized in the accompanying consolidated statement of profit and loss amounted to EUR 1.1 million in 2012 EUR 1.0 million in 2011 and EUR 1.0 million in 2010.

Other long-term benefits

The balance of other long-term benefits consisted mainly of Colomer Italy, S.p.A’s obligation to its employees, TFR (benefit for termination of contracts), payable when the employment relationship ceases, irrespective of whether the termination is voluntary or not. Since 1 January 2007, pursuant to an amendment in the Italian legislation, the reserve recognized for TFR until 31 December 2006 has remained at the company and has been revalued in accordance with the parameters of Law 297/82 while the subsequent withholdings from each employee have been paid into the INPS (Italian social security-equivalent body) or to an individual external fund.

The detail of the provisions for all the benefits to employees, were as follows:

	Thousands of euros
	2012	2011
Defined benefit obligations	908	5,438
Defined contribution obligations	949	851
Other long-term benefits	1,579	1,570

Total	3,436	7,859

The changes in 2012 and 2011 in the provisions, were as follows:

	2012—Thousands of euros
	Defined benefit plans	Defined contribution plans	Other long-term benefits	Total
At 1 January 2012	5,438	851	1,570	7,859
Provisions recognized in income	382	1,123	43	1,548
Amounts derecognized	(1,322)	—	—	(1,322)
Payments	(452)	(921)	(34)	(1,407)
Translation differences	4	(104)	—	(100)
Reestimates recognized in other comprehensive income	96	—	—	96
Cancelation US plan	(3,238)	—	—	(3,238)

At 31 December 2012	908	949	1,579	3,436

	2011—Thousands of euros
	Defined benefit plans	Defined contribution plans	Other long-term benefits	Total
At 1 January 2011	4,273	755	1,630	6,658
Provisions recognized in income	336	1,050	31	1,417
Payments	(795)	(973)	(91)	(1,859)
Translation differences	(3)	19	—	16
Reestimates recognized in other comprehensive income	1,627	—	—	1,627

At 31 December 2011	5,438	851	1,570	7,859

Long-term defined benefit obligations

The amounts recognized in the accompanying consolidated balance sheet relating to defined pension plans were as follows:

	Thousands of euros
	2012	2011
Present value of employee benefits	1,486	12,411
Fair value of plan assets	(578)	(6,973)

Long-term defined employee benefit obligations	908	5,438

The main actuarial assumptions used, were as follows:

	2012	2011
Annual discount rate
US	—	5.30%
France	3.50%	4.75%
Mexico	7.50%	7.75%
Expected salary increases
US	n/a	n/a
France	3.0%	3.0%
Mexico	3.50%	5.0%

The expense recognized in the consolidated statement of profit and loss, by item, were as follows:

	Thousands of euros
	2012	2011	2010
Current service cost	230	142	131
Financial cost	152	194	239

Total	382	336	370

The amounts recognized in comprehensive income, net of tax, were as follows:

	Thousands of Euros
	2012	2011	2010
Income and expense recognised directly in equity	(60)	(976)	(304)

It is estimated that the Group’s contributions to the defined benefit plans in 2013 will amount to EUR 247 thousand (1,004 thousand euros in 2012 and 894 thousand euros in 2011).

In April 2012 the Group terminated the defined benefit pension plan at its U.S. subsidiary.

17. Other provisions

The detail of “Other Provisions” and of their classification as current and non-current, were as follows:

	Thousands of euros
	2012		2011
	Non- Current	Current	Non- Current	Current
Sales returns	—	871	—	1,509
Restructuring costs	—	907	—	531
Contingent payments arising on business combinations	—	7,579	—	7,730
Other provisions	6,976	985	18,304	—

Total	6,976	10,342	18,304	9,770

The changes in the provisions in 2012 and 2011, were as follows:

	2012—Thousands of euros
	Sales returns	Restructuring costs	Contingent payments arising on business combinations	Other provisions	Total
At 1 January 2012	1,509	531	7,730	18,304	28,074
Charge for the year (Note 21)	191	5,830	—	1,689	7,710
Amounts used	(1,011)	(5,457)	—	(12,083)	(18,551)
Translation differences	182	3	(151)	51	85

At 31 December 2012	871	907	7,579	7,961	17,318

Non-Current	—	—	—	6,976	6,976
Current	871	907	7,579	985	10,342

Total	871	907	7,579	7,961	17,318

	2011—Thousands of euros
	Sales returns	Restructuring costs	Contingent payments arising on business combinations	Other provisions	Total
At 1 January 2011	791	1,016	7,760	13,630	23,197
Charge for the year (Note 21)	680	1,802	—	5,487	7,969
Amounts used	—	(2,319)	(270)	(819)	(3,408)
Translation differences	38	32	240	6	316

At 31 December 2011	1,509	531	7,730	18,304	28,074

Non-Current	—	—	—	18,304	18,304
Current	1,509	531	7,730	—	9,770

Total	1,509	531	7,730	18,304	28,074

Contingent payments arising on business combinations

This heading includes an amount payable of USD 10 million (EUR 7,579 thousand at 31 December 2012 and EUR 7,730 thousand at 2011), in connection with the achievement of a certain rate of internal return at the time of the Group’s sale by its shareholders, to Revlon, Inc. pursuant to the terms and conditions of the purchase agreement in 2000 (see Note 1).

Those conditions are met given the changes in the Group shareholding. Revlon, Inc. has decided to waive this amount (see Note 30).

Other provisions

a) Tax contingencies

On 23 July 2010 the Spanish tax authorities commenced an inspection of Colomer Beauty and Professional Products, S.L. and The Colomer Group Participations, S.L. for their main taxes in 2005 and 2006, as well as non-resident income tax for 2006 and 2007. Previously, the Spanish tax authorities had issued a tax assessment for the income tax for 2001 and 2004 of the Spanish companies for a total amount of EUR 2.9 million that the Group paid and appealed. On 26 October 2011 tax assessments, relating to the consolidated Spanish Group’s income tax and to non-resident income tax for 2006 and 2007 of Colomer Beauty and Professional Products, S.L., were issued and signed on a contested basis. At the beginning of 2012 the final decision on the assessments signed on a contested basis was received and in March 2012 the Group paid the amount of the assessments totalling EUR 3,427 thousand, which had been fully provisioned. Following the payment, the provision recorded previously was derecognized. On 22 February 2012 the Group filed economic-administrative claims with the Central Economic Administrative Tribunal (TEAC) against the aforementioned assessments.

At 31 December 2012 the Group had recognized a provision of EUR 4,499 thousand to cover any possible tax contingencies (EUR 7,073 thousand at 31 December 2011).

b) Minutes of competence

On 16 June 2008 the Spanish Competition Commission opened two proceedings against The Colomer Group Spain, S.L. and other Spanish companies in the industry for purported practices restricting competition, carried out over several years before 2008. One of the proceedings relates to a possible exchange of information in the professional hairdressers industry, through an industry association, STANPA, while another concerns possible price fixing among industry companies, based on a reduction in the size of containers in the gels sector.

In January 2010 the Spanish National Competition Commission Board issued a decision on the second proceeding, relating to the gels market, imposing fines on other companies charged and it was ordered that a new proceeding should be opened against The Colomer Group Spain, S.L. with a view to continue the investigations. This proceeding began on 10 February 2010 and on 18 June 2011 a decision was handed down imposing a fine of EUR 170 thousand on the Group. This fine was paid on 18 August 2011 and appealed against at the National Appellate Court. This amount has been recovered in 2013.

On 3 March 2011 the Spanish National Competition Commission issued a decision in respect of the first proceeding, concerning the professional hairdressers industry, ordering The Colomer Group Spain, S.L. and other industry companies to pay a fine for exchanging information in the professional hairdressers industry. The fine imposed by the Spanish National Competition Commission on The Colomer Group Spain, S.L. totalled EUR 8,739 thousand. The Parent’s directors considered that there were numerous substantive and procedural errors in the National Competition Commission’s decision and therefore decided to appeal against it at the Judicial Review Chamber of the National Appellate Court. At 31 December 2011 the Group had recognized a provision amounting to EUR 8,830 thousand. On 3 April 2012 the Group paid the fine totalling EUR 8,739 thousand and derecognized the provision.

The Group has also recognized EUR 2,159 thousand of long-term provisions to cover the possible termination benefits to be paid to the sales agents of the Group’s Italian subsidiary, as provided for in Italian employment legislation.

The Group’s subsidiaries are involved in various routine legal proceedings incident to the ordinary course of its business, including an alleged patent infringement lawsuit in the U.S.

The Parent’s directors and the Group’s external advisors do not consider that any further economic liabilities will arise from the aforementioned proceedings or that a higher fine than the amount provisioned will be imposed.

18. Trade and other payables

The detail of “Trade and Other Payables” at 31 December 2012 and 2011, were as follows:

	Thousands of euros
	2012	2011
Trade payables	43,619	46,795
Remuneration payable	12,336	14,308
Other payables	10,645	10,480

Total	66,600	71,583

19. Net Sales

The detail of this heading in the consolidated statement of profit and loss by item, were as follows:

	Thousands of euros
	2012	2011	2010
Sales of goods	394,950	385,349	368,118
Services	6,221	12,095	10,262
Royalties	779	669	448

Total	401,950	398,113	378,828

The detail of this heading in the consolidated statement of profit and loss by geographic area, was as follows:

	Thousands of euros
	2012	2011	2010
Europe and Africa	201,412	214,106	219,621
USA	151,634	137,583	111,412
Rest of Americas	42,283	40,332	41,131
Asia	6,621	6,092	6,664

Total	401,950	398,113	378,828

20. Costs by nature

a) Cost of sales

Cost of sales includes the following:

	Thousands of euros
	2012	2011	2010
Procurements (Note 9)	116,822	114,508	102,349
Other costs of sales	25,079	29,548	32,615

Total cost of sales	141,901	144,056	134,964

b) Detail of other costs by nature and other items

The following expenses were recognized by nature in the consolidated statement of profit and loss:

	Thousands of euros
	2012	2011	2010
Staff costs	99,169	99,713	98,702
Property, plant and equipment depreciation charge (Note 8)	5,968	5,713	6,013
Intangible assets amortisation charge (Note 7)	3,172	2,298	2,854

Total	108,309	107,724	107,569

The detail of “Staff Costs”, was as follows:

	Thousands of euros
	2012	2011	2010
Wages, salaries and similar expenses	76,771	76,085	76,290
Social security expenses	12,724	16,024	14,598
Other employee benefit costs	9,674	7,604	7,814

Total	99,169	99,713	98,702

21. Other income and expenses

The detail of “Other Income and Expenses”, were as follows:

	Thousands of euros
	2012	2011	2010
Restructuring plan expenses	(5,830)	(1,802)	(3,187)
Provisions for Spanish Competition Commission	—	—	(4,000)
Provisions for tax contingencies	—	(5,119)	—
Net gain on sale of Fermodyl	8,945	—	—
Net gain on sale of Biopoint	—	—	14,638
Net loss on sale of Henry Colomer Argentina	(1,100)	—	—
Other (expenses)/ Income	(2,698)	(589)	(712)

Total other (expenses) / Income	(683)	(7,510)	6,739
Losses on impairment of goodwill	(4,135)	(2,184)	(3,461)

Other income and expenses	(4,818)	(9,694)	3,278

The expenses in connection with restructuring plans in 2012, 2011 and 2010 related mainly to the cost of termination benefits paid to employees in the US and Spain.

22. Financial income and financial costs

The detail of “Finance Income” and “Finance Expenses”, were as follows:

	Thousands of euros
	2012	2011	2010
Derivative financial instruments	464	163	223
Interest and other similar income	443	534	447
Exchange gains	894	—	—

Total finance income	1,801	697	670

Interest expense on bank borrowings	(2,697)	(2,933)	(4,414)
Interest expense on participating loan	(5,106)	(4,319)	(4,824)
Payment of debt arrangement expenses	(472)	(236)	(236)
Exchange losses	—	(2,645)	(1,567)

Total finance costs	(8,275)	(10,133)	(11,041)

23. Income tax expense

The companies in Spain, France and the US are subject to the consolidated income tax regime. Consequently, the Parent is responsible in those countries for filing the consolidated income tax return to the tax authorities and for the related tax settlement.

The breakdown of the income tax expense, was follows:

	Thousands of euros
	2012	2011	2010
Current tax
For the year	12,279	8,003	5,022
Prior years’ adjustments	1,842	455	1,401

	14,121	8,458	6,423
Deferred taxes	(1,978)	(3,832)	1,109
Other	1,786	1,143	912

Income tax expense	13,929	5,769	8,444

The Group effective tax rate has been the 38.7% for 2012 (30.5% for 2011 and 35.2% for 2010).

The income tax expense is calculated as follows:

	Thousands of euros
	2012	2011	2010
Income tax at tax rates applicable to each country	12,238	8,782	8,061
Tax effect of:
Non-deductible expenses	2,323	3,383	4,199
Non-taxable income	(696)	(7,620)	(5,318)
Other	64	1,224	1,502

Income tax expense	13,929	5,769	8,444

The detail of the current tax assets and liabilities was follows:

	Thousands of euros
	2012	2011
VAT	3,298	1,017
Income tax pre-payments	1,349	863

Tax receivables	4,647	1,880

Income tax	1,125	1,934
VAT	1,456	348
Social security costs	2,761	2,295
Personal income tax withholdings	1,185	869
Other taxes	1,168	1,507

Tax payables	7,695	6,953

The detail of the deferred tax assets and liabilities, by nature and origin, was as follows:

	Thousands of euros
	Assets		Liabilities		Net
	2012	2011	2012	2011	2012	2011
Tax loss carryforwards	16,013	10,917	(155)	(155)	15,858	10,762
Tax credits	8,231	7,634	—	—	8,231	7,634
Asset depreciation and amortisation	2,371	2,305	(2,438)	(2,452)	(67)	(147)
Inventory allowance	3,187	2,646	—	—	3,187	2,646
Other provisions	5,890	7,666	(75)	(75)	5,815	7,591
Goodwill	420	432	(24,422)	(22,657)	(24,002)	(22,225)
Employee benefits	1,431	2,961	—	—	1,474	1,668
Other	3,305	3,483	(25)	(214)	3,280	3,269

Offsetting of balances	(5,881)	(6,114)	5,881	6,114	—	—

Net assets and liabilities	34,967	31,930	(21,234)	(19,439)	13,776	11,198

The detail of the tax loss carryforwards recognized by the Group at 31 December 2012 and 2011, was as follows:

2012—Thousands of euros
Year incurred	Tax base	Main last year for offset
2007	290	2025
2008	2,802	2026
2009	16,656	2027
2010	8,982	2028
2011	8,133	2029
2012	15,151	2030

Total	52,014

2011—Thousands of euros
Year incurred	Tax base	Main last year for offset
2007	290	2025
2008	2,802	2026
2009	16,656	2027
2010	8,982	2028
2011	7,558	2029

Total	36,288

In 2012 and 2011 no adjustments to prior years’ tax loss carryforwards were made.

The detail of the tax credits recognized by the Group at 31 December 2012 and 2011 was as follows:

2012—Thousands of euros
Year earned	Last year for use	Research and development	Exports	Reinvestment	International tax withholdings	Other tax credits	Total
2003	2013	—	—	—	—	129	129
2004	2014-2022	185	427	—	—	12	624
2005	2015-2023	154	127	—	—	4	285
2006	2016-2024	134	11	924	1,072	105	2,246
2007	2017-2025	99	—	393	955	6	1,453
2008	2018-2026	94	—	—	876	14	984
2009 2010 2011 2012	2019-2027 2020-2028 2021-2029 2022-2030	174 163 180 150	— — —	— — —	611 419 434 362	5 4 3 5	790 586 617 517

Total		1,333	565	1,317	4,729	287	8,231

2011— Thousands of euros
Year earned	Last year for use	Research and development	Exports	Reinvestment	International tax withholdings	Other tax credits	Total
2003	2013	—	—	—	—	129	129
2004	2014-2019	185	427	—	—	12	624
2005	2015-2020	154	127	—	—	4	285
2006	2016-2021	134	11	924	1,072	105	2,246
2007	2017-2022	99	—	393	955	6	1,453
2008	2018-2023	94	—	—	876	14	984
2009 2010 2011	2019-2024 2020-2025 2020-2025	174 163 100	— — —	— — —	611 419 434	5 4 3	790 586 537

Total		1,103	565	1,317	4,367	282	7,634

The Parent’s directors recognized these amounts since they considered that the deferred tax assets in question would be recovered within the periods currently established by law.

The detail of the changes in deferred tax assets and liabilities, recognized as income tax income/expense in the consolidated statement of profit and loss was as follows:

	Thousands of euros
	2012	2011	2010
Tax loss carryforwards	(5,096)	1,491	(240)
Tax credits	(598)	(342)	(1,594)
Asset depreciation and amortisation	(331)	(4)	(232)
Inventory allowance	(574)	(918)	211
Other provisions	1,759	(3,363)	(780)
Goodwill	2,632	1,543	1,793
Employee benefits	117	18	—
Other	113	(2,257)	1,951

Total	(1,978)	(3,832)	1,109

At the 2012 reporting date the Group has deferred tax assets amounted to EUR 652 thousand that had not been recognized.

At the 2011 reporting date the Group had unrecognized deferred tax assets amounting to EUR 2,390 thousand. These unaccounted assets corresponded mainly to the tax losses of Colomer South Africa (Proprietary) Ltd. and Colomer Professional Products, Ltd., companies sold in the years 2012 and 2013, respectively.

The various Group companies calculate their income tax expense in accordance with their respective legislations. The tax rates applicable to the Group range from 12.5% to 39.6%.

As a result, among other factors, of the possible varying interpretations that may be made of current tax legislation, additional liabilities could arise in the event of new tax audits. However, the Parent’s directors and tax advisors do not consider that such liabilities, if any, would have a material effect on the consolidated financial statements.

24. Guarantees

At 31 December 2012 and 2011, the Group had provided guarantees to third parties amounting to EUR 1,544 thousand and EUR 2,619 thousand respectively.

Certain assets of the US companies, such as bank deposits, accounts receivable, inventories, property, plant and equipment and intangible assets, as well as a building in Mexico, are securing the syndicated loan discussed in Note 14.

The Parent’s directors do not expect that any additional liabilities to those recognized that might arise in connection with these guarantees to third parties would be of a material amount.

25. Balances and transactions with related parties and disclosures relating to the Parent’s shareholders and directors and Group executives

25.1 Balances and transactions

In connection with the acquisition of the “Professional Products” line of business from Revlon, Inc. on 30 March 2000, the shareholders granted the Parent a participating loan in US dollars to finance the transaction. This loan matures on 21 December 2014 and bears annual interest at Libor + 4%.

At 31 December 2012 the outstanding balance on this participating loan amounted to EUR 89,613 thousand (31 December 2011: EUR 100,313 thousand).

During the years 2012, 2011 and 2010, the interest expense of this loan was EUR 5,106 thousand, EUR 4,319 thousand and EUR 4,824 thousand, respectively (see note 22).

In 2012 the Group made an early repayment of EUR 14 million.

In 2011 the Group did not make early repayments.

In 2013 the new shareholder has subrogated this loan (see Note 30).

The balances that the Group had with Revlon Group at the years ended, excluding the contingent payment described in Note 17, were as follows:

	Thousands of euros
	31.12.2012	31.12.2011	01.01.2011
Accounts receivable	67	182	61
Accounts payable	(231)	(192)	(448)

Net	(164)	(10)	(387)

The transactions that the Group had with Revlon Group during the years 2012, 2011 and 2010, were as follows:

	Thousands of euros
	2012	2011	2010
Royalties paid	(811)	(665)	(1,035)
Net sales	484	763	456

Net	(327)	98	(579)

25.2 Remuneration of the Group’s directors and senior executives (key management personnel)

The remuneration paid to the senior executives and Group’s Director, were as follows:

	Thousands of euros
	2012	2011	2010
Total senior executives	6,452	4,286	4,238
Total Group’s Director	192	268	296

Total	6,644	4,554	4,534

In 2012 “Total senior executives” included EUR 0.3 million of termination benefits paid to executives who left the Company. In 2011, no severance payments were made.

The remaining remuneration paid in 2012 and 2011 related exclusively to wages and salaries.

In 2012 and 2011 the Group made contributions of EUR 0.2 million each year to defined contribution plans for the directors and senior executives.

The loans granted to the Group’s key management personnel amounted to EUR 0.1 million (2011: same amount), and are included under “Non-Current Financial Assets”. These loans mature on the date of the executives’ retirement and do not bear interest.

The loans granted to the Group’s Directors or to parties related thereto amounted to EUR 0.6 million (granted in 2012), and are included under “Non-Current Financial Assets”. On October 2013 these loans were repaid to the Group.

In 2011, no loans were granted to the Groups Directors. These loans mature when there is a change in shareholder structure and do not bear interest.

26. Operating leases

The Group leases offices, cars, computer hardware and other assets from third parties under operating leases.

In 2012, 2011 and 2010 the expense recognized by the Group for operating lease payments amounted to EUR 6,518 thousand, EUR 8,613 thousand and EUR 8,919 thousand respectively.

The future minimum lease payments for operating leases are as follows:

	Thousands of euros
	31.12.2012	31.12.2011	01.01.2011
Not later than one year	6,716	6,265	7,222
Between one and five years	16,255	17,654	18,883

Total	22,971	23,919	26,105

27. Derivative financial instruments

The detail of the derivative financial instruments at 31 December 2012 and 2011, were as follows:

	Thousands of euros
	2012		2011
	Non-Current	Current	Non-Current	Current
1. SWAP	1,097	—	1,662	—
2. COLLAR	—	2,017	1,917	—

Total	1,097	2,017	3,579	—

The Group uses just two interest rate derivatives to manage its exposure to interest rate movements, mainly on its bank borrowings. The notional amounts of the contracts at 31 December 2012 amounted to EUR 42.6 million and at 31 December 2011 amounted to EUR 51.6 million. The derivative SWAP expires on 21 December 2017 and the derivative COLLAR on 21 December 2013.

The change in estimated fair value calculated using valuation techniques and recognized in income totalled a positive amount of EUR 464 thousand in 2012 and at 2011 positive amount of EUR 163 thousand. These two derivatives are considered to be speculative instruments, since they do not qualify for hedge accounting (see Note 5-i).

In 2013 the Group has canceled in advance the swap and the collar (see Note 30).

28. Risk management and policy

The Group engages in activities that are exposed to various financial risks: market risk (including foreign currency risk and fair value interest rate risk), credit risk, liquidity risk and cash flow interest rate risk.

1. Foreign currency risk

The Group operates in the international market and, therefore, is exposed to foreign currency risk on the transactions performed by it in foreign currencies, particularly the US dollar. Foreign currency risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group assesses and measures foreign currency risk based on its net exposure resulting from each currency.

At 31 December 2012, a 10% depreciation/appreciation of the euro against the US dollar, with the other variables remaining constant, would have given rise to an increase/decrease of approximately EUR 1,915 thousand (31 December 2011: EUR 1,323 thousand) in consolidated profit after tax, without taking into account the impact on assets and liabilities denominated in foreign currencies.

A detail of the Group’s exposure to foreign currency risk at 31 December 2012 and 2011 is shown below. The accompanying tables show the carrying amount of the Group’s financial instruments or classes of financial instruments, denominated in their respective currencies, without taking into account the loan received from the shareholders:

	2012
	Thousands of euros
	Euro	US dollar	Mexican peso	Pound sterling	S. African rand	Other	Total

Total non-current assets	979	2,392	—	—	—	76	3,447

Total current assets	49,164	28,294	10,482	2,508	—	7,631	98,079

Total assets	50,143	30,686	10,482	2,508	—	7,707	101,526

Total non-current liabilities	674	—	—	—	—	—	674

Total current liabilities	66,038	21,919	6,325	310	—	5,540	100,132

Total liabilities	66,712	21,919	6,325	310	—	5,540	100,806

Net exposure	(16,569)	8,767	4,157	2,198	—	2,167	720

	2011
	Thousands of euros
	Euro	US dollar	Mexican peso	Pound sterling	S. African rand	Other	Total

Total non-current assets	952	2,497	—	—	—	162	3,611

Total current assets	50,536	48,247	6,564	1,774	1,677	7,221	116,019

Total assets	51,488	50,744	6,564	1,774	1,677	7,383	119,630

Total non-current liabilities	22,341	10,715	—	—	—	—	33,056

Total current liabilities	60,950	19,884	6,561	664	1,083	3,998	93,140

Total liabilities	83,291	30,599	6,561	664	1,083	3,998	126,196

Net exposure	(31,803)	20,145	3	1,110	594	3,385	(6,566)

2. Credit risk

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset, in the consolidated balance sheet.

Derivative instruments are arranged with highly solvent entities.

The Group does not have a significant concentration of credit risk, with exposure spread over a large number of customers, markets and geographical locations. However, the Group’s financial management regards this risk as key for the daily management of the business and focuses all efforts on ensuring proper control and supervision of developments in receivables and defaults, particularly in industries and markets where there is greater risk of insolvency.

The Company grants credit terms in the normal course of business to its customers. Trade Credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company does not normally require collateral or other security to support credit sales.

3. Liquidity risk

The Group exercises management of liquidity risk based on the maintenance of sufficient cash and marketable securities, the availability of financing through a sufficient level of credit facilities and sufficient capacity to settle market positions.

A detail of the Group’s exposure to liquidity risk at 31 December 2012 and 2011 is shown below. The tables below reflect an analysis of the financial liabilities by maturity date of the various agreements in force.

	2012
	Thousands of euros
	Within 1 year	1-2 years	2-5 years	Total
Non-current financial assets	—	—	3,447	3,447
Cash and cash equivalents	29,336	—	—	29,336
Trade receivables	60,198	—	—	60,198
Other current financial assets	8,545	—	—	8,545

Total assets	98,079	—	3,447	101,526

Debt with financial institutions	(25,784)	—	—	(25,784)
Finance leases liabilities	(53)	—	—	(53)
Trade and other payables	(74,295)	—	—	(74,295)

Total liabilities	(100,132)	—	—	(100,132)

Net exposure	(2,053)	—	3,447	1,394

	2011
	Thousands of euros
	Within 1 year	1-2 years	2-5 years	Total
Non-current financial assets	—	—	3,611	3,611
Cash and cash equivalents	45,014	—	—	45,014
Trade receivables	66,340	—	—	66,340
Other current financial assets	4,665	—	—	4,665

Total assets	116,019	—	3,611	119,630

Debt with financial institutions	(14,550)	(32,854)	—	(47,404)
Finance leases liabilities	(54)	—	—	(54)
Trade and other payables	(78,536)	—	—	(78,536)

Total liabilities	(93,140)	(32,854)	—	(125,994)

Net exposure	22,879	(32,854)	3,611	(6,364)

4. Cash flow and fair value interest rate risk

The Group’s operating activities are mostly free of exposure from changes in market interest rates.

The Group’s interest rate risk arises from non-current borrowings. Debt issued at floating rates exposes the Group to cash flow interest rate risk. At the 2012 and 2011 reporting dates, all the borrowings had been arranged at floating interest rates.

The Group manages cash flow interest rate risk through interest rate swaps and collars, in order to convert the floating rates of its borrowings into fixed interest rates. Generally speaking, the Group arranges non-current borrowings with floating interest rates and swaps and collars at fixed rates that are usually lower than the rates it would have obtained had it arranged borrowings directly at fixed interest rates.

If the interest rates for the year 2012 had been 10 basis points higher/lower, while the other variables remained unchanged, consolidated profit after tax would have been EUR (35) / 35 thousand, higher/lower (2011: EUR (3) / 3 thousand higher/lower).

Fair value disclosures

There were no material differences between the fair values and carrying amounts of the various types of financial assets and liabilities in 2012 and 2011.

29. Fees paid to auditors

The fees for financial audit services provided to the various companies composing the Group by the principal auditor in 2012 amounted to EUR 536 thousand (2011: EUR 519 thousand).

The fees in this connection paid to other auditors amounted to EUR 11 thousand in 2012 (2011: EUR 24 thousand).

Also, the fees relating to other professional services provided to the various Group companies by the principal auditor and by other entities related to the auditor in 2012 amounted to EUR 586 thousand (2011: EUR 152 thousand).

30. Events after the reporting period

In January 2013 the Group sold to a third party the company Colomer Realistic Professional Products, Ltd (Irish Society) for EUR 8.4 million. This transaction had a positive net impact of EUR 5.4 million in 2013. On 31 December 2012 the Group also recognized EUR 3.5 million under “Deferred Income” in the accompanying consolidated balance sheet, as a result of the advances the Group had already received from the buyer at the 2012 reporting date.

On 12 July 2013, the Group repaid early the entire syndicated loan which at 31 December 2012 was still outstanding in an amount of EUR 23,319 thousand. Additionally, on 16 July 2013 the Group obtained new financing from several banks for a maximum amount of EUR 120,000 thousand maturing in January 2015, against which no amounts have been drawn down. On 9 October 2013 this new financing was prepaid early without being used by the Group at any time.

On 25 July 2013, the Group received a court judgment on the appeal against a tax penalty relating to the years 2001 to 2004 in respect of the Spanish income tax of those years. In the aforementioned judgment, the court found in favour of the Group and against the Spanish tax authorities. The penalty referred to in the appeal won by the Group amounted to EUR 2.9 million and had already been paid by the Group and, therefore, no provision had been recognised in that connection (see note 17). In addition, a provision for EUR 1.4 thousand had been recognised for the same item for the years from 2005 to date. However, the tax authorities have appealed against this latest judgment and the Group is awaiting a final judgment on this new appeal.

On 3 August 2013, with effective date 9 October 2013, Revlon Consumer Products Corporation (subsidiary of Revlon, Inc.) acquired from the former shareholders (Beauty Care Professional Products Participations, S.A. (“BCPPP”), Romol Hair & Beauty Group, S.L. (“Romol”), Norvo, S.L. (“Norvo”) and Staubinus España, S.L. (“Staubinus”)) all the shares of the Parent, The Colomer Group Participations, S.L. and, accordingly, the entire ownership interest in its subsidiaries, for USD 664.5 million. Accordingly, Revlon Consumer Products Corporation is now the Parent’s sole shareholder. At the same date, Revlon Consumer Products Corporation waived the amount payable of USD 10 million (see Note 17) and subrogated the shareholders loan (see Note 25).

On October 2013, the Group canceled in advance the swap and the collar described in Note 27 for a total amount of EUR 1.9 million. No other derivative financial instruments exist.

Appendix I

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2012

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer Beauty and Professional Products, S.L.	Barcelona, Spain	1	0%	100%	104,946
Colomer Italy S.p.A.	Bologna, Italy	1	100%	0%	22,816
Colomer Mexico S.A. de C.V.	Mexico DF, Mexico	1	65.08%	34.92%	15,640
Roux Laboratorios, Inc.	Jacksonville, USA	1	0%	100%	*
Colomer Beauty Brands, Inc.	Denver, USA	2	0%	100%	*
Creative Nail Design, Inc.	Vista, USA	2	0%	100%	*
Colomer France SAS	Paris, France	2	0%	100%	2,698
Colomer Portugal-Produtos Cosmeticos e Prof. Ltda.	Lisbon, Portugal	2	0%	100%	1,629
Colomer Professional, Ltd.	Dublin, Ireland	2	0%	100%	9,456
Colomer Realistic Professional Products, Ltd.	Dublin, Ireland	2	99.99%	0.01%	(8,459)
Colomer Germany GmbH	Düsseldorf, Germany	2	100%	0%	5,492
Colomer Netherlands B.V.	Almere, Netherlands	2	100%	0%	233
Colomer Canada Ltd.	Mississauga, Canada	2	100%	0%	263
Colomer Denmark A/S	Copenhagen, Denmark	2	0%	100%	(366)
Colomer Andina S.A.	Lima, Peru	2	0%	100%	(618)
Colomer Sweden AB	Gothenburg, Sweden	2	100%	0%	1,247
Colomer Rus, CJSC	Moscow, Russia	2	0%	99.98%	579
Professional Beauty Services, S. A.	Luxembourg, Luxembourg	2	100%	0%	187
Mota Diagonal, S.L.	Barcelona, Spain	3	0%	100%	(58)
Art & Science, Ltd. (dormant)	Chicago, USA	3	0%	100%	*
The Colomer Group Spain, S.L.	Barcelona, Spain	4	100%	0%	31,845
Colomer France Holding SAS	Paris, France	4	34.37%	65.63%	240
Colomer USA, Inc.	Jacksonville, USA	4	100%	0%	67,358 *
American Crew Dominicana, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	85%	—

Appendix I

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2012

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer UK, Ltd. (dormant)	London, UK	5	100%		—
Art & Science Salons, S.L. (dormant)	Barcelona, Spain	5	0%	100%	—
Comercializadora Brendola S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	94%	—

Line of Business

1. Manufacture and marketing of hairdressing products, cosmetics and fragrances

2. Marketing of products manufactured by companies belonging to The Colomer Group

3. Management of hairdresser chains

4. Holding company

5. Dormant company

*	The equity of the US subgroup is presented on a consolidated basis.

Appendix I

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2011

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer Beauty and Professional Products, S.L.	Barcelona, Spain	1	0%	100%	105,857
Colomer Italy S.p.A.	Bologna, Italy	1	100%	0%	24,775
Colomer Mexico S.A. de C.V.	Mexico DF, Mexico	1	65.085%	34.92%	13,973
Roux Laboratorios, Inc.	Jacksonville, USA	1	0%	100%	*
Colomer Beauty Brands, Inc.	Denver, USA	2	0%	100%	*
Creative Nail Design, Inc.	Vista, USA	2	0%	100%	*
Colomer France SAS	Paris, Francia	2	0%	100%	5,711
Colomer Portugal-Produtos Cosmeticos e Profissionais, Ltda.	Lisbon, Portugal	2	0%	99.99%	1,657
Colomer Professional, Ltd.	Dublin, Ireland	2	0%	100%	8,824
Colomer Realistic Professional Products, Ltd.	Dublin, Ireland	2	99.99%	0.01%	(7,669)
Colomer Germany GmbH	Pforzheim, Germany	2	100%	0%	4,186
Henry Colomer Argentina, Srl	Buenos Aires, Argentina	2	5%	95%	(1,622)
Colomer South Africa (Pty) Ltd.	Johannesburg, South Africa	2	100%	0%	(3,879)
Colomer Netherlands B.V.	Almere, Holland	2	1.36%	98.64%	1,354
Colomer Canada Ltd.	Mississauga, Canada	2	100%	0%	(866)
Colomer Denmark A/S	Copenhagen, Denmark	2	0%	100%	(652)
Colomer Andina S.A.	Lima, Peru	2	0%	100%	(592)
Colomer Sweden AB	Gothenburg, Sweden	2	100%	0%	1,881
Colomer Rus CJSC	Moscow, Russia	2	0%	100%	(1)
Professional Beauty Services, S. A.	Luxembourg, Luxembourg	2	0%	100%	99
Mota Diagonal, S.L.	Barcelona, Spain	3	0%	100%	(41)
Art & Science, Ltd.	Chicago, USA	3	0%	100%	*
	Barcelona, Spain	4	100%	0%	33,560
The Colomer Group Spain, S.L.			0%	0%

Appendix I

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2011

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer France Holding SAS	Paris, France	4	34.37%	65.63%	227
Colomer USA, Inc.	Jacksonville, USA	4	100%	0%	49,074
			0%	0%	*
Colomer Professional, Inc. (dormant)	Jacksonville, USA	5	0%	100%	—
Colomer Professional Products, Inc. (dormant)	Jacksonville, USA	5	0%	100%	—
Fermodyl Professionals, Inc. (dormant)	Jacksonville, USA	5	0%	100%	—
Realistic/Roux Professional Products, Inc. (dormant)	Jacksonville, USA	5	0%	100%	—
Modern Organic Prod., Inc. (dormant)	Denver, USA	5	0%	100%	—
Amerinail, Inc. (dormant)	Jacksonville, USA	5	0%	100%	—
American Crew Dominicana, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	85%	—
Colomer UK, Ltd.	London, UK	5	0%	100%	—
Art & Science Salons, S.L. (dormant)	Barcelona, Spain	5	0%	100%	—
Comercializadora Brendola, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	94%	—

Line of Business

1. Manufacture and marketing of hairdressing products, cosmetics and fragrances

2. Marketing of products manufactured by companies belonging to The Colomer Group

3. Management of hairdresser chains

4. Holding company

5. Dormant company

*	The equity of the US subgroup is presented on a consolidated basis.

The Colomer Group Participations, S.L. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets at 30 June 2013 and 31 December 2012

(Thousands of euros)

	Notes	30/06/2013	31/12/2012
Assets
Goodwill	4	130,835	136,971
Other intangible assets	5	9,497	8,871
Property, plant and equipment	6	35,235	37,372
Deferred tax assets		34,531	34,967
Non-current financial assets	9	3,009	3,447

Total non-current assets		213,107	221,628

Inventories	7	44,616	39,728
Trade receivables	8	63,613	60,198
Current financial assets	9	6,879	3,898
Current tax assets and other accounts receivable from public authorities		5,081	4,647
Other current assets		3,813	1,877
Cash and cash equivalents	10	24,652	29,336

Total current assets		148,654	139,684
Total assets		361,761	361,312

	Notes	30/06/2013	31/12/2012
Equity and liabilities
Share capital		590	590
Share Premium		21,777	21,777
Legal reserve		118	118
Retained earnings		118,421	110,697
Foreign currency translation reserves		(11,005)	(10,891)

Equity of the Parent	11	129,901	122,291
Non-controlling interests		—	—
Total equity	11	129,901	122,291

Participating loan	15.1	92,596	89,613
Bank borrowings	12	674	674
Other financial liabilities	12	1,621	1,097
Deferred tax liabilities		21,731	21,234
Provisions for employee benefit obligations	13	3,285	3,436
Other provisions	14	6,120	6,976

Total non-current liabilities		33,431	33,417
Bank borrowings	12	18,273	25,784
Finance lease liabilities		33	53
Trade and other payables		68,033	66,600
Current tax liabilities		9,633	7,695
Other financial liabilities	12	514	2,017
Other provisions	14	9,347	10,342
Deferred income		—	3,500

Total current liabilities		105,833	115,991
Total equity and liabilities		361,761	361,312

The accompanying Notes 1 to 16 and the Appendix are an integral part of these unaudited condensed consolidated financial statements.

The Colomer Group Participations, S.L. and Subsidiaries

Unaudited Condensed Consolidated Statements of Profit and Loss for the

six-month periods ended 30 June 2013 and 30 June 2012

(Thousands of euros)

	30/06/2013	30/06/2012
Net sales	201,098	200,196
Cost of sales	(67,506)	(67,593)

Gross Profit	133,592	132,603
Distribution expenses	(10,974)	(11,239)
Advertising and promotion expenses	(38,845)	(40,349)
Selling, marketing and administration cost	(56,815)	(57,303)
Research and development expenditure	(2,774)	(2,925)
Other income and expenses	(1,763)	(1,361)

Profit from operations	22,421	19,426

Financial income	1,011	812
Financial costs	(4,327)	(5,882)

Profit before tax	19,105	14,356

Income tax expense	(11,381)	(6,968)

Profit for the period	7,724	7,388

PROFIT FOR THE PERIOD	7,724	7,388

The accompanying Notes 1 to 16 and the Appendix are an integral part of these unaudited condensed consolidated financial statements.

The Colomer Group Participations, S.L. and Subsidiaries

Unaudited Condensed Consolidated Statements of Comprehensive Income for the

six-month period ended 30 June 2013 and 30 June 2012

(Thousands of euros)

	30/06/2013	30/06/2012
CONSOLIDATED PROFIT FOR THE YEAR	7,724	7,388

OTHER COMPREHENSIVE INCOME	(114)	2,154

Translation differences	(114)	2,214

Items that may be reclassified subsequently to profit and loss:	(114)	2,214

Actuarial gains/(losses) on pension plan	—	(96)
Income tax	—	36

Items that will not be reclassified to profit and loss:	—	(60)

TOTAL COMPREHENSIVE INCOME	7,610	9,542

Attributable to the Parent	7,610	9,542

The accompanying Notes 1 to 16 and the Appendix are an integral part of these unaudited condensed consolidated financial statements.

The Colomer Group Participations, S.L. and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Equity for the

six-month period ended 30 June 2013 and 31 December 2012

(Thousands of euros)

	Share Capital	Share Premium	Legal Reserve	Retained earnings	Foreign currency translation reserve	Total	Non- controlling interests	Total equity
Balance at 31 December 2011	590	21,777	118	92,242	(10,327)	104,400	—	104,400

Consolidated Profit for the period	—	—	—	7,388	—	7,388	—	7,388
Translation differences	—	—	—	—	2,214	2,214	—	2,214
Other comprehensive income for the period, net of tax: Defined Benefit Plan	—	—	—	(60)	—	(60)	—	(60)
Balance at June 30, 2012	590	21,777	118	99,570	(8,113)	113,942	—	113,942

Consolidated Profit for the period	—	—	—	11,127	—	11,127	—	11,127
Translation differences	—	—	—	—	(2,778)	(2,778)	—	(2,778)
Balance at 31 December 2012	590	21,777	118	110,697	(10,891)	122,291	—	122,291

Consolidated Profit for the period	—	—	—	7,724	—	7,724	—	7,724
Translation differences	—	—	—	—	(114)	(114)	—	(114)
Balance at June 30, 2013	590	21,777	118	118,421	(11,005)	129,901	—	129,901

The accompanying Notes 1 to 16 and the Appendix are an integral part of these unaudited condensed consolidated financial statements.

The Colomer Group Participations, S.L. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows for

the six-months period ended 30 June 2013 and 30 June 2012

(Thousands of euros)

	Notes	30/06/2013	30/06/2012
Cash flows from operating activities:
Profit before tax		19,105	14,356
Adjustments for:
Depreciation/amortisation charge and impairment losses	4, 5, 6	11,246	8,691
Loss / (Gain) on the disposal of non-current assets		(5,878)	(8,354)
Finance Income		(1,011)	(812)
Finance costs		4,327	5,882

Total		27,789	19,763

Changes in working capital, excluding the effect of acquisitions and translation differences
Current assets		(13,230)	(9,131)
Current liabilities		(491)	(6,350)

Changes in provisions		(757)	(11,991)
Income tax		(8,522)	(4,731)

Net cash flows from operating activities		4,789	(12,440)

Cash flows from investing activities:

Proceeds from the disposal of non-current assets and other disposals		655	12,633
Payments to acquire property, plant and equipment	6	(876)	(1,318)
Payments to acquire intangible assets	5	(2,090)	(1,515)
Changes in other non-current assets		2,413	1,582

Net cash generated by/(used in) investing activities		102	11,382

Cash flows from financial activities:
Repayments of bank borrowings		(7,611)	(4,151)
Payments—discounted bills and loans drawn down		—	(464)
Interest paid		(933)	(1,062)
Other financial liabilities		(20)	(47)

Net cash used in financing activities		(8,564)	(5,724)

Effect of exchange differences		(1,011)	91

Net increase in cash and cash equivalents		(4,684)	(6,691)
Cash and cash equivalents at 1 January	10	29,336	45,013

Cash and cash equivalents at 30 June	10	24,652	38,322

The accompanying Notes 1 to 16 and the Appendix are an integral part of these unaudited condensed consolidated financial statements.

The Colomer Group Participations, S.L. and Subsidiaries

Notes to the unaudited condensed consolidated

financial statements in accordance with International

Financial Reporting Standards as of 30 June 2013

1. Group activities

The Colomer Group Participations, S.L. was incorporated in Luxembourg on 20 January 2000, with the name of Beauty Care Professional Products Luxembourg, S.a.r.l.

On 14 December 2001, the shareholders at the Extraordinary and Universal General Meeting resolved to move the registered office from Luxembourg to Barcelona, to re-register the Company as a private limited liability company and to change its name to its current name of The Colomer Group Participations, S.L. (“the Company” or the “Parent”).

The Parent’s registered office is at World Trade Center Almeda Park, calle Tirso de Molina 40, 08940, Cornellà de Llobregat (Barcelona) and its main activity consists of the investment in and holding of financial assets, as well as the granting of loans to subsidiaries.

The Parent started operating on 30 March 2000, after the acquisition from Revlon, Inc. of its global professional products business. The Group’s main activity is the production, distribution and sale of:

•	Products for professionals and hairdressing establishments and for personal care;

•	Products for multi-cultural hairdressers and personal care; and

•	Hair and other personal care products for sale in the mass market.

The Group has production plants in Spain, the U.S., Mexico and Italy.

The Colomer Group Participations, S.L. is the Parent of a Group of the subsidiaries listed in the accompanying Appendix (“the Group” or “The Colomer Group”).

All the Group’s subsidiaries were included in the consolidation since they are effectively controlled by the shareholders of The Colomer Group.

2. Basis of presentation of the unaudited condensed consolidated financial statements

a) Basis of presentation

These unaudited condensed consolidated financial statements were prepared and are presented in accordance with International Accounting Standard 34 (hereinafter, “IAS”), Interim Financial Reporting from International Financial Reporting Standards as issued by the International Accounting Standards Board (hereinafter, “IASB” or the “IFRS-IASB”), and authorized for issue by the Parent’s management on 6 November 2013.

In accordance with IAS 34, the interim financial report is intended only to provide an update on the content of the latest annual consolidated financial statements authorized for issue, focusing on new activities, events and circumstances occurring during the six-month period, and does not duplicate information previously reported in the latest annual consolidated financial statements authorized for issue. Consequently, these unaudited condensed consolidated financial statements do not include all the information required of complete consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the IASB (hereinafter, “IFRS”) and, accordingly, for a proper understanding of the information included in these unaudited condensed consolidated financial statements, they should be read together with the Group’s consolidated financial statements as of 31 December 2012 and for the year then ended.

Unaudited condensed consolidated financial statements as of 30 June 2013 reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented and all such adjustments are of a normal recurring nature.

The accounting policies and methods used in preparing these half-yearly financial statements are the same as those applied in the consolidated financial statements for 2012, taking into account the standards and interpretations that came into force in the first half of 2013. In this connection it should be noted that the following standards and interpretations came into effect on 1 January 2013 under the IFRS-IASB:

•

IFRS 10, “Consolidated Financial Statements”. IFRS 10 supersedes current consolidation requirements of IAS 27 and establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 modifies the current definition of control. The new definition of control sets out the following three elements: power over the investee; exposure, or rights, to variable returns from involvement with the investee; and the ability to use power over the investee to affect the amount of the investor’s returns.

•

IFRS 11, “Joint arrangements”. IFRS 11, supersedes IAS 31 relating to joint ventures and under this standard investments in joint arrangements are classified either as joint operations or joint ventures, depending on the contractual rights and obligations each investor has rather than just the legal structure of the joint arrangement. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and accounts for its interest under the equity method. Proportional consolidation of joint ventures is no longer allowed.

•	IFRS 12, “Disclosures of interests in other entities”. IFRS 12 defines the required disclosures of interests in subsidiaries, associates, joint ventures and non-controlling interests.

•	IAS 27 (amendment), “Separate financial statements”. These amendments reflect the changes arising from the new IFRS 10.

•	IAS 28 (amendment), “Associates and joint ventures”. These amendments reflect the changes arising from the new IFRS 11.

The aforementioned standards (IFRSs 10, 11, 12 and IAS 27, 28) did not have any impact on the consolidated financial statements.

•

IAS 19 (amendment), “Employee Benefits”. This amendment eliminate the “corridor” under which entities were able to opt for deferred recognition of a given portion of actuarial gains and losses, establishing that all actuarial gains and losses must be recognized immediately. The amendments include significant changes in the presentation of cost components, as a result of which the service cost relating to post-employment benefit obligations (past service cost and plan curtailments and settlements) and net interest cost must be recognized in profit or loss and the remeasurement component (comprising mainly of actuarial gains and losses) must be recognized in Comprehensive Income and can not be reclassified to profit or loss. In addition, the net interest income is included in the net interest on the defined benefit liability (asset), which is the counterpart under the amendment of the interest cost and the expected return on plan assets (former IAS 19).

The application at 31 December 2012 of the amendments to IAS 19, Employee Benefits, described in Note 2.b.1 of the consolidated financial statements of 2012, as of 31 December 2012 was as follows (in thousand euros):

2012

Deferred tax assets	(43)

Assets—	(43)

Provisions for employee benefit obligations	(107)

Liabilities—	(107)

Retained earnings	64

Equity—	64

Cost of sales	198
Tax income	(1,372)
Other income and expenses (*)	3,238

Profit and Loss—	2,064

Comprehensive Income—	(60)

(*)	The 2012 amount corresponds to the termination and related settlement payment of the US pension plan described in Note 13.

•

IAS 1 (amendment), Presentation of Items of Comprehensive Income (obligatory for reporting periods beginning on or after 1 July 2012)—these amendments consist basically of the requirement for items to be classified into items that will be reclassified (recycled) to profit or loss in subsequent periods and items that will not be reclassified.

•

IFRS 13, “Fair value measurement”. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. According to IFRS 13, this standard will be applied prospectively from the beginning of the annual period in which it is initially applied. The disclosure requirements of this IFRS do not need to be applied to compare information provided for periods prior to the initial application of this IFRS.

•

IFRS 7 (amendment), “Offsetting Financial Assets and Financial Liabilities” (obligatory for reporting periods beginning on or after 1 January 2013)—these amendments introduce new disclosures for financial assets and financial liabilities that are presented net in the balance sheet and for other instruments subject to an enforceable netting arrangement.

•

Improvements to IFRSs, 2009-2011 cycle (obligatory for reporting periods beginning on or after 1 January 2013)—these improvements introduce minor amendments to IFRS 1, IAS 1, IAS 16, IAS 32 and IAS 34.

Lastly, at the date of preparation of these half-yearly consolidated financial statements, the following standards, interpretations and amendments have not been published yet by the IASB:

•

IAS 32 (amendment), “Financial Instruments: Presentation—Offsetting Financial Assets and Financial Liabilities”. This amendment introduce a series of additional clarifications on the requirements established by the standard for an entity to be able to offset a financial asset and a financial liability, indicating that they can only be offset when an entity currently has a legally enforceable right to set off the recognized amounts and this does not depend on the occurrence of future events.

•	IFRS 9, “Financial instruments”. This Standard will be effective as from 1 January 2015 under IFRS-IASB.

The Parent’s directors do not anticipate consider that the application of the new standards will have a significant impact on amounts recorded in the financial statements.

b) Comparative information

The information for 2012 contained in these half-yearly financial statements is presented for comparison purposes only with the information relating to the six-month period ended 30 June 2013.

Pursuant to the applicable accounting standards, the balances relating to the first half of 2012 and to the reporting period ended 31 December 2012 presented in these unaudited condensed consolidated financial statements were restated as set forth below in order to allow for a better comparison of information.

In accordance with IAS 8, these amendments entail a change of accounting policy and, accordingly, they must be applied retrospectively from 1 January 2013, by adjusting the beginning balances of equity for the earliest period presented as though the new accounting policy had always been applied.

c) International Financial Reporting Standards (IFRSs)

The principal accounting policies and measurement bases adopted by The Colomer Group are described in Note 5 of the 2012 consolidated financial statements.

As regards application of IFRSs, the main options taken by The Colomer Group were as follows:

•	To classify its consolidated balance sheet items as current and non-current.

•	To present the consolidated statement of profit and loss by function.

•	To present the consolidated statement of changes in equity showing the changes in all the line items.

•	To present the consolidated statement of cash flows using the indirect method.

d) Functional currency

These unaudited condensed consolidated financial statements as of 30 June 2013 are presented in thousands of euros, rounded to the nearest thousand, since the euro is the currency in the main economic area in which the Group operates. Foreign operations are recognized in accordance with the policies described in Note 5 of the 2012, 2011 and 2010 consolidated financial statements.

e) Responsibility for the information and use of estimates

The information in these unaudited consolidated financial statements is the responsibility of the Parent’s directors, who have exercised due diligence in verifying that the controls, established by the Group and by the companies composing it to guarantee the quality of the financial and accounting information prepared by them, have operated efficiently.

The consolidated results and the determination of consolidated equity are sensitive to the accounting policies, measurement bases and estimates used by the Parent’s directors in preparing the half-yearly condensed consolidated financial statements. The principal accounting policies and measurement bases are indicated in Note 5 to the consolidated financial statements of 2012.

In the Group’s unaudited condensed consolidated financial statements as of June 30, 2013, estimates were occasionally made by the senior executives of the Parent and of the consolidated companies, later ratified by their directors, in order to quantify certain of the assets, liabilities, income, expenses and obligations reported herein. These estimates relate mainly to the following:

•	The measurement of goodwill arising on consolidation (see Note 4);

•	The useful life of the property, plant and equipment and intangible assets;

•	The evaluation of lawsuits, obligations and contingent assets and liabilities (see Note 14);

•	The appropriate allowances for doubtful debts, inventory obsolescence and product returns;

•	The necessary assumptions to determine the actuarial liability of retirement benefit obligations, in coordination with independent valuers (see Note 13);

•	The impairment losses on certain assets (see Notes 4, 5 and 6); and

•

The income tax expense, which, in accordance with IAS 34, is recognized in interim periods based on the best estimate of the weighted average tax rate expected by the Group for the full financial year.

Although these estimates were made on the basis of the best information available at 30 June, 2013 on the events analyzed, events that take place in the future might make it necessary to revise these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively in accordance with the requirements of IAS 8, recognizing the effects of the change in estimates in the related consolidated statements of profit and loss or consolidated statements of changes in equity, as appropriate.

In the six-month period ended 30 June 2013, there were no significant changes in the estimates made at 2012 year-end.

f) Contingent liabilities

Note 17 to the Group’s consolidated financial statements for 2012, 2011 and 2010 provides information on the contingent assets and liabilities at that date. In the six-month period ended 30 June 2013, there were no significant changes in the Group’s contingent liabilities.

g) Seasonality of the Group’s transactions

In view of the business activities in which the Group companies engage, their transactions are not cyclical or seasonal in nature. Therefore, no specific disclosures relating to the six-month period are included in these explanatory notes to the condensed consolidated financial statements.

h) Materiality

When determining the information to be disclosed in these explanatory notes on the various line items in the financial statements or on other matters, the Group took into account materiality in accordance with IAS 34, in relation to the condensed consolidated financial statements for the six-month period.

3. Changes in the scope of consolidation

On 24 January 2013, the Group sold one of its Irish subsidiaries (Colomer Realistic Professional Products, Ltd) to a third party for EUR 8,350 thousand. As a result of this transaction, the Group obtained a gain amounting to EUR 5,425 thousand, recognized under “Other Income and expenses” in the accompanying unaudited condensed consolidated financial statement of profit and loss for the six-month period ended 30 June 2013.

4. Goodwill

The detail of and changes in the accounts included in “Goodwill” during the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Cost
Beginning balance	136,971	142,889

Derecognition	—	(275)
Impairment losses recognized in income	(6,807)	(4,135)
Translation differences	671	(1,508)

Balance at the end of the period	130,835	136,971

On 30 March 2000 the Group acquired the professional business of Revlon, Inc. The related goodwill is presented as the difference between the acquisition cost of this business and the acquisition-date fair value of the assets and liabilities. The goodwill arising from other subsequent acquisitions is also included in this heading.

In order to assess possible impairment losses on goodwill, it was allocated to the Group’s cash generating units (CGU), mainly on the basis of the legal entity.

Presented below is a summary of the allocation at the CGUs level:

Thousands of euros
Legal entities (CGU)	Country	30.06.2013	31.12.2012
Colomer Beauty and Professional Products, S.L.	Spain	40,852	40,852
Roux Laboratories Inc., Colomer Beauty Brands Inc., and Creative Nail Design, Inc.	United States	83,601	82,930
Colomer Italy, S.p.A.	Italy	—	6,807
Colomer Sweden A.B.	Sweden	2,918	2,918
Colomer France, S.A.S.	France	1,432	1,432
Other entities		2,032	2,032

Total		130,835	136,971

The recoverable amount of a CGU is determined based on value in use calculations. These calculations use cash flow projections based on financial budgets approved by management and the predicted performance of the CGUs, based on prior years’ budgets. Cash flows beyond the five-year period are extrapolated using the following estimated growth rates and assumptions:

Main key assumptions used to calculate value in use

The assumptions used to calculate the value in use of the main CGUs were as follows:

•	Estimated cash flows for the following four years plus a perpetual return.

•	The growth rate used to extrapolate the future sales of the following four years was between 0% and 10% depends of each CGUs.

•	Growth of cash flows after the fifth year was 0%.

•	The gross margin was estimated on the basis of past performance and expectations regarding the evolution of the market.

•	The cash flows were discounted at different rates (WACC) for each CGU:

CGU	2013 (%)	2012 (%)
Colomer Beauty and Professional Products, S.L.	10,73	11,07
Roux Laboratories Inc., Colomer Beauty Brands Inc., and	9,59	9,13
Creative Nail Design, Inc.
Colomer Italy S.p.a.	11,67	11,66
Others (average)	10,09	9,99

Results of impairment tests conducted on goodwill

During the six-month period ended 30 June 2013 the result of the impairment tests amounted EUR 6.8 million, corresponding exclusively to the Italian CGU.

These impairment losses are included under “Other Income and Expenses” in the Consolidated Statements of Profit and Loss.

5. Other intangible assets

The detail of and changes in the accounts included in “Other Intangible Assets” and their related accumulated amortisation during the six-month period ended 30 June 2013 and 31 December 2012, were as follows:

	30.06.2013—Thousands of euros
	Patents and Trademarks	Computer Software	Intangible assets in the course of construction	Others	Total
Cost

Balance at 1 January 2013	18,231	14,299	1,971	1,285	35,786
Additions	28	19	1,890	153	2,090
Transfers	—	2,247	(2,247)	—	—
Translation differences	47	57	—	—	104

Balance at 30 June 2013	18,306	16,622	1,614	1,438	37,980

Accumulated amortization
Balance at 1 January 2013	(16,340)	(9,352)	—	(1,223)	(26,915)
Additions	(258)	(1,189)	—	(18)	(1,465)
Translation differences	(46)	(59)	—	2	(103)

Balance at 30 June 2013	(16,644)	(10,600)	—	(1,239)	(28,483)

Carrying amount at 30 June 2013	1,662	6,022	1,614	199	9,497

	31.12.2012—Thousands of euros
	Patents and Trademarks	Computer software	Intangible assets in the course of construction	Other	Total
Cost

Balance at 1 January 2012	17,838	10,957	2,483	1,285	32,563
Additions	523	115	2,794	—	3,432
Transfers	—	3,306	(3,306)	—	—
Translation differences	(130)	(79)	—	—	(209)

Balance at 31 December 2012	18,231	14,299	1,971	1,285	35,786

Accumulated amortization
Balance at 1 January 2012	(16,112)	(7,021)	—	(702)	(23,835)
Additions	(338)	(2,313)	—	(521)	(3,172)
Translation differences	110	(18)	—	—	92

Balance at 31 December 2012	(16,340)	(9,352)	—	(1,223)	(26,915)

Carrying amount at 31 December 2012	1,891	4,947	1,971	62	8,871

Patents and trademarks

The Group amortises patents and trademarks over an estimated useful life of five and ten years. The amortisation charge is included in “Selling, Marketing and Administration Costs” in the accompanying consolidated statement of profit and loss.

Computer software

Computer software consists mainly of SAP software, which is amortised over four years. The amortisation charge is included in “Selling, Marketing and Administration Costs” in the accompanying consolidated statement of profit and loss. Estimated useful life is reviewed each year.

Intangible assets in the course of construction

Intangible assets in the course of construction consist mainly of SAP software that the Group is developing for some subsidiaries of the Group. When the SAP software is finished is transferred to “computer software” caption. No borrowing costs are capitalized on this caption.

Other intangible assets

These consist mainly of customer portfolios. The Group is amortising these assets over a useful life of ten years, in accordance with the estimated time that they will contribute to the generation of future profits. The amortisation charge is included in “Selling, Marketing and Administration Costs” in the accompanying consolidated statement of profit and loss.

6. Property, plant and equipment

The detail of and changes in the accounts included in “Property, Plant and Equipment” and their related accumulated depreciation during the six-month period ended 30 June 2013 and 31 December 2012, were as follows:

	30.06.2013—Thousands of euros
	Land and buildings	Plant and machinery	Other fixtures, tools and furmiture	Property, plant and equipment in the course of construction	Total
Cost
Balance at 1 January 2013	37,943	62,179	11,475	3,400	114,997
Additions	71	77	96	632	876
Disposals	—	(235)	(41)	(30)	(306)
Transfers	4,141	893	(2,463)	(2,571)	—
Translation differences	615	287	(424)	28	506

Balance at 30 June 2013	42,770	63,201	8,643	1,459	116,073

Accumulated depreciation

Balance at 1 January 2013	(22,238)	(46,124)	(9,263)	—	(77,625)
Additions	(1,012)	(1,664)	(298)	—	(2,974)
Disposals	—	86	40	—	126
Transfers	(2,298)	—	2,298	—	—
Translation differences	(530)	(186)	351	—	(365)

Balance at 30 June 2013	(26,078)	(47,888)	(6,872)	—	(80,838)

Carrying amount at 30 June 2013	16,692	15,313	1,771	1,459	35,235

	31.12.2012—Thousands of euros
	Land and buildings	Plant and machinery	Other fixtures, tools and furmiture	Property, plant and equipment in the course of construction	Total
Cost
Balance at 1 January 2012	37,494	59,546	12,381	2,064	111,485
Additions	126	426	89	4,862	5,503
Disposals	(104)	(506)	(891)	—	(1,501)
Transfers	607	2,977	(82)	(3,502)	—
Translation differences	(180)	(264)	(22)	(24)	(490)

Balance at 31 December 2012	37,943	62,179	11,475	3,400	114,997

Accumulated depreciation
Balance at 1 January 2012	(20,406)	(43,412)	(9,527)	—	(73,345)
Additions	(1,932)	(3,085)	(951)	—	(5,968)
Disposals	—	437	803	—	1,240
Transfers	—	(382)	382	—	—
Translation differences	100	318	30	—	448

Balance at 31 December 2012	(22,238)	(46,124)	(9,263)	—	(77,625)

Carrying amount at 31 December 2012	15,705	16,055	2,212	3,400	37,372

At 30 June 2013 and 31 December 2012 certain property, plant and equipment items had been mortgaged to secure the syndicated credit facility entered into with certain banks, as described in Note 12.

The Group has taken out at 30 June 2013 and 31 December 2012 insurance policies to cover the possible risks to which its property, plant and equipment are subject, and considers that such coverage is sufficient.

There were no significant firm property, plant and equipment purchase commitments at 30 June 2013 and 31 December 2012.

7. Inventories

The detail of “Inventories” during the six-month period ended 30 June 2013 and 31 December 2012 was as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Raw materials and other supplies	17,162	13,370
Work in progress and semi-finished goods	3,724	3,110
Finished goods	37,566	36,518

	58,452	52,998

Allowance for obsolescence	(13,836)	(13,270)

Total	44,616	39,728

The changes in the allowance for obsolescence during the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Balance at January 1	(13,270)	(11,812)
Net charge for the period	(559)	(1,452)
Translation differences	(7)	(6)

Balance total	(13,836)	(13,270)

Inventories are expected to be recovered in full within less than 12 months.

8. Trade receivables

The details of “Trade Receivables” during the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013	31.12.2012
For sales and rendering of services	72,347	67,378
Allowance for doubtful receivables	(8,735)	(7,180)

Total	63,613	60,198

The changes in the allowance for doubtful receivables during the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Balance at 1 January	(7,180)	(5,396)
Charge for the period	(1,733)	(1,071)
Transfers	—	(1,527)
Amounts used	304	902
Translation differences	(126)	(88)

Balance Total	(8,735)	(7,180)

Credit risk

The Group does not have a significant concentration of credit risk, with exposure spread over a large number of customers, markets and geographical locations. However, the Group’s financial management regards this risk as key for the daily management of the business and focuses all efforts on ensuring proper control and supervision of developments in receivables and defaults, particularly in industries and markets where there is greater risk of insolvency.

The Company grants credit terms in the normal course of business to its customers. Trade Credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company does not normally require collateral or other security to support credit sales.

9. Financial assets—current and non-current

The detail of “Current Financial Assets” and “Non-Current Financial Assets” during the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013		31.12.2012
	Non-current	Current	Non-current	Current
Deposits given	1,176	—	1,112	—
Other accounts receivable	1,676	3,827	2,079	1,118
Advances to employees	—	244	90	200
Other	157	2,808	166	2,580

Total	3,009	6,879	3,447	3,898

At 30 June 2013 the amount recognized under “Other accounts receivables” related to a current and non-current receivable associated with the sale of the Irish subsidiary in January 2013 for a total amount EUR 8,350 thousand.

At 31 December 2012 the amount recognized under “Other amounts receivables” related to a current and non-current receivable associated with the sale of the Framesi trademark to a third party in 2009. The final due date of this account receivable was in 2014. Nevertheless, during the 2013 the Group signed an agreement with the client to anticipate and collect the full amount in advance.

10. Cash and cash equivalents

The detail of “Cash and Cash Equivalents” during the six-month period ended 30 June 2013 and 31 December 2012 was as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Cash on hand and at banks	20,069	21,481
Financial assets and short-term deposits of less than three months	4,583	7,855

Total	24,652	29,336

The average effective interest rate of the short-term deposits at banks was 1.26% in the six-month period ended 30 June 2013 (at 31 December 2012: 0.79%).

The average maturity of these deposits was 11.40 days (at 31 December 2012: 11.86 days).

11. Equity

Share capital

At 30 June 2013 and 31 December 2012, the share capital of The Colomer Group Participations, S.L consisted of 10,227 fully subscribed and paid shares of EUR 57.68 par value each.

All the Parent’s shares and those of some subsidiaries are securing the syndicated loan discussed in Note 12.

At 30 June 2013 and 31 December 2012, the only shareholder of the Parent with an ownership interest of 10% or more in the share capital was Beauty Care Professional Products Participations, S.A., which held an ownership interest of 82.02% in both periods.

On 1 March 2013 the Group changed the name of the dormant company Art & Science Salons, S.L. to TGC Warehousing, the share capital of which amounts to EUR 3,000.

At 9 October 2013, the shareholder structure of the Group changed (see Note 16).

Share premium

The share premium arose as a result of the capital increase approved by the shareholders and on which the managing body adopted a resolution on 27 March 2000. This share premium is unrestricted.

Legal reserve

Under current legislation 10% of net profit for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of the share capital. This reserve may not be distributed to the shareholders and may only be used to offset losses, provided that no other reserves are available. The balance recorded in this reserve may be used to increase capital.

At 30 June 2013 and 31 December 2012, the Group’s legal reserve had reached the legally stipulated level, amounts EUR 118 thousand for both periods.

Foreign currency translation reserves

This line item reflects the foreign currency translation differences arising from foreign operations from the date they joined the Group.

The detail of “Translation Differences” in the consolidated balance sheets at 30 June 2013 and 31 December 2012 was as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Subgroup Colomer USA	(7,000)	(7,802)
Colomer México, S.A. de CV	(3,582)	(3,642)
Colomer Canada, Ltd.	(347)	(304)
Colomer Andina, S.A.	(57)	(138)
Colomer Professional, Ltd.	(49)	(31)
Colomer Sweden, A.B.	292	332
Other	(262)	694

Total	(11,005)	(10,891)

Capital risk management

The Group manages its capital to ensure that all its investees can continue operating under the going-concern principle of accounting.

The Group is also committed to maintaining leverage in line with its growth, solvency and profitability objectives.

A portion of the Group’s financing is subject to the fulfillment of certain financial obligations relating to the maintenance of pre-established amounts in order to achieve certain financial ratios (see Note 12).

12. Bank borrowings

The detail of “Bank borrowings” for the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013		31.12.2012
	Non-current	Current	Non-current	Current
Bank borrowings	—	16,842	—	23,309
Other payables	674	—	674	—
Payables—discounted bills and loans drawn down	—	1,431	—	2,475

Total	674	18,273	674	25,784

On 21 December 2006, the Group entered into a long-term multi-currency syndicated financing agreement with Banco Bilbao Vizcaya Argentaria S.A., as the agent bank and lending entity and Banco Sabadell S.A., Barclays Bank S.A. and Caixabank as lending entities, for an amount of EUR 115,150 thousand and USD 60,536 thousand, the last maturity date of which is 21 December 2013.

This financing facility was drawn down on 18 January 2007 and was used for the early repayment of the debt of EUR 117,117 thousand at that date, relating to a syndicated financing facility entered into in previous years with Societé Générale, S.A. and other banks, and also to partially repay the subordinated loan entered into with shareholders for an amount of EUR 10,000 thousand.

The aforementioned syndicated financing agreement is subject to the Group’s fulfilment of certain financial obligations relating to maintaining re-established amounts to achieve certain financial ratios calculated on the basis of the figures in the Group’s unaudited condensed consolidated financial statements.

At the date of formal preparation of these unaudited condensed consolidated financial statements, all the obligations acquired with banks arising from this financing agreement were being met without exception.

In 2012 the Group repaid early a portion of the syndicated loan for an amount of EUR 10.5 million and also made an ordinary repayment of EUR 6.1 million.

Payables in connection with discounted bills and loans drawn down are used to finance the Group’s working capital transactions. The Group has a working capital financing line available of up to EUR 30 million, maturing in December 2013. At 30 June 2013 the capital of this financing line had not been drawn down (nor had it been drawn down at 31 December 2012).

At 30 June 2013 the interest rate on this financing line was Euribor + 0.975% (at 31 December 2012: Euribor + 0.975%).

The Group also has other bill discounting lines and loans drawn down maturing in the short term (renewable annually), the amount drawn down at 30 June 2013 being EUR 1.430 thousand (at 31 December 2012: EUR 2,475 thousand).

In the six-month period ended 30 June 2013, the Group paid a total of EUR 2,050 thousand as an ordinary payment and EUR 4,527 thousand as a voluntary payment.

The terms and conditions of this syndicated loan, of the payables in connection with discounted bills and loans drawn down, and those of the other financing received, are as follows:

	30.06.2013—Thousand of Euros
	Within 1 year	1-2 years	2-5 years	Total
Section EUR Euribor +0.975%	13,093	—	—	13,093
Tranche USD-LIBOR + 0.975%	3,749	—	—	3,749
Other debts	—	—	674	674
Debt Discounted bills and credits willing	1,431	—	—	1,431

Total	18,273	—	674	18,947

	31.12.2012—Thousand of Euros
	Within 1 year	1-2 years	2-5 years	Total
Section EUR Euribor +0.975%	16,059	—	—	16,059
Tranche USD-LIBOR + 0.975%	7,250	—	—	7,250
Other debts	—	—	674	674
Debt Discounted bills and credits willing	2,475	—	—	2,475

Total	25,784	—	674	26,458

The Group uses just two interest rate derivatives to manage its exposure to interest rate movements, mainly on its bank borrowings. The notional amounts of the contracts at 30 June 2013 amounted to EUR 39.6 million and at 31 December 2012 amounted to EUR 42.6 million. The derivative SWAP expires on 21 December 2017 and the derivative COLLAR on 21 December 2013.

The change in estimated fair value calculated using valuation techniques and recognized in income totaled a positive amount of EUR 979 thousand during the six-month period ended 30 June 2013 and at 2012 positive amount of EUR 464 thousand. These two derivatives are considered to be speculative instruments, since they do not qualify for hedge accounting.

In 2013 the Group has canceled in advance the swap and the collar (see Note 16).

13. Provisions for employee benefits

The Group provides the following types of obligations to its employees:

Long-term defined benefit obligations

The Group provides defined benefit plans to some of its employees subject to meeting certain labor conditions. There are several funds to choose from and the employee may update their investment selections at any time.

The expense recognized in the accompanying consolidated profit and loss account amounted to EUR 0.04 million for the six-month period ended 30 June 2013 (at 31 December 2012: EUR 0.4 million).

Long-term defined contribution obligations

The Group has undertaken to pay various defined contributions for its employees in several subsidiaries of the Group subject to some local requirements. These long-term defined contributions obligations can differ significantly depending of the subsidiary of the Group, but basically consist in a fix contribution of the employees fixed salary, between 3% and 10%, subject to meeting certain labor conditions.

The expense recognized in the accompanying consolidated profit and loss account amounted to EUR 0.4 million for the six-month period ended 30 June 2013 (at 31 December 2012: EUR 1.1 million).

Other long-term benefits

The balance of other long-term benefits consisted mainly of Colomer Italy, S.p.A’s obligation to its employees, TFR (benefit for termination of contracts), payable when the employment relationship ceases, irrespective of whether the termination is voluntary or not. Since 1 January 2007, pursuant to an amendment in the Italian legislation, the reserve recognized for TFR until 31 December 2006 has remained at the company and has been revalued in accordance with the parameters of Law 297/82 while the subsequent withholdings from each employee have been paid into the INPS (Italian social security-equivalent body) or to an individual external fund.

The detail of the provisions to cater for all the benefits to employees to 30 June 2013 and 31 December 2012 were as follows:

	Thousands of Euros
	30.06.2013	31.12.2012
Defined benefit obligations	1,041	908
Defined contribution obligations	635	949
Other long-term benefits	1,609	1,579

Total	3,285	3,436

The changes during the six-month period ended 30 June 2013 and 31 December 2012 in the provisions were as follows:

	30.06.2013—Thousands of Euros
	Defined Benefit Plans	Defined Contribution Plans	Other long-term benefits	Total
At 1 January 2013	908	949	1,579	3,436
Provisions recognized in income	40	375	30	445
Payments	(19)	(698)	—	(717)
Translation differences	112	9	—	121

At 30 June 2013	1,041	635	1,609	3,285

	31.12.2012—Thousands of Euros
	Defined Benefit Plans	Defined Contribution Plans	Other long-term benefits	Total
At 1 January 2012	5,438	851	1,570	7,859
Provisions recognized in income	382	1,123	43	1,548
Amounts derecognized	(1,322)	—	—	(1,322)
Payments	(452)	(921)	(34)	(1,407)
Translation differences	4	(104)	—	(100)
Reestimates recognized in other comprehensive income	96	—	—	96
Cancelation US plan	(3,238)	—	—	(3,238)

At 31 December 2012	908	949	1,579	3,436

In April 2012 the Group terminated the defined benefit pension plan at its US subsidiary.

14. Other provisions and contingent liabilities

The detail of “Other Provisions and Contingent Liabilities” and of their classification as current and non-current for the six-month period ended 30 June 2013 and 31 December 2012 were as follows:

	Thousands of euros
	30.06.2013		31.12.2012
	Non-Current	Current	Non-Current	Current
Sales Returns	—	1,032	—	871
Restructuring costs	—	403	—	907
Contingent payments arising on business combinations	—	7,645	—	7,579
Other provisions	6,120	267	6,976	985

Total	6,120	9,347	6,976	10,342

The changes during the six-month period ended 30 June 2013 and 31 December 2012 in the provisions were as follows:

	30.06.2013—Thousands of euros
	Sales returns	Restructuring costs	Contingent payments from Business combinations	Other provisions	Total
At 1 January 2013	871	907	7,579	7,961	17,318
Charge for the period	171	461	—	(955)	(323)
Amounts used	(4)	(965)	—	(637)	(1,606)
Translation Differences	(6)	—	66	18	78

At 30 June 2013	1,032	403	7,645	6,387	15,467

Non-current	—	—	—	6,120	6,120
Current	1,032	403	7,645	267	9,347

Total	1,032	403	7,645	6,387	15,467

	31.12.2012—Thousands of euros
	Sales returns	Restructuring costs	Contingent payments from Business combinations	Other provisions	Total
At 1 January 2012	1,509	531	7,730	18,304	28,074
Charge for the year	191	5,830	—	1,689	7,710
Amounts used	(1,011)	(5,457)	—	(12,083)	(18,551)
Translation Differences	182	3	(151)	51	85

At 31 December 2012	871	907	7,579	7,961	17,318

Non-current	—	—	—	6,976	6,976
Current	871	907	7,579	985	10,342

Total	871	907	7,579	7,961	17,318

Contingent payments arising on business combinations

This heading includes an amount payable of USD 10 million (EUR 7,645 thousand and EUR 7,579 thousand at 30 June 2013 and 31 December 2012 respectively), in connection with the achievement of a certain rate of internal return at the time of the Group’s sale by its shareholders, to Revlon, Inc. pursuant to the terms and conditions of the purchase agreement in 2000 (see Note 1).

Those conditions are met given the changes in the Group shareholding. Revlon, Inc. has decided to waive this amount (see Note 16).

Other provisions

a) Tax contingencies

On 23 July 2010 the Spanish tax authorities commenced an inspection of Colomer Beauty and Professional Products, S.L. and The Colomer Group Participations, S.L. for their main taxes in 2005 and 2006, as well as non-resident income tax for 2006 and 2007. Previously, the Spanish tax authorities had issued a tax assessment for the income tax for 2001 and 2004 of the Spanish companies for a total amount of EUR 2.9 million that the Group paid and appealed. On 26 October 2011 tax assessments, relating to the consolidated Spanish Group’s income tax and to non-resident income tax for 2006 and 2007 of Colomer Beauty and Professional Products, S.L., were issued and signed on a contested basis. At the beginning of 2012 the final decision on the assessments signed on a contested basis was received and in March 2012 the Group paid the amount of the assessments totaling EUR 3,427 thousand, which had been fully provisioned. Following the payment, the provision recorded previously was derecognized. On 22 February 2012 the Group filed economic-administrative claims with the Central Economic Administrative Tribunal (TEAC) against the aforementioned assessments.

To date, the process is still ongoing and therefore the Group has not received any resolution.

At 30 June 2013 the Group had recognized a provision of EUR 4,011 thousand to cover any possible tax contingencies (at 31 December 2012: EUR 4,499).

b) Minutes of competence

On 16 June 2008 the Spanish Competition Commission opened two proceedings against The Colomer Group Spain, S.L. and other Spanish companies in the industry for purported practices restricting competition, carried out over several years before 2008. One of the proceedings relates to a possible exchange of information in the professional hairdressers industry, through an industry association, STANPA, while another concerns possible price fixing among industry companies, based on a reduction in the size of containers in the gels sector.

In January 2010 the Spanish National Competition Commission Board issued a decision on the second proceeding, relating to the gels market, imposing fines on other companies charged and it was ordered that a new proceeding should be opened against The Colomer Group Spain, S.L. with a view to continue the investigations. This proceeding began on 10 February 2010 and on 18 June 2011 a decision was handed down imposing a fine of EUR 170 thousand on the Group. This fine was paid on 18 August 2011 and appealed against at the National Appellate Court. This amount has been recovered in 2013.

On 3 March 2011 the Spanish National Competition Commission issued a decision in respect of the first proceeding, concerning the professional hairdressers industry, ordering The Colomer Group Spain, S.L. and other industry companies to pay a fine for exchanging information in the professional hairdressers industry. The fine imposed by the Spanish National Competition Commission on The Colomer Group Spain, S.L. totaled EUR 8,739 thousand. The Parent’s directors considered that there were numerous substantive and procedural errors in the National Competition Commission’s decision and therefore decided to appeal against it at the Judicial Review Chamber of the National Appellate Court. In accordance with the accounting principle of prudence, at 31 December 2011 the Group had recognized a provision amounting to EUR 8,830 thousand. On 3 April 2012 the Group paid the fine totaling EUR 8,739 thousand and derecognized the provision. The fine was challenged in 2012 by the Group and at the current date the process is still ongoing.

The Group has also recognized EUR 2,130 thousand of long-term provisions to cover the possible termination benefits to be paid to the sales agents of the Group’s Italian subsidiary, as provided for in Italian employment legislation.

The Group’s subsidiaries are involved in various routine legal proceedings incident to the ordinary course of its business, including an alleged patent infringement lawsuit in the U.S.

The Parent’s directors and the Group’s external advisors do not consider that any further economic liabilities will arise from the aforementioned proceedings or that a higher fine than the amount provisioned will be imposed.

15. Balances and transactions with related parties and disclosures relating to the Parent’s shareholders and directors and Group executives

15.1 Balances and transactions

In connection with the acquisition of the “Professional Products” line of business from Revlon, Inc. on 29 March 2000, the shareholders granted the Parent a participating loan in US dollars to finance the transaction. This loan matures on 21 December 2014 and bears annual interest at Libor + 4%.

At 30 June 2013 the outstanding balance on this participating loan amounted to EUR 92,596 thousand (at 31 December 2012: EUR 89,613 thousand). During the six-month period ended 30 June 2013 the Group did not make early returns. In 2012 the Group made an early repayment of EUR 14 million.

During the six-month period ended 30 June 2013 and 2012, the interest expense of this loan was EUR 2,187 thousand and EUR 2,596 thousand, respectively.

In 2013 the new shareholder has subrogated this loan (see Note 16).

The balances that the Group had with Revlon Group at 30 June 2013 and 31 December 2012, were as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Accounts receivable	159	67
Accounts payable	(302)	(231)

Net	(143)	(164)

The transactions that the Group had with Revlon Group during the six-month period 2013 and 2012, were as follows:

	Thousands of euros
	2013	2012
Royalties paid	(456)	(377)
Net sales	254	300

Net	(202)	(77)

15.2 Remuneration of the Group’s directors and senior executives (key management personnel)

The remuneration paid to the Key management personnel and Group’s Director, was as follows:

	Thousands of euros
	30.06.2013	31.12.2012
Total senior executives	2,618	6,452
Total Group’s Director	59	192

Total	2,677	6,644

During the six-month period ended 30 June 2013 “Total Senior Executives” has not included any amount of termination benefits paid to executives who left the Company. In 2012 “Total Senior Executives” included EUR 0.3 million of termination benefits paid to executives who left the Company.

The remaining remuneration paid in 2013 and 2012 related exclusively to wages and salaries.

During the six-month period ended 30 June 2013 and 2012 the Group made contributions of EUR 0.1 million each period to defined contribution plans for the directors and senior executives.

During the six-month period ended 30 June 2013, the loans granted to the Group’s Key management personnel amounted to EUR 0.1 million (at 31 December 2012: Same amount), and are included under “Current Financial Assets”. These loans mature on the date of the executives’ retirement and do not bear interest.

The loans granted to the Group’s Board of Directors or to parties related thereto amounted to EUR 0.6 million (granted during the six-month period ended 30 June 2013), and are included under “Current Financial Assets”, (in 2012, same amount). These loans mature when there is a change in shareholder structure and do not bear interest. On October 2013 these loans were repaid to the Group.

16. Events after the reporting period

On 12 July 2013, the Group repaid early the entire syndicated loan which at 31 December 2012 was still outstanding in an amount of EUR 23,319 thousand. Additionally, on 16 July 2013 the Group obtained new financing from several banks for a maximum amount of EUR 120,000 thousand maturing in January 2015, against which no amounts have been drawn down. On 9 October 2013 this new financing was prepaid early without being used by the Group at any time.

On 25 July 2013, the Group received a court judgment on the appeal against a tax penalty relating to the years 2001 to 2004 in respect of the Spanish income tax of those years. In the aforementioned judgment, the court found in favour of the Group and against the Spanish tax authorities. The penalty referred to in the appeal won by the Group amounted to EUR 2.9 million and had already been paid by the Group and, therefore, no provision had been recognized in that connection (see note 14). In addition, a provision for EUR 1.4 thousand had been recognized for the same item for the years from 2005 to date. However, the tax authorities have appealed against this latest judgment and the Group is awaiting a final judgment on this new appeal.

On 3 August 2013, with effective date 9 October 2013, Revlon Consumer Products Corporation (subsidiary of Revlon, Inc.) acquired from the former shareholders (Beauty Care Professional Products Participations, S.A. (“BCPPP”), Romol Hair & Beauty Group, S.L. (“Romol”), Norvo, S.L. (“Norvo”) and Staubinus España, S.L. (“Staubinus”)) all the shares of the Parent, The Colomer Group Participations, S.L. and, accordingly, the entire ownership interest in its subsidiaries, for USD 664.5 million. Accordingly, Revlon Consumer Products Corporation is now the Parent’s sole shareholder. At the same date, Revlon Consumer Products Corporation waived the amount payable of USD 10 million (see Note 14) and subrogated the shareholders loan (see Note 15).

On October 2013, the Group canceled in advance the swap and the collar described in Note 27 for a total amount of EUR 1.9 million. No other derivative financial instruments exist.

Appendix

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 30 June 2013

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer Beauty and Professional Products, S.L.	Barcelona, Spain	1	0%	100%	104,744
Colomer Italy, S.p.A.	Bologna, Italy	1	100%	0%	22,095
Colomer Mexico S.A. de C.V.	Mexico DF, Mexico	1	65.08%	34.92%	16,429
Roux Laboratorios, Inc.	Jacksonville, USA	1	0%	100%	(50,967)
Colomer Beauty Brands, Inc.	Denver, USA	2	0%	100%	89,166
Creative Nail Design, Inc.	Vista, USA	2	0%	100%	96,510
Colomer France SAS	Paris, France	2	0%	100%	4,358
Colomer Portugal-Produtos Cosmeticos e Prof., Ltda.	Lisbon, Portugal	2	0%	100%	1,678
Colomer Professional, Ltd.	Dublin, Ireland	2	0%	100%	6,464
Colomer Germany, GmbH.	Düsseldorf, Germany	2	100%	0%	5,985
Colomer Netherlands B.V.	Almere, Netherlands	2	100%	0%	259
Colomer Canada Ltd.	Mississauga, Canada	2	100%	0%	1,587
Colomer Denmark A/S	Copenhagen, Denmark	2	0%	100%	324
Colomer Andina S.A.	Lima, Peru	2	0%	100%	(1,144)
Colomer Sweden AB	Gothenburg, Sweden	2	100%	0%	1,869
Colomer Rus, CJSC	Moscow, Russia	2	0%	99.98%	758
Professional Beauty Services, S. A.	Luxembourg, Luxembourg	2	100%	0%	324
Mota Diagonal, S.L.	Barcelona, Spain	3	0%	100%	(64)
Art & Science, Ltd.	Chicago, USA	3	0%	100%	40
The Colomer Group Spain, S.L.	Barcelona, Spain	4	100%	0%	33,223
Colomer France Holding SAS	Paris, France	4	34.37%	65.63%	1,892
Colomer USA, Inc.	Jacksonville, USA	4	100%	0%	(30,447)
American Crew Dominicana, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	85%	—

Appendix

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 30 June 2013

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer UK, Ltd. (dormant)	London, UK	5	100%	—	—
TCG Warehousing, S.L.	Barcelona, Spain	2	0%	100%	(1.064)
Comercializadora Brendola S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	94%	—

Line of Business

1. Manufacture and marketing of hairdressing products, cosmetics and fragrances,

2. Marketing of products manufactured by companies belonging to The Colomer Group

3. Management of hairdresser chains

4. Holding company

5. Dormant company

Appendix

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2012

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer Beauty and Professional Products, S.L.	Barcelona, Spain	1	0%	100%	104,946
Colomer Italy S.p.A.	Bologna, Italy	1	100%	0%	22,816
Colomer Mexico S.A. de C.V.	Mexico DF, Mexico	1	65.08%	34.92%	15,640
Roux Laboratorios, Inc.	Jacksonville, USA	1	0%	100%	*
Colomer Beauty Brands, Inc.	Denver, USA	2	0%	100%	*
Creative Nail Design, Inc.	Vista, USA	2	0%	100%	*
Colomer France SAS	Paris, France	2	0%	100%	2,698
Colomer Portugal-Produtos Cosmeticos e Prof. Ltda.	Lisbon, Portugal	2	0%	100%	1,629
Colomer Professional, Ltd.	Dublin, Ireland	2	0%	100%	9,456
Colomer Realistic Professional Products, Ltd.	Dublin, Ireland	2	99.99%	0.01%	(8,459)
Colomer Germany GmbH	Düsseldorf, Germany	2	100%	0%	5,492
Colomer Netherlands B.V.	Almere, Netherlands	2	100%	0%	233
Colomer Canada Ltd.	Mississauga, Canada	2	100%	0%	263
Colomer Denmark A/S	Copenhagen, Denmark	2	0%	100%	(366)
Colomer Andina, S.A.	Lima, Peru	2	0%	100%	(618)
Colomer Sweden AB	Gothenburg, Sweden	2	100%	0%	1,247
Colomer Rus CJSC	Moscow, Russia	2	0%	99.98%	579
Professional Beauty Services, S.A.	Luxembourg, Luxembourg	2	100%	0%	187
Mota Diagonal, S.L.	Barcelona, Spain	3	0%	100%	(58)
Art & Science, Ltd.	Chicago, USA	3	0%	100%	*
The Colomer Group Spain, S.L.	Barcelona, Spain	4	100%	0%	31,845
Colomer France Holding SAS	Paris, France	4	34.37%	65.63%	240
Colomer USA, Inc.	Jacksonville, USA	4	100%	0%	67,358 *
American Crew Dominicana, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	85%	—

Appendix

THE COLOMER GROUP PARTICIPATIONS, S.L. AND SUBSIDIARIES

List of Subsidiaries

At 31 December 2012

Company name	Location	Line of business	% Participation Directly	% Participation Indirectly	Total Equity (Thousands of Euros)
Colomer UK, Ltd. (dormant)	London, U.K.	5	100%	—	—
Art & Science Salons, S.L. (dormant)	Barcelona, Spain	5	0%	100%	—
Comercializadora Brendola, S.A. (dormant)	Santo Domingo, Dominican Republic	5	0%	94%	—

Line of Business

1. Manufacture and marketing of hairdressing products, cosmetics and fragrances,

2. Marketing of products manufactured by companies belonging to The Colomer Group

3. Management of hairdresser chains

4. Holding company

5. Dormant company

*	The equity of the U.S. subgroup is presented on a consolidated basis.

$500,000,000

Revlon Consumer Products Corporation

Offer to Exchange

$500,000,000 5.75% Senior Notes due 2021

(CUSIP Nos. 761519BC0 and U8000EAH2)

for

$500,000,000 5.75% Senior Notes due 2021

(CUSIP No. 761519BD8)

that have been registered under the Securities Act

PROSPECTUS

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 210 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until February 20, 2014 dealers that effect transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

November 22, 2013